As filed with the Securities and Exchange Commission on August 17, 2007
SEC File No. 333-144357
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1/A

Amendment No. 1 to

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Clearwire Corporation
(Exact name of registrant as specified in its charter)

Delaware	4899	56-2408571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Broady R. Hodder
Vice President and General Counsel
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Marcus J. Williams
Ryan J. York
Davis Wright Tremaine LLP
1201 Third Avenue
Suite 2200
Seattle, Washington 98101
Tel. (206) 622-3150
Fax (206) 757-7700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of Securities	Aggregate	Amount of
to be Registered	Offering Price(1)(2)	Registration Fee(4)
Class A common stock, par value $0.0001(3)	$369,683,963	$11,349.26

(1)	All 14,973,024 shares of Class A common stock issuable on exercise of warrants registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such number of additional shares of Class A common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced below

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices per share of our common stock, as reported on the Nasdaq Global Select Market, on July 2, 2007 ($24.69).

(3)	Represents shares of Class A common stock issuable upon the exercise of warrants held by the selling stockholders.

(4)	Pursuant to Rule 457(a) under the Securities Exchange Act of 1934, the registration fee is offset by the registration fee previously paid by Clearwire in the amount of $11,014.36 with respect to unsold shares of common stock registered under the Registration Statement on Form S-1 (Registration No. 333-144357) filed on July 5, 2007.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 17, 2007

PROSPECTUS

 14,973,024 Shares
Clearwire Corporation

Class A Common Stock

This prospectus relates to the resale of an aggregate of up to 14,973,024 shares of our Class A common stock issuable upon exercise of warrants that we issued to the selling stockholders in connection with debt financing transactions in August 2005 and February 2006. The selling stockholders are prohibited from selling, offering to sell, contracting or agreeing to sell, hypothecating, hedging, pledging, granting options to purchase or otherwise disposing or agreeing to dispose, directly or indirectly, of any shares issuable upon exercise of the warrants until the expiration of contractual holdback arrangements on September 3, 2007 or as may be extended under the terms of the registration rights agreement. After such expiration, the selling stockholders identified in this prospectus may, upon exercise of the warrants, sell for their own account the shares of Class A common stock underlying the warrants. We are required to file this registration statement, of which this prospectus is a part, under the terms of a Registration Rights Agreement dated August 5, 2005 with the selling stockholders to register for resale the shares of Class A common stock underlying the warrants.

We will not receive any proceeds from the sale of the shares of Class A common stock by the selling stockholders. We will receive proceeds equal to the exercise price of any warrants held by the selling stockholders which are exercised for cash, but will receive no cash to the extent such warrants are exercised using applicable net issue exercise provisions.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “CLWR.” On August 15, 2007, the closing price of our Class A common stock as reported on the Nasdaq Global Select Market was $23.52 per share.

Investing in our Class A common stock involves risks that are described in “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the Class A common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

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SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical consolidated financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to “Clearwire, “the Company,” “we,” “our,” or “us” refer to Clearwire Corporation and its consolidated subsidiaries.

Our Company

We build and operate next generation wireless broadband networks that enable fast, simple, portable, reliable and affordable Internet communications. Our wireless broadband networks cover entire communities and deliver a high-speed Internet connection that not only creates a new communications path into the home or office, but also provides a broadband connection anytime and anywhere within our coverage area. We intend to evolve our network and the services we provide to facilitate a greater range of mobile communications services than we currently offer.

Our current service is both competitive with and complementary to existing wireline and wireless networks. Our subscribers may access the same rich content, applications and services as subscribers of wireline broadband services, while also experiencing much of the freedom and flexibility that large scale wireless networks enable. We believe our network combines some of the best features of cellular, cable modem, digital subscriber line, or DSL, and wireless fidelity, or WiFi, networks into a single service offering that legacy networks do not currently match. As our capabilities evolve, we also expect to develop and offer additional innovative and differentiated products and services. Our recently introduced voice over Internet protocol, or VoIP, telephony service is one example of a service that complements our current wireless broadband offering. Our current wireless broadband Internet access service is:

•	Fast. We offer connectivity speeds that typically exceed cellular networks and are competitive with wireline broadband offerings.

•	Simple. Our services are easy to acquire and use, with no software or professional installation typically required.

•	Portable. Unlike wired networks, our customers can access our network from anywhere within our coverage area.

•	Reliable. We use licensed radio frequencies, or spectrum, which enables us to minimize interference common on certain wireless networks that use unlicensed or shared radio frequencies.

•	Affordable. We offer a value proposition that is competitive while recognizing the unique benefits of our service offerings.

We were founded by telecommunications pioneer Craig O. McCaw, our Chairman, in October 2003, and we launched our first market in August 2004. By June 30, 2007, we offered our services to more than 11.6 million people in the United States and Europe. As of June 30, 2007, our network in the United States is deployed in 40 markets across more than 425 municipalities and covers an estimated 10.0 million people. Our markets range from major metropolitan areas to small, rural communities, and all sizes in between. As of June 30, 2007, we also offered our wireless broadband services in Ghent and Brussels, Belgium and Dublin, Ireland, where our network covers approximately 1.6 million people.

Subscribers have rapidly adopted our services as we have grown from approximately 1,000 wireless broadband Internet subscribers as of September 30, 2004 to approximately 299,000 as of June 30, 2007. We believe that substantially all of the households we cover have access to cable modem and/or DSL Internet services, leading us to conclude that our rapid subscriber growth rates reflect the mass market appeal and robust customer demand for our differentiated services, even in the presence of highly competitive wireline broadband alternatives.

Our advanced wireless broadband network currently relies on network infrastructure equipment that is based on proprietary non-line-of-sight, or NLOS, Orthogonal Frequency Division Multiplexing, or OFDM, technologies. We have committed to deploy networks based on the IEEE mobile Worldwide Interoperability of Microwave Access 802.16e-2005, or mobile WiMAX, standard once mobile WiMAX equipment is commercially available and meets our requirements. As with our current network infrastructure equipment, we expect mobile WiMAX to support fixed, portable and mobile service offerings using a single network architecture. In addition, as mobile WiMAX is a standards-based technology, we expect manufacturers eventually to offer a number of handheld communications and consumer electronic devices that will be enabled to communicate using our mobile WiMAX network, including notebook computers, ultramobile personal computers, or PCs, personal data assistants, or PDAs, gaming consoles, MP3 players, and other handheld devices. However, because mobile WiMAX technologies have not yet become commercially available, we cannot assure you that we will be able to deploy mobile WiMAX technologies in our network or that mobile WiMAX will be competitive with other available technologies.

In addition, we and Intel Corporation, or Intel, have agreed to jointly develop, promote and market a mobile WiMAX service offering as a co-branded service available only over Clearwire’s mobile WiMAX network in the United States. This service will target users of notebook computers, ultramobile PCs, and other mobile computing devices containing Intel microprocessors.

We are an early stage company, and as such we are investing heavily in building our network and acquiring other assets necessary to expand our business. As a result, we have a history of operating losses and expect to have significant losses in the future. As of June 30, 2007, our accumulated deficit was approximately $669.3 million, and our total indebtedness was approximately $754.8 million. We believe our cash and short-term investments afford us adequate liquidity for at least the next 12 months, although we may raise additional capital or refinance existing indebtedness during this period if acceptable terms are available. We expect to require substantial additional capital in the long-term to fund our business and our success and viability will depend on our ability to raise additional capital on reasonable terms.

Industry

We believe the U.S. broadband market offers significant long-term growth potential. According to IDC’s U.S. Broadband Services 2006-2010 Forecast (September 2006), the U.S. residential broadband market is expected to grow at a 14.3% compound annual growth rate between 2006 and 2010. According to that same report and IDC’s June 2006 Internet Commerce Market Model, Version 10.2, broadband penetration is expected to exceed 68% of U.S. households by 2010, up from 36% in 2005, as dial-up subscribers migrate to broadband connectivity and people with no Internet access become broadband subscribers. Based on those same reports, the worldwide broadband market is expected to experience similar growth trends. In its November 2006 Worldwide WiMAX Forecast, Gartner Dataquest estimates that the size of the North American WiMAX market will increase from approximately 30,000 connection installed bases in 2006 to 21.2 million in 2011, and the worldwide market will increase from 180,000 connection installed bases in 2006 to 84.8 million in 2011. In addition to growing broadband demand, the rapid growth of mobile email products, as well as sales of notebook computers and ultramobile PCs, leads us to believe that subscribers will increasingly favor Internet access that provides for the portability offered by our existing network and, once commercially deployable, the mobility offered by WiMAX.

As wireless broadband becomes more widely available, we believe demand for mobile applications will dramatically increase, including demand for email, web browsing, VoIP telephony, streaming audio and video, video conferencing, gaming, e-commerce, music and video downloading and file transfers. For instance, the

U.S. VoIP-based broadband telephony market is expected to grow from 4.3 million households in 2005 to 22.5 million households by 2010, according to Jupiter Research’s Broadband/Voice Over IP (September 2006) report, representing approximately a 39% compound annual growth rate. The worldwide VoIP telephony market is expected to experience similar growth trends, according to iSuppli’s August 2006 Wired Communications Topical Report.

Competitive Strengths

Our business is characterized by the following competitive strengths:

•	Differentiated Services. We offer our subscribers competitively priced services that combine speed, simplicity, portability and reliability. We believe that DSL, cable and cellular networks do not deliver all of these characteristics in a single service offering. While many companies around the world have announced their intention to test and/or deploy WiMAX or mobile WiMAX networks, including some companies that currently operate PCS or cellular networks, we believe our business model is unique. Nevertheless, we may compete with companies in certain of our markets that adopt technologies and/or business models that are substantially similar to ours, and some of these competitors may be better established and have greater resources than we do.

•	Attractive Spectrum Position. We use licensed spectrum, which allows us to minimize the interference common to many networks that use unlicensed spectrum, including WiFi networks. The supply of licensed spectrum is limited, creating significant barriers to entry for competing wireless services. We believe that we have the second largest spectrum position in the 2.5 GHz (2495-2690 MHz) band in the United States. As of June 30, 2007, assuming we complete all pending spectrum acquisitions and leases, our spectrum portfolio in the United States included approximately 14.2 billion MHz-POPs, an industry metric that represents the amount of spectrum in a given area, measured in MHz, multiplied by the estimated population of that areas. In Europe, as of June 30, 2007, we held approximately 8.7 billion MHz-POPs of spectrum, predominantly in the 3.5 GHz band. We plan to continue acquiring spectrum in markets that we believe are attractive for our service offerings. If demand increases for spectrum rights, our spectrum acquisition costs may increase, which may place competitors with greater capital resources at an advantage over us.

•	Efficient Economic Model. We believe our economic model for deploying our services is based on replicable and scalable individual market builds, allowing us to repeat our build-out processes as we expand. Once our network is deployed, we are typically able to leverage our fixed costs over an increasing number of subscribers. We believe our model requires lower fixed capital and operating expenditures relative to other wireless and wireline broadband service providers.

•	World-Class Management Team. Regarded as a pioneer and leader in the wireless communications industry, Mr. McCaw has been an active entrepreneur, operator and investor in the industry for more than 35 years. In addition to Mr. McCaw, our senior management team consists of a core group of eight senior executives, who together average almost 23 years of experience in or serving the communications and technology industries with companies such as McCaw Cellular, AT&T Wireless, Nextel Communications, Nextel Partners, Intel and others.

•	Strong Strategic Relationships. We have key strategic relationships with three industry leaders, Intel, Motorola and Bell Canada, which, directly or through their affiliates, have invested a total of approximately $1.1 billion in our equity securities. We believe our strategic relationships with Intel, Motorola and Bell Canada place us in an advantageous position with respect to access to equipment, deployment of mobile WiMAX and development of other value added services, such as VoIP telephony. We currently depend on these strategic relationships to provide equipment that meets our requirements on a timely basis. If the equipment is not available on a timely basis, our ability to execute our business strategy and operate our business may be impaired.

Business Strategy

We intend to continue to grow our business by pursuing the following strategies:

•	Deploy our service broadly and increase our subscriber base rapidly. We intend to deploy our network throughout the United States and internationally in markets that we find attractive. We believe that this broad deployment will enable us to rapidly increase our subscriber base. We are contractually committed to use commercially reasonable efforts to deploy mobile WiMAX networks in the United States if and when that technology meets certain requirements. If this occurs, we expect to deploy mobile WiMAX networks in our new markets in the United States and in other countries and, over time, migrate our existing markets to the same technology.

•	Build our spectrum position. We intend to continue acquiring spectrum in the United States and in other countries, thereby increasing the number of markets in which we are able to offer our services.

•	Enhance portability and mobile service offerings. We will continue to focus on enhancing the portability of subscriber equipment and to work with vendors to introduce devices that will allow us to offer fully mobile services, whether based on our existing Expedience network or on our planned mobile WiMAX network. Following FCC approval, which we received in May 2007, we intend to introduce a PC Card for our Expedience network in the second half of 2007 that will facilitate greater mobile access to our services. We further believe that commercial deployment of mobile WiMAX will lead to the development and availability of mobile products that are compatible with our planned mobile WiMAX network.

•	Offer premium value added services. We intend to generate incremental revenues, leverage our cost structure and improve subscriber retention by offering a variety of premium services. As of June 30, 2007, we offered VoIP telephony services in 28 markets, and plan to expand this offering to other markets in the future. We also plan to offer other premium services and applications, which may include WiFi hotspots, public safety services, security services, and subscription-based technical support. We believe that our planned mobile WiMAX deployment will enable us to offer additional premium services that take advantage of the capabilities of this technology.

Recent Developments

On March 13, 2007, we sold 24,000,000 shares of our Class A common stock in an initial public offering at a gross price of $25.00 per share. The net proceeds of the initial public offering were approximately $555.2 million, which are being used for market and network expansion, spectrum acquisitions and general corporate purposes. These shares trade on the Nasdaq Global Select Market under the symbol “CLWR.”

On May 29, 2007, we acquired all of the 2.5GHz spectrum held by AT&T for an aggregate purchase price of $300 million, increasing our spectrum holdings by over 1.7 billion MHz-POPs in the southeastern United States.

On July 3, 2007, we entered into a senior term loan facility providing for loans of up to $1.0 billion. We borrowed $379.3 million under the senior term loan facility on the date of closing and repaid our obligations under our $125.0 million term loan, the fees and costs attributable to the senior term loan facility and the remainder will be used for general working capital purposes. The new senior term loan facility provides for quarterly principal payments, with the remaining balance due on July 3, 2012. In general, borrowings under the new senior term loan facility bear interest based, at our option, at either the Eurodollar rate or an alternate base rate, in each case plus a margin. The initial rate of interest for borrowings under the new senior term loan facility is the Eurodollar rate plus 6.00% or the alternate base rate plus 5.00%, with interest payable quarterly with respect to alternate base rate loans, and with respect to Eurodollar loans, interest is payable in arrears at the end of each applicable period, but at least every three months. We borrowed the remaining amount of approximately $620.7 million under the senior term loan facility on August 15, 2007, to retire our senior secured notes due 2010. On August 15, 2007 we redeemed the senior secured notes due 2010 for a price of 102.5% of the aggregate principal amount outstanding of approximately $620.7 million plus accrued and unpaid interest to the date of redemption and the remaining portion of the interest escrow.

In connection with the repayment of our prior term loan and the retirement of our senior secured notes due 2010, we expect to record charges from debt restructuring that may be material in the third quarter of 2007.

On July 19, 2007 we entered into a letter of intent with Sprint Nextel Corporation, or Sprint, under which the parties agreed to jointly construct a nationwide broadband network using WiMAX technology and promote development of WiMAX-based services. We and Sprint expect to build our respective portions of the nationwide network and enable roaming between the respective territories. We will also work jointly on product and service evolution, shared infrastructure, branding, marketing and distribution. The arrangement involves an exchange of selected 2.5 GHz spectrums in various markets. The arrangement is subject to the execution of definitive agreements. It is also subject to review by the Department of Justice, approval of spectrum license assignments and transfers by the Federal Communications Commission, and other closing conditions.

General Information About This Prospectus

Clearwire®, ClearBusiness®, ClearPremium®, ClearClassic® and ClearValue® are registered trademarks of Clearwire. NextNet® and Expedience® are registered trademarks of NextNet Wireless, Inc., a wholly-owned subsidiary of Motorola, Inc. All other trademarks, service marks and trade names referred to in this prospectus are the property of their respective owners.

Our Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 4400 Carillon Point, Kirkland, Washington 98033, and our telephone number is (425) 216-7600. Our website address is http://www.clearwire.com. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

Unless otherwise indicated, all of the share numbers and per share prices in this prospectus give effect to a reverse stock split that became effective on March 1, 2007. Upon the effectiveness of the reverse split, every three shares of our Class A common stock were combined into one share of Class A common stock and every three shares of our Class B common stock were combined into one share of Class B common stock. The shares of Class A common stock issuable on exercise of the warrants and the exercise price were subject to a proportionate adjustment. As used in this prospectus, the term “common stock” means our Class A common stock and the term “capital stock” means our Class A and Class B common stock, unless otherwise specified.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. Before investing in our common stock you should consider carefully the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.

Risks Relating to Our Company

We are an early stage company, we have a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

We have only recently begun to implement our business strategy, and we amended that strategy significantly in connection with our sale of NextNet and our entry into commercial agreements with Intel and Motorola in August 2006. We have recorded a net loss in each reporting period since our inception. Our net loss for the six months ended June 30, 2007 and 2006, was approximately $210.7 million and $132.1 million, respectively. Our accumulated deficit at June 30, 2007 was approximately $669.3 million. In addition, we entered into a $1.0 billion senior term loan facility on July 3, 2007 which permitted the repayment of our $125.0 million term loan and the redemption of our $620.7 million in senior secured notes. In connection with the repayment of our prior term loan and the retirement of our senior secured notes due 2010, we expect to record charges from debt restructuring that may be material in the third quarter of 2007. As Clearwire is at an early stage of development, we cannot anticipate with certainty what our earnings, if any, will be in any future period. However, we expect to incur significant net losses as we develop and deploy our network in new and existing markets, expand our services and pursue our business strategy. We intend to invest significantly in our business before we expect cash flow from operations will be adequate to cover our anticipated expenses. In addition, at this stage of our development we are subject to the following risks:

•	our results of operations may fluctuate significantly, which may adversely affect the value of an investment in our common stock;

•	we may be unable to develop and deploy our network, expand our services, meet the objectives we have established for our business strategy or grow our business profitably, if at all;

•	it may be difficult to predict accurately our key operating and performance metrics because of our limited operating history; and

•	our network and related technologies may fail or the quality and number of services we are able to provide may decline if our network operates at maximum capacity for an extended period of time.

If we are unable to execute our business strategy and grow our business, either as a result of the risks identified in this section or for any other reason, our business, prospects, financial condition and results of operations will be materially and adversely affected.

If we do not obtain additional financing, our business prospects, financial condition and results of operations will be adversely affected.

We believe our cash, cash equivalents and marketable securities together with the incremental cash provided by our new senior term loan facility, afford us adequate liquidity for at least the next 12 months, although we may raise additional capital during this period if acceptable terms are available. As of June 30, 2007 we had pending contracts to acquire additional spectrum requiring future payments of approximately $29.5 million. We expect to enter into additional spectrum acquisition agreements in the future. We also expect to require substantial additional capital in the long-term to fund our business, and our success and viability will depend on our ability to raise additional capital on reasonable terms.

The amount and timing of our long-term capital needs will depend on the extent of our network deployment, which we may adjust based on available capital and, to a lesser degree, based on the schedule on which mobile WiMAX technologies become available, which factors are difficult to estimate at this time. We may not be able to secure adequate additional financing when needed on acceptable terms or at all. To execute our business strategy, we may issue additional equity securities in public or private offerings, potentially at a price lower than the market price of our common stock at the time of such issuance. We may seek additional debt financing, in the short-term and the long-term, and, as a result, will likely incur significant interest expense. Our existing level of debt may make it more difficult for us to obtain this debt financing, may reduce the amount of money available to finance our operations and other business activities, may expose us to the risk of increasing interest rates, may make us more vulnerable to general economic downturns and adverse industry conditions, and may reduce our flexibility in planning for, or responding to, changing business and economic conditions. We also may decide to sell additional debt or equity securities in our domestic or international subsidiaries, which may dilute our ownership interest in or reduce or eliminate our income, if any, from those entities. If we cannot secure sufficient additional funding we may forego strategic opportunities or delay, scale back and eliminate network deployments, operations, spectrum acquisitions and investments.

We have committed to deploy a wireless broadband network using mobile WiMAX technologies under certain circumstances, even if there are alternative technologies available in the future that would be technologically superior or more cost effective.

Under the terms of our strategic collaboration agreement with Intel, we have committed to use commercially reasonable efforts to deploy a mobile WiMAX based network once mobile WiMAX equipment is commercially available and satisfies certain technical performance criteria. While vendors currently expect mobile WiMAX equipment to be commercially available in the fourth quarter of 2007, we cannot assure you that commercial quantities of mobile WiMAX equipment meeting our requirements will be available on this schedule or that they will be successfully developed at all. Other competing technologies may be developed that have advantages over mobile WiMAX, and operators of other networks based on these competing technologies may be able to deploy their networks at a lower cost than that incurred in deploying a mobile WiMAX network, which may allow those operators to compete more effectively. Additionally, if other network operators do not adopt and deploy mobile WiMAX, equipment manufacturers may be unwilling to invest the time and money necessary to develop infrastructure equipment and end user devices that meet our business needs. Furthermore, we are depending on the widescale deployment of mobile WiMAX networks to drive an adequate volume of demand which we expect will support reasonably priced equipment. As a result, our commitment to deploy mobile WiMAX technology on our network may lead to problems acquiring new subscribers and dissatisfaction among our existing subscribers, either of which would harm our prospects, financial condition and results of operations.

Additionally, mobile WiMAX may not perform as we expect, or as well as our existing Expedience technology, and therefore we may not be able to deliver the quality or types of service we expect. We also may discover unanticipated costs associated with deploying and maintaining our network or delivering services we must offer in order to remain competitive. These risks could reduce our subscriber growth, increase our costs of providing services or increase our churn. Churn is an industry term we use to measure the rate at which subscribers terminate service. We calculate this metric by dividing the number of subscribers who terminate their service in a given month by the average number of subscribers during that month, in each case excluding those who subscribe for and terminate our service within 30 days for any reason or in the first 90 days of service under certain circumstances.

We face risks from entering into a letter of intent with Sprint to commit to jointly constructing and operating a nationwide WiMAX network.

On July 19, 2007, we entered into a letter of intent with Sprint Nextel Corporation, or Sprint to jointly construct the first nationwide mobile broadband network using mobile WiMAX technology, which remains subject to the execution of definitive agreements. We can offer no assurance that definitive agreements will be executed on acceptable final terms to both parties, or at all. If the parties enter into definitive agreements, such agreements will be subject to a number of closing conditions, including FCC approval and the expiration of any applicable HSR waiting period. Thus, even if definitive agreements are signed, we can offer no assurance that the transactions contemplated by such agreements will ever be completed. Finally, if the transactions contemplated by such agreements are completed, the expected benefits from the transactions and the resulting changes to our business plan may not be fully realized, or may take longer to realize than expected.

If third parties fail to develop and deliver the equipment that we need for both our existing and future networks, we may be unable to execute our business strategy or operate our business.

We currently depend on third parties to develop and deliver complex systems, software and hardware products and components for our network in a timely manner, at a high level of quality. Motorola is our sole supplier of equipment and software for the Expedience system currently deployed on our network, which was developed by NextNet. The Expedience system consists of network components used by us and subscriber equipment used by our subscribers. To successfully execute our business strategy, Motorola must not only continue to produce the Expedience system, including the software and hardware components, and deliver it when needed by us, but must also continue to further upgrade and evolve the technology for our business to remain competitive until we deploy mobile WiMAX technologies. Any failure by Motorola to meet these needs may impair our ability to execute our business strategy and our ability to operate our business.

For our planned mobile WiMAX deployment, we are relying on third parties, including Motorola and Intel, to develop the network components and subscriber equipment necessary to build and operate our mobile WiMAX networks. As mobile WiMAX is a new and highly sophisticated technology, we cannot be certain that these third parties will be successful in their development efforts. Even if these parties are successful, the development process for mobile WiMAX network components and subscriber equipment may be lengthy and subject to significant delays. If these third parties are unable to develop mobile WiMAX network components and subscriber equipment on a timely basis that perform according to our expectations, we may be unable to deploy mobile WiMAX on our networks when we expect, or at all. If we are unable to deploy mobile WiMAX in a timely manner, we may be unable to execute our business strategy and our prospects and results of operations would be harmed.

Many of our competitors are better established and have significantly greater resources than we have, which may make it difficult to attract and retain subscribers.

The market for broadband, voice and related services is highly competitive, and we compete with several other companies within each of our markets. Many of our competitors are well established with larger and better developed networks and support systems, longer-standing relationships with customers and suppliers, greater name recognition and greater financial, technical and marketing resources than we have. Our competitors may subsidize competing services with revenue from other sources and, thus, may offer their products and services at prices lower than ours. Our competitors may also reduce the prices of their services significantly or may offer broadband connectivity packaged with other products or services. We may not be able to reduce our prices or otherwise combine our services with other products or services, which may make it more difficult to attract and retain subscribers.

Many of our competitors are better established or have greater financial resources than we have. Our competitors include:

•	cable operators offering high-speed Internet connectivity services and voice communications;

•	incumbent and competitive local exchange carriers providing DSL services over their existing wide, metropolitan and local area networks;

•	3G cellular, PCS and other wireless providers offering wireless broadband services and capabilities, including developments in existing cellular and PCS technology that may increase network speeds or have other advantages over our services;

•	Internet service providers offering dial-up Internet connectivity;

•	municipalities and other entities operating WiFi networks, some of which are free or subsidized;

•	providers of VoIP and other telephony services;

•	wireless Internet service providers using licensed or unlicensed spectrum;

•	satellite and fixed wireless service providers offering or developing broadband Internet connectivity and VoIP telephony;

•	electric utilities and other providers offering or planning to offer broadband Internet connectivity over power lines; and

•	resellers providing wireless Internet or other wireless services using infrastructure developed and operated by others.

We expect other existing and prospective competitors to adopt technologies or business plans similar to ours, or seek other means to develop services competitive with ours, particularly if our services prove to be attractive in our target markets. For example, Sprint has announced its intention to deploy a mobile WiMAX network covering 100 million people in the United States by the end of 2008. Sprint has substantially greater resources than we do, giving them certain advantages over us. If our agreements with Sprint regarding the joint construction of a nationwide WiMAX network are not completed for any reason (as discussed in a prior Risk Factor), Sprint may deploy their network in some of the same markets in which we have deployed or plan to deploy our network. Additionally, even if we do finalize our agreements with Sprint, Sprint may become enabled to deploy their network in some of the same markets in which we plan to deploy our network if we fail to meet certain requirements. In either case, Sprint or other operators may deploy their network faster or more broadly than we do, thereby obtaining a time to market advantage over us. There can be no assurances that there will be sufficient customer demand for services offered over mobile WiMAX networks in the same markets to allow multiple operators, if any, to succeed.

Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

On July 3, 2007, we entered into a senior term loan facility providing for loans of up to $1.0 billion. We borrowed $379.3 million under the senior term loan facility on the date of closing and repaid our obligations under our $125.0 million term loan, the fees and costs attributable to the senior term loan facility and the remainder will be used for general working capital purposes. We borrowed the remaining amount of approximately $620.7 million under the new senior term loan facility on August 15, 2007, to retire our senior secured notes due 2010. The new senior term loan facility provides for quarterly principal payments, with the remaining balance due on the final maturity date. In general, borrowings under the new senior term loan facility bear interest based, at our option, at either the Euro dollar rate or on an alternate base rate, in each case plus margin. We also borrowed $10.0 million from BCE Nexxia, an affiliate of Bell Canada, in June 2006 in connection with the build-out and deployment of our VoIP infrastructure.

Our substantial indebtedness could have important consequences to the holders of our common stock, such as:

•	we may not be able to obtain additional financing to fund working capital, operating losses, capital expenditures or acquisitions on terms acceptable to us or at all;

•	we may be unable to refinance our indebtedness on terms acceptable to us, or at all;

•	our substantial indebtedness may make us more vulnerable to economic downturns and limit our ability to withstand competitive pressures; and

•	cash flows from operations and investing activities have been negative since inception and will continue to be so for some time, and our remaining cash, if any, may be insufficient to operate our business.

Additionally, covenants in the credit agreement governing our term loan facility impose operating and financial restrictions on us. These restrictions prohibit or limit our ability, and the ability of our subsidiaries, to, among other things:

•	pay dividends to our stockholders;

•	incur, or cause certain of our subsidiaries to incur, additional indebtedness;

•	permit liens on or conduct sales of any assets pledged as collateral;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies;

•	repay existing indebtedness; and

•	engage in transactions with affiliates.

A breach of any of these covenants could result in a default under our senior term loan facility. If a default causes our debt repayment obligations to be accelerated, our assets may be insufficient to repay the amount due in full. If we are unable to repay or refinance those amounts, the collateral agent for our senior term loan facility, could proceed against the assets pledged to secure these obligations, which include substantially all of our assets.

These restrictions may limit our ability to obtain additional financing, withstand downturns in our business and take advantage of business opportunities. Moreover, we may seek additional debt financing on terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

We and our independent public accountants have both identified material weaknesses and other significant deficiencies in our internal control over financial reporting during 2005 and 2006. If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results in an accurate and timely manner could harm our business and adversely impact the trading price of our Class A common stock.

Prior to our initial public offering in March 2007, we were a private company and had not filed reports with the SEC. As a public reporting company we are required, among other things, to maintain a system of effective control over financial reporting. We produce our consolidated financial statements in accordance with the requirements of generally accepted accounting principles in the United States (“U.S. GAAP”), but our internal control may not currently meet all of the standards applicable to companies with publicly traded securities.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business, brand and reputation with investors may be harmed. As a result, our current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have in the past discovered, and may in the future discover, areas of our internal control that need improvement.

We and our independent public accountants have identified material weaknesses in our internal controls during 2005 and 2006. A material weakness is a significant deficiency that, by itself or in combination with other control deficiencies, results in more than a remote likelihood that a material misstatement in our annual or interim financial statements will not be prevented or detected.

In 2005, we determined that there were material weaknesses related to our lack of sufficient review of our accounting for nonroutine and complex transactions and a lack of proper cutoff of accounts payable and accrued expenses. The weakness for nonroutine and complex transactions specifically included accounting for equity-method investments and issuance of debt with detachable warrants. During 2006, we determined that a material weakness in internal controls existed because of a lack of properly designed internal control over the preparation and review of the financial statements. We have also identified other significant deficiencies in our internal controls.

If we do not establish and maintain an effective system of internal control and address and remediate our material weaknesses and other significant deficiencies, the reliability of our periodic reports on Form 10-Q and annual report on Form 10-K may be compromised. This may result in a restatement of our financial statements, such as past restatements of our financial statements for the nine months ended September 30, 2005 and 2006 and for the years ended December 31, 2004 and 2005. In addition, reporting any material weakness may negatively impact investors’ perception of us. We have allocated, and will continue to allocate, significant additional resources to remediating any deficiencies in our internal control. We are in the process of addressing and remedying the identified material weaknesses in internal control over financial reporting, as well as all other identified significant deficiencies. However, elements of our remediation plan can only be accomplished over time, and our initiatives ultimately may not result in an effective internal control environment.

Acquisitions, investments and other strategic transactions could result in operating difficulties, dilution and distractions from our core business.

We have entered, and may in the future enter, into strategic transactions, including strategic supply and service agreements and acquisitions of other assets and businesses. Any such transactions can be risky, may require a disproportionate amount of our management and financial resources and may create unforeseen operating difficulties or expenditures, including:

•	difficulties in integrating acquired technologies and operations into our business while maintaining uniform standards, controls, policies and procedures;

•	obligations imposed on us by counterparties in such transactions that limit our ability to obtain additional financing, our ability to compete in geographic areas or specific lines of business, or other aspects of our operational flexibility;

•	increasing cost and complexity of assuring the implementation and maintenance of adequate internal control and disclosure controls and procedures, and of obtaining the reports and attestations required under the Securities Exchange Act of 1934;

•	difficulties in consolidating and preparing our financial statements due to poor accounting records, weak financial controls and, in some cases, procedures at acquired entities not based on U.S. GAAP particularly those entities in which we lack control; and

•	inability to predict or anticipate market developments and capital commitments relating to the acquired company, business or technology.

In the past, some of our business acquisitions have given rise to significant deficiencies in financial reporting controls in certain areas such as cash, inventory, fixed assets, prepaid site rentals, value-added tax receivables and depreciation expense, as well as inconsistent preparation of monthly routine elimination entries that resulted in intercompany transactions not properly eliminated in consolidation at year end.

In addition, acquisitions of, and investments in, businesses organized outside the United States often can involve additional risks, including:

•	difficulties, as a result of distance, language, legal or culture differences, in developing, staffing and managing foreign operations;

•	lack of control over our equity investees and other business relationships;

•	currency exchange rate fluctuations;

•	longer payment cycles;

•	credit risk and higher levels of payment fraud;

•	foreign exchange controls that might limit our control over, or prevent us from repatriating, cash generated outside the United States;

•	potentially adverse tax consequences;

•	expropriation or nationalization of assets;

•	differences in regulatory requirements that may make it difficult to offer all of our services;

•	unexpected changes in regulatory requirements;

•	difficulties in foreign corporate law that have and may create additional administrative burdens and legal risks;

•	increased management time and resources to manage overseas operations;

•	trade barriers and import and export restrictions; and

•	political or social unrest and economic instability.

The anticipated benefit of any of our strategic transactions may never materialize. Future investments, acquisitions or dispositions, or similar arrangements could result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm our financial condition. Any such transactions may require us to obtain additional equity or debt financing, which may not be available on favorable terms, or at all. We have experienced certain of these risks in connection with our acquisitions and investments in the past, and the occurrence of any of these risks in the future may have a material effect on our business.

We may experience difficulties in constructing, upgrading and maintaining our network, which could adversely affect customer satisfaction, increase subscriber churn and reduce our revenues.

Our success depends on developing and providing services that give subscribers a high quality experience. We expect to expend significant resources in constructing, maintaining and improving our network. Additionally, as the number of subscribers using our network increases, as the usage habits of our subscribers change and as we increase our service offerings, we may need to upgrade our network to maintain or improve the quality of our services. If we do not successfully implement upgrades to our network, the quality of our services may decline and the rate of our subscriber churn may increase.

We may experience quality deficiencies, cost overruns and delays with our construction, maintenance and upgrade projects including the portions of those projects not within our control. The construction of our network requires permits and approvals from numerous governmental bodies, including municipalities and zoning boards. Such entities often limit the expansion of transmission towers and other construction necessary for our network. Failure to receive approvals in a timely fashion can delay system rollouts and raise the cost of completing construction projects. In addition, we typically are required to obtain rights from land, building and tower owners to install the antennas and other equipment that provide our service to our subscribers. We may not be able to obtain, on terms acceptable to us or at all, the rights necessary to construct our network and expand our services.

We also may face challenges in managing and operating our network. These challenges include ensuring the availability of subscriber equipment that is compatible with our network and managing sales, advertising, customer support, billing and collection functions of our business while providing reliable network service that meets our subscribers’ expectations. For example, our billing system was designed by, and is currently serviced by, a vendor for whom we believe we are the largest customer and, if this vendor were to experience operational or financial distress, we may be required to replace our billing provider or implement a new billing system which could disrupt our operations and cause us to incur expenses we do not currently anticipate. Our failure in any of these areas could adversely affect customer satisfaction, increase subscriber churn, increase our costs, decrease our revenues and otherwise have a material adverse effect on our business, prospects, financial condition and results of operations.

If we do not obtain and maintain rights to use licensed spectrum in one or more markets, we may be unable to operate in these markets, which could adversely affect our ability to execute our business strategy.

To offer our services using licensed spectrum both in the United States and internationally, we depend on our ability to acquire and maintain sufficient rights to use spectrum through ownership or long-term leases in each of the markets in which we operate or intend to operate. Obtaining the necessary amount of licensed spectrum can be a long and difficult process that can be costly and require a disproportionate amount of our resources. We may not be able to acquire, lease or maintain the spectrum necessary to execute our business strategy. In addition, we may spend significant resources to acquire spectrum, even if the amount of spectrum actually acquired in certain markets is not adequate to deploy our network on a commercial basis in all such markets.

Using licensed spectrum, whether owned or leased, poses additional risks to us, including:

•	inability to satisfy build-out or service deployment requirements upon which our spectrum licenses or leases are, or may be, conditioned;

•	adverse changes to regulations governing our spectrum rights;

•	inability to use the spectrum we have acquired or leased due to interference from licensed or unlicensed operators in our band or in adjacent bands;

•	refusal by the FCC or one or more foreign licensing authorities to recognize our acquisition or lease of spectrum licenses from others or our investments in other license holders;

•	inability to offer new services or to expand existing services to take advantage of new capabilities of our network resulting from advancements in technology due to regulations governing our spectrum rights;

•	inability to control or maintain rights in leased spectrum due to contractual disputes with, or the bankruptcy or other reorganization of, the license holders;

•	failure of the FCC or other regulators to renew our spectrum licenses as they expire and our failure to obtain extensions or renewals of spectrum leases on acceptable terms or at all before they expire;

•	potentially significant increases in spectrum prices, because of increased competition for the limited supply of licensed spectrum both in the United States and internationally; and

•	invalidation of our authorization to use all or a significant portion of our spectrum, resulting in, among other things, impairment charges related to assets recorded for such spectrum.

We expect the FCC to make additional spectrum available from time to time, including 60 MHz of spectrum in the 700 MHz band. Congress has directed that the FCC conduct an auction for the 700 MHz band spectrum no later than January 28, 2008. Additionally, other companies hold spectrum rights that could be made available for lease or sale. The availability of additional spectrum in the marketplace could change the market value of spectrum rights generally and, as a result, may adversely affect the value of our spectrum assets.

Interruption or failure of our information technology and communications systems could impair our ability to provide our services, which could damage our reputation and harm our operating results.

We have experienced service interruptions in some markets in the past and may experience service interruptions or system failures in the future. Any service interruption adversely affects our ability to operate our business and could result in an immediate loss of revenues. If we experience frequent or persistent system or network failures, our reputation and brand could be permanently harmed. We may make significant capital expenditures to increase the reliability of our systems, but these capital expenditures may not achieve the results we expect.

Our services depend on the continuing operation of our information technology and communications systems. Any damage to or failure of these systems could result in interruptions in our service. Interruptions in our service could reduce our revenues and profits, and our brand could be damaged if people believe our network is unreliable. Our systems are vulnerable to damage or interruption from earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems, and similar events. Some of our systems are not fully redundant, and our disaster recovery planning may not be adequate. The occurrence of a natural disaster or unanticipated problems at our network centers could result in lengthy interruptions in our service and adversely affect our operating results.

A number of our significant business arrangements are between us and parties that have an investment in or a fiduciary duty to our company, and the terms of those arrangements may not be beneficial to us.

We are party to a number of services, development, supply and licensing agreements with parties that have an ownership or fiduciary relationship with us, including agreements between us and Intel, Motorola, and

Bell Canada as well as agreements with Eagle River Holdings, LLC, or ERH and Eagle River, Inc., or ERI, each of which are controlled by Mr. McCaw. These relationships may create actual or potential conflicts of interest, and may cause the parties to these arrangements to make decisions or take actions that do not reflect your best interests.

We pay Mr. McCaw, in his capacity as our Chairman, annual compensation of $300,000 per year plus expense reimbursements. In addition, Mr. McCaw and his affiliates face only limited restrictions on their ability to compete with us. Because these limitations are not universal, there may arise conflicts of interest that restrict or inhibit our ability to operate our business, make acquisitions and obtain financing. Furthermore, in addition to Mr. McCaw, certain members of our management team are also employed by, or have interests in, ERH or its affiliates or one of Mr. McCaw’s other investments, including Mr. Wolff, our Chief Executive Officer, who serves as President of ERH.

Our commercial agreements with Motorola, Intel and Bell Canada were entered into concurrently with purchases of our shares of capital stock by each of these entities or their affiliates. None of these agreements restricts these parties from entering into similar arrangements with other parties. None of Mr. McCaw, ERH, Intel, Motorola or any of our other debt or equity security holders, nor any of their respective affiliates, are obligated to purchase equity from, or contribute or lend funds to, us or any of our subsidiaries or equity investees.

The industries in which we operate are continually evolving, which makes it difficult to evaluate our future prospects and increases the risk of your investment. Our products and services may become obsolete, and we may not be able to develop competitive products or services on a timely basis or at all.

The broadband services industry is characterized by rapid technological change, competitive pricing, frequent new service introductions, evolving industry standards and changing regulatory requirements. For example, we plan to introduce a PC Card compatible with our current Expedience technology in the second half of 2007. Additionally, our planned deployment of mobile WiMAX depends on the development of network equipment and subscriber devices based on the mobile WiMAX standard. Each of these development efforts faces a number of continuing technological and operational challenges. We believe that our success depends on our ability to anticipate and adapt to these and other challenges and to offer competitive services on a timely basis. We face a number of difficulties and uncertainties associated with our reliance on future technological development, such as:

•	existing service providers may use more traditional and commercially proven means to deliver similar or alternative services;

•	new service providers may use more efficient, less expensive technologies, including products not yet invented or developed;

•	consumers may not subscribe to our services;

•	we may not be able to realize economies of scale;

•	we may be unable to respond successfully to advances in competing technologies in a timely and cost-effective manner;

•	we may lack the financial and operational resources necessary to enable migration toward mobile WiMAX technology and the development and deployment of network components and software that do not currently exist and that may require substantial upgrades to or replacements of existing infrastructure; and

•	existing, proposed or undeveloped technologies may render our existing or planned services less profitable or obsolete.

As our services and those offered by our competitors develop, businesses and consumers may not accept our services as an attractive alternative to other means of receiving wireless broadband services.

We rely on highly skilled executives and other personnel. If we cannot retain and motivate key personnel, we may be unable to implement our business strategy.

Our future success depends largely on the expertise and reputation of Mr. McCaw and the members of our senior management team, including Benjamin G. Wolff, Chief Executive Officer, Perry S. Satterlee, President and Chief Executive Officer of our operations in the United States, John Saw, our Chief Technology Officer, R. Gerard Salemme, our Executive Vice President for Strategy, Policy and External Affairs, John A. Butler, our Chief Financial Officer, and Scott Richardson, our Chief Strategy Officer. In addition, we intend to hire additional highly skilled individuals to staff our operations in the United States and internationally. Loss of any of our key personnel or the inability to recruit and retain qualified individuals for our domestic and international operations could adversely affect our ability to implement our business strategy and operate our business.

In addition, to successfully introduce our services in new markets and grow our business in existing markets, we rely on the skills of our general managers in these markets. If we cannot hire, train and retain motivated and well-qualified individuals to serve as general managers in our markets, we may face difficulties in attracting, recruiting and retaining various sales and support personnel in those markets, which may lead to difficulties in growing our subscriber base.

Certain aspects of our VoIP telephony services differ from traditional telephone service, which may limit the attractiveness of our services.

We intend to continue to offer VoIP telephony as a value added service with our wireless broadband Internet service. Our VoIP telephony services differ from traditional phone service in several respects, including:

•	our subscribers may experience lower call quality than they experience with traditional wireline telephone companies, including static, echoes and transmission delays;

•	our subscribers may experience higher dropped-call rates than they experience with traditional wireline telephone companies;

•	a power loss or Internet access interruption may cause our service to be interrupted; and

•	we do not offer local number portability to our subscribers in all our VoIP markets.

If our subscribers do not accept the differences between our VoIP telephony services and traditional telephone service, they may not adopt or keep our VoIP telephony services or our other services, or may choose to retain or return to service provided by traditional telephone companies.

Additionally, although we are compliant with the Federal Communication Commission’s, or FCC, November 28, 2005 mandate that all VoIP providers transmit all 911 calls to the appropriate public safety answering point, or PSAP, our VoIP emergency calling service is significantly more limited than the emergency calling services offered by traditional telephone companies. Our VoIP emergency calling service can transmit to a dispatcher at a PSAP only the location information that the subscriber has registered with us, which may at times be different from the actual location at the time of the call due to the portability of our services. As a result, if our subscribers fail to properly register or update their registered locations, our emergency calling systems may not assure that the appropriate PSAP is reached and may cause significant delays, or even failures, in callers’ receipt of emergency assistance. Our failure to develop or operate an adequate emergency calling service could subject us to substantial liabilities and may result in delays in subscriber adoption of our VoIP services or our other services, abandonment of our services by subscribers, and litigation costs, damage awards and negative publicity, any of which could harm our business, prospects, financial condition or results of operations. Furthermore, potential changes by the FCC to current intercarrier compensation mechanisms could result in significant changes to our costs of providing VoIP telephony, thereby eliminating pricing benefits between VoIP telephony services and traditional telephone services and our potential profitability.

Our activities outside the United States operate in a competitive environment different than the environment within the United States. Any difficulties in managing these businesses could occupy a disproportionate amount of our management’s attention and disrupt our operations.

We operate or hold spectrum outside of the United States through our subsidiaries in Belgium, Ireland, Germany, Poland, Romania and Spain and through equity investees in Denmark and Mexico. We intend to continue to pursue opportunities in certain international markets through acquisitions and strategic alliances. Our activities outside the United States operate in different environments than we face in the United States, particularly with respect to competition. In addition, we have only recently begun to assemble a management team dedicated to addressing our international business operations. Due to these differences, our activities outside the United States may require a disproportionate amount of our management and financial resources, which could disrupt our operations and adversely affect our business.

In a number of international markets, we face substantial competition from local service providers that offer or may offer their own wireless broadband or VoIP telephony services and from other companies that provide Internet connectivity services. We may face heightened challenges in gaining market share, particularly in certain European countries, where a large portion of the population already has broadband Internet connectivity and incumbent companies already have a dominant market share in their service areas. Furthermore, foreign providers of competing services may have a substantial advantage over us in attracting subscribers due to a more established brand, greater knowledge of local subscribers’ preferences and access to significant financial or strategic resources.

In addition, in some international markets, foreign governmental authorities may own or control the incumbent telecommunications companies operating under their jurisdiction. Established relationships between government-owned or government-controlled telecommunications companies and their traditional local telecommunications providers often limit access of third parties to these markets. The successful expansion of our international operations in some markets may depend on our ability to locate, form and maintain strong relationships with established local communication services and equipment providers. Failure to establish these relationships or to market or sell our products and services successfully could limit our ability to attract subscribers to our services.

We may be unable to protect our intellectual property, which could reduce the value of our services and our brand.

Our ability to compete effectively depends on our ability to protect our proprietary network and system designs. We may not be able to safeguard and maintain our proprietary rights. We rely on patents, trademarks and policies and procedures related to confidentiality to protect our intellectual property. Some of our intellectual property, however, is not covered by any of these protections.

Our pending patent applications may not be granted or, in the case of patents issued or to be issued, the claims allowed may not be sufficiently broad to protect our intellectual property. Even if all of our patent applications were issued and were sufficiently broad, our patents may be challenged or invalidated. In addition, the United States Patent and Trademark Office may not grant federal registrations based on our pending trademark applications. Even if federal registrations are granted, these trademark rights may be challenged. Moreover, patent and trademark applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any foreign patents may be difficult and expensive to obtain and enforce. We could, therefore, incur substantial costs in prosecuting patent and trademark infringement suits or otherwise protecting our intellectual property rights.

We could be subject to claims that we have infringed on the proprietary rights of others, which claims would likely be costly to defend, could require us to pay damages and could limit our ability to use necessary technologies in the future.

Competitors or other persons may independently develop or patent technologies or processes that are substantially equivalent or superior to ours or that are necessary to permit us to deploy and operate our network, whether based on Expedience, or mobile WiMAX technology, or to offer additional services such as

VoIP telephony services. These persons may claim that our services and products infringe on these patents or other proprietary rights. For instance, certain third parties claim that they hold patents relating to certain aspects of mobile WiMAX technology. These third parties may seek to enforce these patent rights against the operators of mobile WiMAX networks, such as us. Defending against infringement claims, even meritless ones, would be time consuming, distracting and costly. If we are found to be infringing the proprietary rights of a third party, we could be enjoined from using such third party’s rights, may be required to pay substantial royalties and damages, and may no longer be able to use the intellectual property subject to such rights on acceptable terms or at all. Failure to obtain licenses to intellectual property held by third parties on reasonable terms, or at all, could delay or prevent the development or deployment of our services and could cause us to expend significant resources to develop or acquire non-infringing intellectual property.

If our data security measures are breached, subscribers may perceive our network and services as not secure.

Our network security and the authentication of our subscriber credentials are designed to protect unauthorized access to data on our network. Because techniques used to obtain unauthorized access to or to sabotage networks change frequently and may not be recognized until launched against a target, we may be unable to anticipate or implement adequate preventive measures against unauthorized access or sabotage. Consequently, unauthorized parties may overcome our network security and obtain access to data on our network, including on a device connected to our network. In addition, because we operate and control our network and our subscribers’ Internet connectivity, unauthorized access or sabotage of our network could result in damage to our network and to the computers or other devices used by our subscribers. An actual or perceived breach of network security, regardless of our responsibility, could harm public perception of the effectiveness of our security measures, adversely affect our ability to attract and retain subscribers, expose us to significant liability and adversely affect our business prospects.

Our business depends on a strong brand, and if we do not maintain and enhance our brand, our ability to attract and retain subscribers may be impaired and our business and operating results harmed.

We believe that our brand is a critical part of our business. Maintaining and enhancing our brand may require us to make substantial investments with no assurance that these investments will be successful. If we fail to promote and maintain the “Clearwire” brand, or if we incur significant expenses in this effort, our business, prospects, operating results and financial condition may be harmed. We anticipate that maintaining and enhancing our brand will become increasingly important, difficult and expensive.

We are subject to extensive regulation that could limit or restrict our activities and adversely affect our ability to achieve our business objectives. If we fail to comply with these regulations, we may be subject to penalties, including fines and suspensions, which may adversely affect our financial condition and results of operations.

Our acquisition, lease, maintenance and use of spectrum licenses are extensively regulated by federal, state, local and foreign governmental entities. These regulations are subject to change over time. In addition, a number of other federal, state, local and foreign privacy, security and consumer laws also apply to our business, including our interconnected VoIP telephony service. These regulations and their application are subject to continual change as new legislation, regulations or amendments to existing regulations are adopted from time to time by governmental or regulatory authorities, including as a result of judicial interpretations of such laws and regulations. For example, it is possible that the FCC could subject our capital stock to foreign ownership limitations. If our capital stock were to become subject to such limitations, owners of our capital stock may become subject to obligatory redemption provisions, such as those in our certificate of incorporation. Such restrictions may also decrease the value of our stock by reducing the pool of potential investors in our company and making the acquisition of control of us by potential foreign investors more difficult. Current regulations directly affect the breadth of services we are able to offer and may impact the rates, terms and conditions of our services. Regulation of companies that offer competing services, such as cable and DSL providers and incumbent telecommunications carriers, also affects our business indirectly.

In order to provide “interconnected” VoIP service we need to obtain, on behalf of our customers, North American Numbering Plan telephone numbers, the availability of which may be limited in certain geographic areas of the United States and subject to other regulatory restrictions. As an “interconnected” VoIP and facilities-based wireless broadband provider, we are required under FCC rules, to comply with the Communications Assistance for Law Enforcement Act (“CALEA”), which requires service providers to build certain capabilities into their networks and to accommodate wiretap requests from law enforcement agencies.

In addition, the FCC or other regulatory authorities may in the future restrict our ability to manage subscribers’ use of our network, thereby limiting our ability to prevent or manage subscribers’ excessive bandwidth demands. To maintain the quality of our network and user experience, we manage the bandwidth used by our subscribers’ applications, in part by limiting the types of applications that may be used over our network. Some providers and users of these applications have objected to this practice. If the FCC or other regulatory authorities were to adopt regulations that constrain our ability to employ bandwidth management practices, excessive use of bandwidth-intensive applications would likely reduce the quality of our services for all subscribers. A decline in the quality of our services could harm our business.

In certain of our international markets, we may require a license for the use of regulated radio frequencies from national, provincial or local regulatory authorities before providing our services. Where required, regulatory authorities may have significant discretion in granting the licenses and in determining the conditions for use of the frequencies covered by the licenses, and are often under no obligation to renew the licenses when they expire. Additionally, even where we currently hold a license or successfully obtain a license in the future, we may be required to seek modifications to the license or the regulations applicable to the license to implement our business strategy. For example, in certain international markets, the licenses we hold, and the applicable rules and regulations, currently do not specifically permit us to provide mobile services such as mobile WiMAX. Thus, prior to offering mobile services to our subscribers in those markets, absent action by the regulatory authorities to modify the licenses and applicable rules, we may need to obtain the approval of the proper regulatory authorities.

The breach of a license or applicable law, even if inadvertent, can result in the revocation, suspension, cancellation or reduction in the term of a license or the imposition of fines. In addition, regulatory authorities may grant new licenses to third parties, resulting in greater competition in territories where we already have rights to licensed spectrum. In order to promote competition, licenses may also require that third parties be granted access to our bandwidth, frequency capacity, facilities or services. We may not be able to obtain or retain any required license, and we may not be able to renew our licenses on favorable terms, or at all.

Our wireless broadband and VoIP telephony services are becoming increasingly subject to greater state or federal regulation, particularly VoIP. For instance, the FCC has recently adopted a requirement that innerconnected VoIP providers contribute to the Telecommunications Relay Service fund and is also proposing to impose an autolocation requirement for E911 on our type of portable interconnected VoIP service. The full scope of the additional regulations that may apply to wireless broadband and VoIP telephony services providers and the impact of such regulations on providers’ competitive position are presently unknown.

We are a “controlled company” within the meaning of the Nasdaq Marketplace Rules and, as a result, rely on, exemptions from certain corporate governance requirements.

As of July 31, 2007, Mr. McCaw and Intel Capital Corporation, a wholly owned subsidiary of Intel Corporation, and their respective affiliates together beneficially own approximately 79% of the voting power of our outstanding capital stock. Affiliates of Mr. McCaw and Intel Capital are parties to a voting agreement that effectively permits Mr. McCaw, through ERH, to designate four of our directors and Intel Capital to designate two of our directors as long as Intel Capital and its affiliates hold at least 15% of our outstanding capital stock and one of our directors as long as Intel Capital and its affiliates hold at least 7.5% of our outstanding capital stock. Because of the voting agreement and their aggregate voting power, Mr. McCaw and Intel Capital share the ability to elect a majority of our directors.

As a result of the combined voting power of Mr. McCaw and Intel Capital and their voting agreement, we rely on exemptions from certain Nasdaq corporate governance standards. Under the Nasdaq Marketplace

Rules, a company of which more than 50% of the voting power is held by a single person or a group of people is a “controlled company” and may elect not to comply with certain Nasdaq Global Select Market corporate governance requirements, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors, and (3) the requirement that director nominees be selected, or recommended for the board of directors’ selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process. Unless we cease to rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq Global Select Market corporate governance requirements.

Mr. McCaw and Intel Capital are our largest stockholders, and as a result they can exert control over us and may have actual or potential interests that may diverge from yours.

As of July 31, 2007, Mr. McCaw and his affiliates own Class A common stock and Class B common stock representing approximately 49% of our combined voting power. Intel Capital and its affiliates own Class A common stock and Class B common stock representing approximately 30% of our combined voting power as of that date. By virtue of a voting agreement, Mr. McCaw, and Intel Capital, along with their respective affiliates, collectively own Class A common stock and Class B common stock representing approximately 79% of our combined voting power. Mr. McCaw and Intel Capital may have interests that diverge from those of other holders of our capital stock. As a result, ERH and Intel Capital may vote their shares of capital stock to cause us to take actions that may conflict with your best interests as a stockholder, which could adversely affect our results of operations and the trading price of our Class A common stock. Further, under the provisions of our fourth amended and restated certificate of incorporation, Mr. McCaw and Intel Capital, along with their respective affiliates, may, without causing conversion to Class A common stock, transfer their shares of Class B common stock to certain affiliated parties or to any unaffiliated party that provides a voting proxy over the transferred shares of Class B common stock. This would allow Mr. McCaw and Intel Capital, along with their respective affiliates, to retain the right to exercise the voting power attributed to any shares of Class B common stock which they sell or transfer so long as they have been granted a proxy associated with such shares. Moreover, subject to their fiduciary duty obligations, the directors appointed by Mr. McCaw, Intel Capital and Bell Canada, so long as they represent a majority of directors present at any meeting at which an action is taken, acting together could cause us to issue shares of Class B common stock or other classes of common or preferred stock to persons or in a manner that would further concentrate the voting control of or, in the case of preferred stock, that could convey economic preferences over, our Class A common stock.

Through his control of ERH, Mr. McCaw can currently effectively control our management, affairs and all matters requiring stockholder approval, including the approval of significant corporate transactions, a sale of our company, decisions about our capital structure and, subject to our agreements with Bell Canada and Intel Capital, the composition of our board of directors. Under the voting agreement between Intel Capital and ERH, each party has agreed to vote its shares in favor of four directors designated by ERH and for two directors designated by Intel Capital, for so long as Intel Capital holds at least 15% of our outstanding capital stock, and for one director designated by Intel Capital, for so long as Intel Capital holds at least 7.5% of our outstanding capital stock. ERH’s right to cause Intel to vote its shares in favor of four individuals designated by ERH is not subject to any minimum share ownership requirement. Under the voting agreement, ERH will retain these rights even if ERH no longer holds any shares of our capital stock. In addition, if all of ERH’s shares of our Class B common stock were to convert into Class A common stock and Intel Capital did not convert any of their shares of our Class B common stock to Class A common stock, Intel Capital would beneficially own shares of common stock representing approximately 50% of our voting power. As a result, Intel Capital would be able to exercise effective control over our company, subject to Intel Capital’s voting agreement with ERH.

Certain holders of our warrants are entitled to pre-emptive rights in connection with certain unregistered security offerings which, if triggered, would lead to additional dilution to our stockholders and may make it more difficult to raise additional financing.

The holders of the warrants underlying our senior secured notes are entitled to pre-emptive rights in unregistered equity offerings completed within one year after the date of our initial public offering, which was completed on March 13, 2007. In the event that we issue equity securities in an unregistered offering prior to March 13, 2008, we are required to offer each holder of these warrants the opportunity to purchase their pro rata percentage of the new equity securities. The grant of pre-emptive rights may delay or otherwise adversely affect our ability to raise additional funds.

Since our initial public offering in March 2007, the market price of our common stock has been and may continue to be volatile.

The trading price of our common stock following our initial public offering has been volatile and could be subject to further significant fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations, or those of our competitors, either alone or in comparison to analyst’s expectation;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	disruption to our operations or those of other companies critical to our network operations;

•	the emergence of new competitors or new technologies;

•	our ability to develop and market new and enhanced products on a timely basis;

•	seasonal or other variations in our subscriber base;

•	commencement of, or our involvement in, litigation;

•	availability of additional spectrum;

•	dilutive issuances of our stock or the stock of our subsidiaries, or the incurrence of additional debt;

•	expiration of lockup agreements entered into by certain of our stockholders in connection with our initial public offering;

•	changes in our board or management;

•	adoption of new accounting standards;

•	changes in governmental regulations or the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements regarding mobile WiMAX and other technical standards; and

•	general economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for shares of technology companies in particular, has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. We expect the price of our common stock will be subject to continued volatility. In addition, in the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation or shareholder derivative suits have often been instituted against those companies. Such litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that represent our beliefs, projections and predictions about future events. These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievement described in or implied by such statements. Actual results may differ materially from the expected results described in our forward-looking statements, including with respect to the correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of publicly available information relating to the factors upon which our business strategy is based or the success of our business.

Some of the risks investors should consider in connection with this offering are:

•	We are an early stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future. As of June 30, 2007, our accumulated deficit was approximately $669.3 million.

•	Our business plan will require us to raise substantial additional financing both in the near term and over the next five years or more. As with other businesses that require a substantial investment in physical infrastructure prior to generating revenue, we intend to invest significantly in our business before we expect to generate cash flow from operations adequate to cover our anticipated expenses. If we do not obtain additional debt or equity financing, our business, prospects, financial condition and results of operations will be adversely affected.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology once that technology meets certain specified performance criteria, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	Our business plan contemplates migration of our current network to a mobile WiMAX network. Mobile WiMAX technology is not yet commercially available, and may never be developed to our satisfaction or at all. If mobile WiMAX is not successfully developed and integrated into our network, our business prospects and results of operations may be adversely affected.

•	We currently depend on our commercial partners to develop and deliver the equipment for our existing and planned networks. If our partners fail to provide equipment that meets our requirements on a timely basis, our business prospects and results of operations may be adversely affected.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for us to attract and retain subscribers.

•	At June 30, 2007, we had total indebtedness of approximately $754.8 million. On July 3, 2007, we entered into a senior term loan facility to borrow up to an additional $1.0 billion. We borrowed $379.3 million under the senior term loan facility on the date of closing and repaid our obligations under our $125.0 million term loan, the fees and costs attributable to the senior term loan facility and the remainder will be used for general working capital purposes. We borrowed the remaining amount of approximately $620.7 million under the senior term loan facility on August 15, 2007, to retire our senior secured notes due 2010. Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Mr. McCaw and Intel Capital collectively control a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from yours.

•	Future sales of large blocks of our common stock may adversely impact our stock price.

•	Since our initial public offering, the market price of our common stock has been volatile and we expect continued volatility in the market price of our common stock.

You should review carefully the section entitled “Risk Factors” for a discussion of these and other risks that relate to our business and investing in shares of our common stock.

USE OF PROCEEDS

This prospectus relates to 14,973,024 shares of our common stock, issuable upon exercise of outstanding warrants, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders. If all 14,973,024 shares of our common are issued on exercise of outstanding warrants without using any applicable cashless exercise provisions, we will receive $224,595,360 million in cash from the warrant holders, assuming that the exercise price of the warrants is not adjusted. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes. Readers should be aware that all such warrants include net issue exercise provisions that may reduce or eliminate the cash proceeds we receive upon exercise of such warrants; however, any such reduction also will have the effect of reducing the number of shares of Class A common stock issued in net issue exercise transactions.

MARKET FOR COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol CLWR. The following table sets forth for the periods indicated the range of high and low sales prices per share of our common stock as reported on the Nasdaq Global Select Market. Our initial public offering was completed on March 13, 2007 and prior to that date our common stock was not listed on any exchange. We have not declared any cash dividends on our common stock for the periods indicated.

	High	Low

Quarter Ended March 31, 2007 (beginning on March 8, 2007)	$24.61	$19.98
Quarter Ended June 30, 2007	$24.96	$16.41

On July 31, 2007, there were approximately 287 holders of record of our common stock.

DIVIDEND POLICY

We have not declared or paid any dividends on our capital stock since our inception. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, covenants in the indenture governing our senior secured notes and the loan documents governing our senior term loan facility impose significant restrictions on our ability to pay dividends to our stockholders.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data for our company. The selected financial information set forth below under the captions “Statement of Operations Data,” and “Other Financial Data” for the years ended December 31, 2004, 2005 and 2006 and the “Balance Sheet Data” as of December 31, 2005 and 2006 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected financial information set forth below under the captions “Statement of Operations Data,” and “Other Financial Data” for the six months ended June 30, 2007 and 2006 and the “Balance Sheet Data” as of June 30, 2007 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The “Statement of Operations Data,” and “Other Financial Data,” for the period from October 27, 2003 (inception) to December 31, 2003 and the “Balance Sheet Data” as of December 31, 2003 and 2004 are derived from our audited consolidated financial statements not included in this prospectus. In the opinion of management, the consolidated financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary to state fairly our results of operations as of and for the periods presented. Historical results are not necessarily indicative of results to be expected for future periods.

The selected historical consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	October 27, 2003
	(Inception) to	Year Ended December 31,			Six Months Ended June 30,
	December 31, 2003	2004(1)	2005(1)	2006(1)	2006	2007
	(In thousands, except per share data)
					(Unaudited)

Statement of Operations Data:
Service revenues	$25	$243	$8,451	$67,598	$24,893	$64,759
Equipment and other revenues (including related party sales)	—	15,035	25,003	32,583	24,646	—

Total revenues	25	15,278	33,454	100,181	49,539	64,759
Cost of goods and services (exclusive of items shown separately below)
Cost of service	110	3,031	13,086	50,438	20,612	40,048
Cost of equipment (including related party costs)	—	9,816	10,483	19,674	14,358	—
Selling, general, and administrative	1,074	24,201	106,211	214,669	90,366	156,032
Research and development	22	5,805	9,639	8,890	5,867	1,023
Depreciation and amortization	27	2,552	11,913	40,902	16,834	35,899
Spectrum lease expense	163	2,987	9,356	23,516	7,988	28,265
Gain on sale of NextNet	—	—	—	(19,793)	—	—

Total operating expenses	1,396	48,392	160,688	338,296	156,025	261,267

Operating loss	(1,371)	(33,114)	(127,234)	(238,115)	(106,486)	(196,508)
Interest income (expense) — net	—	1,160	(8,018)	(41,851)	(23,543)	(12,319)
Foreign currency transaction gains (losses) — net	—	172	20	235	—	(68)
Other (expense) income — net	—	(292)	300	2,150	2,247	1,744
Income tax provision	—	—	(1,459)	(2,981)	(1,227)	(2,729)
Losses from equity investees — net	—	(988)	(3,946)	(5,144)	(3,715)	(2,807)
Minority interest in net loss of consolidated subsidiaries	—	20	387	1,503	636	1,967

Net loss	$(1,371)	$(33,042)	$(139,950)	$(284,203)	$(132,088)	$(210,720)

Net loss per common share	$(0.88)	$(0.90)	$(1.97)	$(2.93)	$(1.74)	$(1.37)

Other Financial Data:
Capital expenditures	$64	$12,815	$132,724	$191,747	$83,230	$164,604

(1)	A significant portion of our historical revenues were generated from equipment sales through our former NextNet subsidiary, including 98.4%, 74.7% and 32.5% of our total revenues for the years ended December 31, 2004, 2005 and 2006, respectively. All of our cost of equipment for the years ended December 31, 2004, 2005 and 2006 were attributable to these revenues generated by NextNet. The net loss for the year ended December 31, 2006 includes $7.9 million in direct selling, general and administrative expense, $7.2 million in direct research and development expense, and $1.4 million in direct depreciation and amortization that we expect to be non- recurring following the NextNet sale. Our net loss for the year ended December 31, 2006 also includes the recognition of a $19.8 million gain upon the sale of NextNet.

	As of December 31,				As of June 30,
	2003	2004	2005	2006	2006	2007
	(In thousands)

Operating Data:
Network covered population:
United States(1)	—	480	3,788	8,551	4,863	10,005
International(2)	—	—	765	995	995	1,553
Network covered households(3)
United States	—	192	1,515	3,447	1,945	4,002
International(2)	—	—	326	409	407	649
Subscribers(4)
United States	—	3.5	56.2	184.4	115	270
International	—	—	6.1	21.8	15	29

(1)	Represents our estimate of the number of natural persons resident in the geographic areas in which our wireless broadband service is commercially available. Our calculation of covered population is based on our estimate of covered households multiplied by 2.5 persons per household.

(2)	Represents our estimate of the number of natural persons resident in the geographic areas in which our wireless broadband service is commercially available for our consolidated subsidiaries only, and excludes data regarding our equity investees. Our calculation of covered population is based on estimates from the Economist Intelligence Unit database covered households multiplied by 2.3 and 3.0 persons per household, respectively for Ghent and Brussels, Belgium and Dublin, Ireland.

(3)	Represents our estimate of the number of single residence homes, apartments and condominium units in the geographic areas in which our wireless broadband service is commercially available. Our estimate is based on information extrapolated from 2000 U.S. census data and other market information.

(4)	Represents the number of individuals and business or governmental entities receiving wireless broadband connectivity through our network.

	As of December 31,				As of June 30,
	2003	2004	2005	2006	2007
	(In thousands)

Balance Sheet Data:
Cash, cash equivalents and short-term investments	$2,721	$91,438	$125,648	$1,101,674	$1,056,303
Property, plant and equipment — net	892	13,126	145,584	302,798	427,618
Total assets	29,229	263,305	627,918	2,068,373	2,518,728
Long-term debt (net of discount of $0, $0, $50,385, $110,007 and $98,855)	—	—	209,961	644,438	654,653
Total stockholders’ equity	27,841	241,370	318,692	1,257,609	1,647,011

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Overview and Recent Developments

We build and operate wireless broadband networks that enable fast, simple, portable, reliable and affordable communications. Our networks cover entire communities, delivering a wireless high-speed Internet connection and enabling other services and features that create a new communications path into the home or office. We provide a portable broadband connection that delivers Internet access and enables premium services, such as VoIP telephony, anytime and anywhere within our coverage area. Our service is at once competitive with and complementary to existing wireline and wireless networks.

We are investing heavily in building networks and growing our subscriber base. Our efforts include offering premium services and applications in order to make our service more attractive. This expansion will require significant capital expenditures as well as sales and marketing expenses, and will likely be accompanied by significant operating losses over the next five years or more as we expand the area covered by our network and invest to build our brand and develop subscriber loyalty.

Our network currently relies on network infrastructure equipment that is based on proprietary non-line-of-sight, or NLOS, Orthogonal Frequency Division Multiplexing, or OFDM, Expedience technologies from Motorola, Inc. We have committed to deploy networks based on the IEEE mobile Worldwide Interoperability of Microwave Access 802.16e-2005, or mobile WiMAX, standard once mobile WiMAX equipment is commercially available and meets our requirements. As with our current Expedience network infrastructure equipment, we expect mobile WiMAX technology, once it becomes commercially available and meets certain standards, to support fixed, portable and mobile service offerings using a single network architecture. In addition, as mobile WiMAX is a standards-based technology, we expect manufacturers to eventually offer a number of handheld communications and consumer electronic devices that will be enabled to communicate using our mobile WiMAX network, including notebook computers, ultramobile personal computers, or PCs, personal data assistants, or PDAs, gaming consoles, MP3 players, and other handheld devices. However, because mobile WiMAX technologies are not yet commercially available, we can not provide any assurance that we will be able to deploy mobile WiMAX technologies in our network or that mobile WiMAX will be competitive with other available technologies.

As part of our strategy, we have committed to adopt mobile WiMAX technology. In June 2006, we entered into a mobile WiMAX network collaboration agreement with Intel, which provides, among other things, that we will use commercially reasonable efforts to develop and deploy mobile WiMAX networks in the United States, and Intel has agreed to develop and market certain integrated circuits, modules and other platforms for use in certain notebook computers, ultramobile PCs and other mobile computing devices that would enable these devices to connect to our mobile WiMAX networks. We and Intel will also work together to develop, deploy and market a co-branded mobile WiMAX service offering in the United States, to be available only on our network, which will target users of certain WiMAX enabled notebook computers, ultramobile PCs, and other mobile computing devices containing Intel microprocessors. Both parties are obligated to contribute to the development, promotion and marketing of this service, with Intel committing to spend a specific amount on the marketing of the service and/or mobile WiMAX enabled devices as we achieve certain network deployment milestones. We have agreed to share with Intel a portion of the revenues received from subscribers using mobile computing devices containing microprocessors based on the x86 instruction set or its successors sold by Intel, referred to as Intel mobile computing devices, on our domestic mobile WiMAX network.

We entered into our commercial agreements with Intel because we believe Intel is the world’s premier chipset manufacturer and one of the most significant supporters of mobile WiMAX technology. As a result, we expect that Intel’s influential relationships with key original equipment manufacturers, or OEMs, and with other participants in the development of mobile WiMAX technology, will accelerate our mobile WiMAX deployment capabilities, enhance our customer penetration and increase demand for our service. Additionally, we expect to develop a co-branded service offering that will allow us to leverage one of the world’s most recognized brands.

In August 2006, we sold our NextNet subsidiary to Motorola and entered into a wireless broadband system infrastructure agreement, a wireless broadband customer premises equipment, or CPE, supply agreement and a wireless broadband system services agreement with Motorola. This transaction makes Motorola our exclusive provider for NextNet Expedience network infrastructure products and CPE. In selling NextNet to Motorola, we intend to utilize Motorola’s manufacturing and research and development capabilities to enhance Expedience technology and to increase the likelihood of our successful migration to mobile WiMAX technologies. We believe Motorola is uniquely positioned as a vendor of mobile WiMAX technologies because of its ability to develop and manufacture both network infrastructure equipment and end user devices. In addition, we believe Motorola’s ability to deliver an end-to-end solution is particularly important when deploying a new technology such as mobile WiMAX. We believe, by selecting Motorola as our vendor, we have increased the relative speed and the likelihood of success of our migration from Expedience to mobile WiMAX. We sold NextNet to Motorola in order to permit us to focus more closely on our wireless network services business, which we believe is our core business. Our relationships with Intel and Motorola are further described in “Certain Relationships and Related Transactions.”

As a result of our current buildout and marketing plans, we expect to require significant additional capital, which we intend to raise through subsequent equity offerings, by increasing our debt, or a combination of the two. As of June 30, 2007, our total assets were $2.5 billion and our stockholders’ equity was $1.6 billion, which compares to total assets of $2.1 billion and stockholders’ equity of $1.3 billion at December 31, 2006. Our cash and cash equivalents and short-term unrestricted investments at June 30, 2007 totaled $1.1 billion. We also have spectrum purchase obligations amounting to $29.5 million for transactions pending as of June 30, 2007 including the purchase of spectrum from AT&T, which closed in May 2007. We cannot offer assurances that the necessary capital will be available on attractive terms or at all, and we plan to manage our uses of capital by adjusting the rate at which we build our network, acquire spectrum and deploy our services.

As we have concentrated our financial and management resources on expanding the geographic footprint of our network and the availability of our services, we have incurred net losses of $33.0 million, $140.0 million and $284.2 million for the years ended December 31, 2004, 2005 and 2006 and a net loss of $210.7 million for the six months ended June 30, 2007. Moreover, a significant portion of our historical revenues were generated from equipment sales through our former NextNet subsidiary, including 98.4%, 74.7%, and 32.5% of our total revenues for the years ended December 31, 2004, 2005 and 2006, respectively. All of our cost of equipment for the years ended December 31, 2004, 2005 and 2006 were attributable to these revenues generated by NextNet. Following the sale of this subsidiary we anticipate that most of our future revenues will be generated by delivering wireless broadband services. We believe the sale of NextNet affects our prospective results of operations, by reducing equipment revenue and related cost of equipment, selling, general and administrative expense, research and development expense, and depreciation and amortization expense associated with NextNet’s operations, and by increasing our expenses and capital expenditures for equipment acquisition. We have not classified NextNet as a discontinued operation in our statement of operations because of our ongoing involvement with NextNet under our exclusive supply and infrastructure development agreements. However, our net loss for the year ended December 31, 2006 includes $7.9 million in direct selling, general and administrative expense, $7.2 million in direct research and development expense, and $1.4 million in direct depreciation and amortization that we expect to be non-recurring following the NextNet sale. Our net loss for the year ended December 31, 2006 also includes the recognition of a $19.8 million gain upon the sale of NextNet.

As of June 30, 2007, we offered service in Ghent and Brussels, Belgium and Dublin, Ireland, which together included approximately 29,000 subscribers and 1.6 million people covered by our network. In addition, we have been acquiring spectrum in markets outside the United States, so that we have the capacity to deploy our networks in other additional markets in Europe and elsewhere. We hold spectrum covering an estimated 82.5 million people in Germany, 45.1 million people in Spain, 38.1 million people in Poland and 21.6 million people in Romania. Of this spectrum, we believe we currently have enough depth to launch our services in each of the countries except for Poland. We also hold minority interests in companies that are deploying similar services in Denmark and Mexico.

On May 29, 2007, we closed an agreement with BellSouth Corporation to acquire for an aggregate price of $300.0 million all interests in SFT Spectrum, LLC and BWC Spectrum, LLC, which collectively held all of AT&T Inc.’s leases and licenses for 2.5 GHz spectrum, increasing our spectrum holdings by over 1.7 billion MHz-POPs located in the southeastern United States. These entities were wholly-owned subsidiaries of BellSouth Corporation, which is wholly-owned by AT&T, Inc. as a result of a merger that closed in December 2006.

On July 3, 2007 we entered into a $1.0 billion senior term loan facility which grants the lenders a security interest in substantially all of the assets of our business in the United States, including a pledge of all our domestic subsidiaries. Upon closing the transaction we drew $379.3 million, in part to repay in full our prior term loan, which we entered into in August 2006. We drew an additional $620.7 million against our new senior term loan facility on August 15, 2007 to redeem all of our outstanding senior secured notes due 2010.

In connection with the repayment of the $125.0 million term loan and the retirement of our senior secured notes due 2010, we expect to record charges from debt restructuring that may be material in the third quarter of 2007.

On July 19, 2007 we entered into a letter of intent with Sprint Nextel Corporation, or Sprint, under which the parties agreed to jointly construct a nationwide broadband network using WiMAX technology and promote development of WiMAX-based services. We and Sprint expect to build our respective portions of the nationwide network and enable roaming between the respective territories. We will also work jointly on product and service evolution, shared infrastructure, branding, marketing and distribution. The arrangement involves an exchange of selected 2.5 GHz spectrums in various markets. The arrangement is subject to the execution of definitive agreements. It is also subject to review by the Department of Justice, approval of spectrum license assignments and transfers by the Federal Communications Commission, and other closing conditions.

Results of Operations

The following table sets forth certain operating data for the periods presented.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
	(In thousands)			(In thousands)

Revenue
Service	$243	$8,451	$67,598	$24,893	$64,759
Equipment and other (includes related party sales)	15,035	25,003	32,583	24,646	—

Total revenues	15,278	33,454	100,181	49,539	64,759
Cost of goods and services (exclusive of items shown separately below):
Cost of service (includes related party costs)	3,031	13,086	50,438	20,612	40,048
Cost of equipment (includes related party costs)	9,816	10,483	19,674	14,358	—
Selling, general and administrative expense	24,201	106,211	214,669	90,366	156,032
Research and development	5,805	9,639	8,890	5,867	1,023
Depreciation and amortization	2,552	11,913	40,902	16,834	35,899
Spectrum lease expense	2,987	9,356	23,516	7,988	28,265
Gain on sale of NextNet	—	—	(19,793)

Total operating expenses	48,392	160,688	338,296	156,025	261,267

Operating loss	(33,114)	(127,234)	(238,115)	(106,486)	(196,508)
Other income (expense):
Interest income	1,160	6,605	30,429	6,886	35,410
Interest expense	—	(14,623)	(72,280)	(30,429)	(47,729)
Foreign currency transaction gains (losses) — net	172	20	235	—	(68)
Other income (expense) — net	(292)	300	2,150	2,247	1,744

Total other income (expense) — net	1,040	(7,698)	(39,466)	(21,296)	(10,643)

Loss from continuing operations before income taxes, minority interest and losses from equity investees	(32,074)	(134,932)	(277,581)	(127,782)	(207,151)
Income tax provision	—	(1,459)	(2,981)	(1,227)	(2,729)

Loss from continuing operations before minority interest and losses from equity investees	(32,074)	(136,391)	(280,562)	(129,009)	(209,880)
Losses from equity investees — net	(988)	(3,946)	(5,144)	(3,715)	(2,807)
Minority interest in net loss of consolidated subsidiaries	20	387	1,503	636	1,967

Net loss	$(33,042)	$(139,950)	$(284,203)	$(132,088)	(210,720)

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenue.  Service revenue is primarily generated from subscription and modem lease fees for our wireless broadband service. Revenue from our acquired businesses, activation fees and fees for other services such as email, VoIP, and web hosting services are also included in service revenue. Our equipment and other revenue includes sales of NextNet equipment through the date of sale of NextNet in August 2006.

Service revenues for the six months ended June 30, 2007 and 2006 was $64.8 million and $24.9 million, respectively. This increase was primarily due to the increase in our subscriber base. As of June 30, 2007, we operated in 40 U.S. markets and three international markets covering a geographic area containing approximately 11.6 million people. This is compared to 27 U.S. and two international markets covering approximately 5.8 million people as of June 30, 2006. Total subscribers in all markets grew from approximately 130,000 as of June 30, 2006 to approximately 299,000 as of June 30, 2007, primarily due to continued subscriber growth in existing markets and the addition of seven markets launched during the first six months of 2007. Equipment and other revenue in the first six months of 2007 decreased from the first six months of 2006, due to the sale of NextNet in August 2006. Service revenue from our acquired businesses was approximately $6.9 million in the first six months of 2007 compared to $5.1 million in the first six months of 2006.

Cost of goods and services.  Service costs primarily include costs associated with tower rents, network costs and traffic back haul, which is the transporting of data traffic between distributed sites and a central point in the market or Point of Presence, or POP. Our cost of equipment consists of costs incurred for equipment manufactured by NextNet through August 2006.

Cost of services were $40.0 million and $20.6 million for the six months ended June 30, 2007 and 2006, respectively. This increase was primarily due to an increase in the number of towers leased and related traffic back haul costs, the number of subscribers using our service, and additional markets served. Service gross margin increased to 38.2% for the six months ending June 30, 2007 from 17.2% for the six months ending 2006, primarily as a result of our costs rising at a slower rate as compared to our revenues generated from our increased subscriber base.

Overall gross profit increased to $24.7 million for the six months ended June 30, 2007 from $14.6 million for the six months ended June 30, 2006. Overall gross margin was 38.2% for the first six months of 2007 compared to 29.4% for the first six months of 2006. These increases were primarily due to growth in our subscriber base. We anticipate that gross margin will fluctuate due to new market launches, while our cost of service in absolute dollars will increase as we continue to expand our network. There were no costs related to equipment in the first six months of 2007 due to the sale of NextNet in August 2006.

Selling, general and administrative expense.  Selling, general and administrative expense includes primarily salaries and benefits, sales commissions, travel expenses and related facilities costs for our sales, marketing, network deployment, executive, finance, information technology, human resource and legal personnel. It also includes costs associated with advertising, trade shows, public relations and other market development programs and third-party professional service fees.

Selling, general and administrative expense was $156.0 million for the six months ended June 30, 2007 as compared to $90.4 million for the six months ended June 30, 2006. The increase of $65.6 was due primarily to a $46.8 million increase in employee compensation and related costs, including facilities costs, resulting from higher employee headcount of 1,680 employees at June 30, 2007 compared to 830 employees at June 30, 2006. The additional employees were hired to support the overall growth of our business. In addition, third party commissions increased $4.3 million, advertising expense increased $4.1 million, costs related to credit card processing, collections and bad debt increased $3.3 million, a $2.5 million increase in the loss on site and inventory assets, a $2.3 million increase in professional fees, and other miscellaneous expenses increased $2.3 million.

We expect that our selling, general, and administrative expenses will continue to increase in future periods. We expect that these increases will primarily be related to wages and related employment costs, facility costs and marketing expenses necessary to support our growth and our efforts to build brand awareness through advertising and promotional activities, and network expansion.

Research and development.  Research and development expenses consist of salaries and related benefits for our development personnel. Research and development expense was $1.0 million for the six months ended June 30, 2007 compared to $5.9 million for the six months ended June 30, 2006. This decrease was due to prior period expenses related to NextNet product research that were not recurring in 2007 due to the sale of NextNet in August 2006.

Depreciation and amortization.  Depreciation and amortization expense increased to $35.9 million for the six months ended June 30, 2007 from $16.8 million for the six months ended June 30, 2006. This increase was primarily due to the additional network build-out and deployed customer premise equipment, or CPE costs related to our expansion into new markets and associated subscriber growth. Capital expenditures for depreciable property, plant and equipment increased to $164.6 million for the six months ended June 30, 2007 from $83.2 million for the six months ended June 30, 2006. The majority of these expenditures relate to the construction of our network and purchases of base station equipment.

Changes in technology used in our business, such as a transition to mobile WiMAX, may result in an impairment in the value or a change in the estimated useful life of our Expedience network equipment already placed in service. If such a change occurs, we may be required to record an impairment charge to reduce the carrying amount of equipment in service to its fair value, and/or to accelerate the useful life of the respective equipment, resulting in an increase in periodic depreciation expense over the remaining useful life of the equipment, or, in appropriate instances, to write off the entire net book value.

Spectrum lease expense.  Spectrum lease expense increased to $28.3 million for the six months ended June 30, 2007 from $8.0 million for the six months ended June 30, 2006. As certain of our leases include escalation clauses, we are required to record expense on a straight-line basis over the term of these leases, including renewal periods where appropriate. Total spectrum lease expense increased as a direct result of an increase in the number of spectrum licenses leased as part of the deployment of our wireless broadband network. We expect spectrum lease expense to continue to increase as we acquire additional spectrum and the costs of acquiring such spectrum become higher.

Interest income.  We recognized $35.4 million of interest income for the six months ended June 30, 2007 compared to $6.9 million for the three and six months ended June 30, 2006. These increases were primarily due to the $509.7 million increase in our short-term investments to $676.3 million at June 30, 2007 from $166.6 million at June 30, 2006.

Interest expense.  We incurred $47.7 million of interest expense in the first six months of 2007 compared to $30.4 million in the first six months of 2006. This increase in interest expense was primarily due to the issuance in February 2006 of additional senior secured notes, due 2010, in an aggregate principal amount of $360.4 million, as well as a term loan of $125 million and an additional loan totaling $10.0 million.

We recorded interest expense totaling $42.0 million and $29.2 million for the six months ended June 30, 2007 and 2006, respectively, related to our secured notes. We recorded amortization of original issuance discount of $11.2 million and $11.5 million, respectively. We recorded amortization of original deferred financing costs related to our secured notes of $3.3 million and $2.5 million for the six months ended June 30, 2007 and 2006, respectively. These amounts were partially offset by capitalized interest of $8.9 million and $5.3 million for the six months ended June 30, 2007 and 2006, respectively.

Other income (expense), net.  We had approximately $1.7 million in net other income during the first six months of 2007 as compared to $2.2 million in net other income during the first six months of 2006. This decrease was primarily due to the losses incurred from the early termination of lease of the Company’s former headquarters in the second quarter of 2007.

Losses from equity investees, net.  Losses from equity investees, net, decreased $1.0 million in the six months ended June 30, 2007 compared to the six months ended June 30, 2006 primarily due to the growth in the aggregate subscriber base of the equity investees.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Total revenues.  Total revenues increased $66.7 million to $100.2 million in 2006 from $33.5 million in 2005. This result includes a $59.1 million increase in service revenue as we increased our subscriber base, as well as a $7.6 million increase in equipment revenue derived from NextNet operations.

Service revenue.  As of December 31, 2006, we operated in 34 U.S. markets and two international markets covering a geographic area containing approximately 9.6 million people. Total subscribers in all markets grew from approximately 62,300 as of December 31, 2005 to approximately 206,200 as of December 31, 2006, generating service revenue of approximately $67.6 million in 2006 as compared to $8.5 million in 2005. This $59.1 million increase reflects net increases of 84,800 subscribers in markets launched prior to January 1, 2006, and 59,100 subscribers in the nine markets launched during 2006. Of these nine new markets, seven were launched in the second half of 2006.

For the year ended December 31, 2006, we experienced an average monthly churn of approximately 1.9%, with approximately 1.4% of this amount resulting from subscriber relocations or non-payment, based upon exit interviews. Given our limited operating history, and that our current subscriber contracts are generally for a term of one to two years, our current rate of churn may not be representative of the churn we may experience in the future.

Equipment and other revenue.  Equipment and other revenue increased approximately $7.6 million, to $32.6 million for the eight-month period ending on the date of sale from $25.0 million for the full year of 2005. This increase is primarily due to an increase in the volume of sales of CPE and other units to Inukshuk, Inc., a joint venture between Rogers Cable Enterprises and Bell Canada, through an arrangement with Flux Fixed Wireless, LLC, an entity controlled by Mr. McCaw. Total related party sales increased $5.8 million to $15.5 million in 2006 from $9.7 million in 2005. The remainder of the increase is a result of an increase in overall sales volume across our customer base.

Total cost of goods and services.  Total cost of goods and services increased $46.5 million to $70.1 million in 2006, from $23.6 million in 2005.

Cost of service.  As a result of the expansion in 2006 of our wireless broadband network and related subscriber growth, cost of service increased to $50.4 million in 2006 as compared to $13.1 million in 2005. The increase is due to an increase in costs for towers leased and related back haul costs, the number of subscribers using our service, and additional markets served. As a percentage of service revenue, cost of service decreased to 74.6% in 2006 from 154.8% in 2005, primarily as a result of the revenue generated from our increased subscriber base. We anticipate that our costs as a percentage of revenue will fluctuate due to new market launches, while our cost of service in absolute dollars will increase as we continue to expand our network.

Cost of equipment.  Our cost of equipment consists of costs incurred for equipment manufactured by NextNet through August 29, 2006. Following the increase in the number of CPE units sold in 2006, cost of equipment increased $9.2 million to $19.7 million for the eight months we owned NextNet in 2006, as compared to $10.5 million in 2005. As a percentage of equipment and other revenue, cost of equipment increased to 60.4% in 2006 from 41.9% in 2005, as a result of a full year of sales in 2005 to Flux Fixed Wireless, a related party, which had higher overall margins, as compared to eight months in 2006, due to the sale of NextNet. As a result of our sale of NextNet, we do not currently expect to incur any future material cost of equipment.

Selling, general and administrative expense.  Selling, general and administrative expense increased $108.5 million, or 102.1%, to $214.7 million in 2006 from $106.2 million in 2005. The overall increase is due primarily to employee compensation and related costs, including facilities costs due to higher employee headcount, additional marketing and advertising expenses related to the expansion of our business, increases in third party commission expenses; and higher professional fee expenses. Employee and related compensation expense increased $63.4 million due to headcount increases to support the overall growth of our business. Our total employee headcount increased from 622 at December 31, 2005 to 1,241 at December 31, 2006. Marketing and advertising expense increased $20.5 million as we expanded our number of markets from 27 to 36 and increased our subscriber base from 62,300 at December 31, 2005 to 206,200 at December 31, 2006. Facilities expenses increased $6.2 million in connection with the headcount increase and market expansion. Third party commission expenses increased $5.5 million as we sold more services through third party providers. Professional fees, which include legal, accounting and other costs related to regulatory compliance, increased $5.3 million to $20.9 million in 2006 from $15.6 million in 2005 resulting primarily from costs associated with our prior withdrawn registration statement and general growth in our legal, accounting and regulatory needs caused by our growth. Other costs increased $7.5 million and included expenses related to our new call center.

We expect that our selling, general, and administrative expenses will continue to increase in future periods. We expect that these increases will primarily be related to marketing expenses necessary to support our growth and our efforts to build brand awareness through national advertising and promotional activities, personnel and related facility costs, network expansion, costs related to an additional call center in 2007, and expenses for professional fees associated with Securities Exchange Act of 1934 reporting and compliance.

Research and development expense.  Research and development expense decreased $749,000, or 7.8%, to $8.9 million in 2006 from $9.6 million in 2005. The decrease was due primarily from the sale of NextNet in August 2006.

Depreciation and amortization expense.  Depreciation and amortization expense increased $29.0 million to $40.9 million in 2006 from $11.9 million in 2005, primarily due to increased network build-out and deployed CPE costs related to our expansion into new markets and associated subscriber growth. Capital expenditures for depreciable property, plant and equipment increased $59.0 million to $191.7 million in 2006 from $132.7 million in 2005. The majority of these expenditures relate to the construction of our network and purchases of base station equipment.

Changes in technology customarily used in our business, such as a transition to mobile WiMAX, may result in an impairment in the value or a change in the estimated useful life of our Expedience network equipment already placed in service. If such a change occurs, we may be required to record an impairment charge to reduce the carrying amount of equipment in service to its fair value, and to accelerate the useful life of the respective equipment, resulting in an increase in periodic depreciation expense over the remaining useful life of the equipment, or, in appropriate instances, to write off the entire unamortized value.

Spectrum lease expense.  Spectrum lease expense increased $14.1 million to $23.5 million in 2006 from $9.4 million in 2005. As certain of our leases include escalation clauses, we are required to record expense on a straight-line basis over the term of these leases, including renewal periods where appropriate. Total spectrum lease expense increased as a direct result of an increase in the number of spectrum licenses leased as part of the deployment of our wireless broadband network. We expect spectrum lease expense to continue to increase as we acquire additional spectrum and the costs of acquiring such spectrum become higher.

Gain on sale of NextNet.  The sale of NextNet in August 2006 resulted in a gain of $19.8 million, comprised of net proceeds from the sale of $47.1 million less the book value of net assets sold of $26.1 million and transaction related costs of $1.2 million.

Operating loss.  As a result of the above, operating loss increased from $127.2 million in 2005 to $238.1 million in 2006.

Interest income.  We recognized $30.4 million of interest income in 2006 compared to $6.6 million in 2005. This increase is due to an increase in our total short-term investments.

Interest expense — net.  We incurred $72.3 million of net interest expense in 2006 compared to $14.6 million in 2005. This increase in net interest expense is due to the issuance in August 2005 of senior secured notes, due 2010, in an aggregate principal amount of $260.3 million, and the issuance in February 2006 of additional senior secured notes, due 2010, in an aggregate principal amount of $360.4 million, as well as additional loans totaling $135.0 million. We recorded interest expense totaling $69.1 million, including $63.2 million related to our senior secured notes in 2006. We also recorded amortization of original issuance discount of $15.8 million and deferred financing costs of $3.9 million related to our senior secured notes. These amounts were partially offset by capitalized interest of $16.6 million in 2006. In the year ended December 31, 2005, we recorded interest expense totaling $11.6 million related to our notes, $4.4 million of amortization of original issuance discount, and deferred financing costs of $898,000, partially offset by $2.3 million of capitalized interest.

Other income (expense) — net.  We recognized $2.2 million of other income in 2006 as compared to $300,000 of other income in 2005. This increase was due primarily to the sale of spectrum assets in 2006.

Income tax provision.  We incurred $3.0 million of income tax expense in 2006 as compared to $1.5 million in 2005. The expense represents the recognition of a deferred tax liability related to the accounting for FCC licenses we own. Owned FCC licenses are amortized over 15 years for U.S. tax purposes but, since these licenses have an indefinite life, they are not amortized for financial statement reporting purposes. The ongoing difference between the financial statements and tax amortization treatment resulted in our recording a deferred income tax expense of $3.0 million 2006.

Losses from equity investees — net.  Losses from equity investees — net increased $1.2 million to $5.1 million in 2006 from $3.9 million in 2005. The increase is due to continued losses from our equity investee MVS Net S.A. de C.V. in Mexico, as well as losses from our equity investee Danske Telecom A/S in Denmark that we invested in during June 2005.

Net loss.  As a result of the above, our net loss increased to $284.2 million in 2006 as compared to $140.0 million in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Total revenues.  Total revenues increased $18.2 million to $33.5 million in 2005 from $15.3 million in 2004, due to a $10.0 million increase in equipment revenue and an $8.2 million increase in service revenue as we began commercial deployment of our network.

Service revenue.  In August 2004 we launched our first market for wireless broadband services. We had three markets covering approximately 480,000 people in commercial operation by December 31, 2004. As of December 31, 2005 we operated in a total of 25 U.S. markets and two international markets covering approximately 4.6 million people. Of the 24 new markets launched in 2005, 17 were launched in the second half of the year. Total subscribers in all markets grew from approximately 3,500 as of December 31, 2004 to approximately 62,300 as of December 31, 2005, generating service revenues of approximately $8.5 million in 2005 as compared to $200,000 in 2004.

Equipment and other revenue.  Equipment and other revenue increased approximately $10.0 million, or 66.7%, to $25.0 million in 2005 from $15.0 million in 2004. This increase was due to an increase in the volume of base station, CPE and other units sold from approximately 13,500 to approximately 19,500. Sales of equipment to related parties increased $2.8 million to $9.7 million in 2005 from $6.9 million in 2004. The majority of this increase was attributable to sales of base station equipment in the fourth quarter to Inukshuk, Inc., a joint venture of Bell Canada and Rogers Communications, through an arrangement with Flux Fixed Wireless, LLC, an entity controlled by Mr. McCaw.

Total cost of goods and services.  Total cost of goods and services increased $10.7 million, or 83.5%, to $23.6 million in 2005 from $12.8 million in 2004.

Cost of service.  The deployment of our wireless broadband network to support the expansion of our services resulted in cost of service increasing by $10.1 million to $13.1 million in 2005 compared to $3.0 million in 2004. Tower costs represented the majority of the increase, growing to $6.0 million in 2005 from approximately $500,000 in 2004.

Cost of equipment.  Following the increase in the number of base station units and CPE sold in 2005, cost of equipment increased $700,000, or 7.1%, to $10.5 million in 2005 from $9.8 million in 2004. As a percentage of equipment and other revenue, cost of equipment decreased to 41.9% of equipment and other revenue in 2005 from 65.3% in 2004 as a result of an improvement in our product design, and production efficiencies and the impact of the fourth quarter base station equipment sales to Inukshuk. We recognize significantly higher margins on sales of base station equipment as compared to sales of CPE.

Selling, general and administrative expense.  Selling, general and administrative expense increased $82.0 million to $106.2 million in 2005 from $24.2 million in 2004. The increase was primarily due to a significant increase in employee compensation and benefit costs, marketing and advertising costs, professional fees, and facilities costs to support the expansion of our business. Employee compensation, benefits and other related expenses (including travel and entertainment) included in selling, general, and administrative expense increased $45.9 million to $59.2 million in 2005 from $13.3 million in 2004, as we increased total headcount to support the overall growth of our business. Marketing and advertising costs increased $16.1 million to $17.9 million in 2005 from $1.8 million in 2004, as we launched or expanded our marketing and sales efforts in 24 markets. Professional fees are included in selling, general, and administrative expense, including legal, accounting and other costs related to regulatory compliance, increased $11.8 million to $15.6 million in 2005 from $3.8 million in 2004. Facilities costs included in selling, general, and administrative expense increased $6.0 million to $6.8 million in 2005 from $800,000 in 2004, as we expanded our administrative office space in Kirkland, Washington and opened various locations in our new markets.

Research and development expense.  Research and development expense increased $3.8 million, or 66.0%, to $9.6 million in 2005 from $5.8 million in 2004. The increase was primarily due to the additional research and development expenditure to support the expansion of our wireless broadband network and the development of new technologies, including PC cards and chipsets installed directly in consumer devices. Additionally, we acquired NextNet in March 2004, which resulted in a full year of research and development expense in 2005 as compared to only ten months of such expense in 2004.

Depreciation and amortization expense.  Depreciation and amortization expense increased $9.4 million to $11.9 million in 2005 from $2.6 million in 2004, primarily due to increased network build-out and deployed CPE following our expansion into new markets and related subscriber growth. Capital expenditure for purchases of depreciable property, plant and equipment increased $119.9 million to $132.7 million in 2005 from $12.8 million in 2004.

Spectrum lease expense.  Spectrum lease expense increased $6.4 million to $9.4 million in 2005 from $3.0 million in 2004. Total spectrum lease expense increased as a direct result of the increasing number of spectrum licenses we leased as part of the deployment of our wireless broadband network. We entered into or assumed lease arrangements for approximately 200 spectrum licenses in 2005, increasing the total number held to approximately 285 as of December 31, 2005 as compared to approximately 85 as of December 31, 2004.

Operating loss.  As a result of the above, operating loss increased from $33.1 million in 2004 to $127.2 million in 2005.

Interest income.  We recognized $6.6 million of interest income in 2005 as compared to $1.2 million in 2004. The increase in interest income is primarily due to an increase in our total short-term investments and the fact that we earned income on short-term investments acquired mid-year in 2004 for a full year in 2005.

Interest expense — net.  We incurred $14.6 million of net interest expense in 2005, compared to none in 2004. This difference is due to the issuance in August 2005 of senior secured notes due 2010, in an aggregate principal amount of $260.3 million. We recorded interest expense totaling $11.6 million and amortization of original issue discount of $4.4 million in 2005 related to these senior secured notes. These amounts were partially offset by capitalized interest of $2.3 million in 2005.

Other income (expense) — net.  We recognized $300,000 of other income in 2005 as compared to $292,000 of other expense in 2004.

Income tax provision.  We recorded a $1.5 million income tax provision in 2005 as compared to $0 in 2004. The expense represents the recognition of a deferred tax liability related to the accounting for FCC licenses we own. Owned FCC licenses are amortized over 15 years for U.S. tax purposes but, since these licenses have an indefinite life, they are not amortized for financial statement reporting purposes. The ongoing difference between the financial statements and tax amortization treatment resulted in our recording a deferred income tax expense of $1.5 million in 2005.

Losses from equity investees — net.  Losses from equity investees — net increased $3.0 million to $3.9 million from $988,000 in 2004. The increase in losses from equity investees was due to the inclusion of a full year of losses from MVS Net S.A. de C.V. in Mexico, as compared to six months of losses in 2004, and the addition in June 2005 of a new equity investee, Danske Telecom A/S in Denmark.

Net loss.  As a result of the above, our net loss increased to $140.0 million in 2005 as compared to $33.0 million in 2004.

Liquidity and Capital Resources

Since inception, our activities have consisted principally of developing, deploying and operating our network and acquiring spectrum and other assets for the delivery of wireless broadband services. Until the sale of NextNet in August 2006, we also developed and sold network equipment and CPE. We have relied on the proceeds from equity and debt financing, rather than cash generated from operations, as our primary source of capital to fund this development. Specifically, we raised $207.0 million in capital through the issuance of 30,000,000 shares of Class A common stock and 9,000,000 shares of Class B common stock in 2004. We raised $139.6 million in capital through the issuance of 11,635,687 shares of Class A common stock in 2005, and $1.0 billion through sales of 47,475,161 shares of Class A common stock and 9,905,732 shares of Class B common stock to Intel Capital, Motorola and others in 2006. We also raised capital through debt financing, including issuance of debt securities and warrants, totaling $260.3 million in 2005 and $495.4 million in 2006. In the first six months of 2007, we received $556.0 million, net of expenses, from the issuance of 24,000,000 shares of Class A common stock in our Initial Public Offering, or IPO and $2.2 million from the proceeds of option and warrant exercises.

On July 3, 2007 we entered into a $1.0 billion senior term loan facility which grants the lenders a security interest in substantially all of the assets of our business in the United States, including a pledge of all of our domestic subsidiaries. Upon closing the transaction we drew $379.3 million, in part to repay in full our prior term loan, which we entered into in August 2006. We drew an additional $620.7 million against our new senior term loan facility on August 15, 2007 to redeem all of our outstanding senior secured notes due 2010. Please see “Description of Indebtedness” for a more detailed description of our indebtedness.

Based upon our current plans, we believe that our existing cash, cash equivalents and marketable securities together with the incremental cash provided by our new senior term loan facility, will be sufficient to cover our estimated liquidity needs for at least the next twelve months, although we may seek to raise additional capital during that period, if available, on terms we believe are attractive. If the selling stockholders avail themselves of applicable net issue exercise provisions associated with the warrants exercisable for the Class A common stock described in this registration statement, we will not receive any proceeds from sales of common stock in connection with this offering.

Our long-term economic model is designed to allow replicable, scalable individual market builds so that we can increase or decrease our market deployment schedule based on available funds. As a result, the amount and timing of our long-term capital needs will depend on the extent of our network deployment and, to a lesser degree, on the schedule on which mobile WiMAX technologies become available, which factors are difficult to estimate at this time. As our business is in its early stages, we regularly evaluate our plans and strategy, and these evaluations may result in changes, some of which may be material and significantly modify our cash requirements. These changes in our plans or strategy may include the introduction of new features or services, significant or enhanced distribution arrangements, joint ventures, asset swaps, investments in infrastructure, acquisition of other companies, or any combination of the foregoing. We will likely seek significant additional debt financing in the short-term and the long-term, to continue to fund our liquidity needs and capital resource requirements.

Cash Flow Analysis

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

The following table presents a summary of our cash flows and beginning and ending cash balances for the six months ended June 30, 2007 and 2006:

	Six Months Ended June 30,
	2007	2006

Cash used in operating activities	$(280,639)	$(79,237)
Cash used in investing activities	(349,553)	(291,504)
Cash provided by financing activities	572,250	354,250
Effect of foreign currency exchange rates on cash and cash equivalents	(50)	2,309

Net decrease in cash and cash equivalents	(57,992)	(14,182)
Cash and cash equivalents at beginning of period	438,030	29,188

Cash and cash equivalents at end of period	$380,038	$15,006

Operating Activities

Net cash used in operating activities increased by $201.4 million to $280.6 million in the six months ended June 30, 2007, from $79.2 million in the six months ended June 30, 2006. Cash received from customers was $36.1 million in the first six months of 2007 compared to $27.2 million in the first six months of 2006, which was primarily from our NextNet operations, resulting in an $8.9 million increase in cash provided. This increase was due to an increase in the number of our subscribers as we continued to increase our subscriber base in our existing markets as well as we added seven new markets in the first six months of 2007. This addition to cash was offset by increases in all operating expenses, most significantly general and administrative, and sales and marketing expenses. These increases included employee compensation, professional fees and facilities and advertising expense, due to the expansion of our wireless broadband network as well as an increase in the number of markets served.

Investing Activities

During the six months ended June 30, 2007, cash used in investing activities was $349.6 million compared to $291.5 million during the six months ended June 30, 2006, resulting in an increase of $58.1 million. This increase was due primarily to a $248.5 million increase in use of cash invested in deploying our wireless broadband network and acquiring additional spectrum licenses in the first six months of 2007 as compared to the first six months of 2006 as we launched seven new markets in the first six months of 2007, as well as an increase in investments in equity investees of $3.1 million to $5.3 million in the first six months of 2007 compared to $2.2 million in the first six months of 2006. The increase was partially offset by sales of short-term and restricted investments, net of purchases, which decreased by $151.6 million to $20.0 million in proceeds from investments for the first six months ended June 30, 2007 from $131.6 million in cash used for investments in the first six months ended June 30, 2006. The increase was also offset by a $37.7 million decrease in cash used for business acquisitions from $44.8 million in the first six months of 2006 to $7.1 million in the first six months of 2007, $2.2 million in cash received in 2007 from the sale of an equity investment, and an issuance of related party notes of $2.0 million in the first months of 2006.

Financing Activities

Net cash provided by financing activities increased by $218.0 million to $572.3 million for the six months ended June 30, 2007 from $354.3 million for the six months ended June 30, 2006. In the first six months of 2007, we received $556.0 million, net of expenses, from the IPO, $2.2 million from the proceeds of option and warrant exercises, $15.0 million received from a minority partner, each of which was partially offset by a $937,000 principal payment made on our $125.0 million loan. In the first six months of 2006, we received $360.4 million from the issuance of our senior secured notes, due 2010, as well $10.0 million from an additional loan, partially offset by the payment of $16.1 million in related financing fees.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

The following table presents a summary of our cash flows and beginning and ending cash balances for the years ended December 31, 2005 and 2006:

	Year Ended December 31,
	2005	2006
	(In thousands)

Cash used in operating activities	$(96,655)	$(233,154)
Cash used in investing activities	(275,300)	(867,557)
Cash provided by financing activities	389,181	1,504,213
Effects of foreign exchange rate or cash and cash equivalents	(636)	5,340

Net increase in cash and cash equivalents, including the effect of foreign exchange rate changes	16,590	408,842
Cash and cash equivalents at beginning of period	12,598	29,188

Cash and cash equivalents at end of period	$29,188	$438,030

Operating Activities

Net cash used in operating activities increased by $136.5 million to $233.2 million in 2006, from $96.7 million in 2005. Cash received from customers was $104.9 million in 2006 compared to $31.6 million in 2005. This increase was due to an increase in the number of our subscribers as we launched our service in nine new markets in 2006. This increase was offset by increases in all operating expenses, most significantly general and administrative and sales and marketing expenses, including employee compensation, professional fees and facilities and advertising expense, due to the expansion of our wireless broadband network as well as a significant increase in the number of markets served.

Investing Activities

Net cash used in investing activities increased by $592.3 million to $867.6 million in 2006 from $275.3 million in 2005. We launched nine new markets in 2006, and, as a result, invested $259.4 million in deploying our wireless broadband network and acquiring additional spectrum licenses in 2006, as compared to $157.0 million in 2005, an increase of $102.4 million. Purchases of short-term and restricted investments, net of sales or maturities, increased by $522.6 million to $599.4 million in 2006 from $76.8 million in 2005. Also contributing to this increase was an increase in cash paid to acquire businesses which totaled $49.6 million in 2006 compared to $27.8 million in 2005, an increase of $21.8 million due to an increase in spectrum acquisitions, as well as the issuance of $4.1 million in notes receivable in 2006, while we did no such issuance in 2005. These expenditures were partially offset by the net proceeds received on the sale of NextNet totaling $47.1 million and a reduction of $11.5 million in cash invested on our equity investees.

Financing Activities

Net cash provided by financing activities increased $1.1 billion to $1.5 billion in 2006 from $389.2 million in 2006. In 2006 we received $1.0 billion of net proceeds from the issuance of common stock, $360.4 million from the issuance of our senior secured notes, due 2010, and $135.0 million in connection with our commercial loan and other indebtedness.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The following table presents a summary of our cash flows and beginning and ending cash balances for the years ended December 31, 2004 and 2005:

	As of December 31,
	2004	2005
	(In thousands)

Cash used in operating activities	$(52,845)	$(96,655)
Cash used in investing activities	(144,406)	(275,300)
Cash provided by financing activities	206,950	389,181
Effect of foreign exchange rates on cash and cash equivalents	178	(636)

Net increase in cash and cash equivalents, including the effect of foreign exchange rates	9,877	16,590
Cash and cash equivalents at beginning of period	2,721	12,598

Cash and cash equivalents at end of period	$12,598	$29,188

Operating Activities

Net cash used in operating activities increased $43.9 million, to $96.7 million in 2005, from $52.8 million in 2004. Cash received from customers was $31.6 million in 2005 compared to $11.6 million in 2004. This increase was due to an increase in the number of our subscribers as we launched our service in 22 markets in the United States and two markets in Europe in 2005. This increase was more than offset by increases in all operating expenses, most significantly selling, general, and administrative expenses, due to the expansion of our wireless broadband network and a significant increase in the number of markets served.

Investing Activities

Net cash used in investing activities increased $130.9 million to $275.3 million in 2005 from $144.4 million in 2004. We launched 22 markets in the United States and two markets in Europe in 2005, and, as a result, invested $157.0 million in deploying our wireless broadband network and acquiring additional spectrum licenses in 2005, as compared to $33.9 million in 2004, an increase of $123.1 million. Also in 2005 we paid $27.8 million in cash for spectrum acquisitions, an increase of $22.5 million, from $5.3 million in 2004. These expenditures were partially offset by a reduction in our net investment in short-term investments.

Financing Activities

Net cash provided by financing activities increased $182.2 million to $389.2 million in 2005 from $207.0 million in 2004. This increase was primarily due to the issuance in 2005 of our senior secured notes, due 2010, in an aggregate principal amount of $260.3 million. We received $67.4 million less in proceeds from sales of capital stock in 2005 as compared to 2004. Proceeds from the issuance of capital stock in 2005 and 2004 were $139.6 million and $207.0 million, respectively.

Financings and Capital Requirements

We have financed our operations through the sale of debt and equity securities and the issuance of bank debt. Significant transactions for the years ended December 31, 2005 and 2006 and the six months ended June 30, 2007, include the following:

•	in March 2007, we completed the initial public offering of our Class A common stock, raising net proceeds of approximately $555.2 million through the sale of 24,000,000 shares of our Class A common stock at $25 per share;

•	in August 2006, we issued 33,333,333 shares of our capital stock to Intel Capital for a purchase price of $600.0 million;

•	in August 2006, we issued 16,666,666 shares of our common stock to Motorola for a purchase price of $300.0 million;

•	between August and October 2006, we issued a total of 8,603,116 shares of our common stock to existing investors in a preemptive rights offering, for a purchase price of $154.9 million;

•	in August 2006, we borrowed $125.0 million under a term loan;

•	in June 2006, we borrowed $10.0 million under our July 2005 loan agreement with BCE Nexxia;

•	in February 2006, we sold approximately $360.4 million in senior secured notes. In connection with the sale of these notes, we issued warrants to the purchasers entitling them to purchase up to 9,609,334 shares of our common stock;

•	in August 2005, we sold approximately $260.3 million in senior secured notes. In connection with the sale of these notes, we issued warrants to the purchasers entitling them to purchase up to 6,942,552 shares of our common stock; and

•	in March 2005, we issued 8,333,333 shares of our common stock to Bell Canada for a purchase price of $100.0 million.

In addition, on July 3, 2007, we entered into a $1.0 billion senior term loan facility.

Debt Obligations and Restricted Cash and Investments

Existing Debt

In August 2005, we completed the sale of senior secured notes due 2010 in an aggregate principal amount of $260.3 million. In connection with our sale of senior secured notes, we also issued warrants to purchase up to 6,942,552 shares of our common stock. In addition, we granted the purchasers of the senior secured notes a one-time option to acquire up to an equivalent amount of additional notes and warrants for a period of 180 days following the issuance of the senior secured notes. This option was exercised in February 2006, at which time we completed the sale to new and existing holders of additional senior secured notes due 2010 in an aggregate principal amount of $360.4 million, and warrants to purchase up to 9,609,334 shares of our common stock. As of June 30, 2007, we recorded the aggregate principal amount of the senior secured notes outstanding net of a discount of $98.9 million due to the unamortized portion of the proceeds allocated to the warrants, based on their estimated fair value. Additionally, under the terms of the senior secured notes, we were required to purchase and pledge non-callable government securities as interest payment collateral for the senior secured notes. These restricted investments, totaling $51.9 million at June 30, 2007, are included in current restricted investments in our consolidated balance sheets. As of June 30, 2007, we had restricted cash of $11.8 million. As of June 30, 2007, we were in compliance with our debt covenants.

On July 3, 2007 we entered into a $1.0 billion secured term loan facility, which granted the lenders a security interest in substantially all of our assets. We used $125.0 million of the proceeds of this loan to retire our existing term loan, and we used an additional $620.7 million to retire our outstanding senior secured notes on August 15, 2007. In connection with the repayment of our prior term loan and the retirement of our senior secured notes due 2010, we expect to record charges from debt restructuring that may be material in the third quarter of 2007.

Financing Transactions

New Senior Term Loan Facility

On July 3, 2007, we entered into a senior term loan facility. The new term loan facility is a senior secured facility providing for loans of up to $1.0 billion. At the closing, we borrowed approximately $379.3 million, in part, to repay our outstanding indebtedness under our prior $125.0 million term loan and we borrowed an additional $620.7 million under the senior term loan facility in order to redeem our senior secured notes, due 2010. The new senior term loan facility is scheduled to mature on July 3, 2012.

In general, borrowings under the new senior term loan facility bear interest based, at our option, at either the Eurodollar rate or an alternate base rate (“ABR”), in each case plus a margin. The ABR shall mean the higher of 0.5% in excess of the federal funds rate and (y) the rate that the administrative agent announces from time to time as its prime or base commercial lending rate. The initial rate of interest for borrowings under the new senior term loan facility will be the Eurodollar rate plus 6.00% or ABR plus 5.00%.

Our obligations under the new senior term loan facility will be unconditionally and irrevocably guaranteed by certain of our existing and future domestic subsidiaries. In addition, the new senior term loan facility will be secured by first priority perfected security interests in substantially all of the assets of our business in the United States, including a pledge of all of our domestic subsidiaries.

Contractual Obligations

The contractual obligations presented in the table below represent our estimates of future payments under fixed contractual obligations and commitments as of December 31, 2006. Changes in our business needs or interest rates, as well as actions by third parties and other factors, may cause these estimates to change. Because these estimates are complex and necessarily subjective, our actual payments in future periods are likely to vary from those presented in the table. The following table summarizes certain of our contractual obligations, including principal and interest payments under our debt obligations and payments under our spectrum lease obligations, as of December 31, 2006:

		Less Than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	Over 5 Years
	(In millions)

Long-term debt obligations	$755.7	$1.3	$133.8	$620.6	$—
Interest payments(1)	314.1	84.3	161.5	68.3	—
Operating lease obligations	684.2	29.3	55.7	52.3	546.9
Spectrum lease obligations	720.8	16.4	32.8	36.1	635.5

Total(2)(3)	$2,474.8	$131.3	$383.8	$777.3	$1,182.4

(1)	Our interest payment obligations are calculated for all years using an interest rate of 11%.

(2)	Excludes $124.6 million remaining under our commitment to purchase no less than $150.0 million of infrastructure products and subscriber products from Motorola through August 29, 2008 under the terms of the commercial agreements that were entered into on August 29, 2006. Please see “Certain Relationships and Related Transactions” for more detailed description of our agreements with Motorola. Refer to Note 3 to our Consolidated Financial Statements for further details.

(3)	Excludes obligations of approximately $75.0 million under pending spectrum acquisition agreements entered into as of December 31, 2006 and $300.0 million to fund the closing of the AT&T spectrum acquisition entered into in February 2007.

We had no off-balance-sheet arrangements as of June 30, 2007.

Future Liquidity and Capital Resource Requirements

Based upon our current plans, we believe that our existing cash, cash equivalents and marketable securities, together with the incremental proceeds from our July 3, 2007 senior term loan facility, will be sufficient to cover our estimated liquidity needs for at least the next twelve months. Our long-term economic model is designed to allow replicable, scalable individual market builds so that we can increase or decrease our market deployment schedule based on available cash. As a result, the amount and timing of our long-term capital needs will depend on the extent of our network deployment and, to a lesser degree, on the schedule on which mobile WiMAX technologies become available, which factors are difficult to estimate at this time. As our business is in its early stages, we regularly evaluate our plans and strategy, and these evaluations often result in changes, some of which may be material and significantly modify our cash requirements. These changes in our plans or strategy may include the introduction of new features or services, significant or enhanced distribution arrangements, joint ventures, asset swaps, investments in infrastructure, acquisition of another company, or any combination of the foregoing.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates used, including those related to the valuation of long-lived assets, goodwill and intangible assets, including spectrum, share-based compensation and deferred tax asset valuation.

Our accounting policies require management to make complex and subjective judgments. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Additionally, changes in accounting estimates are reasonably likely to occur from period to period. Both of these factors could have a material impact on the presentation of our financial condition, changes in financial condition or results of operations.

In consultation with our board of directors, we have identified the following accounting policies that we believe are key to an understanding of our financial statements: revenue recognition; impairments of long-lived assets; impairments of goodwill and intangible assets with indefinite useful lives; share-based compensation; valuation of common stock; accounting for spectrum licenses and leases; and the deferred tax asset valuation allowance.

Revenue Recognition

We recognize revenue in accordance with Staff Accounting Bulletin, or SAB, No. 104, Revenue Recognition, when all of the following conditions exist: (i) persuasive evidence of an arrangement exists in the form of an accepted purchase order; (ii) delivery has occurred, based on shipping terms, or services have been rendered; (iii) the price to the buyer is fixed or determinable, as documented on the accepted purchase order; and (iv) collectibility is reasonably assured.

Service revenue — We primarily earn service revenue by providing access to our wireless broadband network. Also included in service revenue are revenue from optional services, including personal and business email and static Internet Protocol. Activation fees are charged to customers upon subscription.

We apply Emerging Issues Task Force, or EITF, Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, to account for revenue arrangements with multiple deliverables. These arrangements are allocated among the separate units of accounting based on the relative fair values if the deliverables in the arrangement meet certain criteria.

Service revenue from customers for the wireless broadband and optional services are billed in advance and recognized ratably over the service period. Activation fees charged to the customer are deferred and recognized as service revenue on a straight-line basis over the expected life of the customer relationship, which we have estimated to be 3.5 years. This expected life was determined based on our assessment of historical industry averages. Given our limited history we believe that these averages represent the best indicator of our future duration of customer life. As we develop more history of contract renewals, our estimate of the expected life of our customer relationship may change. Any change will be reflected prospectively beginning in the period that the change in estimate occurs.

Equipment and other revenue — We primarily earned equipment revenue from sales to third party network providers of base stations, CPE, related infrastructure, system services and software maintenance contracts prior to our sale of NextNet in August, 2006. Revenue associated with the shipment of CPE and other equipment to our customers was recognized when title and risk of loss transferred to the customer. Generally, the risks of ownership and title pass when product was delivered to our customer. Shipping and handling costs billed to customers are recorded to equipment and other revenue. Freight costs associated with shipping goods to customers are recorded to cost of equipment. There were no rights of return provided in any of our equipment sales contracts. In the interest of customer relations, in the past we have allowed returns or exchanges of certain products. If and when products are returned, we normally exchange them. We have not established a sales return allowance as returns have been insignificant to date and no significant returns are anticipated.

Sales discounts, primarily discounts on list prices of equipment sold, are generally classified as a reduction of revenues in accordance with EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), and are recognized when revenue is recognized.

With the NextNet arrangements that included multiple elements including software, such as the sale of a base station with a software maintenance contract, we applied the accounting guidance in accordance with Statement of Position, or SOP, No. 97-2, Software Revenue Recognition. Revenue was allocated to each element of the transaction based upon its fair value as determined by vendor specific objective evidence. Vendor specific objective evidence of fair value for all elements of an arrangement was based upon the normal pricing and discounting practices for those products and services when sold separately.

Revenue is deferred for any undelivered elements and revenue is recognized when the product is delivered or over the period in which the service is performed. If we cannot objectively determine the fair value of any undelivered element included in the bundled product and software maintenance arrangements, revenue is deferred until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements. If the fair value of a delivered element has not been established, we use the residual method to record revenue if the fair value of all undelivered elements is determinable. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

Software maintenance services include technical support and the right to receive unspecified upgrades and enhancements on a when-and-if available basis. Fees for software maintenance services are typically billed annually in advance of performance of the services with provisions for subsequent annual renewals. We defer the related revenues and recognize them ratably over the respective maintenance terms, which typically are one to two years.

Impairments of Long-lived Assets

We review our long-lived assets to be held and used, including property, plant and equipment and intangible assets with definite useful lives, for recoverability whenever an event or change in circumstances indicates that the carrying amount of such long-lived asset or group of long-lived assets may not be recoverable. Such circumstances include, but are not limited to the following:

•	a significant decrease in the market price of the asset;

•	a significant change in the extent or manner in which the asset is being used;

•	a significant change in the business climate that could affect the value of the asset;

•	a current period loss combined with projections of continuing losses associated with use of the asset;

•	a significant change in our business or technology strategy, such as a switch to mobile WiMAX wireless broadband network;

•	a significant change in our management’s views of growth rates for our business; and

•	a significant change in the anticipated future economic and regulatory conditions and expected technological availability.

We frequently evaluate whether such events and circumstances have occurred. When such events or circumstances exist, we would determine the recoverability of the asset’s carrying value by estimating the undiscounted future net cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use of the asset. For purposes of recognition and measurement, we group our long-lived assets at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other assets and liabilities.

If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss, if any, is recognized for the difference between the fair value of the asset and its carrying value.

Impairments of Goodwill and Intangible Assets with Indefinite Useful Lives

We assess the impairment of goodwill and intangible assets with indefinite useful lives at least annually, or whenever an event or change in circumstances indicates that the carrying value of such asset or group of assets may not be recoverable. Factors we consider important, any of which could trigger an impairment review, include:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in our use of the acquired assets or the strategy for our overall business; and

•	significant negative industry or economic trends.

Our owned spectrum licenses relate to our wireless broadband services business and are an integral part of our network coverage area, which is marketed under a single branding strategy and represent the highest and best use of the assets. Hence, they are evaluated as a single unit of accounting for impairment testing purposes.

We complete a two-step process to determine the amount of goodwill impairment. The first step involves comparison of the fair value of the reporting unit to its carrying value to determine if any impairment exists. If the fair value of the reporting unit is less than the carrying value, goodwill is considered to be impaired and the second step is performed. The second step involves comparison of the implied fair value of goodwill to its carrying value. The implied fair value of goodwill is determined by allocating fair value to the various assets and liabilities within the reporting unit in the same manner goodwill is recognized in a business combination. In calculating an impairment charge, the fair value of the impaired reporting units are estimated using a discounted cash flow valuation methodology or by reference to recent comparable transactions. In making our assessment, we rely on a number of factors, including operating results, business plans, economic projections, and anticipated future cash flows. There are inherent uncertainties related to these factors and judgment in applying these factors to our goodwill impairment test. We performed our annual impairment tests of goodwill as of October 1, 2006, and concluded that there was no impairment of our goodwill.

Our intangible assets with indefinite useful lives consist mainly of our spectrum licenses originally issued by the FCC, trade names and trademarks. The impairment test for intangible assets with indefinite useful lives consists of a comparison of the fair value of an intangible asset with its carrying amount. If the carrying amount of an intangible asset exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess. The fair value is determined by estimating the discounted future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset. We performed our annual impairment test of indefinite lived intangible assets as of October 1, 2006, and concluded that there was no impairment of these intangible assets.

Share-Based Compensation

Statement of Financial Accounting Standards No. 123, Accounting for Share-Based Compensation, or SFAS No. 123, established the use of the fair value based method of accounting for share-based compensation arrangements under which compensation cost is determined using the fair value of the share-based compensation determined as of the date of grant, which is recognized over the periods in which the related services are rendered. The statement also permitted companies to elect to continue using the intrinsic value accounting method specified in Accounting Principles Bulletin Opinion No. 25, Accounting for Stock Issued to Employees, to account for share-based compensation issued to employees. Through December 31, 2005, we elected to use the intrinsic value based method for stock options issued to employees and have disclosed the pro forma effect of using the fair value based method to account for our share-based compensation pursuant to SFAS No. 148, Accounting for Share-Based Compensation — Transition and Disclosure, or SFAS No. 148.

On January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment, or SFAS No. 123(R), which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors based on estimated fair values. SFAS No. 123(R) was applied prospectively to new stock options and to options modified, repurchased, or cancelled on or after January 1, 2006. We recognize these compensation costs, net of a forfeiture rate, for those shares expected to vest on a graded vesting schedule over the requisite service period of the award, which is generally the option vesting term of four years. We continue to account for the outstanding awards at January 1, 2006 under APB 25 as we were considered a non-public entity at the date of adoption that used the minimum value method for pro forma disclosure under SFAS No. 148.

We use the Black-Scholes valuation model, or BSM, to estimate the fair value of stock options which requires complex and various judgmental assumptions including estimated stock price volatility, employee exercise patterns (expected life of the option) and future forfeitures. The computation of expected volatility is based on an average historical volatility from common shares of a group of our peers for an appropriate period of time. The expected life of options granted is based on the simplified calculation of expected life, described in Staff Accounting Bulletin No. 107, or SAB No. 107, Share-Based Payment, due to lack of option exercise history. In addition, an estimate of a 3% annual forfeiture rate was used for the year ended December 31, 2006 based on our historical experience since inception. If any of the assumptions used in the BSM change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period. See Note 12, “Share-Based Payments” to our consolidated financial statements for additional information.

From January 1, 2005 to June 30, 2007, we granted options under our stock option plans as follows:

	Number of	Weighted	Weighted	Weighted	Weighted
	Options	Average	Average FV of	Average FV of	Average
Grant Date	Granted	Exercise Price	Common Stock	Each Option	Intrinsic Value

Q1 2005	639,825	$8.94	$9.27	$2.84	$0.33
Q2 2005	232,661	12.00	12.11	2.68	0.11
Q4 2005	342,825	15.00	15.00	3.58	—
Q1 2006	1,248,761	15.00	15.00	10.77	—
Q2 2006	125,467	15.00	15.00	11.25	—
Q3 2006	2,458,246	18.00	18.00	11.95	—
Q4 2006	109,830	18.00	18.00	11.70	—
Q1 2007	2,869,913	24.87	25.00	15.99	0.13
Q2 2007	643,799	25.01	25.01	14.92	—

Total	8,671,327	$19.37	$19.44	$12.07	$0.07

We account for grants under the Stock Appreciation Rights, or SAR, Plan, under SFAS No. 123(R). SARs are recorded as liability awards, as cash settlement is anticipated, and this liability is remeasured at fair value each reporting period until the awards are settled. The fair value is determined in the same manner as a stock option granted under the Stock Option Plan using the same assumptions and option-pricing model to estimate the fair value. Compensation expense for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value for each reporting period. See Note 12 “Share-Based Payments” of our consolidated financial statements for additional information.

In January 2007, our Board of Directors adopted the 2007 Stock Compensation Plan. The 2007 Stock Compensation Plan authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards to our employees, directors and consultants. As of June 30, 2007, there were 11,911,775 shares of Class A common stock available for grant under the 2007 Stock Compensation Plan. Stock compensation awards under the 2007 Stock Compensation

Plan will be made available at the discretion of the compensation committee, from authorized but unissued shares, authorized and issued shares reacquired and held as treasury shares, or a combination thereof. After January 19, 2007, we ceased granting stock options under the 2003 Stock Option Plan.

Valuation of Common Stock

Significant Factors, Assumptions, and Methodologies Used in Determining the Fair Value of our Capital Stock.

Members of our management possessing the requisite valuation experience estimated the fair value of our capital stock in connection with our stock option grants, stock awards, and other equity based compensation arrangements. We did not obtain contemporaneous valuations prepared by an unrelated valuation specialist at the time of each stock option issuance because we believe our management possessed the requisite valuation expertise to prepare a reasonable estimate of the fair value of the interests at the time of each issuance since inception.

The determination of the fair value of our common stock requires management to make judgments that are complex and inherently subjective. Management used the market approach to estimate the value of our enterprise at each date options were granted and at each reporting date. Under the market approach, a transaction-based method is used to estimate the value of our enterprise based on transactions involving capital stock with unrelated investors and other third parties. This approach assumes that such transactions constitute the best evidence as to the fair value of our common stock.

Sales of our capital stock for cash during the years ended December 31, 2005 and 2006 and the six months ended June 30, 2007 were as follows:

	Number of		Price	Gross
	Shares		per Share	Proceeds

March 2005	9,957,837		$12.00	$119,494,048
June 2005	1,666,666	(1)	$12.00	20,000,000
August/October 2006	58,602,978	(2)	$18.00	1,054,853,604
March 2007	24,000,000		$25.00	600,000,000

Total	94,227,481			$1,794,347,652

(1)	Of this amount, 1,273,593 shares were sold to a related party.

(2)	Of this amount, 4,655,706 shares were sold to a related party.

Additionally, we use the best information available to corroborate our determination, including events affecting the fair value of our common stock during the year, such as:

•	the implementation of our business strategy, including the achievement of significant qualitative and quantitative milestones relating to, among others things, the number of markets launched, subscriber growth, revenue growth, spectrum licenses acquired or leased, employee growth and the execution of strategic transactions;

•	the exercise price of warrants for the purchase of our common stock issued to both related parties and third parties;

•	the terms of cash sale transactions for the purchase of our common stock by related parties; and

•	the terms of non-cash transactions in which related parties received our common stock as consideration.

In evaluating each of these events, we have assumed that such transactions provide additional corroborating evidence as to the fair value of our capital stock. For those transactions involving related parties, the facts and circumstances present are reviewed to evaluate whether the terms of these agreements differ materially from those that would have existed in an arms-length transaction with an unrelated party. This evaluation is performed by comparing those related party transactions to similar transactions with unrelated parties.

We further corroborated the estimate of fair value by calculating the enterprise value using the income approach at various points throughout the year. The income approach applies an appropriate discount rate to an estimate of the future cash flows based on our forecasts of revenues, costs and capital expenditures. Given that we are an early stage company, forecasting these cash inflows and outflows requires that we make judgments that are substantially more complex and inherently subjective than those that would be required in a mature business. As such, we determined that the market approach was a more accurate method of estimating fair value and have relied on the income approach for corroboration only.

Accounting for Spectrum Licenses and Leases

We have two types of arrangements for spectrum licenses in the United States: direct licenses from the FCC which we own and leases or subleases from third parties that own or lease one or more FCC licenses.

The owned FCC licenses, as well as our licenses for spectrum in international markets, are accounted for as intangible assets with indefinite lives in accordance with the provisions of SFAS No. 142. In accordance with SFAS No. 142, intangible assets with indefinite useful lives are not amortized but must be assessed for impairment annually or more frequently if an event indicates that the asset might be impaired. We performed our annual impairment test of indefinite lived intangible assets as of October 1, 2006 and concluded that there was no impairment of these intangible assets. For leases involving significant up-front payments, we account for such payments as prepaid spectrum license fees.

We account for the spectrum lease arrangements as executory contracts which are similar to operating leases. For leases containing scheduled rent escalation clauses we record minimum rental payments on a straight-line basis over the terms of the leases, including the renewal periods as appropriate.

Deferred Tax Asset Valuation Allowance

A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will either expire before we are able to realize their benefit, or that future deductibility is uncertain. In accordance with SFAS No. 109, we record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including our limited operating history, scheduled reversals of deferred tax liabilities, projected future taxable income/loss, tax planning strategies and recent financial performance. We currently record a full valuation allowance for net deferred tax assets, which was approximately $67.1 million and $170.8 million as of December 31, 2005 and 2006, respectively.

Recent Accounting Pronouncements

SFAS No. 159 — In February 2007, the Financial Accounting Standards Board, or FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (“fair value option”) and to report in earnings unrealized gains and losses on those items for which the fair value option has been elected. SFAS No. 159 also requires entities to display the fair value of those assets and liabilities on the face of the balance sheet. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of Statement 157. We are currently evaluating the impact of this pronouncement on our financial statements.

FIN No. 48 — On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN No. 48”). The adoption of FIN No. 48 did not impact our financial condition, results of operations or cash flows. See Note 8, Income Taxes for further discussion on the adoption of FIN No. 48.

FSP EITF 00-19-2 — In December 2006, the Financial Accounting Standards Board, or FASB, approved FASB Staff Position, or FSP, No. EITF 00-19-2, Accounting for Registration Payment Arrangements, which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies, FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006. The adoption of FSP EITF 00-19-2 did not have a material effect on our consolidated financial statements.

SAB No. 108 — In September 2006, the SEC staff issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 provides interpretive guidance on how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in the current year financial statements. SAB No. 108 requires registrants to quantify misstatements using both an income statement (“rollover”) and balance sheet (“iron curtain”) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. If prior years are not restated, the cumulative effect adjustment is recorded in opening accumulated deficit as of the beginning of the fiscal year of implementation. SAB No. 108 is effective for fiscal years ending on or after November 15, 2006, with earlier implementation encouraged. The implementation of SAB No. 108 did not have a material effect on our financial position, cash flows, or results of operations.

SFAS No. 157 — In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of this pronouncement on our financial statements.

FSP No. SFAS 123(R)-3 — In November 2005, the FASB issued FSP No. SFAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. This FSP provides an alternative transition method for calculating the tax effects of adopting SFAS No. 123(R), which includes simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and the statement of cash flows of the tax effects of employee share-based compensation awards that are outstanding upon adoption of SFAS No. 123(R). There were no employee stock options exercises prior to January 1, 2006, the adoption date of SFAS 123(R), as such, the adoption of this FSP would have no impact on our financial position or results of operations. Therefore we will not adopt the FSP and will continue to follow the guidelines under SFAS 123(R).

Quantitative and Qualitative Disclosures about Market Risk

The risk inherent in our market risk sensitive instruments and positions is the potential loss from adverse changes in interest rates and foreign currency exchange rates. None of our market risk sensitive instruments are held for trading purposes.

Interest Rate Risk

Our primary interest rate risk is associated with our new senior term loan facility. We have a total outstanding balance on our new senior term loan facility of $1 billion at August 15, 2007. The interest rate on the new senior term loan facility is based, at our option, at either the Eurodollar rate, indexed to the LIBOR or an ABR indexed to the higher of 0.5% in excess of the federal funds rate or the rate that the administrative agent announces from time to time as its prime or base commercial lending rate. The weighted average interest rate under the new senior term loan facility was 11.59% at August 15, 2007. A one percent increase in the interest rate on the outstanding principal balance at August 15, 2007, would increase our annual interest expense by approximately $10.0 million per year.

We have short-term investments that are subject to interest rate risk that may impact the return on those investments. We do not expect our operating results, financial condition or cash flows to be materially affected by changes in market interest rates.

Foreign Currency Exchange Rates

We are exposed to foreign currency exchange rate risk as it relates to our international operations. We currently do not hedge our currency exchange rate risk and, as such, we are exposed to fluctuations in the value of the U.S. dollar against other currencies. Our international subsidiaries and equity investees generally use the currency of the jurisdiction in which they reside, or local currency, as their functional currency. Assets and liabilities are translated at exchange rates in effect as of the balance sheet date. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive (loss) income. Income and expense accounts are translated at the average monthly exchange rates during the reporting period. The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated are recorded as foreign currency transaction gains (losses) as a component of net loss.

Control and Procedures

Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining effective internal control over our financial reporting, as that term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934. Internal control over financial reporting refers to the process designed by, or under the supervision of, our Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

•	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of our assets;

•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorization of our management and directors; and

•	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Due to inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become ineffective because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the audit of our consolidated financial statements for the years ended December 31, 2005 and 2006, both we and our independent public accountants identified material weaknesses, as well as, several significant deficiencies, with respect to our internal control over financial reporting. A significant deficiency is a control deficiency, or combination of control deficiencies, that could adversely affect our ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of our annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements that is more than inconsequential will not be prevented or detected.

One of the material weaknesses related to our lack of sufficient review of our accounting for nonroutine and complex transactions specifically accounting for equity-method investments and issuance of debt with detachable warrants. The other material weakness related to a lack of proper cutoff of accounts payable and accrued expenses. These errors resulted in material adjustments and reclassifications to our consolidated financial statements. In addition, as of December 31, 2005 there were numerous significant deficiencies identified.

During 2006, we identified a material weakness in internal controls related to a lack of properly designed internal control over the preparation and review of the financial statements. This caused us to restate our consolidated financial statements for the nine month periods ended September 30, 2006 and 2005 (not included herein), and for the year ended December 31, 2005 related to the design and review of our allocation methodology between cost of services and cost of equipment. Additionally, we restated our unaudited statement of cash flows for the nine months ended September 30, 2006 (not included herein) for an error relating to the classification of amounts paid for leased spectrum assets, which were inappropriately classified as investing rather than operating activities.

During the year ended December 31, 2006 we noted significant deficiencies related to account reconciliations and related reviews; a lack of automation of our accounting for share-based payments, and ineffective controls relating to processes to ensure consistent communication of modifications in stock option grants to accounting personnel responsible for accounting for such modifications, accounting for leases and deferred rent, and information security.

Management’s Remediation Initiatives

We continue to address and remedy the material weaknesses in internal control over financial reporting noted in 2005 and 2006 as well as the significant deficiencies. Elements of our remediation plan are accomplished over time and we can offer no assurances that those initiatives will ultimately have the intended effects.

With respect to the material weaknesses, we have undertaken the following actions:

In order to address the material weakness identified in 2005 relating to the accounts payable cutoff, we have identified several areas for improvement. In the 1st quarter of 2007, we centralized the receipt and processing of invoice transactions in the accounts payable department. Our month end close procedures were modified to include a detailed review of vendor invoices to ensure completeness of accounts payable. Additionally, we have established a cross departmental team to implement improved policies and procedures for the procurement and payment processes that is also addressing the proper recording of accounts payable and accrued expenses.

With respect to financial reporting and complex accounting issues, we have increased the total number of staff within our department as well as the technical capability of that team. In April 2007, we hired a Chief Accounting Officer who has significant experience in leading an accounting function at a publicly held company and in overseeing the internal controls over financial reporting. He also has thorough knowledge and experience with technical accounting and US GAAP reporting requirements. To improve the quality of our month end close process, we have implemented several policies and procedures that are required to be followed by the accounting staff to ensure that all transactions are recorded consistently, are authorized and reviewed by higher level accounting personnel and include the appropriate level of supporting documentation.

We have also significantly increased management oversight and review of the financial information and engaged a nationally recognized accounting firm to advise us with respect to accounting for complex transactions as necessary.

With respect to the significant deficiencies, we have undertaken the following actions:

We are currently implementing a software program to automate the accounting for share based payments and the modifications of stock option grants. With respect to leases and deferred rent, the accounting for leases has been automated and procedures are being implemented to ensure we have accounted for all leases as of a month end.

With the information technology department, we continue to enhance our resources and control environment. Related to information security, we have implemented stronger front end controls to address authentication and responsibilities within significant applications. Our technology group and internal compliance team, working with our third party providers, is currently evaluating access control procedures such as user access reviews and segregation of duties analysis, within and across applications. To address deficiencies in our network and data backup strategy, we have implemented off-site backup as part of the migration of financial software servers to a secure third party location.

Additionally, we have completed an annual assessment process which includes fraud risk and enterprise risk assessments where we have documented risks that are unique to our business. We are evaluating our existing controls to mitigate those risks and have examined whether there are gaps or deficiencies in these controls that require remediation. Our plan for 2007 is to address those gaps or deficiencies and controls to help reduce the underlying risks.

We believe that the changes in accounting, processes and people as described above will address and ultimately remedy the material weaknesses and the significant deficiencies in our internal control over financial reporting. We continue to review processes, procedures and systems and will implement additional measures as appropriate. Our remediation plan is expected to be accomplished over time and we cannot offer any assurances that our initiatives will ultimately be successful.

BUSINESS

Overview

We build and operate next generation wireless broadband networks that enable fast, simple, portable, reliable and affordable Internet communications. Our wireless broadband networks cover entire communities and deliver a wireless broadband connection that not only creates a new communications path into the home or office, but also provides a broadband connection anytime and anywhere within our coverage area. We intend to evolve our network and the services we provide to facilitate a greater range of mobile communications services than we currently offer.

Our current service is both competitive with and complementary to existing services provided over wireline and wireless networks. Our subscribers access the same rich content, applications and services as subscribers of wireline broadband services, while also experiencing much of the freedom and flexibility that large scale wireless networks enable. We believe our network combines some of the best features of cellular, cable, DSL and WiFi networks into a single service offering that other networks cannot match. As our capabilities evolve, we also expect to develop and offer additional innovative and differentiated products and services. Our recently introduced VoIP telephony service is one example of a premium service that complements our current wireless broadband offering.

We launched our first market in August 2004. As of June 30, 2007, we offered our wireless broadband service to approximately 11.6 million people in the United States and Europe. Our network in the United States is deployed in 40 markets across more than 425 municipalities and covers an estimated 10.0 million people. Our markets range from major metropolitan areas to small, rural communities, and all sizes in between. As of June 30, 2007, we also offered our wireless broadband services in Ghent and Brussels, Belgium and Dublin, Ireland, where our network covers approximately 1.6 million people. Our equity investees in Denmark and Mexico offer comparable services.

We have grown from 1,000 wireless broadband subscribers as of September 30, 2004 to approximately 299,000 subscribers as of June 30, 2007. We believe that substantially all of the households we cover have access to cable modem and/or DSL Internet services, leading us to conclude that our rapid subscriber growth rates reflect the mass market appeal and robust customer demand for our differentiated services, even in the presence of highly competitive wireline broadband alternatives. We believe our subscriber growth rates reflect the mass market appeal and robust customer demand for our services, even in the presence of highly competitive wireline broadband alternatives.

Our network currently operates on Expedience technology, which we purchase from a subsidiary of Motorola. Unlike many existing wireline and wireless networks, our Expedience network was designed specifically to support portable, and eventually mobile, wireless broadband services. We recently committed to adopt a new network technology based on the mobile WiMAX standard. Once equipment incorporating this technology becomes commercially available and meets certain requirements, we expect to deploy networks based on mobile WiMAX in all of our subsequent markets and, over time, to migrate our existing markets to mobile WiMAX. As with our current Expedience technology, we expect mobile WiMAX to support fixed, portable and mobile service offerings using a single network architecture. In addition, we expect manufacturers to develop and eventually sell various handheld communications and consumer electronic devices that will be enabled to communicate using our planned mobile WiMAX network, including notebook computers, ultramobile PCs, PDAs, game consoles, MP3 players, and other handheld devices.

Background

Our company was founded by our Chairman Craig O. McCaw on October 27, 2003, as Flux U.S. Corporation. On November 13, 2003, an entity controlled by Mr. McCaw contributed all of the equity interests of Fixed Wireless Holdings, LLC, or FWH, in exchange for shares of our Class B common stock. FWH had been formed on March 13, 2003, and, from its formation until November 13, 2003, was engaged in acquiring and holding spectrum licenses and leases. We acquired the “Clearwire” trademark from a third party on

November 13, 2003 and changed our name from Flux U.S. Corporation to Clearwire Corporation in February 2004.

On March 16, 2004, we acquired all of the outstanding capital stock of NextNet Wireless, Inc., or NextNet, in a merger between NextNet and one of our wholly-owned subsidiaries, NextNet was founded in January 1998 to develop and sell equipment that enables the deployment of broadband wireless networks. At the time of acquisition, ERH held approximately 25% of the voting stock of NextNet. We sold all of the outstanding capital stock of NextNet to Motorola on August 29, 2006.

We conduct our operations through our domestic and international subsidiaries. For information regarding the geographic distribution of our total revenues and total long-lived assets, see Note 15 “Geographic Information” of our consolidated financial statements. Our operations in the United States are primarily conducted through our subsidiary, Clearwire US LLC, and our spectrum leases and licenses in the United States are primarily held by separate holding companies. Internationally, our operations are conducted through Clearwire International, LLC, our wholly-owned subsidiary, which indirectly holds investments in Europe and Mexico. The chart below summarizes the structure of our company and our subsidiaries as of July 31, 2007.

We are an early stage company, and as such we are investing heavily in building our network and acquiring other assets necessary to expand our business. As a result, we have a history of operating losses and expect to have significant losses in the future. As of June 30, 2007, our accumulated deficit was approximately $669.3 million, and our total indebtedness was approximately $754.8 million.

On July 3, 2007 we entered into a $1.0 billion secured term loan facility, which granted the lenders a security interest in substantially all of our assets. At closing, we used approximately $125.0 million of the proceeds of this loan to retire our prior term loan, and we used an additional $620.7 million to redeem our outstanding senior secured notes on August 15, 2007. In connection with the repayment of our prior term loan and the retirement of our senior secured notes due 2010, we expect to record charges from debt restructuring that may be material in the third quarter of 2007. We believe our cash and short-term investments afford us adequate liquidity for at least the next 12 months, although we may raise additional capital during this period if attractive terms are available.

We expect our cash needs in fiscal 2007, exclusive of spectrum acquisition costs, to be approximately $800.0 million to fund operating losses, capital expenditures and working capital. We also expect to require substantial additional capital in the long-term to fund our business and our success and viability will depend on our ability to raise additional capital on reasonable terms.

Industry

We believe the U.S. broadband market offers significant long-term growth potential. According to IDC’s 2006-2010 U.S. Broadband Services Forecast (September 2006), the U.S. residential broadband market is expected to grow at a 14.3% compound annual growth rate between 2006 and 2010. According to that same report and IDC’s June 2006 Internet Commerce Market Model, Version 10.2, broadband penetration is expected to exceed 68% of U.S. residential households by 2010, up from 36% in 2005, as dial-up subscribers migrate to broadband connectivity and people with no Internet access become broadband subscribers. However, an estimated 34.1 million households, or 31% of all U.S. households, accessed the Internet via a dial-up or other narrowband connection, while an estimated 36.6 million households, or 33% of all U.S. households, had no Internet connectivity at all. Of the 40.5 million households with broadband connectivity in 2005, approximately 55% used a cable modem, 42% used DSL and 3% used other services such as wireless broadband or fiber networks. The worldwide broadband market is expected to experience similar growth trends, with IDC forecasting in its June 2006 Internet Commerce Model, Version 10.2 a 14% compound annual growth rate from 180.4 million households with broadband Internet connectivity at the end of 2005 to 346.8 million by the end of 2010.

As wireless broadband becomes widely available, we believe demand for a broad range of mobile applications will dramatically increase, including demand for email, web browsing, VoIP telephony, streaming audio and video, video conferencing, gaming, e-commerce, music and video downloading and file transfers. For instance, in its September 2006 Broadband /Voice Over IP report, JupiterResearch estimates that in 2005 approximately 4.3 million U.S. households used a VoIP-based broadband telephony service, while 105.8 million used a traditional switched access telephony service, according to the FCC, Statistics of Communications Common Carriers Report. The U.S. VoIP-based broadband telephony market is expected to grow to 22.5 million households by 2010, according to JupiterResearch, representing a 39% compound annual growth rate. The worldwide VoIP telephony market is expected to experience a similar growth trend, with iSuppli forecasting in its August 2006 Wired Communications Topical Report, growth in residential VoIP subscribers from 15.8 million subscribers in 2005 to 151.2 million subscribers in 2010, representing a 57% compound annual growth rate.

In addition to growing broadband demand, the rapid growth of mobile email products, as well as sales of notebook computers and ultramobile PCs, leads us to believe that subscribers will increasingly favor Internet access that provides the portability offered by our existing network and, once commercially available, the mobility expected from mobile WiMAX. In its August 2006 Worldwide Portable PC 2006-2010 Forecast by Screen Size and July 2006 Worldwide Converged Mobile 2006-2010 Forecast Update, IDC stated that it expects U.S. laptop sales to increase by approximately 19% annually, from 21.6 million in 2005 to 51.3 million in 2010, and U.S. shipment of converged mobile devices, generally consisting of handheld devices with mobile data access and telephony capabilities, are expected to increase by approximately 46% annually, from 5.2 million in 2005 to 34 million in 2010. Based on these same reports, worldwide shipments of converged mobile devices are expected to increase by approximately 34.1% annually from 56.5 million in 2005 to 244.7 million in 2010. As purchases of laptops and other portable data devices continue to accelerate, we believe consumers increasingly will look for more efficient and effective ways to access the Internet on these devices. According to IDC’s October 2006 Worldwide Telecom Blackbook, Version 3, U.S. spending on wireless data services is expected to increase from $9.5 billion in 2005 to $42.7 billion in 2010, representing a 35% compound annual growth rate.

Competitive Strengths

Our business is characterized by the following competitive strengths:

•	Differentiated Services. We offer our subscribers competitively priced services that combine speed, simplicity, portability and reliability. We believe that DSL, cable and cellular networks do not deliver all of these characteristics in a single service offering. While many companies around the world have announced their intention to test and/or deploy WiMAX or mobile WiMAX networks, including some companies that currently operate PCS or cellular networks, we believe our business model is unique. Nevertheless, we may compete with companies in certain of our markets that adopt technologies and/or business models that are substantially similar to ours, and some of these competitors may be better established and have greater resources than we do.

•	Attractive Spectrum Position. We use licensed spectrum, which allows us to minimize the interference common to many networks that use unlicensed spectrum such as WiFi network operators. As the supply of licensed spectrum is limited, significant barriers to entry exist for competing wireless services. We believe that as of June 30, 2007, we have the second largest spectrum position in the 2.5 GHz (2495-2690 MHz) band in the United States with approximately 14.2 billion MHz-POPs in our spectrum portfolio, assuming all pending spectrum acquisitions and leases close, with a varying amount of spectrum in each of our markets. In Europe, as of June 30, 2007, we hold approximately 8.7 billion MHz-POPs of spectrum predominantly in the 3.5 GHz band, with a varying amount of spectrum in each of our markets. If demand increases for spectrum rights, our spectrum acquisition costs may increase, which may place competitors with greater capital resources at an advantage over us. Additionally, because we engineer our networks to optimize the number of users that the network can support while providing sufficient capacity and bandwidth, we do not currently launch our services in a market using our current technology unless we control a minimum of six channels containing at least 5 MHz of spectrum each. However, we expect the spectral efficiency of mobile WiMAX technologies to continue to evolve. As a result, if WiMAX becomes commercially available, we may decide to deploy our services in some markets where we hold less spectrum than we currently consider sufficient. Alternatively, we could find that new technologies and subscriber usage patterns require us to have more spectrum available in our markets.

•	Efficient Economic Model. We believe our economic model for deploying our services is based on replicable and scalable individual market builds, allowing us to repeat our build-out processes as we expand. Once our network is deployed, we are typically able to leverage our fixed costs over an increasing number of subscribers. We believe our model requires lower fixed capital and operating expenditures relative to other wireless and wireline broadband service providers. As our capabilities evolve, we also expect to generate incremental revenue from our subscriber base by developing and offering premium products and services, such as VoIP telephony services.

•	World Class Management Team. Regarded as a pioneer and leader in the wireless communications industry, Mr. McCaw, our founder and Chairman, has been an active entrepreneur, operator and investor in the industry for more than 35 years. In addition to Mr. McCaw, our senior management team consists of a core group of eight senior executives, who together average almost 23 years of experience in or serving the communications and technology industries with companies such as McCaw Cellular, AT&T Wireless, Nextel Communications, Nextel Partners, Intel and others.

•	Strong Strategic Relationships. We have key strategic relationships with three critical industry leaders, Intel, Motorola and Bell Canada, which, directly or indirectly through their affiliates, collectively have invested more than $1.1 billion in our equity securities. We believe our strategic relationships with Intel, Motorola and Bell Canada place us in an advantageous position with respect to access to equipment and deployment of premium services such as VoIP telephony. Our strategic relationship with Motorola permits us to acquire network infrastructure and subscriber equipment for our current deployment of Expedience systems and our planned future deployment of a mobile WiMAX network. Furthermore, we believe our collaboration with Intel to develop, deploy and market a co-branded service offering for certain notebook computers, ultramobile PCs and other portable devices will enhance our efforts to offer differentiated services while at the same time leveraging one of the world’s most recognized brands. In addition, Intel has committed to work with original equipment manufacturers and original design manufacturers to help ensure that equipment vendors offer WiMAX enabled notebook computers, ultramobile PCs, and other mobile computing devices containing Intel microprocessors that are compatible with our planned mobile WiMAX network, an arrangement we believe will increase demand for our planned mobile WiMAX services. We currently depend on these strategic relationships to provide equipment that meets our requirements on a timely basis. If the equipment is not available on a timely basis, our ability to execute our business strategy and operate our business may be impaired.

Business Strategy

We intend to continue to grow our business by pursuing the following strategies:

•	Deploy our service broadly and increase our subscriber base rapidly. We intend to deploy our network throughout the United States and internationally in markets that we consider to be attractive. We are contractually committed to use commercially reasonable efforts to deploy mobile WiMAX networks in the United States if and when that technology meets certain requirements. If this occurs, we expect to deploy mobile WiMAX networks in our new markets in the United States and in other countries and, over time, to migrate our existing markets to the same technology. Our network, whether based on Expedience technology or the mobile WiMAX standard, should enable us to offer our services to a range of subscribers, from individuals, households and small businesses to market segments that depend on mobile communications, such as public safety personnel, field salespeople, traveling professionals, contractors, real estate agents and others. To reach potential subscribers, we plan to offer our services through multiple sales channels, including direct and indirect sales representatives, company owned retail stores, national retail chains and wholesale arrangements with third parties.

•	Build our spectrum position. We expect to continue acquiring spectrum in our existing bands in the United States and in other countries, thereby increasing the number of markets in which we are able to offer our services. We may also explore the acquisition of licensed spectrum in frequency bands other than those we use today if we believe that using such bands to launch our service is technologically and economically advantageous.

•	Enhance portability and mobile service offerings. We will continue to focus on enhancing the portability of subscriber equipment and to work with vendors to introduce devices that will permit full mobility of our services over our network, whether based on our existing Expedience network or on our planned mobile WiMAX network. We intend to work with Motorola to decrease costs and to introduce greater mobility by introducing a PC Card for our Expedience network in the second half of this year that will facilitate greater mobile access to our services. Our PC Card received FCC approval on May 1, 2007. We further believe that the commercial deployment of mobile WiMAX will lead to the development and availability of a greater number of mobile products that will be compatible with our planned mobile WiMAX network. As those products are introduced, we plan to create mobile service offerings that will be aimed at attracting the purchasers of those products to our network.

•	Offer premium differentiated services. We intend to generate incremental revenues, leverage our cost structure and improve subscriber retention by offering a variety of premium services. We currently offer VoIP telephony services in 28 of our United States markets, and plan to expand this offering to other markets in the future. We also plan to offer other premium services and applications, which may include WiFi hotspots, public safety services, security services and subscription-based technical support. We believe that our planned mobile WiMAX deployment will enable us to offer additional premium services over our network as manufacturers develop and sell devices that take advantage of the capabilities of mobile WiMAX.

Services

We offer our services in both domestic and international markets. Our services consist primarily of providing wireless broadband connectivity, but in some of our domestic markets, we also offer VoIP telephony services. Our service revenue accounted for approximately 2%, 25% and 67%, of total revenues for the years ended December 31, 2004, 2005 and 2006. For the six months ended June 30, 2006 and 2007, service revenue accounted for approximately 50% and 100% of total revenues, respectively. Prior to the launch of our first market in August 2004, equipment and other revenue accounted for all of our total revenues. Domestic sales accounted for approximately 79%, 83%, 75%, 73.9% and 80.6% of our service revenue for the years ended

December 31, 2004, 2005 and 2006 and the six months ended June 30, 2006 and 2007, respectively, while our international sales accounted for approximately 21%, 17%, 25%, 26.1% and 19.4% of service revenue over the same periods, respectively. We began introducing VoIP telephony services in our United States markets in April 2006. To date, VoIP revenue has not contributed materially to our service revenue. The remainder of our total revenues for these periods were generated from sales of equipment by our former subsidiary NextNet, which we sold to Motorola in August 2006.

United States Wireless Broadband Services

We offer subscribers a fast, simple, portable, reliable and affordable way to connect to the Internet. In our domestic markets, we offer subscribers a choice of service plans designed to accommodate users that require greater access speeds or more email addresses and web hosting accounts. Our primary service plans for our current wireless broadband services in the United States include:

	Download Speed to	Upload Speed from	Base Rate
Service	End-User	End-User	($/month)*	Additional Features

ClearValue	Up to 768 Kbps	Up to 256 Kbps	$24.99 - $29.99	3 email addresses
ClearPremium	Up to 1.5 Mbps	Up to 256 Kbps	$34.99 - $37.99	5 email addresses, 10 MB web hosting account
ClearPremium Plus	Up to 2.0 Mbps	Up to 256 Kbps	$44.99	5 email addresses, 10 MB web hosting account
ClearBusiness	Up to 1.5 Mbps	Up to 256 Kbps	$49.99	8 email addresses, 25 MB web account, 1 static IP address

*	Excludes monthly modem lease fee of $4.99, where applicable, and excludes introductory and promotional rates and rate packages.

We believe that our subscribers are attracted to our current wireless broadband services primarily because our network combines some of the best features of cable modem, DSL and cellular networks into a single service offering at an attractive price. While we serve a large variety of subscribers, we believe that the majority of our subscriber base can be divided into the following broad categories:

•	subscribers who require a portable high-speed Internet connection, such as on-the-go professionals, field salespeople, contractors, police and fire personnel and others;

•	subscribers who value the flexibility of a portable wireless broadband service;

•	subscribers who desire a simple way to obtain and use high-speed Internet access at a reasonable price; and

•	subscribers who are dissatisfied with other service offerings, often because of perceived or actual poor quality of service, slow speeds, price, the requirement to participate in undesired bundled offers, difficulty of installation or unsatisfactory customer service;

Based on a subscriber survey we conducted in June 2007, approximately 65% of our new domestic subscribers in that month reported they were subscribers of either DSL or cable modem service at the time that they subscribed for our services, while approximately 30% of our new domestic subscribers in that month were Internet users migrating from dial up to broadband and a small minority of our new domestic subscribers were subscribers of other services or first time Internet subscribers. As of June 30, 2007, approximately 60% of our U.S. subscribers had selected our ClearPremium offering.

New subscribers to our ClearValue, ClearPremium and ClearBusiness service plans generally sign a service contract with a one or two year term. We typically charge an activation fee of $50. We typically waive activation fees for subscribers that sign a two year contract. Other variations on rate plans, promotions, terms and fees may be offered through certain of our distribution partners.

We recently began to offer alternative payment plans to address the specific needs of some of our subscribers. For example, we recently introduced a month-to-month no contract option for our ClearPremium service, which is well-suited for subscribers who either do not meet our credit requirements or who anticipate needing our service for a limited period of time, such as military personnel or students. These subscribers are not required to sign a contract, but they are charged a higher monthly fee than the price paid by subscribers who enter into a contract. Additionally, in lieu of signing a contract, our subscribers have the option of prepaying an amount equal to the fees for 12 months of our services, if they want to receive reduced contract pricing without signing a contract.

Our subscribers generally make their payments through an automatic charge to a credit or debit card. We believe automatic billing reduces our transaction costs, permits us to bill in advance, which limits our bad debt and accounts receivable expenses, and improves subscriber retention and renewal rates. We generally have not accepted other forms of payment.

To use our current services, our subscribers must obtain one of our modems. Our subscribers generally lease a modem from us at a rate of $4.99 per month. We also offer modems for sale to those subscribers who prefer to own rather than lease our modem. We require subscribers under our no contract payment plan to purchase a modem.

International Wireless Broadband Services

We expect to continue to leverage the product development initiatives of our domestic operations in establishing our service offerings in our international markets. We currently offer wireless broadband services similar to our domestic service through our subsidiaries in Belgium and Ireland. Our equity investees offer a comparable wireless broadband service in their markets in Denmark and Mexico.

In our international markets, we currently offer subscribers a choice of service plans designed to accommodate users that require faster access speeds or a greater number of email addresses and web hosting accounts. The specific service plans and pricing offered in a particular market depend on a variety of factors, including, among others, service offerings by competitors in that market. The service plans offered in Brussels and Dublin are summarized below:

		Download Speed to	Upload Speed from	Base Rate
Market	Service Plan	End-User	End-User	(€/month)

Belgium	Freedom Light	Up to 1.0 Mbps	Up to 128 Kbps	28.99
	Freedom Premium	Up to 3.0 Mbps	Up to 256 Kbps	38.99
Ireland	Clear X2	Up to 512 Kbps	Up to 128 Kbps	24.95
	Clear Freedom	Up to 1.0 Mbps	Up to 256 Kbps	39.95
	Clear Performer	Up to 2.0 Mbps	Up to 256 Kbps	49.95
	Clear Business	Up to 2.5 Mbps	Up to 256 Kbps	79.95

As in our domestic markets, we continue to evaluate the service plans offered in each of our international markets. As we deploy our services in new markets internationally, the service plans in those markets may vary from our current offerings based on factors such as the local competitive environment and the demands of the subscribers we intend to target in that market.

Voice-over-Internet-Protocol Telephony

As a part of our plan to offer value-added services to increase subscriber demand and generate incremental revenue from our wireless broadband subscribers, in April 2006, we began offering VoIP telephony services in some of our domestic markets, which we call Clearwire Internet Phone Service. As of June 30, 2007, we had launched our VoIP telephony services in the following 28 markets:

Aberdeen, WA	Klamath Falls, OR	Roseburg, OR
Abilene, TX	Lewiston, ID	Stockton, CA
Amarillo, TX	Lubbock, TX	Tri-Cities, WA
Bellingham WA	Merced, CA	Visalia, CA
Bend, OR	Medford, OR	Waco, TX
Boise, ID	Midland/Odessa, TX	Wenatchee, WA
Chico, CA	Modesto, CA	Wichita Falls, TX
Eugene, OR	Redding, CA	Yakima, WA
Grants Pass, OR	Reno, NV
Greensboro/Winston Salem, NC	Richmond, VA

We plan to introduce our VoIP telephony service in each of our domestic markets. We continue to explore options for deploying VoIP telephony services in our international markets, but we do not have specific plans to deploy VoIP telephony services in those markets in the near term.

In our domestic VoIP markets, we are currently offering a single VoIP telephony service plan that provides subscribers with unlimited local and long distance calling, including calls within the United States, Canada and Puerto Rico, for a fixed monthly fee of $34.99 per month with a monthly $5.00 promotional discount during the first 12 months. Our VoIP telephony service permits calls outside these countries on a charge-per-call basis. Our VoIP telephony service package includes enhanced calling features such as voice mail, call waiting, 3-way calling and caller ID. In addition, our subscribers can set a range of telephony options online, such as call forwarding and call blocking. We expect to provide optional email notification of voicemail messages through which a subscriber may choose to receive a voicemail message attached as a file to an email message in early 2008.

Our VoIP telephony service is facilities-based, which means that the service is provided across our network and switches through equipment we control. This allows us to prioritize our voice traffic over other data traffic and, we believe, provide higher average call quality than is available on non facilities-based VoIP systems.

In the second quarter of 2007, we began introducing additional enhancements to our VoIP telephony services, which we believe will make our service offering more attractive to potential subscribers. These enhancements include local number portability, automatic location determination capability for E911 and caller identification, including name and number.

Future Mobile WiMAX Services

If and when we migrate our network to mobile WiMAX, we expect to be able to offer subscribers services over the mobile WiMAX network similar to the fixed and portable wireless high-speed Internet access and VoIP telephony services we currently offer our existing subscribers, but with a greater emphasis on mobility. Once mobile WiMAX becomes commercially available, we believe that manufacturers will have an interest in equipping a broad array of handheld communications and consumer electronic devices with mobile WiMAX chipsets, including notebook computers, ultramobile PCs, PDAs, games consoles, MP3 players, and other productivity and entertainment devices. As these products are introduced, we intend to explore offering new premium services designed to take advantage of the capabilities of these devices.

Beyond our existing and expected future fixed, portable and mobile service offerings, we and Intel have entered into a strategic collaboration agreement to develop, deploy and market a co-branded mobile WiMAX service in the United States that will target users of certain notebook computers, ultramobile PCs and other mobile computing devices containing Intel microprocessors. Both of the parties have committed to make certain contributions to the development, promotion and marketing of this service, which will be available only over our planned mobile WiMAX network.

Markets Served and Deployment

United States Markets

We use the term “market” to refer to one or more municipalities in a geographically distinct location in which we provide our services. Our markets range from major metropolitan areas to small, rural communities, and markets of all sizes in between.

We determine which markets to enter by assessing a number of criteria in four broad categories. First, we evaluate our ability to deploy our service in a given market, taking into consideration our spectrum position, the availability of towers and zoning constraints. This evaluation includes determining the viability of our spectrum in terms of channel depth, contiguous channel grouping and licensing. In addition, we evaluate zoning constraints, the difficulty of obtaining permits and the acquisition of towers. Next, we assess the market by evaluating the number of competitors, existing price points, demographic characteristics and distribution channels. Then, we perform an analysis to evaluate the economic potential of the market, focusing on our forecasts of revenue growth opportunities, capital requirements and projected cash flow. Finally, we look at market clustering opportunities and other cost efficiencies that might be realized including the desirability of a geographic location in terms of the availability of synergies with other launched or potential markets and strategic considerations relating to competition and availability of partnerships. We continually evaluate the criteria and adjust our launch plans for specific markets accordingly. In addition, we may need to adjust our plans when facing difficulties relating to zoning, permitting and the acquisition of tower sites, all of which are out of our control. As a result, we often cannot forecast our launch plans with respect to any specific market with certainty.

Based on this approach, as of June 30, 2007, we offered our services in 40 markets in the United States across more than 425 municipalities covering an estimated 10.0 million people. Our markets, and the months they have been in commercial operation and the estimated population in our network coverage area are set forth below.

		Estimated
	Months in	Network
	Commercial	Covered
United States Markets	Operation	Population*
		(In thousands)

Jacksonville, FL	33	677.8
Abilene, TX	30	110.6
St. Cloud, MN	30	145.5
Daytona Beach, FL	28	157.1
Medford, OR	24	91.9
Stockton, CA	23	397.6
Modesto, CA	23	324.2
Midland/Odessa, TX	23	175.3
Eugene, OR	23	184.7
Visalia, CA	23	178.3
Merced, CA	22	122.4
Duluth, MN	22	102.9
Eau Claire, WI	22	63.4
Roseburg, OR	22	21.4
Tri-Cities, WA	21	90.3
Killeen/Temple, TX	21	180.9
Bellingham, WA	20	115.5
Lewiston, ID	20	73.0
Waco, TX	20	127.7
Anchorage, AK	19	186.9

		Estimated
	Months in	Network
	Commercial	Covered
United States Markets	Operation	Population*
		(In thousands)

Boise, ID	19	347.9
Redding, CA	18	96.1
Maui, HI**	18	84.9
Wichita Falls, TX	18	102.0
Bend, OR	18	54.1
Greensboro/Winston-Salem, NC	16	535.0
Reno/Carson City, NV	15	304.4
Amarillo, TX	11	219.6
Klamath Falls, OR	10	32.1
Aberdeen, WA	10	26.7
Oahu, HI**	9	580.7
Grants Pass, OR	9	30.0
Seattle/Tacoma, WA	8	2,382.5
Raleigh/Durham, NC	8	600.8
Chico, CA	6	103.1
Yakima, WA	4	136.0
Wenatchee, WA	3	44.4
Lubbock, TX	2	216.4
Richmond, VA	1	520.6
Longview, TX	1	60.5

Total		10,005.0

*	Estimated based on 2.5 persons per covered household.

**	These markets are operated by Clearwire Hawaii Partners LLC, an entity in which Clearwire US LLC held a 78.6% membership interest as of June 30, 2007.

As of June 30, 2007, we had approximately 270,000 subscribers in the United States.

We expect to launch additional markets in the remainder of 2007 and 2008 that, if launched, would expand our covered population in the United States and our markets internationally to approximately 13 to 15 million people in 2007. However, the number of people covered by our network may be less if we reduce our expansion plans, which we have the flexibility to do based on our capital availability. We believe our operations could result in as many as 375,000 to 400,000 total subscribers in both our U.S. and international markets by the end of 2007.

International Markets and Deployment

Outside the United States, we use categories of criteria similar to those we apply inside the United States to determine the markets in which to deploy. With respect to our equity investees, we work in conjunction with our partners in making these determinations. As of June 30, 2007, we, through our consolidated subsidiaries and equity investees, offered our services in the following countries:

	Approximate	Months in	Estimated
	Percentage	Commercial	Covered
Country	Owned(1)	Operation	Population
	(In thousands)

Subsidiaries
Belgium	100.0%	20	920
Ireland	97.6%	20	633

Total			1,553

Equity Investees
Denmark(2)	38.2%	20	1,279
Mexico(3)	29.2%	28	8,916

Total			10,195

(1)	Approximate percentage owned in European countries assumes 100% ownership of Clearwire Europe B.V., or Clearwire Europe, a direct subsidiary of Clearwire Corporation through which we conduct our European operations. We may be obligated to issue up to ten percent of the current share capital of Clearwire Europe B.V. to a group of consultants under the terms of an existing services agreement with them. The interest held by these consultants may be diluted if we or any third parties make additional equity contributions to Clearwire Europe unless the consultants exercise preemptive rights to make their pro-rata share of such contributions.

(2)	Services offered under the Clearwire brand and trademark.

(3)	Services similar to ours offered under the MVS Net and E-go brand.

As of June 30, 2007, we had approximately 29,000 subscribers in Belgium and Ireland.

Sales and Marketing

Our marketing efforts include reliance on a full range of integrated marketing campaigns and sales activities, including advertising, direct marketing, public relations and events to support our direct sales teams, company-owned retail stores, mall and mobile kiosks, authorized representatives and resellers.

We believe we have a strong local presence in each of our markets, which enhances our ability to design marketing campaigns tailored to the preferences of the local community. We advertise across a broad range of media, including print, billboards, online and radio broadcast media. We also conduct community awareness campaigns that focus on grass-roots marketing efforts, and host local community events where potential subscribers can experience our service. Our direct marketing efforts have included direct mailings and delivering door hangers to potential subscribers in our network coverage area.

We use multiple distribution channels to reach potential subscribers, including:

Direct.  We have hired salespeople to sell our services directly to subscribers. Our salespeople also set up mobile kiosks at local community and sporting events and near retail establishments or educational institutions to demonstrate our services. Each of these salespeople carries a supply of modems, so that a new subscriber can activate his or her account and receive equipment while at the mobile kiosk. As of June 30, 2007, we employed approximately 389 salespeople in the United States. We generally compensate these employees on a salary plus commission basis. We anticipate that our direct sales teams will expand their focus in the future to include acquiring small and medium sized business accounts as subscribers.

Indirect.  Our indirect sales channels include a variety of authorized representatives, such as traditional cellular retailers, satellite television dealers and computer sales and repair stores. These authorized representatives typically operate retail stores but, subject to our approval, can also extend their sales efforts online.

Authorized representatives assist in developing awareness of and demand for our service by promoting our services and brand as part of their own advertising and direct marketing campaigns. As of June 30, 2007, we had approximately 1,330 authorized representatives in the United States.

We also offer our services pursuant to distribution agreements through national retail chains, and we believe that the percentage of our total sales from this indirect sales channel will continue to increase.

Clearwire owned and operated retail.  We market our products and services through a number of Clearwire-operated retail outlets, including retail stores and kiosks located in malls and shopping centers. We generally compensate these employees on an hourly basis plus commissions.

Internet and telephone sales.  We direct prospective subscribers to our website or our telesales centers in our advertising. Our website is a fully functional sales channel where subscribers can check pricing and service availability, research service plans and activate accounts using a credit card. Prospective subscribers can also call into one of our telesales centers to activate service.

Wholesale distribution.  We intend to sell our wireless broadband Internet services at wholesale rates to strategic distribution partners, who as part of their agreements with us can re-market our services under their own brand name, under our brand name or on a co-branded basis.

Customer Service and Technical Support

We typically initiate each customer subscription through a credit or debit card approval process. We also check the subscriber’s credit and, depending on the result, may require for the customer purchase the wireless modem. Once we have an approved form of payment, we activate service and make an initial charge on the card to cover the activation fee and the first month of service. Finally, we establish monthly recurring, automatic card charges for the duration of the subscriber’s relationship with us. All of our subscriber invoices are electronic, and we have invested in a comprehensive billing system interface program.

We believe reliable customer service and technical support are critical to attracting and retaining subscribers and we provide the following support for all subscribers:

•	toll-free, live telephone and email-based assistance available seven days a week, 24 hours a day;

•	resources on our website that cover frequently asked questions and provide signal and networking tips;

•	online account access and, for VoIP subscribers, web-based resources that allow them to control their telephony features and settings; and

•	a network of service technicians available to provide on-site customer assistance and technical support.

In October 2006, we opened a call center in Las Vegas, Nevada currently staffed with approximately 220 customer service and technical support personnel. In April 2007, we opened a second call center in Milton, Florida currently staffed with approximately 95 customer service representatives. We believe that having our own internal customer service and technical support personnel enables us to deliver a consistent, high quality customer service, thereby improving subscriber retention.

Currently, some of our customer care operations are outsourced to a third-party vendor. However, we expect to replace some of these outsourced customer care operations with our own internal customer care services, particularly for calls regarding complicated technical support and retention issues.

Our Network

Our network, in both our domestic and international markets, currently relies on the Expedience wireless broadband access system that supports delivery of any IP-compatible broadband applications, including high-speed Internet access and VoIP telephony services. This system, which is manufactured by NextNet, a wholly-owned subsidiary of Motorola, is comprised of base station transceivers, a network management system, and modems used by our subscribers. Expedience operates over our spectrum in the 2.5 GHz band in the United States and in the 3.5 GHz band in Europe. We believe that the Expedience system has certain key advantages over competing technologies that are currently available, such as:

•	simple self-installation by subscribers and provisioning of modems, with no software installation required on the subscriber’s computer;

•	easy network and tower installation and deployment requirements;

•	flexible and scalable architecture that can service large metropolitan or small rural areas;

•	ability to provide overlapping coverage from multiple sites for reliable and robust connectivity; and

•	enhanced reliability and reduced latency provided by linking our towers via a microwave mesh network that carries the majority of our backhaul traffic over licensed and unlicensed frequencies.

Once network infrastructure incorporating mobile WiMAX technology becomes commercially available and meets our performance requirements, we expect to deploy mobile WiMAX technology in all of our subsequent markets and, over time, migrate our existing markets to mobile WiMAX. Upon adopting the mobile WiMAX standard, we believe our network will continue to support fixed, portable and mobile service offerings using a network architecture that shares the key advantages of our current Expedience system.

Technology

Expedience Technology

The Expedience system is a wireless IP-based, Ethernet platform built around an OFDM and Time Division Duplex, or TDD, physical layer, which allows us to address two challenges that face wireless carriers, namely NLOS performance and frequency utilization.

OFDM is a physical layer protocol for NLOS broadband networks that uses a large number of individual carriers and a process of mapping a user’s data to those carriers to leverage the presence of multi-path to transmit and receive data robustly in the NLOS service environment. OFDM is preferable to single carrier technologies for addressing multi-path and frequency-selective fading in a broadband channel.

TDD allows upstream and downstream links to the network to exist on the same radio frequency channel, meaning that there is no need to use multiple channels or to have guard-bands between downstream and upstream channels. Thus, TDD enables wireless broadband access systems to be deployed on any channel in the radio frequency band, making it flexible for a carrier managing non-contiguous spectrum, such as our company. TDD also allows a service provider to maximize spectrum utilization by allocating up and down link resources appropriate to the traffic pattern over a given market.

Expedience Network Components

The Expedience CPE that currently operates on our network is a NLOS wireless modem that connects to any IP-based device, such as a computer, using a standard Ethernet connection. It is simple to install and requires no service provider configuration or support and no software download or installation. A subscriber need only connect the CPE to an external power source and to the subscriber’s computer. For those subscribers who live on the perimeter of our coverage area or who otherwise might have difficulty receiving our service, we also offer an optional outdoor subscriber unit that can be installed on the exterior of the subscriber’s home or office to obtain signals over an extended range. In addition to the Expedience CPE and outdoor subscriber units, we expect to offer a PC Card that will be compatible with our network to our subscribers in the second half of 2007. The PC Card received approval from the FCC on May 1, 2007.

The Expedience base station allows for 360 degree coverage by employing multiple transceivers and antennas on a single tower to maximize subscriber density and spectral efficiency. This setup is scalable, expandable and flexible, allowing us to control costs to promote efficient expansion as our subscriber base grows. Our base stations generally are located on existing communications towers, but can also be placed on rooftops of buildings and other elevated locations. We generally lease our tower locations from third parties.

We also use a network management system that incorporates a complete set of management tools to enable the configuration, management, monitoring and reporting of all network status elements. This system provides secure, centralized and remote configuration of base stations, CPE, switches and other network elements. The system reports to and alerts system administrators to alarms and faults, and monitors system performance down to the individual CPE. It supports customizable report generation to track network performance, utilization and capacity.

Mobile WiMAX

Mobile WiMAX is an all IP-based technology and, like Expedience, is optimized for high-throughput, real-time data applications. Mobile WiMAX is based on the IEEE 802.16e-2005 standard and will operate in our 2.5 GHz and 3.5 GHz spectrum bands.

Similar to our current Expedience network, we expect our planned mobile WiMAX network to be a wireless IP-based, Ethernet platform designed around an OFDM and TDD physical layer, to address NLOS performance and frequency utilization issues. We expect that mobile WiMAX will meet all of our anticipated requirements for mobile Internet usage, as we believe it will support multiple handoff mechanisms, power-saving mechanisms for mobile devices, advanced quality of service and low latency for improved support of real-time applications, and advanced authorization, authentication and accounting functionality.

A mobile WiMAX network is expected to consist of the same primary elements as Expedience, including base station transceivers, a network management system and subscriber devices. For subscribers, we expect that mobile WiMAX enabled chipsets will initially be included in NLOS modems similar to the Expedience CPE and in PC Cards. Eventually, we expect manufacturers to sell a number of handheld communications and consumer electronic devices that will be enabled to communicate using our mobile WiMAX network, such as notebook computers, ultramobile PCs, PDAs, gaming consoles and MP3 players and other handheld devices.

On May 21, 2007, we announced the successful completion of the first phase of our first mobile WiMAX field trials. The field trial in the Portland, Oregon suburb of Hillsboro jointly conducted with Intel and Motorola is using infrastructure equipment based on the IEEE 802.16e standard and is relying on our spectrum in the 2.5GHz frequency band. The first phase of the field trial focused on coverage, capacity and speed associated with the air interface. The first phase achieved the coverage, capacity and speed guidelines as set by the WiMAX Forum, an industry-led, not-for-profit organization formed to certify and promote the compatibility and interoperability of broadband wireless products based on the IEEE 802.16e standard. The first phase of the field trial covered 15 square miles in Hillsboro using a mobile WiMAX laptop card, the first to be based on WiMAX.

Spectrum

Our network operates over licensed spectrum in our U.S. and international markets. Although several broadband technologies can operate in unlicensed or public access spectrum, we believe using licensed spectrum enables us to provide a consistently higher quality of service to our subscribers.

United States

In the United States, licensed spectrum is governed by FCC rules that restrict interference from other licensees and spectrum users, providing some protection against interruption and degradation of service. Under FCC rules, unlicensed spectrum users do not have exclusive use of any frequencies, may not cause interference with the operations of any licensed operators and may suffer interference from others using licensed frequencies in overlapping geographic areas, making quality and availability of their services unpredictable.

We are designing our network in the United States to operate primarily on spectrum located within the 2495 to 2690 MHz band, or 2.5 GHz band, which is designated for Broadband Radio Service, or BRS, and Educational Broadband Service, or EBS. Most BRS and EBS licenses are allocated in a scheme that provides for overlapping circular territories with a 35-mile radius. Under current FCC rules, the BRS and EBS band in each territory is generally divided into 33 channels consisting of a total of 186 MHz of spectrum, with an additional three channels consisting of 9 MHz of guard band spectrum. Prior to the adoption of the current FCC rules, BRS and EBS licenses were referred to, respectively, as Multichannel Multipoint Distribution Services, or MMDS, and Instructional Television Fixed Services, or ITFS, licenses and were divided into 33 channels consisting of 198 MHz of spectrum.

Under current FCC rules, we can access BRS spectrum either through outright ownership of a BRS license issued by the FCC or through a leasing arrangement with a BRS license holder. The FCC rules limit eligibility to hold EBS licenses to accredited educational institutions and certain governmental, religious and nonprofit entities, but permit those license holders to lease up to 95% of their capacity for non-educational purposes. Therefore, although we cannot hold an EBS license, we can access EBS spectrum through a long-term leasing arrangement with a license holder. EBS leases entered into prior to January 10, 2005, may remain in effect for up to 15 years and may be renewed and assigned in accordance with the terms of those leases. The initial term of EBS leases entered into after January 10, 2005, is required by FCC rules to be coterminous with the term of the license. In addition, these leases typically give the leaseholder the right to participate in and monitor compliance by the license holder with FCC rules and regulations. Our EBS spectrum leases typically have an initial term equal to the remaining term of the EBS license, with an option to renew the lease for up to three renewal terms of ten years or less with respect to a final renewal term, for a total lease term of up to 30 years. In addition, we generally have a right of first refusal for a period of time after our leases expire to match another party’s offer to lease the same spectrum. Our leases are generally transferable.

Since our formation, we have focused on acquiring BRS licenses and leases, as well as EBS leases, in markets throughout the United States. As of June 30, 2007, we believe that we are the second largest holder of licensed spectrum in the 2.5 GHz band in the United States. As of June 30, 2007, we owned or leased, or had entered into agreements to acquire or lease, approximately 14.2 billion MHz-POPs of spectrum in the United States. Of our approximately 14.2 billion MHz-POPs of spectrum in the United States, we estimate that we own approximately 26% with the remainder leased from third-parties, generally under lease terms of up to 30 years. When the FCC’s current rules for the 2.5 GHz band in the United States are fully implemented, the MHz for certain channels within this band will decrease from 6 MHz to 5.5 MHz. As our network is designed to operate using 5 MHz channels, this regulatory change will not adversely affect our ability to deliver our services but will cause a proportionate reduction of our calculated MHz-POPs. See “Business — Regulatory Matters — Spectrum Regulation.”

Our pending spectrum acquisition contracts are subject to various closing conditions, some of which are outside of our control and, as a result, we may not acquire all of the spectrum that is subject to these agreements. Nearly all of such closing conditions relate either to licensee or FCC consents, which we expect are likely to be granted. A limited number of our pending agreements are subject to closing conditions involving the resolution of bankruptcy or similar proceedings. As of June 30, 2007, we have minimum purchase commitments of approximately $29.5 million to acquire new spectrum.

We engineer our networks to optimize both the service that we offer and the number of subscribers to whom we can offer service. Consequently, we currently will not launch our services in a market using our current technology unless we control a minimum of six channels of spectrum that contain at least 5 MHz of spectrum each. However, we expect the spectral efficiency of technologies we deploy to continue to evolve, and as a result, we may decide to deploy our services in some markets with less spectrum. Alternatively, we could find that new technologies and subscriber usage patterns require us to have more spectrum available in our markets.

We are actively pursuing opportunities to acquire additional licensed spectrum in new markets and to add depth of spectrum where we require additional channels to deploy our services. We generally purchase and lease licensed spectrum for cash and, in some instances and subject to applicable securities laws, common stock or warrants. We have found that, in some instances, we have an advantage over other bidders because we have a demonstrated track record of using the spectrum to deploy wireless broadband services as opposed to simply warehousing spectrum rights. We also may pay commissions or issue shares, stock options or warrants to brokers who locate and secure spectrum for us. We have recently observed a significant increase in the cost of acquiring spectrum in the United States, and we expect this trend to continue as the supply of licensed spectrum diminishes.

We have entered into certain agreements for the purchase or lease of spectrum where, under certain circumstances, such as if we are not using or planning to use such spectrum pursuant to our business plan, the lessor or seller may have the right to repurchase or to terminate the lease in the future for a calculated payment. We may enter into additional agreements with similar rights in the future.

International

We currently hold spectrum rights in Belgium, Germany, Ireland, Poland, Romania and Spain. Our equity investees also control spectrum in Denmark and Mexico. In each of Germany, Poland, Romania and Spain, our licenses cover the entire country. Our licenses in Belgium and Ireland cover a significant portion of the countries’ populations. Unlike the United States where our spectrum is in a single band, our international spectrum falls within different frequency ranges, but we believe that each of the frequencies are or will be suitable for our service. A summary of the spectrum rights held by our subsidiaries and our equity investees is below, including the frequency band in which the spectrum is held, an estimate of the population covered by our spectrum in each country and the total MHz-POPs of our spectrum. We intend to continue to expand our international spectrum holdings.

		Licensed
Country	Frequency	Population(1)	MHz-POPs(2)
	(GHz)	(In millions)

Subsidiaries
Belgium	3.5	10.4	1,040.0
Germany	3.5	82.5	3,465.0
Ireland	3.5	1.5	127.5
Poland	3.6	38.1	1,066.8
Romania	3.5	21.6	1,209.6
Spain	3.5	45.1	1,804.0
Equity Investees
Denmark	3.5	5.4	205.2
Mexico	2.5	81.0	N/A

(1)	Estimates based on country population data derived from the Economist Intelligence Unit database, except for Denmark, Ireland and Mexico, which are based on census or other market information gathered by us or our affiliates regarding the number of residents within the licensed coverage area.

(2)	Represents the amount of our spectrum in a given area, measured in MHz, multiplied by the estimated population of that area.

As in the United States, we engineer our international networks to optimize the number of users that the network can support while providing sufficient capacity and bandwidth. Thus, we typically choose not to launch our services in a market using our current technology unless we control a minimum of 30 MHz of spectrum. However, we expect the spectral efficiency of technologies we deploy to continue to evolve, and as a result, we may decide to deploy our services in some markets with less spectrum. Alternatively, we could find that new technologies and subscriber usage patterns require us to have more spectrum available in our markets.

We currently have a dedicated team of professionals actively pursuing new spectrum opportunities and we are negotiating to acquire additional spectrum in countries throughout Europe as well as in select countries in Latin America. We intend to continue to expand our international spectrum holdings.

Research and Development

Following the sale of our NextNet subsidiary to Motorola, our research and development efforts have focused on the design of our network, enhancements to the capabilities of our network and the evolution of our service offerings. A significant portion of our development efforts involves working with the suppliers of our network infrastructure and subscriber equipment. We are currently working with Motorola to introduce Expedience technology onto a PC card, which we expect to occur in the second half of 2007. At the same time, we are working with both Intel and Motorola to develop network components and subscriber equipment for our planned mobile WiMAX network, including an ongoing mobile WiMAX trial in Portland, Oregon. We expect to continue to these efforts in the future.

We spent approximately $5.8 million, $9.6 million, $8.9 million and $1.0 million on research and development activities during the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2007, respectively. NextNet, which we sold in August 2006, incurred direct research and development expense of $7.2 million in 2006.

Suppliers

Motorola, which acquired our former NextNet subsidiary in August 2006, is currently the only supplier of certain network components and subscriber equipment for the Expedience system currently deployed on our network. Thus, we are dependent on Motorola to produce the equipment and software we need for our current network in a timely manner. Moreover, we are parties to a number of commercial agreements with Motorola that limit our ability to use other equipment suppliers under certain circumstances, not only for our current Expedience network, but also for our planned mobile WiMAX network. See “Certain Relationships and Related Transactions” for a discussion of these agreements.

Competition

The market for broadband services is highly competitive and includes companies that offer a variety of services using a number of different technological platforms, such as cable modems, DSL, third-generation cellular, satellite, wireless internet service and other emerging technologies. We compete with these companies on the basis of the speed, ease of use, portability, reliability, and price of our respective services.

Our principal competitors include cable and DSL operators, wireless telephone providers, WiFi and, prospectively, WiMAX providers, satellite providers and others.

Cable Modem and DSL Services

We compete with companies that provide Internet connectivity through cable modems or DSL. Principal competitors include cable companies, such as Time Warner and Comcast, as well as incumbent telephone companies, such as AT&T, Qwest and Verizon. Both cable and telephone companies deploy their services over wired networks initially designed for voice and one-way data transmission that have subsequently been upgraded to provide for additional services, such as Internet connectivity.

Cellular and PCS Services

Cellular and PCS carriers are seeking to expand their capacity to provide data and voice services that are superior to ours. These providers have substantially broader geographic coverage than we have and, for the foreseeable future, than we expect to have. If one or more of these providers can deploy technologies that compete effectively with our services, the mobility and coverage offered by these carriers will provide even greater competition than we currently face.

Wireless Broadband Service Providers

We also face competition from other wireless broadband service providers that use licensed spectrum. Moreover, if our technology is successful and garners widespread support, we expect these and other competitors to adopt or modify our technology or develop a technology similar to ours. We believe that, as network infrastructure based on mobile WiMAX technology becomes commercially available and manufacturers develop and sell handheld communications and consumer electronic devices that are enabled to communicate using mobile WiMAX networks, other network operators will introduce mobile WiMAX services comparable to ours in both our domestic and international markets.

Satellite

Satellite providers like Wild Blue and Hughes Network Services offer broadband data services that address a niche market, mainly less densely populated areas that are unserved or underserved by competing service providers. Although satellite offers service to a large geographic area, latency caused by the time it takes for the signal to travel to and from the satellite may challenge the ability to provide some services, such as VoIP, and reduces the size of the addressable market.

WISPs and WiFi

We also compete with other wireless Internet service providers that use unlicensed spectrum. In addition to these commercial operators, many local governments, universities and other governmental or quasi-governmental entities are providing or subsidizing WiFi networks over unlicensed spectrum, in some cases at no cost to the user. Unlicensed spectrum may be subject to interference from other users of the spectrum, which can result in disruptions and interruptions of service. We rely exclusively on licensed spectrum for our network and do not expect significant competition from providers using unlicensed spectrum to deliver services to their customers.

International

In our international markets, we generally face competition from incumbent telecommunications companies that provide their own wireless broadband or VoIP telephony services, as well as from other companies that provide Internet connectivity services. Although in certain European countries, incumbent telecommunications companies may have a dominant market share based on their past status as the single operator of telecommunications services in a particular country, these incumbent telecommunications companies rely on systems initially designed for voice transmission which have been upgraded to provide wireless broadband services.

Other

We believe other emerging technologies may also enter the broadband services market. For example, certain Internet service providers are working with electric distribution utilities to install broadband over power line, or BPL, technology on electric distribution lines to provide broadband services. These Internet service and BPL providers are potential competitors. BPL technology may turn electrical lines into large unshielded transmitting antennas that would allow transmission of data over these lines, but could potentially create interference with some wireless networks.

Regulatory Matters

Overview

The regulatory environment relating to our business and operations is evolving. A number of legislative and regulatory proposals under consideration by federal, state and local governmental entities may lead to the repeal, modification or introduction of laws or regulations that could affect our business. Significant areas of existing and potential regulation for our business include broadband Internet access, telecommunications and spectrum regulation and Internet taxation.

Broadband Internet Access Regulation

In June 2005, the U.S. Supreme Court overturned the Ninth Circuit Court of Appeals, upholding the FCC’s findings in favor of cable modem operators in the National Cable & Telecommunications Association v. Brand X Internet Services case. The Court held that cable modem operators are not required to provide rival Internet service providers, such as Brand X, with access to their cable broadband lines. The central issue in the Brand X case was how cable broadband services, specifically cable modem services, should be classified under the Communications Act of 1934, as amended, or the Communications Act. In 2002, the FCC ruled that cable broadband was an “information service” not a “telecommunications service,” and therefore not subject to the same regulations imposed on telecommunications service providers under the Communications Act and FCC rules. In the Brand X decision, the Supreme Court upheld the FCC’s decision that cable modem service is an information service, and as such, cable operators are not required to share their cable modem lines with competitors. Consistent with this ruling, the FCC subsequently determined that broadband Internet access services provided over wireline, powerline and wireless facilities are also classified as information services under the Communications Act.

In August 2005, the FCC found that wireline broadband Internet access services, including DSL Internet access, provided by facilities-based telephone companies is an “information service” rather than a “telecommunications service” under the Communications Act. In addition, the FCC determined that the broadband transmission component of wireline broadband Internet access service is no longer required to be offered to competitors as a telecommunications service subject to Title II of the Communications Act, as previously required under the FCC’s rules. This ruling is currently being appealed. As a result, telephone companies no longer are required to share their broadband Internet access facilities with competing Internet service providers. The result of the Brand X decision and the FCC’s classification of wireline broadband Internet access service is that both DSL and cable modem providers are entitled to retain exclusive use of their broadband Internet access lines without having to open them up to competing Internet service providers. This regulatory framework may encourage independent Internet service providers to explore other options for broadband Internet access, including wireless services.

On September 23, 2005 the FCC released an Internet Policy Statement outlining its general views toward ensuring that broadband networks are widely deployed, open, affordable and accessible to all consumers. It adopted four principles to encourage broadband deployment and preserve and promote the open and interconnected nature of the public Internet, and suggested that it would incorporate them into its ongoing policy-making activities. On March 22, 2007, the Commission initiated an inquiry into the performance of the broadband marketplace under the Commission’s 2005 Internet Policy Statement. In this inquiry, the FCC also seeks comment on whether the Policy Statement should incorporate a new principle of nondiscrimination and, if so, how such a nondiscrimination principle would be defined and applied.

On November 7, 2006, the FCC issued an order classifying BPL Internet access service as an “information service.” Like cable modem and DSL service, the broadband transmission component of BPL Internet access service is not required to be offered as a telecommunications service.

On March 22, 2007, the Commission adopted a Declaratory Ruling that wireless broadband services are information services regulated under Title I of the Communications Act and that mobile wireless broadband Internet access service is not a “commercial mobile service” under section 332 of the Act, even when it uses mobile technologies.

Telecommunications Regulation

The FCC has classified Internet access services generally as interstate “information services” rather than as “telecommunications services” regulated under Title II of the Communications Act. Accordingly, many regulations that apply to telephone companies and other common carriers currently do not apply to our wireless broadband Internet access service. For example, we are not currently required to contribute a percentage of gross revenues from our Internet access services to universal service funds, or USF, used to support local telephone service and advanced telecommunications services for schools, libraries and rural health care facilities.

Internet access providers also are not required to file tariffs with the FCC, setting forth the rates, terms, and conditions of their Internet access service offerings. The FCC, however, is currently considering whether to impose various consumer protection obligations, similar to Title II obligations, on broadband Internet access providers, including DSL, cable modem and wireless broadband providers. These requirements may include obligations related to truth-in-billing, slamming, discontinuing service, customer proprietary network information and federal USF mechanisms. Internet access providers are currently subject to generally applicable state consumer protection laws enforced by state Attorneys General and general Federal Trade Commission, or FTC, consumer protection rules.

The FCC has not yet classified interconnected VoIP services as either information services or telecommunications services under the Communications Act. In November 2004, the Commission determined that regardless of their regulatory classification, certain interconnected VoIP services qualify as interstate services with respect to economic regulation. The FCC preempted state regulations that address such issues as entry certification, tariffing, and E911 requirements, as applied to certain interconnected VoIP services. On March 21, 2007, the U.S. Court of Appeals for the Eighth Circuit affirmed the FCC’s November 2004 Order with respect to these VoIP services, particularly those having portable or nomadic capability...The jurisdictional classification of other types of interconnected VoIP services, particularly “fixed” services, remains uncertain at this time.

In June 2006, the FCC determined that all “interconnected” VoIP services are required to contribute a percentage of interstate gross revenues to USF beginning October 1, 2006. On June 1, 2007, the U.S. Court of Appeals for the District of Columbia upheld FCC’s order that interconnected VoIP providers contribute to the Universal Service Fund on the basis of a 65% safe harbor or on the basis of actual traffic studies. The court vacated the portions of the mandating that VoIP providers using traffic studies get the traffic studies pre-approved by the FCC. Our VoIP service qualifies as “interconnected VoIP” for purposes of USF regulation and therefore is subject to this fee which may be passed on to our subscribers. We have incorporated this fee requirement into our VoIP billing system and collect and remit federal USF payments.

The FCC is conducting a comprehensive proceeding to address all types of IP-enabled services, including interconnected VoIP service, and to consider what regulations, if any, should be applied to such services, as use of broadband services becomes more widespread. In June 2005, the FCC adopted the first set of regulations in this comprehensive IP-enabled proceeding, imposing E911-related requirements on interconnected VoIP service providers as a condition of offering such service to consumers. The FCC defined “interconnected VoIP service” as voice service that: (i) enables real-time, two-way voice communications; (ii) requires a broadband connection from the user’s location; (iii) requires IP-compatible CPE; and (iv) permits users generally to receive calls that originate on and terminate to the public switched telephone network, or PSTN. Effective November 28, 2005, all interconnected VoIP providers are required to transmit, via the wireline E911 network, all 911 calls, as well as a call-back number and the caller’s registered location for each call, to the appropriate PSAP, provided that the PSAP is capable of receiving and processing that information. In addition, all interconnected VoIP providers must have a process to obtain a subscriber’s registered location prior to activating service, and a process to allow their subscribers to update their registered location immediately if the subscriber moves the service to a different location. Interconnected VoIP providers are also required to prominently and in plain English advise subscribers of the manner in which dialing 911 using VoIP service is different from dialing 911 service using traditional telephone service, and to provide warning labels with VoIP CPE. On May 31, 2007, the Commission initiated a proceeding proposing to adopt additional E911 obligations for providers of interconnected VoIP service that a customer may use at more than one location including a requirement to automatically identify subscribers’ physical locations through an automatic location technology that meets the same accuracy standards which apply to providers of commercial mobile radio services, or CMRS. The Commission has also proposed to tighten the current accuracy standards into a single, technology neutral standard and to clarify the geographic area over which wireless E911 providers must satisfy the E911 accuracy requirements.

On April 2, 2007, the FCC released an Order imposing, pursuant to its ancillary authority under Title I, the Communications Act’s Section 222 Customer Proprietary Network Information, or CPNI, requirements on interconnected VoIP providers. CPNI includes call detail information about a customer gained by the service provider as a result of providing the service, and includes such information as telephone numbers called, duration of such calls, and calling patterns. In this same Order, the Commission adopted new CPNI obligations designed to prevent fraud, unauthorized access to a customer’s CPNI, and other abuses of customer privacy, including specific required customer and law enforcement notification, annual certification, and explicit consent requirements. These new CPNI rules, once effective, are applicable to all providers subject to Section 222, including interconnected VoIP providers.

On May 31, 2007, the FCC also adopted new rules requiring interconnected VoIP service and equipment providers to comply with the same disability-access regulations that apply to traditional telephony service and equipment under Section 255 of the Communications Act, including the designation of an agent for the receipt and handling of accessibility complaints and inquiries. In addition, the FCC adopted requirement that interconnected VoIP providers contribute to the Telecommunications Relay Service ,or TRS fund, and provide 711-dialing for hearing and speech-impaired individuals to reach a local TRS provider pursuant to Section 225 of the Act.

The FCC is considering additional regulations, including what intercarrier compensation regime should apply to interconnected VoIP traffic over the PSTN. Accordingly, our costs to provide VoIP service may increase, which will impact our pricing decisions vis-à-vis our competitors and our profit margins, if any.

On August 5, 2005, the FCC adopted an Order finding that both facilities-based broadband Internet access providers and interconnected VoIP providers are subject to CALEA, which requires service providers covered by that statute to build certain law enforcement surveillance assistance capabilities into their communications networks and to maintain CALEA-related system security policies and procedures. The FCC required facilities-based broadband Internet access providers and interconnected VoIP providers to comply with CALEA’s assistance-capability requirements by May 14, 2007. On June 9, 2006, the Court of Appeals for the District of Columbia issued a ruling upholding the FCC Order.

On May 3, 2006, the FCC adopted an additional Order addressing the CALEA compliance obligations of these providers. In that order the FCC: (i) affirmed the May 14, 2007 assistance-capability compliance deadline; (ii) indicated compliance standards are to be developed by the industry within the telecommunications standards-setting bodies working together with law enforcement; (iii) permitted the use of certain third parties to satisfy CALEA compliance obligations; (iv) restricted the availability of compliance extensions; (v) concluded that facilities-based broadband Internet access providers and interconnected VoIP providers are responsible for any CALEA development and implementation costs; (vi) declared that the FCC may pursue enforcement action, in addition to remedies available through the courts, against any non-compliant provider; and (vii) adopted interim progress report filing requirements.

Broadband Internet access, VoIP and other IP-services’ regulatory policies are continuing to develop, and it is possible that our broadband Internet access and VoIP services could be subject to additional regulations in the future. The extent of the regulations that will ultimately be applicable to these services and the impact of such regulations on the ability of providers to compete are currently unknown.

Spectrum Regulation

The FCC routinely reviews its spectrum policies and may change its position on spectrum allocations from time to time. On July 29, 2004, the FCC issued rules revising the band plan for BRS and EBS and establishing more flexible technical and service rules to facilitate wireless broadband operations in the 2.495 to 2.690 GHz band. The FCC adopted new rules that (i) expand the permitted uses of EBS and BRS spectrum so as to facilitate the provision of high-speed data and voice services accessible to mobile and fixed users on channels that previously were used primarily for one-way video delivery to fixed locations; and (ii) change some of the frequencies on which BRS and EBS operations are authorized to enable more efficient operations. These new rules streamlined licensing and regulatory burdens associated with the prior service rules and created a “PCS-like” framework for geographic licensing and interference protection. Under the new rules, existing holders of BRS and EBS licenses and leases generally have exclusive rights over use of their assigned frequencies to provide commercial wireless broadband services to residences, businesses, educational and governmental entities within their geographic markets. These rules also require BRS licensees, including us, to bear their own expenses in transitioning to the new band plan and, if they are seeking to initiate a transition, to pay the costs of transitioning EBS licensees to the new band plan. The transition rules also provide a mechanism for reimbursement of transaction costs by other operators in the market. Additionally, the Commission expanded the scope of its spectrum leasing rules and policies to allow BRS and EBS licensees to enter into flexible, long-term spectrum leases.

On April 21, 2006, the FCC issued an Order adopting comprehensive rules for relocating incumbent BRS operations in the 2150 to 2162 MHz band. These rules will further facilitate the transition to the new 2.5 GHz band plan. This Order is currently subject to Petitions for Reconsideration and judicial appeal.

Additionally, on April 27, 2006, the FCC released an Order revising and clarifying its BRS/EBS rules. Petitions for Reconsideration of this Order are pending. Significantly, the FCC generally reaffirmed the flexible technical and operational rules upon which our systems are designed and operating. The FCC clarified the process of transitioning from the old spectrum plan to the new spectrum plan, but reduced the transition area from large “major economic areas,” to smaller, more manageable “basic trading areas.” Proponents seeking to initiate a transition to the new band plan will be given a 30-month timeframe within which to notify the FCC of their intent to initiate a transition, followed by a 3-month planning period and an 18-month period transition completion period. In markets where no proponent initiates a transition, licensees will be permitted to self-transition to the new band plan. The FCC adopted a procedure whereby the proponent will be reimbursed for the value it adds to a market through reimbursement by other commercial operators in a market, on a pro-rata basis, after the transition is completed and the FCC has been notified.

The FCC also clarified the procedure by which BRS and EBS licensees must demonstrate substantial service, and required them to demonstrate substantial service by May 1, 2011. Substantial service showings demonstrate to the FCC that a licensee is not warehousing spectrum, but rather is using the spectrum to provide actual service to subscribers. If a BRS or EBS licensee fails to demonstrate substantial service by May 1, 2011, its license may be canceled and made available for re-licensing.

The FCC reaffirmed its decision to permit mobile satellite service providers to operate in the 2496 to 2500 MHz band on a shared, co-primary basis with BRS licensees. It also concluded that spectrum sharing in the 2496 to 2500 MHz band between BRS licensees and a limited number of incumbent licensees, such as broadcast auxiliary service, fixed microwave, and public safety licensees, is feasible. It therefore declined to require the relocation of those incumbent licensees in the 2496 to 2500 MHz band. Additionally, the FCC reaffirmed its conclusion that BRS licensees can share the 2496 to 2500 MHz band with industrial, scientific, and medical, or ISM, devices because ISM devices typically operate in a controlled environment and use frequencies closer to 2450 MHz. The FCC also reaffirmed its decision to permit low-power, unlicensed devices to operate in the 2655 to 2690 MHz band, but emphasized that unlicensed devices in the band may not cause harmful interference to licensed BRS operations. Previously, low-power, unlicensed devices were permitted to operate in the 2500 to 2655 MHz band, but not in the 2655 to 2690 MHz band.

Finally, the FCC reaffirmed the application of its spectrum leasing rules and policies to BRS and EBS, and ruled that new EBS spectrum leases may provide for a maximum term (including initial and renewal terms) of 30 years. The FCC further required that new EBS spectrum leases with terms of 15 years or longer must allow the EBS licensee to review its educational use requirements every five years, beginning at the fifteenth year of the lease.

Although we believe that the FCC’s BRS/EBS rules will enable us to pursue our long-term business strategy, these rules may be interpreted in a manner materially and adversely to our business. In addition, these rules may be amended in a manner that materially and adversely affects our business.

In June, 2006, the Federal Aviation Administration, or FAA, proposed regulations governing potential interference to navigable airspace from certain FCC-licensed radio transmitting devices, including 2.5 GHz transmitters. These regulations would require FAA notice and approval for new or modified transmitting facilities. If adopted, these regulations could substantially increase the administrative burden and costs involved in deploying our service.

In certain international markets, our subsidiaries are subject to rules that provide that, if the subsidiary’s wireless service is discontinued or impaired for a specified period of time, the spectrum rights may be revoked.

Internet Taxation

The Internet Tax Non-Discrimination Act, which was passed by Congress in November 2004 and signed into law in December 2004, renewed and extended until November 2007 a moratorium on taxes on Internet access and multiple, discriminatory taxes on electronic commerce under the Internet Tax Freedom Act. This moratorium had previously expired in November 2003, and its extension preserved the “grandfathering” of states that taxed Internet access prior to October 1998 to allow them to continue to do so. Certain states have enacted various taxes on Internet access or electronic commerce, and selected states’ taxes are being contested. State tax laws may not be successfully contested, and future state and federal laws imposing taxes or other regulations on Internet access and electronic commerce may arise, any of which could increase the cost of our services and could materially adversely affect our business.

Intellectual Property

We review our technological developments with our technology staff and business units to identify and capture innovative and novel features of our core technology that provide us with commercial advantages and file patent applications as necessary to protect these features both in the United States and elsewhere. We hold 29 granted U.S. patents (two of which are jointly held), and we also have 8 pending U.S. patent applications. For our wireless broadband network, the patents and applications cover features and functionality, including the ability to manage device power output to ensure frequency stabilization, as well as the ability to manage network output and infrastructure in a dynamic output environment to produce, among other things, reliable network uptime. We hold 18 granted patents and have 17 pending patent applications in various foreign jurisdictions. Assuming that all maintenance fees and annuities continue to be paid, the patents expire on various dates from 2017 until 2023. “Clearwire” and the associated Clearwire corporate logo, “ClearBusiness,” “ClearPremium,” “ClearClassic” and “ClearValue” are our registered trademarks in the United States, and we have issued or pending trademark registrations covering all countries of the European Union and eight other jurisdictions.

Employees

As of June 30, 2007 we had approximately 1,340 employees in the United States and approximately 340 employees in our international operations. This total does not include employees of our equity investees. We believe our employee relations are good.

Properties and Facilities

Our executive offices are currently located in Kirkland, Washington, where we lease approximately 68,509 square feet of space. The lease will continue until 2013. We do not own any real property.

We believe that substantially all of our property and equipment is in good condition, subject to normal wear and tear. We believe that our current facilities have sufficient capacity to meet the projected needs of our business for the next twelve months.

The following table lists our significant properties and the inside square footage of those properties:

Size
City, State	(Square Feet)

Kirkland, WA (headquarters and administrative)	68,509
Milton, FL (call center)	40,000
Las Vegas, NV (call center)	13,565
Henderson, NV (administrative and warehouse space)	12,000
Vienna, Austria (shared service center)	4,500

We lease additional office space in Washington, D.C. and several of our current and planned markets. We also lease approximately 90 retail stores and mall kiosks. Our retail stores, excluding mall kiosks, range in size from approximately 700 square feet to 10,000 square feet, with leases having terms typically from three months to seven years. Internationally we have offices in Bucharest, Romania, Brussels, Belgium, Dublin, Ireland, Madrid, Spain and Warsaw, Poland.

Legal Proceedings

We are subject to various claims and legal actions arising in the ordinary course of business from time to time. We believe that the ultimate resolution of these matters, whether individually or in the aggregate, will not have a material adverse effect on our business, prospects, financial condition and results of operations.

MANAGEMENT

The following table sets forth certain information regarding the members of our board of directors, executive officers and key employees, as of the date of this prospectus.

Name	Age	Position

Craig O. McCaw(1)	58	Chairman
Benjamin G. Wolff	38	Chief Executive Officer and Director
Perry S. Satterlee	47	President and Chief Operating Officer; Chief Executive Officer of Clearwire US LLC
John A. Butler	45	Executive Vice-President and Chief Financial Officer
R. Gerard Salemme	53	Director; Executive Vice President — Strategy, Policy and External Affairs
Scott Richardson	41	Executive Vice President and Chief Strategy Officer
Hope F. Cochran	36	Vice President, Finance and Treasurer
Broady R. Hodder	35	Vice President, General Counsel and Secretary
Dr. John Saw, PhD	45	Chief Technology Officer
Robert DeLucia	43	Chief Accounting Officer
Robert G. Mechaley, Jr.	56	Vice Chairman(2)
Nicolas Kauser	67	Director
David Perlmutter(3)	53	Director
Arvind Sodhani(3)	53	Director
Peter L. S. Currie(4)	50	Director
Richard P. Emerson(4)	45	Director
Michael J. Sabia(5)	53	Director
Stuart M. Sloan(1)	63	Director
Michelangelo A. Volpi(4)	40	Director

(1)	Members of our compensation committee.

(2)	Our Vice Chairman is not a director.

(3)	Designated by Intel Capital pursuant to the voting agreement between ERH and Intel Capital.

(4)	Members of our audit committee.

(5)	Designated by Bell Canada pursuant to our agreement with Bell Canada.

Craig O. McCaw.  Mr. McCaw has served as our Chairman since he founded our company in October 2003. Previously, Mr. McCaw served as our Chief Executive Officer from October 2003 until May 2006 and as our Co-Chief Executive Officer from May 2006 to January 2007. Since May 2000, Mr. McCaw has served as a director and Chairman of ICO Global Communications (Holdings) Limited, or ICO, and has served as a director of ICO North America, Inc. since December 2004. Mr. McCaw is also Chairman, Chief Executive Officer and a member of Eagle River Investments, LLC, ERH, and Eagle River Inc. and its affiliates, which are private investment companies that focus on strategic investments in the communications industry. Mr. McCaw also currently serves as a director of RadioFrame Networks, Inc. and of Tello Corp. Mr. McCaw is a former director of Nextel Communications, Inc. and XO Communications, Inc., or XO, formerly known as NEXTLINK Communications, Inc.

Benjamin G. Wolff.  Mr. Wolff has served as our Chief Executive Officer and as a director since January 2007. Mr. Wolff previously served as Co-President and Chief Strategy Officer from October 2005 to January 2007, and as our Co-Chief Executive Officer from May 2006 to January 2007. Previously, Mr. Wolff served as our Executive Vice President from April 2004 to October 2005. In addition to his positions with our company, Mr. Wolff is a principal of ERH, the President of ERH and ERI, and a director of ICO and ICO North America. From August 1994 until April 2004, Mr. Wolff was a lawyer with Davis Wright Tremaine

LLP, where he became a partner in January 1998. Mr. Wolff’s practice focused on mergers and acquisitions, corporate finance and strategic alliance transactions. While with Davis Wright Tremaine LLP, he co-chaired the firm’s Business Transactions Department, served on the firm’s Executive Committee, and had primary responsibility for representing clients such as 360 networks, Allied Signal, Eagle River, ICO, Intel, NEXTLINK and Starbucks Coffee Company in various corporate and transactional matters.

Perry S. Satterlee.  Mr. Satterlee has served as our President since January 2007, Chief Operating Officer since July 2004 and as the President and Chief Executive Officer of Clearwire US LLC, since May 2006. Mr. Satterlee served as our Co-President from October 2005 to January 2007. Previously, Mr. Satterlee was Chief Operating Officer from July 2002 to July 2004, and Vice President-Sales and Marketing, from August 1998 to July 2004, of Nextel Partners Inc. Prior to joining Nextel Partners, Mr. Satterlee was the President-Pacific Northwest Area of Nextel. Prior to joining Nextel, Mr. Satterlee served from 1992 to 1996 as Vice President and General Manager of Central California District of AT&T Wireless Services, formerly McCaw Cellular. From 1990 to 1992, he was General Manager of McCaw Cellular’s Ventura/Santa Barbara market. From 1988 to 1990, Mr. Satterlee was Director of Planning for McCaw Cellular, where he led the company’s planning and budgeting processes.

John A. Butler.  Mr. Butler has served as our Chief Financial Officer since March 2005. Previously, Mr. Butler served as Executive Vice President and Chief Financial Officer of Valor Communications Group, Inc. from 2000 to 2005. From 1998 to 2000, Mr. Butler served as Executive Vice President and Chief Financial Officer of Commonwealth Telephone Enterprises, Inc. Prior to 1998, he was a director at First Union Capital Markets (Wachovia) in the Media and Communications Group. Mr. Butler has been employed by a number of financial institutions, and began his career at Arthur Andersen & Co.

Dr. John Saw, PhD.  Dr. Saw has served as our Chief Technology Officer since July 2007. From October 2003 to July 2007 Dr. Saw served as our vice president of Engineering for Clearwire. Prior to joining Clearwire, from 2002 to 2003 Dr. Saw was senior vice president and general manager of Fixed Wireless Access at Netro Corp (now SR Telecom) where he initiated the rollout of Netro’s broadband wireless product in Europe. From 1997 to 2002 Dr. Saw served as chief engineer and vice president of Engineering at AT&T Wireless (now AT&T Inc.). At AT&T Wireless, Dr. Saw was instrumental in the development and rollout of the company’s digital broadband wireless service, one of the earliest OFDM-based wireless systems deployed and foreshadowed the subsequent development of the WiMAX 802.16 standards. Prior to joining AT&T Wireless, Dr. Saw spent 9 years in various leadership positions at Nortel where he was involved in the development of TDMA, GSM,CDMA and fixed wireless cellular infrastructure and microwave radio products.

R. Gerard Salemme.  Mr. Salemme has served as a director since November 2003 and Executive Vice President — Strategy, Policy, and External Affairs of our company since April 2004 and currently is a principal of ERH, a Vice President of ERI, and a director of and consultant to ICO and ICO North America. Previously, Mr. Salemme served as our Vice President and Secretary from November 2003 to April 2004. Prior to joining our company, Mr. Salemme was Senior Vice President, External Affairs of XO from May 1997 to June 2003. Before joining XO, Mr. Salemme served as AT&T Corp.’s Vice President of Government Affairs, directing AT&T’s federal regulatory public policy organization, including participation in the FCC’s narrowband and broadband PCS auctions. Prior to AT&T, Mr. Salemme served as Senior Vice President, External Affairs for McCaw Cellular. Previously, Mr. Salemme was the Senior Telecommunications Policy Analyst for the U.S. House of Representatives Subcommittee on Telecommunications and Finance. Prior to joining the subcommittee, he was a Regional Manager at GTE Corporation/Sprint Corporation and supervised the company’s government relations in the New York/New England region. Mr. Salemme has also served as Chief of Staff to Congressman Ed Markey of Massachusetts and was a lecturer of economics at the University of Massachusetts at Salem.

Scott Richardson.  Mr. Richardson has served as our Chief Strategy officer since January 2007. From 2002 to 2006 Mr. Richardson led Intel’s broadband wireless business and most recently served as vice president of Intel’s Mobility Group and general manager of the company’s Service Provider Business Group. In these roles, Mr. Richardson was responsible for creating the IEEE 802.16 standard and delivering the Company’s silicon products for WiMAX Certified wireless equipment and access devices. From 1998 to 2002

Mr. Richardson served as general manager of Intel’s OEM communication systems business serving the networking and communications market. From 1988 to 1998 Mr. Richardson led software efforts within Intel’s Enterprise Server Group and held various staff roles in communications businesses.

Hope F. Cochran.  Mrs. Cochran has served as the Vice President, Finance for Clearwire since November 2005 and Treasurer since June 2006. Previously, from May 2003 to August 2005, Mrs. Cochran served as the Chief Financial Officer of Evant Incorporated, a planning and logistics software developer. From May 2001 to May 2003, Mrs. Cochran served as the Controller of the Americas — Sales Operations for PeopleSoft, Inc. Prior to 2001, Mrs. Cochran was a founder and served as the Chief Financial Officer of SkillsVillage, a contractor supply chain management software provider, until its sale to PeopleSoft, Inc. In both chief financial officer positions, Mrs. Cochran managed corporate finance, accounting, human resources, legal and facilities. Mrs. Cochran began her career as an auditor at Deloitte & Touche LLP.

Broady R. Hodder.  Mr. Hodder has served as our Vice President and General Counsel since May 2006 and has been our Secretary since June 2006. Previously, Mr. Hodder served as our Corporate Counsel and Assistant Secretary from November 2004 to November 2005 and Vice President Legal, Finance and Corporate Development from November 2005 to May 2006. Prior to joining our company, from April 2001 to November 2004, Mr. Hodder was a lawyer with Davis Wright Tremaine LLP, where he became a partner in January 2004. Before joining Davis Wright Tremaine LLP, Mr. Hodder was a lawyer with Gray Cary Ware & Freidenrich LLP and Lionel Sawyer and Collins Ltd.

Robert M. DeLucia.  Mr. DeLucia has served as our Chief Accounting Officer since May 2007. Prior to coming to the Company, Mr. DeLucia served in a variety of positions with Adelphia Communications Corporation from August 2002 to March 2007 as part of that company’s restructuring team, including most recently Vice President and Controller and previously Vice President of Reporting and Vice President and Assistant Controller. Prior to working for Adelphia, Mr. DeLucia worked for Public Interactive, Inc. as its interim Chief Financial Officer.

Robert G. Mechaley Jr.  Mr. Mechaley has served as our Vice Chairman since January 2005. Mr. Mechaley served as our Chief Technology Officer since October 2003 through January 2005. Mr. Mechaley is also a principal of ERH. In addition, since 2002 Mr. Mechaley has been the founder, Chairman and a director of Radioframe Networks, Inc., a wireless equipment provider, and previously served as its President and Chief Executive Officer from February 2000 to February 2002. Mr. Mechaley has also served as a director of Worldwide Packets since 2005. Previously, Mr. Mechaley served as President and Chief Executive Officer of Wildfire Communications, Senior Vice President and Chief Scientist of AT&T Wireless Services and Senior Vice President of McCaw Cellular Communications and General Manager of its Wireless Data Division.

Nicolas Kauser.  Mr. Kauser has served as a director since February 2004 and was our Chief Technology Officer from January 2005 to July 2007 and currently is a principal of ERH. Previously, Mr. Kauser was a director of XO. Mr. Kauser is also a director of Triquint Semiconductor, a position he has held since December 1999 and has been a director of RadioFrame Networks since 2002. Until September 1998, Mr. Kauser was an Executive Vice President and Chief Technology Officer for AT&T Wireless, formerly McCaw Cellular, where he was responsible for all aspects of engineering and technology projects, network operations, long-range planning and evolution of the network, and supporting network technologies. Mr. Kauser was also responsible for AT&T Wireless’ fixed wireless initiative, Project Angel. Before joining McCaw Cellular in 1990, Mr. Kauser was Vice President of Engineering and subsequently Senior Vice President Operations at Cantel, the Canadian nationwide cellular provider based in Toronto, Canada.

David Perlmutter.  Mr. Perlmutter has served as a director of our company since August 2006, having been designated by Intel Capital in connection with the voting agreement between ERH and Intel Capital, and is currently Senior Vice President of Intel Corporation. Mr. Perlmutter has served as the General Manager of Intel Corporation’s Mobility Group (previously Mobile Products Group) since January 2004, where he manages the design, development and marketing of Intel’s solutions for the mobile computing segment. From January 1996 to January 2006, he was a Vice-President of Intel Corporation. Mr. Perlmutter holds a B.Sc. in Electrical Engineering from Technion, Israel Institute of Technology.

Arvind Sodhani.  Mr. Sodhani has served as a director of our company since September 2006 and is currently president of Intel Capital and senior vice president of Intel Corporation. Mr. Sodhani has served as President of Intel Capital since March 2005 and in that role oversees Intel’s internal new business incubation, external investments, and mergers and acquisitions in support of Intel’s strategic objectives. Mr. Sodhani joined Intel in 1981 as assistant treasurer of Intel Europe, was promoted to assistant treasurer in August 1984 and was named Treasurer of Intel Corporation in July 1998. Mr. Sodhani was elected vice president by the Intel Board of Directors in May 1990 and promoted to senior vice president in February 2005. Mr. Sodhani holds an MS from the University of London and an MBA from the University of Michigan. Mr. Sodhani was a member of the NASDAQ Board of Directors from 1997 to May 2007.

Peter L. S. Currie.  Mr. Currie has served as a director of our company since 2005 and is currently president of Currie Capital LLC. From 2002 to 2005 he was a managing member of General Atlantic LLC, a worldwide private equity investment company, where he continues to serve as special advisor. Before joining General Atlantic, Mr. Currie was a partner and co-founder of The Barksdale Group, an early-stage venture capital firm. Mr. Currie also served as executive vice president and chief administrative officer of Netscape Communications from 1995 to 1999, and held various positions, including executive vice president and chief financial officer, of McCaw Cellular Communications, Inc. from 1989 to 1995. Prior to joining McCaw Cellular he was a Principal at Morgan Stanley & Co. Incorporated, where he joined in 1982. He is also a director of CNET Networks, Inc., Safeco Corporation, Sun Microsystems and he is a charter trustee of Phillips Academy.

Richard P. Emerson.  Mr. Emerson has served as a director of our company since 2004 and is currently a Senior Managing Director of Evercore Partners, L.P. From 2000 to 2003, Mr. Emerson was Senior Vice President of Corporate Development and Strategy at Microsoft Corporation. Prior to joining Microsoft Corporation, Mr. Emerson was a Managing Director at Lazard Frères & Co. LLC. Mr. Emerson was also previously affiliated with The Blackstone Group and Morgan Stanley & Co. Incorporated.

Michael J. Sabia.  Mr. Sabia has served as a director of our company since March 2005 having been designated pursuant to our agreement with Bell Canada. Mr. Sabia is currently the President and Chief Executive Officer of BCE Inc, and Chief Executive Officer of Bell Canada. Mr. Sabia has held senior executive positions with BCE Inc. and Bell Canada since July 2000. Mr. Sabia also serves as a director of BCE, Bell Canada; Bell Aliant Regional Communications Inc.; The Thomson Corporation; and Telesat Canada.

Stuart M. Sloan.  Mr. Sloan has served as a director of our company since 2004 and since 1984 has been principal of Sloan Capital Companies. Mr. Sloan was also the Chairman of the Board from 1986 to 1998 and the Chief Executive Officer from 1991 to 1996 of Quality Food Centers, Inc., a supermarket chain. Mr. Sloan is also a director for Anixter International, Inc., and J. Crew.

Michelangelo A. Volpi.  Mr. Volpi has served as a director of our company since February 2007 and is currently the Chief Executive Officer of Joost, an Internet video company. Mr. Volpi previously served as Senior Vice President, Technology of Cisco Systems, Inc. from April 2001 to February 2007 and Senior Vice President/General Manager of the Routing and Service Provider Technology Group from July 2005 until February 2007. From 1994 to February 2007, Mr. Volpi held various positions at Cisco, including Senior Vice President, Chief Strategy Officer, Senior Vice President of Business Development/Global Alliances, Vice President of Business Development, Director of Business Development and Business Development Manager. Prior to joining Cisco, Mr. Volpi held various management positions at the Hewlett Packard Company’s Optoelectronics Division. Mr. Volpi also serves on the board of directors of Equinix, Inc. and Opsware, Inc. Mr. Volpi holds a B.S. in mechanical engineering, an M.S. in manufacturing systems engineering and an M.B.A., all from Stanford University.

Audit Committee

We have established an audit committee, the primary responsibilities of which are to oversee the accounting and financial reporting processes of our company as well as our affiliated and subsidiary companies, and to oversee the internal and external audit processes. The audit committee also assists the board of directors in fulfilling its oversight responsibilities by reviewing the financial information which is provided to stockholders and others, and the system of internal controls which management and the board of directors have established. The audit committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The audit committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the audit committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors.

The audit committee is comprised of three members, each of whom was elected by the board of directors. Peter Currie, Richard Emerson and Michelangelo Volpi currently serve as our audit committee members. Our board of directors has determined that each of the members of our audit committee is “independent,” as defined under and required by the federal securities laws and the rules of the Nasdaq Global Select Market. Our board of directors has determined that Mr. Currie qualifies as an “audit committee financial expert” under the federal securities laws and that each member of the audit committee has the “financial sophistication” required under the rules of the Nasdaq Global Select Market.

Compensation Committee

We have established a compensation committee, the primary responsibilities of which are to periodically review and approve the compensation and other benefits for our employees, officers and independent directors, including reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers in light of those goals and objectives, and setting compensation for these officers based on those evaluations. Our compensation committee also administers and has discretionary authority over the issuance of stock awards under our stock compensation plans.

The compensation committee has in the past, and may in the future, delegate authority to review and approve the compensation of our employees to certain of our executive officers, including with respect to stock option or SAR grants made to under our Stock Option Plan, Stock Compensation Plan or Stock Appreciation Rights Plan. Even where the compensation committee has not delegated authority, our executive officers typically make recommendations to the compensation committee regarding compensation to be paid to our employees and the size of stock option, restricted stock or SAR grants.

The compensation committee is comprised of two members, Messrs. McCaw and Sloan. The board has determined that Mr. Sloan meets the independence requirements of the Nasdaq Marketplace Rules.

Code of Conduct and Ethics

Our board of directors has adopted a code of conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. The code addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. The audit committee is responsible for applying and interpreting our code of conduct and ethics in situations where questions are presented to it.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is currently comprised of Messrs. McCaw and Sloan. Mr. McCaw also serves as our Chairman. For a description of the transactions between us and members of the compensation committee, and entities affiliated with such members, see the transactions described under the section entitled “Certain Relationships and Related Transactions.”

COMPENSATION DISCUSSION AND ANALYSIS

The primary goals of the compensation committee of our board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation. To achieve these goals, the compensation committee intends to implement and maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic goals such as the development of our network, the establishment and maintenance of key strategic relationships, and the growth of our subscriber base as well as our financial and operational performance, as measured by metrics such as revenue, subscriber growth, churn and markets launched. The compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in the communications industry while taking into account our relative performance and our own strategic goals.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. This review is based on a survey of executive compensation paid by 24 communications companies conducted by an independent third party, Thobe Group Inc., in which we participate. We benchmark our executive compensation against the median updated compensation paid by the eight companies generating less than $750 million in annual revenue.

Prior to February 2007, we did not directly compensate Mr. McCaw for his services. Mr. McCaw had been indirectly compensated for his services pursuant to an advisory services agreement, which the parties terminated effective January 31, 2007, between Clearwire and ERI, a corporation of which Mr. McCaw is the sole stockholder. For the year ended December 31, 2006, we paid ERI $800,000 for advisory services plus an additional $949,000 in out of pocket expense reimbursements. Mr. McCaw currently receives annual compensation of $300,000 for serving as our Chairman. We also reimburse Mr. McCaw for out of pocket expenses he incurs on our behalf. In addition, although Messrs. Wolff, Salemme and Kauser receive a salary from us, they are also compensated by ERI. We believe that the compensation paid by ERI to these executives relates to such executives’ services to ERI and not to those executives’ services to us or to the advisory services ERI previously provided to us. Consequently, our compensation committee does not take into account the compensation ERI pays to these executives when determining our executive compensation policies, programs or awards for these individuals.

Elements of Compensation

Executive compensation consists of following elements:

Base Salary.  Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For 2007, this review occurred in the first quarter.

Discretionary Annual Bonus.  The compensation committee has the authority to award discretionary annual bonuses to our executive officers under the terms of our 2007 Annual Performance Bonus Plan. Our 2007 Annual Performance Bonus Plan formalizes our current procedures for granting annual bonus awards to our executive officers. The compensation committee will continue to have the authority to award bonuses, set the terms and conditions of those bonuses and take all other actions necessary for the plan’s administration. These awards are intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as network deployment, new service implementation and subscriber acquisition, and to financial factors such as raising capital, improving our results of operations and increasing the price per share of our capital stock.

Under our 2007 Annual Performance Bonus Plan, for each fiscal year, the compensation committee will select, in its discretion, the executive officers of the Company or its subsidiaries who are to participate in the plan. The compensation committee will establish the terms and conditions applicable to any award granted under the plan and a participant will be eligible to receive an award under the plan in accordance with such terms and conditions. Awards will be paid in whole or in part in cash, common stock or other property and will generally be paid in the first quarter following completion of a given fiscal year. Similar to bonuses paid in the past, the actual amount of discretionary bonus will be determined following a review of each executive’s individual performance and contribution to our strategic goals. The plan does not fix a maximum payout for any officer’s annual discretionary bonus.

Pursuant to either an employment agreement or offer letter, each executive officer, is eligible for a discretionary annual bonus up to an amount equal to a specified percentage of such executive’s salary. However, the compensation committee may increase the discretionary annual bonus paid to our executive officers, and the discretionary bonus awarded to certain officers in 2007 for performance in 2006 and in 2006 for performance in 2005 exceeded this specified amount. The actual amount of discretionary bonus is determined following a review of each executive’s individual performance and contribution to our strategic goals conducted during the first quarter of each fiscal year. The compensation committee has not fixed a maximum payout for any officers’ annual discretionary bonus.

Long-Term Incentive Program.  We believe that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. The compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines, and, other than Mr. McCaw, our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies. However, due to the early stage of our business, we expect to provide a greater portion of total compensation to our executives through our stock compensation plans than through cash-based compensation.

Options.  Our 2003 Stock Option Plan authorized us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee was the administrator of the stock option plan. Stock option grants were made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviewed and approved stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option grants were made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management, such as Mr. Wolff, our Chief Executive Officer, Mr. Satterlee, our President, and Christine Bertany, our Vice President, People Development. In 2006, certain named executive officers were awarded stock options in the amounts indicated in the section entitled “Grants of Plan Based Awards”. These grants included grants made on August 30, 2006, in recognition of exceptional contributions to our company relating to the negotiation and subsequent closing in August of our transactions with Motorola and Intel, and on September 15, 2006, in connection with a merit-based grant to a large number of employees intended to encourage an ownership culture among our employees. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

2007 Stock Compensation Plan.  Our 2007 Stock Compensation Plan authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards to our employees, directors and consultants. Our compensation committee is the administrator of the plan. Similar to our 2003 Stock Option Plan, stock option awards will be made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee will review and approve stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives, and retention considerations. Periodic stock option awards will continue to be made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee will consider the recommendations of members of management, as discussed above. Following the adoption of our 2007 Stock Compensation Plan, we ceased to grant additional stock options under our 2003 Stock Option Plan.

Stock Appreciation Rights.  Our Stock Appreciation Rights Plan authorizes us to grant stock appreciation rights, or SARs. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. The base value of each SAR equals the value of our common stock on the date the SAR is granted. Upon surrender of each SAR, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the SAR. SARs typically vest based upon continued employment on a pro-rata basis over a four-year period, and generally expire ten years after the date of grant. Our compensation committee is the administrator of our stock appreciation rights plan. To date, no SARs have been awarded to any of our executive officers. We have the right to convert outstanding SARs into stock options, and, following this offering, we may elect to do so. The compensation committee may also grant SARs pursuant to the terms and conditions of our 2007 Stock Compensation Plan, which is more fully discussed above.

Restricted Stock Grants.  Our compensation committee has and may in the future elect to make grants of restricted stock to our executive officers. In April 2006, we granted Mr. Wolff restricted stock pursuant to a Stock Grant Agreement dated April 17, 2006. Fifty percent of the shares vested on March 1, 2007 and the remainder will vest on March 1, 2008, so long as Mr. Wolff remains in continuous employment with us through those dates. The compensation committee may also grant restricted stock pursuant to the terms and conditions of our 2007 Stock Compensation Plan, which is more fully discussed above.

Other Compensation.  Our executive officers who were parties to employment agreements prior to this offering will continue, following this offering, to be parties to such employment agreements in their current form until such time as the compensation committee determines in its discretion that revisions to such employment agreements are advisable. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the compensation committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies. We currently have plans to change either the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or levels of benefits and perquisites provided thereunder.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Co-Chief Executive Officers, Co-Presidents, Chief Financial Officer and two other most highly compensated executive officers during 2005 and 2006:

				Stock		Option		All Other
		Salary	Bonus	Awards(1)		Awards(2)		Compensation		Total
Name and Principal Position	Year	($)	($)	($)		($)		($)		($)

Craig O. McCaw	2006	—	—	—		—		1,749,000	(3)	1,749,000	(3)
Chairman and Co-	2005	—	—	—		—		1,069,000	(3)	1,069,000	(3)
Chief Executive Officer
Benjamin G. Wolff	2006	364,000	900,000	1,250,000	(4)	6,848,800	(5)	716,955	(6)	10,079,755
Co-President and	2005	350,000	350,000	—		—		—		700,000
Co-Chief Executive Officer
John A. Butler	2006	310,000	200,000	—		1,563,350	(7)	—		2,073,350
Chief Financial Officer	2005	227,717	300,000	—		846,000	(8)	11,725	(9)	1,385,442
Perry S. Satterlee	2006	374,850	350,000			2,271,800	(10)	—		2,996,650
Co-President and	2005	357,000	350,000			—				707,000
Chief Operating Officer
R. Gerard Salemme	2006	323,420	200,000	—		3,026,400	(11)	—		3,549,820
Executive Vice President —	2005	309,000	155,000	—		—		—		464,000
Strategy, Policy and
External Affairs
Nicolas Kauser	2006	364,000	182,000	—		2,031,400	(12)	—		2,577,400
Chief Technology Officer	2005	350,000	175,000	—		—		—		525,000

(1)	The value of stock awards granted to our executive officers equals the number of shares granted multiplied by the estimated fair value of a share of our capital stock on the date of grant. For information regarding significant factors, assumptions and methodologies used in determining the fair value of our capital stock, see the section entitled “Critical Accounting Policies — Valuation of Common Stock.”

(2)	The value of option awards granted to our executive officers has been estimated pursuant to SFAS No. 123(R) for 2006 and SFAS No. 123 for 2005. Our executive officers will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. Our adoption of SFAS No. 123(R) on January 1, 2006 resulted in a significant increase in the estimated value of our options. For instance, the weighted average fair value of our options granted during the year ended December 31, 2006, calculated pursuant to SFAS No. 123(R), was $11.52 per share. If this amount had been calculated pursuant to SFAS No. 123, it would have been $4.26 per share. For information regarding our valuation of option awards, see “Critical Accounting Policies — Stock-Based Expense.”

(3)	Includes payment to ERI for management fees and reimbursement of certain expenses pursuant to the Advisory Services Agreement, between Clearwire and ERI, dated November 13, 2003, which the parties terminated effective January 31, 2007. Mr. McCaw owns 100% of the outstanding capital stock of ERI. We paid ERI management fees of $800,000 in each of 2005 and 2006, and reimbursed expenses of $296,000 and $949,000, respectively in 2005 and 2006.

(4)	Relates to a grant of 83,333 restricted shares to Mr. Wolff on April 17, 2006.

(5)	Represents the aggregate fair market value of options to purchase 133,333 share of Class A common stock granted January 26, 2006, with an exercise price of $15.00 per share, options to purchase 333,333 shares of Class A common stock granted August 30, 2006, with an exercise price of $18.00 per share and options to purchase 120,000 shares of Class A common stock granted September 15, 2006, with an exercise price of $18.00 per share.

(6)	We paid Mr. Wolff $716,955 as a tax gross-up relating to the grant to Mr. Wolff of shares of restricted stock on April 17, 2006.

(7)	Represents the aggregate fair market value of options to purchase 50,000 shares of Class A common stock granted January 26, 2006, with an exercise price of $15.00 per share, options to purchase

33,333 shares of Class A common stock granted August 30, 2006, with an exercise price of $18.00 per share and options to purchase 52,500 shares of Class A common stock granted September 15, 2006, with an exercise price of $18.00 per share.

(8)	Represents the aggregate fair market value of options to purchase 300,000 shares of Class A common stock granted March 31, 2005, with an exercise price of $12.00 per share.

(9)	Reflects relocation expenses in the amount of $11,725 paid to Mr. Butler.

(10)	Represents the aggregate fair market value of options to purchase 133,333 shares of Class A common stock granted January 26, 2006, with an exercise price of $15.00 per share and options to purchase 70,000 shares of our Class A common stock granted September 15, 2006 with an exercise price of $18.00 per share.

(11)	Represents the aggregate fair market value of options to purchase 66,666 shares of Class A common stock granted January 26, 2006, with an exercise price of $15.00 per share, options to purchase 83,333 shares of Class A common stock granted August 30, 2006 with an exercise price of $18.00 per share and options to purchase 110,000 shares of Class A common stock granted September 15, 2006, with an exercise price of $18.00 per share.

(12)	Represents the aggregate fair market value of options to purchase 66,666 shares of Class A common stock granted January 26, 2006, with an exercise price of $15.00 per share and options to purchase 110,000 shares of Class A common stock granted September 15, 2006, with an exercise price of $18.00 per share.

Advisory Services Agreement

We were parties to an Advisory Services Agreement dated November 13, 2003 with ERI, a corporation of which Mr. McCaw is the sole stockholder, pursuant to which we paid ERI an annual fee for services rendered amounting to $800,000 and reimbursed ERI for certain out of pocket expenses. The parties terminated this agreement effective January 31, 2007. Prior to such termination we did not compensate Mr. McCaw for his services other than directly in the form of stock based compensation and indirectly in cash through payments to ERI under the advisory services agreement. However, after February 1, 2007, we began paying Mr. McCaw annual compensation of $300,000 directly for his services as our Chairman, and we expect to continue to reimburse Mr. McCaw for out of pocket expenses he incurs on our behalf. See “Certain Relationships and Related Transactions — Advisory Services Agreement” for additional information about this advisory services agreement and the related payments.

Employment Agreement

Perry S. Satterlee

We have entered into an employment agreement with Perry S. Satterlee, our President and Chief Operating Officer, and the President and Chief Executive Officer of Clearwire US LLC, for renewable one year terms. Under his employment agreement, Mr. Satterlee is entitled to receive an annual base salary of $350,000, subject to review by our compensation committee. Mr. Satterlee also is entitled to a performance-based bonus of up to 50% of his salary. In addition, we granted Mr. Satterlee 333,333 shares of restricted stock and options covering 333,333 shares upon the execution of his employment agreement. If we terminate Mr. Satterlee’s employment without cause, we will pay Mr. Satterlee a lump sum payment in the amount of his annual base salary plus an amount equal to the most recent annual bonus payment he received. Our failure to renew the agreement for any subsequent one-year terms shall be deemed to be a termination without cause. The agreement also prohibits Mr. Satterlee from competing with us for a period of one year after termination of his employment relationship with our company, unless we terminate him without cause.

Offer Letters

We do not have formal employment agreements with any of our other senior executive officers; however, certain executives’ compensation and other arrangements are set forth in offer letters provided to each of them.

These offer letters are described below. Since the date of these offer letters, the compensation paid to each of these executives has been increased and additional options have been awarded to these executives.

John A. Butler.  Effective March 8, 2005, we entered into a letter agreement with John A. Butler providing for his employment as Chief Financial Officer beginning on March 14, 2005. Under his letter agreement, Mr. Butler is entitled to receive an annual base salary of $300,000, subject to review by our compensation committee. Mr. Butler also is eligible to receive an annual discretionary performance-related bonus of up to 50% of his annual base salary. In addition, we granted Mr. Butler options to purchase 300,000 shares of our Company’s Class A common stock at an exercise price of $12.00 per share. Mr. Butler has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us. In addition, we have a verbal agreement with Mr. Butler to provide him with a severance benefit equal to his annual salary.

Nicolas Kauser.  Effective May 17, 2004, we entered into a letter agreement with Nicolas Kauser providing for his employment on a part time basis amounting to two-thirds of his professional time as President, International Operations of Clearwire Corp., President of Clearwire Europe, s.a.r.l., and President of Clearwire International, LLC beginning May 3, 2004. Under his letter agreement, Mr. Kauser is entitled to receive an annual base salary of $250,000, subject to review by our compensation committee. Mr. Kauser also is eligible to receive an annual discretionary performance-related bonus of up to 25% of his annual base salary. As a condition of employment, Mr. Kauser has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us. Mr. Kauser retired from the position of Chief Technology Officer effective August 1, 2007.

R. Gerard Salemme.  Effective April 30, 2004, we entered into a letter agreement with R. Gerard Salemme providing for his employment as Executive Vice President, External Affairs, beginning April 1, 2004. Under his letter agreement, Mr. Salemme is entitled to receive an annual base salary of $300,000, subject to review by our compensation committee. Mr. Salemme also is eligible to receive an annual discretionary performance-related bonus of up to 26% of his annual base salary. As a condition of employment, Mr. Salemme has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

Benjamin G. Wolff.  Effective April 1, 2004, we entered into a letter agreement with Benjamin G. Wolff providing for his employment as Executive Vice-President, Corporate Affairs, beginning on April 1, 2004. Under his letter agreement, Mr. Wolff is entitled to receive an annual base salary of $250,000, subject to review by our compensation committee. Mr. Wolff also is eligible to receive an annual discretionary performance-related bonus of up to 25% of his base salary. In addition, we granted Mr. Wolff options to purchase 333,333 shares of our company’s Class A common stock at an exercise price of $2.25 per share, which options will vest over a four year period, unless earlier vested upon a change of control of our company. Mr. Wolff is also entitled to take a three month paid sabbatical upon request. As a condition of employment, Mr. Wolff has entered into an agreement not to compete with us for a period of one year after termination of his employment relationship with us.

The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt plans or programs providing for additional benefits if the compensation committee determines that doing so is in our best interests.

Our employment letters with Messrs. Salemme and Wolff provide for a lump sum cash payment if we terminate their employment without cause. For a complete description and quantification of benefits payable to our named officers on and following termination of employment under plans and programs currently in effect, see “— Potential Payments Upon Termination Or Change In Control”.

Grants of Plan Based Awards

The compensation committee approved awards under our 2003 Stock Option Plan to certain of our named executives in 2005 and 2006 and awarded restricted stock to Mr. Wolff in 2006. Our compensation committee has not established guidelines for the grant of plan-based awards for the remainder of 2006 or 2007. Set forth below is information regarding awards granted during 2005 and 2006:

		All Other Stock		All Other Option
		Awards: Number of		Awards: Number of	Stock	Option	Exercise or Base
		Shares of Stock		Securities Underlying	Awards	Awards	Price of Option
Name	Grant Date	or Units (#)		Options (#)	($)	($)	Awards ($/sh)

Craig O. McCaw	—	—		—	—	—	—
Benjamin G. Wolff	1/26/06			133,333	—	1,436,000	$15.00
	4/17/06	83,333	(1)	—	1,250,000	—	15.00
	8/30/06	—		333,333	—	3,980,000	18.00
	9/15/06	—		120,000	—	1,432,800	18.00
John A. Butler	3/31/05	—		300,000	—	840,000	12.00
	1/26/06	—		50,000	—	538,500	15.00
	8/30/06	—		33,333	—	398,000	18.00
	9/15/06	—		52,500	—	626,850	18.00
Perry S. Satterlee	1/26/06	—		133,333	—	1,436,000	15.00
	9/15/06	—		70,000	—	835,800	18.00
R. Gerard Salemme	1/26/06	—		66,666	—	718,000	15.00
	8/30/06	—		83,333	—	995,000	18.00
	9/15/06	—		110,000	—	1,313,400	18.00
Nicolas Kauser	1/26/06	—		66,666	—	718,000	15.00
	9/15/06	—		110,000	—	1,313,400	18.00

(1)	Represents restricted stock per Stock Grant Agreement dated April 17, 2006. 50% of the shares vested on March 1, 2007 and the balance will vest on March 1, 2008, so long as Mr. Wolff remains in continuous employment with the Company through that date.

2003 Stock Option Plan

Our 2003 Stock Option Plan is administered by our compensation committee. The objectives of the plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success.

Options Available for Issuance

There are 16,666,666 shares of common stock authorized for options grants under the plan. With the adoption of our 2007 Stock Option Plan, we ceased granting stock options under the 2003 Stock Option Plan after January 19, 2007.

Term of Options

The term of each option is ten years from the date of the grant of the option, unless a shorter period is established for incentive stock options or the administrator of the 2003 Stock Option Plan establishes a shorter period.

Vesting Schedule

Options granted under our 2003 Stock Option Plan, unless waived or modified in a particular option agreement or by action of the compensation committee, vest according to the following schedule:

Portion of
From the Grant Date	Grant Vested

Less than 1 year	0%
1 year	25%
2 years	50%
3 years	75%
After 4 Years	100%

Options granted under the 2003 Stock Option Plan require that the recipient of a grant be continuously employed or otherwise provide services to us or our subsidiaries. Failure to be continuously employed or in another service relationship, generally results in the forfeiture of options not vested at the time the employment or other service relationship ends. Termination of a recipient’s employment or other service relationship for cause generally results in the forfeiture of all of the recipient’s options. In certain circumstances the compensation committee has, and may in the future, provide accelerated vesting of options upon a change of control.

Adjustments, Changes in Our Capital Structure

The number and kind of shares available for grants under our 2003 Stock Option Plan and any outstanding options under the plan, as well as the exercise price of outstanding options, will be subject to adjustment by the compensation committee in the event of any merger, consolidation, reorganization, stock split, stock dividend or other event causing a capital adjustment affecting the number of outstanding shares of common stock. In the event of a capital adjustment, the compensation committee may change the number and kind of shares granted under the plan. In the event of an adjustment to our capital structure, the compensation committee may change the number and kind of shares granted under the plan. In the event of a business combination or in the event of a sale of all or substantially all of our assets, the compensation committee may cash out some or all of the unexercised, vested options under the plan, or allow some or all of the options to remain outstanding, subject to certain conditions. Unless otherwise provided in individual option agreements, the vesting of outstanding options will not accelerate in connection with a business combination or in the event of a sale of all or substantially all of our assets.

Administration

The compensation committee has full discretionary authority to determine all matters relating to options granted under the plan.

The compensation committee has the authority to determine the persons eligible to receive options, the number of shares subject to each option, the exercise price of each option, any vesting schedule, any acceleration of the vesting schedule and any extension of the exercise period.

Amendment and Termination

Our board of directors has authority to suspend, amend or terminate the plan, except as would adversely affect participants’ rights to outstanding awards without their consent. As the plan administrator, our compensation committee has the authority to interpret the plan and options granted under the plan and to make all other determinations necessary or advisable for plan administration.

In connection with the amendment of our certificate of incorporation to effectuate a one for three reverse stock split, and the adoption of the 2007 Stock Compensation Plan, our board of directors will adopt an amendment to our stock option plan to reduce the number of shares available under the 2003 Stock Option Plan.

We also grant options to individuals or entities pursuant to written agreements not subject to the terms of this plan. Please see the section entitled “Description of Capital Stock” for further discussion of our stock options.

2007 Stock Compensation Plan

Our 2007 Stock Compensation Plan is administered by our compensation committee. The objectives of the plan include attracting, motivating and retaining key personnel and promoting our success by linking the interests of our employees, directors and consultants with our success. The Plan will permit the grant of awards that constitute incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other stock awards. Each award shall be evidenced by an award agreement.

Shares Available for Issuance

As of June 30, 2007 there were 11,911,775 shares of common stock available for grants under the plan. Shares to be awarded under the plan will be made available, at the discretion of the compensation committee, from authorized but unissued shares, authorized and issued shares reacquired and held as treasury shares, or a combination thereof.

Stock Options

An award of options may include incentive stock options, non-qualified stock options or a combination thereof. Each option will have a term of no longer than 10 years and each incentive stock option granted to a ten percent holder will have a term of no longer than 5 years.

Stock Awards

Each stock award will be accompanied by a stock award agreement, which will specify the number of shares granted, the price, if any, to be paid for the shares and the period of restriction applicable to the restricted stock award. Shares subject to an award of restricted stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated during a period of restriction. The compensation committee, in its sole discretion, may impose such other restrictions on shares subject to an award of restricted stock as it may deem advisable or appropriate.

Stock Appreciation Rights

The terms and conditions of SARs granted under the plan will be determined by the compensation committee. A stock award agreement will specify the base price, the term and the conditions of exercise. Each SAR will have a term no longer than 10 years from the grant date, unless a shorter period is provided in the award agreement.

Vesting Schedule

Options and other stock awards may be made subject to vesting at the discretion of our compensation committee over such term as they shall determine.

Adjustments

The number and kind of shares available for grants under our 2007 Stock Compensation Plan and any outstanding shares under the plan, as well as the exercise price or base price of outstanding shares, will be subject to adjustment by our board of directors in the event of any merger, consolidation, reorganization, stock split, stock dividend or other event causing a capital adjustment affecting the number of outstanding shares of common stock. In the event of a capital adjustment, the board of directors may change the number and kind of shares granted under the plan. In the event of an adjustment to our capital structure, our board of directors may replace awards with substitute awards in respect of shares, other securities or other property of the surviving corporation or its affiliates, which shall substantially preserve the value, rights and benefits of any affected awards granted under the plan. In addition, we have the right, but not the obligation, to cancel each participant’s awards immediately prior to such an event and to pay to each affected participant in connection with the cancellation an amount equal that the compensation committee, in its sole discretion, in good faith determines to be the equivalent value of such award.

Administration

The compensation committee has full discretionary authority to determine all matters relating to options granted under the plan.

The compensation committee has the authority to determine the persons eligible to receive awards, the number of shares subject to each award, the base price or exercise price of the award, in certain circumstances, any vesting schedule, any acceleration of the vesting schedule and any extension of the exercise period.

Amendment and Termination

Our board of directors has authority to suspend, amend or terminate the plan, except as would adversely affect participants’ rights to outstanding awards without their consent. As the plan administrator, our compensation committee has the authority to interpret the plan and options granted under the plan and to make all other determinations necessary or advisable for plan administration.

Stock Appreciation Rights Plan

Our Stock Appreciation Rights Plan is administered by the compensation committee and provides for the granting of awards of SARs. The objectives of this plan include attracting, motivating and retaining the best personnel and promoting our success by linking the interests of our employees, directors and consultants with our company’s success. We typically do not make awards under this plan to our executive officers. We adopted this plan in January 2006 and, as of June 30, 2007, we had 121,392 SARs outstanding. We account for grants under the SAR Plan under SFAS No. 123(R). SARs are recorded as liability awards as cash settlement is anticipated and are remeasured at fair value as the end of each reporting period until the awards are settled. The fair value is determined in the same manner as a stock option granted under our 2003 Stock Option Plan, using the same assumptions and option pricing model to estimate the fair value. Compensation expense for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value for each reporting period.

SARs Available for Issuance

The SARs under this plan are based on our Class A common stock. There are 166,666 SARs authorized for issuance under the plan. Awards under the plan will be made available, at the discretion of the compensation committee, from authorized but unissued SARs or outstanding SARs that expire or cancelled. SARs may, at the discretion of the compensation committee, be settled either in cash or by issuance of shares of common stock and, in the case of settlement in stock, at a value based on the common stock price at the Settlement date.

Adjustments Changes in Our Capital Structure

The number and kind of shares available for SARs under our Stock Appreciation Rights Plan and any outstanding SARs under the plan, as well as the exercise price of outstanding options, will be subject to adjustment by the compensation committee in the event of any merger, consolidation, reorganization, stock split, stock dividend or other event causing a capital adjustment affecting the number of outstanding shares of common stock. In the event of a capital adjustment, the compensation committee may change the number and kind of shares granted under the plan. In the event of a business combination or in the event of a sale of all or substantially all of our property, any outstanding SARs will expire as long as all holders of SARs under the plan receive advance notice and an opportunity to surrender the outstanding SARs.

The compensation committee, in its sole discretion, may determine to redeem some or all of the outstanding, vested awards for an amount equal to the surrender value under the plan.

Administration

The compensation committee has full discretionary authority to determine all matters relating to awards granted under the plan. The compensation committee has the authority to determine the persons eligible to receive options, and approves the number of shares subject to each option, the exercise price of each option, any vesting schedule, any acceleration of the vesting schedule and any extension of the exercise period.

Amendment and Termination

Our board of directors has authority to suspend, amend or terminate the plan. Our board of directors may, but does not expect to, terminate this plan in connection with our initial public offering.

If our board of directors terminates this plan following this offering unvested SARs will expire and vested SARs automatically will be surrendered.

Outstanding Equity Awards At Fiscal Year-End; Option Exercises and Stock Vested

The following table summarizes the outstanding equity award holdings held by our named executive officers.

	Option Awards				Stock Awards
							Market
	Number of	Number of					Value of
	Securities	Securities			Number of		Shares or
	Underlying	Underlying			Shares or Units		Units of
	Unexercised	Unexercised	Option		of Stock That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested		Vested
Name	(#)	(#)	($)	Date	(#)		($)(2)

Craig O. McCaw	416,666	1,250,000	$6.00	12/15/14	—		—
Benjamin G. Wolff	166,666	166,666	2.25	4/1/14	83,333	(1)	$2,083,325
	83,333	250,000	6.00	12/15/14	—		—
	0	133,333	15.00	1/26/16	—		—
	0	333,333	18.00	8/30/16	—		—
	0	120,000	18.00	9/14/16	—		—
John A. Butler	75,000	225,000	12.00	3/31/15	—		—
	0	50,000	15.00	1/26/16	—		—
	0	33,333	18.00	8/30/16	—		—
	0	52,500	18.00	9/15/16	—		—
Perry S. Satterlee	166,666	166,666	$6.00	6/28/14	—		—
	0	133,333	15.00	1/26/06	—		—
	0	70,000	18.00	9/15/06	—		—
R. Gerard Salemme	312,500	104,167	2.25	11/26/13	—		—
	62,500	187,500	6.00	12/15/14	—		—
	0	66,666	15.00	1/26/16	—		—
	0	83,333	18.00	8/30/16	—		—
	0	110,000	18.00	9/14/06	—		—
Nicolas Kauser	250,000	83,333	2.25	11/26/13	—		—
	83,333	250,000	6.00	12/15/14	—		—
	0	66,666	15.00	1/26/16	—		—
	0	110,000	18.00	9/15/16	—		—

(1)	Represents restricted stock per Stock Grant Agreement dated April 17, 2006.

(2)	Based upon the initial public offering price of $25.00.

Option Exercises and Stock Vested

There have been no exercise of stock options, SARs or similar instruments, or vesting of stock, restricted stock, restricted stock units or similar instruments, by our named executive officers during the last fiscal year.

Pension Benefits

None of our named executives participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The compensation committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests.

Director Compensation

We currently have four independent directors that qualify for compensation. Independent directors receive an initial stock option grant and follow-on annual stock option grants. In addition, independent directors receive annual cash compensation, plus additional cash compensation, usually $1,000 per meeting, for meetings attended in person, and reimbursement of actual out-of-pocket expenses. Compensation is paid out approximately two to three times a year, depending on the amount of meetings being held. Directors can choose to be compensated in stock in lieu of cash. If they choose stock, it is issued at the current fair market value at the time of issuance.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2005 and 2006:

		Fees
		Earned or	Stock		Option
		Paid in Cash	Awards		Awards(1)		Total
Name	Year	($)	($)		($)		($)

David Perlmutter	2006	—	—		—		—
	2005	—	—		—		—
Arvind Sodhani	2006	—	—		—		—
	2005	—	—		—		—
Richard P. Emerson	2006	—	2,502	(2)	—		2,502
	2005	2,500	14,000	(3)	17,550	(4)	34,050
Michael J. Sabia	2006	—	—		—		—
	2005	—	—		—		—
Stuart M. Sloan	2006	—	2,502	(5)	—		2,502
	2005	—	16,000	(6)	17,550	(7)	33,550
Peter L. S. Currie	2006	—	2,502	(8)	199,000	(9)	201,502
	2005	—	2,500	(10)	33,175	(11)	35,675

(1)	Amounts shown reflect the dollar amount of such option award recognized for financial statement purposes in accordance with FAS 123R.

(2)	Mr. Emerson was entitled to cash compensation in the amount of $2,500 for his attendance at board meetings. Mr. Emerson elected to receive 139 shares of Class A common stock at a per share price of $18.00 per share in lieu of such cash compensation.

(3)	Mr. Emerson was entitled to cash compensation in the amount of $14,000 for his attendance at board meetings. Mr. Emerson elected to receive 933 shares of Class A common stock at a price of $15.00 per share in lieu of such cash compensation.

(4)	Represents an initial grant of options to purchase shares of Class A common stock upon joining the board of directors.

(5)	Mr. Sloan was entitled to cash compensation of $2,500 for his attendance at board and committee meetings. Mr. Sloan elected to receive 139 shares of Class A common stock at a price of $18.00 per share in lieu of such cash compensation.

(6)	Mr. Sloan was entitled to total cash compensation of $16,000 for his attendance at board and committee meetings. Mr. Sloan elected to receive 208 shares of Class A common stock at a price of $12.00 per share and 900 shares of Class A common stock at a price of $15.00 per share in lieu of such cash compensation.

(7)	Mr. Sloan received options to purchase 5,000 shares of our Class A common stock at an exercise price of $15.00 per share as director compensation in 2005.

(8)	Mr. Currie was entitled to cash compensation in the amount of $2,500 for attendance at board meetings. Mr. Currie elected to receive 139 shares of Class A common stock at a per share price of $18.00 per share in lieu of such cash compensation.

(9)	Mr. Currie received options to purchase 16,666 shares of our Class A common stock at an exercise price of $18.00 per share as director compensation in 2006.

(10)	Mr. Currie was entitled to cash compensation in the amount of $2,500 for attendance at board meetings. Mr. Currie elected to receive 166 shares of Class A common stock at a per share price of $15.00 per share in lieu of such cash compensation.

(11)	Mr. Currie received options to purchase 9,166 shares of our Class A common stock for director compensation in 2005, at an exercise price of $15.00 per share.

Potential Payments Upon Termination or Change in Control

Pursuant to his letter agreement dated April 27, 2004, if Mr. Salemme is terminated without cause (whether through constructive termination or otherwise), we must make a lump-sum severance payment to him in an amount equal to six (6) months of his salary. Pursuant to a letter agreement dated April 1, 2004, if Mr. Wolff is terminated without cause (whether through constructive termination or otherwise), we must make a lump-sum severance payment to him in an amount equal to his annual salary. We have a verbal agreement with Mr. Butler to make a lump-sum severance payment to him equal to his annual salary if his employment is terminated. Pursuant to Mr. Satterlee’s employment agreement, if we terminate Mr. Satterlee’s employment without cause, we will pay Mr. Satterlee a lump sum payment in the amount of his annual base salary plus an amount equal to the most recent annual bonus payment he received. Assuming the employment of our executive officers were to be terminated without cause (whether through constructive termination or otherwise) on December 31, 2006, the following individuals would be entitled to payments in the amounts set forth opposite their name in the below table.

Cash Severance

Benjamin G. Wolff	$364,000
John A. Butler	310,000
Perry S. Satterlee	724,850
R. Gerard Salemme	161,710

We are not obligated to make any cash payment to these executives if their employment is terminated by us for cause or by the executive without cause, or to any other executive officer on the termination of employment for any reason. In addition, we do not provide any medical continuation or death or disability benefits for any of our executive officers that are not also available to our employees.

In addition, Messrs. McCaw, Wolff, Butler, Satterlee, Salemme and Kauser hold options that would vest upon any change in control. We are not obligated to make any other payment on a change of control.

Assuming a change in control were to take place on December 31, 2006, the following individuals would be entitled to change in control payments in the amounts set forth opposite their name:

Value of Accelerated Equity
and Performance Awards(1)

Craig O. McCaw	23,750,000
Benjamin G. Wolff	13,048,313
Perry S. Satterlee	4,989,984
John A. Butler	4,025,831
R. Gerard Salemme	7,952,290
Nicolas Kauser	8,082,486

(1)	Based upon the initial public offering price of $25.00 per share.

Employee Benefit Plans

Our employees, including our executive officers, are entitled to various employee benefits. These benefits include the following: medical and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); benefit advocacy counseling; a 401(k) plan; and paid time off.

401(k) Plan

Until July 1, 2004, we offered a 401(k) Plan to eligible employees as part of a 401(k) Plan administered by ERH. Under the plan, employees were eligible for matching contributions after six months of service for 100% of the employees’ contributions, up to 5% of total employee compensation. There were no matching contributions by us in 2004. The employees on this plan transferred into our 401(k) plan in 2005.

After July 1, 2004, our eligible employees have been offered the right to participate in a 401(k) Plan we assumed after our acquisition of NextNet. To date, we have not made any matching contributions under our plan. Effective January 1, 2007, we began matching 50% of employees’ contributions, up to 3% of total employee compensation. These contributions will vest over a three year period commencing on the employees’ hire dates.

We also acquired CTI’s 401(k) Plan in November 2003. We intend to terminate this plan in 2007. Upon termination of the plan, the funds for prior CTI employees will be transferred to our 401(k) plan or disbursed to the participants.

Indemnification of Officers and Directors

Our certificate of incorporation and bylaws allow us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. It also contains provisions that provide for the indemnification of directors of the company for third party actions and actions by or in the right of the company that mirror Section 145 of the Delaware General Corporation Law.

In addition, the Company’s certificate of incorporation states that it shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the Delaware General Corporate Law. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Approval of Related Person Transactions

We submit all proposed transactions involving a commitment of $5 million or more, including related person transactions, to the board of directors for approval. Each of the related party transactions listed below that were submitted to our board were approved by a disinterested majority of our board of directors after full disclosure of the interest of the related party in the transaction.

Registration Rights Agreements

We entered into a registration rights agreement with ERH, HITN and CHI on November 13, 2003. We granted registration rights to certain other stockholders in a separate registration rights agreement dated March 16, 2004. Each of these agreements grants “piggyback” registration rights with respect to our Class A common stock, including our Class A common stock issuable upon conversion of our Class B common stock, as applicable, subject to standard cutback provisions imposed by underwriters, and rights to require us to effect Form S-3 registrations. These rights are exercisable immediately after the consummation of this offering, subject to the expiration of the lock-up arrangements described elsewhere in this prospectus.

Additionally, we granted registration rights to the holders of the warrants exercisable for 16,551,886 shares of our Class A common stock issued in conjunction with our senior secured notes due 2010 under a registration rights agreement dated August 5, 2005, of which we have redeemed 520,667. This registration statement is intended to satisfy the obligations owed to the holders of these warrants. Under this registration rights agreement, not later than 120 days after March 7, 2007, the date of our initial public offering, we are required to file this resale registration statement, which relates to the resale of shares of Class A common stock issuable upon the exercise of certain warrants. Warrant holders who have not yet provided us with selling stockholder notices and questionnaires may request that we register additional shares of Class A common stock issuable upon exercise of outstanding warrants following the date of this prospectus, and we ultimately may be required to register up to 16,031,219 shares of Class A common stock (excluding shares issuable under certain warrant adjustment provisions). We are required to cause this resale registration statement to be declared effective within 180 days following the effectiveness of the registration statement of which this prospectus forms a part, and thereafter we must maintain that registration statement in effect (subject to certain suspension periods) for at least two years. If we fail to meet our obligations to make effective and maintain this registration statement we will be required to pay to each affected warrant holder an amount in cash equal to 2% of the purchase price of such holder’s warrants. If we fail to make such payments in a timely manner the payments will bear interest at a rate of 1% per month until paid in full. The registration rights agreement also provides for incidental registration rights in connection with follow-on offerings, other than issuances pursuant to a business combination transaction or employee benefit plan.

Each registration rights agreement allows us to continue to grant registration rights to other investors, which under certain circumstances may be superior to the rights already granted. Each of our existing registration rights agreements provides that we are responsible for paying the costs and expenses of registration other than underwriter discounts, commissions and transfer taxes. Parties to each of these agreements may transfer their registration rights under certain circumstances, including to family members and other affiliates, in connection with a bona fide pledge for a secured loan, and in private transfers to accredited investors.

Each of these registration rights agreements provides that, in connection with an underwritten public offering, and subject to certain limitations, the underwriters may reduce the number of shares that may be included by registration rights holders.

The selling stockholders and other holders of the shares of Class A common stock issuable on exercise of certain warrants are prohibited from selling, offering to sell, contracting or agreeing to sell, hypothecating, hedging, pledging, granting options to purchase or otherwise disposing or agreeing to dispose, directly or indirectly, of such shares or warrants until the expiration of contractual lockup arrangements on September 3, 2007. We may, in certain circumstances, extend the contractual holdback arrangements applicable to the warrants and the shares of Class A common stock issuable upon exercise of the warrants for an additional period of up to 36 days if certain material events occur or we issue an earnings release or material news release prior to or shortly after September 3, 2007.

Investor Rights Agreement

We, Intel Capital and Motorola are party to an investor rights agreement dated August 29, 2006, that provides Motorola and Intel Capital additional rights to those granted to the stockholders under the registration rights agreements and stockholder agreement. Among the rights granted to Intel Capital and Motorola are:

•	demand registration rights, pursuant to which, six months after the effectiveness of the registration statement for our Class A common stock, which was declared effective on March 7, 2007, each of Intel Capital and Motorola have the right to effect one demand registration of our Class A common stock, including our Class A common stock issuable upon conversion of our Class B common stock, held by them at the time of such demand;

•	“piggyback” registration rights with respect to our Class A common stock, including our Class A common stock issuable upon conversion of our Class B common stock, as applicable, subject to standard cutback provisions imposed by underwriters; and

•	the right to demand that we effect a registration with respect to all or a part of their securities upon us becoming eligible to file on Form S-3. Unlike in our registration rights agreement, there is no 90 day waiting period for such demand.

Middlefield Ventures, Inc., an affiliate of Intel Corporation, is among the selling stockholders.

Voting Agreement

We, ERH, Intel Capital and Intel Capital (Cayman) Corporation are party to a voting agreement dated August 29, 2006. Under the voting agreement the parties have agreed that ERH, Intel Capital and any person or entity to whom ERH or Intel Capital transfers their respective shares of capital stock, and any person or entity to whom we issue and sell shares of Class B common stock, or securities convertible into or exchangeable for Class B common stock, must vote its shares in any election of our directors as may be necessary to elect as director or directors two individuals designated by Intel Capital so long as Intel Capital and Intel Capital (Cayman) Corporation, and their respective affiliates, hold at least 15% of our outstanding stock, one individual designated by Intel Capital so long as Intel Capital and Intel Capital (Cayman) Corporation, and their respective affiliates, hold at least 7.5% but less than 15% of our outstanding capital stock, and four individuals designated by ERH. ERH’s right to cause Intel to vote its shares in favor of four individuals designated by ERH is not subject to any minimum share ownership requirement, which means that ERH will retain these rights even if it no longer owns any shares of our capital stock.

Relationships Among Certain Stockholders, Directors and Officers

As of July 31, 2007, ERH held approximately 22% of our outstanding capital stock, including 65% of our outstanding Class B common stock and approximately 13% of our outstanding Class A common stock. As of June 30, 2007, ERH held $23.0 million in principal amount of senior secured notes and warrants to purchase 613,333 shares of Class A common stock which were purchased under the senior note and warrant offering. Please refer to the section entitled Description of Indebtedness for more information. ERH held 3.1% of our senior secured notes as of June 30, 2007, 3.1% of our senior secured notes as of December 31, 2006 and 18.4% as of December 31, 2005. ERH earned accrued interest relating to our senior secured notes in the amount of $1.3 million for the six months ended June 30, 2007, $4.1 million for the year ended December 31, 2006 and $3.1 million for the year ended December 31, 2005. ERH received $3.8 million for deemed interest in 2006. Eagle River, Inc., or ERI, is the manager of ERH. Each entity is controlled by Mr. McCaw. Mr. McCaw and his affiliates have significant investments in ICO and AboveNet, Inc., each of which may compete with us currently or in the future.

In addition to serving as officers and directors for us and our affiliates, each of Messrs. Salemme, Wolff and Kauser provides services to ERI, ERH and their affiliates, for which they are compensated by ERI. ERI,

ERH and their affiliates do not compensate Messrs. Salemme, Wolff or Kauser for their efforts on our behalf. ERI, ERH and their affiliates do compensate Messrs. Salemme, Wolff and Kauser for their efforts on behalf of ERI, ERH and their affiliates as they relate to investment and business activities unrelated to us. In recent years, this compensation has been substantial, and consists of a variable combination of salary, bonuses and distribution of profits. A material portion of this compensation is directly related to the success of the ERI and its affiliates other than us. Such compensation is in addition to the compensation paid to such individuals by us, except for Mr. McCaw whom we do not directly compensate other than certain grants of stock options.

Mr. Wolff, our Chief Executive Officer, was a partner at Davis Wright Tremaine LLP until April 2004. Mr. Wolff’s spouse is currently a partner with Davis Wright Tremaine LLP. Davis Wright Tremaine LLP has rendered substantial legal services to us since our formation, and continues to provide legal services to us, including in connection with this offering.

Middlefield Ventures, Inc., a wholly-owned subsidiary of Intel, held 0.5% of our senior secured notes and warrants to purchase 93,333 shares of our Class A common stock as of July 31, 2007. Middlefield Ventures is among the selling stockholders.

Investment Agreements with Intel Capital

Common Stock Purchase Agreement

We are party to a common stock purchase agreement with Intel Capital dated June 28, 2006. Pursuant to the common stock purchase agreement, on August 29, 2006, Intel Capital purchased 23,427,601 shares of our Class A common stock and 9,905,732 shares of our Class B common stock, at a price of $18.00 per share for an aggregate purchase price of $600.0 million. We also committed to use not less than $200.0 million of these proceeds for capital and operational expenditures associated with the deployment and operation of a mobile WiMAX network in the United States, which may include expenditures for spectrum acquisitions and leases, site acquisition, network construction and mobile WiMAX network infrastructure and subscriber equipment. The agreement also contains certain anti-dilution provisions which will terminate upon the closing of this offering. As of June 30, 2007, Intel Capital held of record approximately 20% of our outstanding Class A common stock and approximately 35% of our outstanding Class B common stock.

Side Agreement with Intel Capital

We are party to an agreement with Intel Capital dated August 29, 2006, that provides Intel Capital and its affiliates with additional rights to those granted under our stockholders agreement and registration rights agreement. Among the rights granted to Intel Capital and its affiliates are:

•	so long as Intel Capital and its affiliates beneficially own at least 5% of our issued and outstanding capital stock, and if Intel Capital no longer has a right to designate and nominate a director pursuant to the voting agreement described above, a representative of Intel shall have the right to attend and observe all meetings of our board of directors subject to certain limitations; and

•	entitled to preemptive rights in addition to those rights granted to the stockholders pursuant to our stockholders agreement. In connection with each issuance of new shares and upon the expiration of the period to exercise any preemptive rights with respect to any such issuance, we must make an offering to Intel Capital and its affiliates of any new shares not purchased by (i) the eligible stockholders pursuant to our stockholders agreement, (ii) Bell Canada or ERH pursuant to the agreement dated as of March 16, 2005, among the Company, Eagle River, and Bell Canada or (iii) Motorola pursuant to the side agreement with Motorola dated August 29, 2006. These preemptive rights will terminate upon the closing of this offering.

Mobile WiMAX Network Collaboration Agreement

We entered into a mobile WiMAX network collaboration agreement with Intel on June 28, 2006. Pursuant to the collaboration agreement, we and Intel established a strategic collaboration through which we agreed to use commercially reasonable efforts to develop and deploy a mobile WiMAX networks in the United States, and Intel agreed to develop and market certain integrated circuits, modules and other platforms for use in certain computer notebooks, ultramobile PCs and other mobile computing devices that would enable these devices to connect to our mobile WiMAX networks.

Under the collaboration agreement, we and Intel will also work together to develop, deploy and market a co-branded mobile WiMAX service offering in the United States, to be available only on our network, which will target users of certain WiMAX enabled notebook computers, ultramobile PCs, and other mobile computing devices containing Intel microprocessors. Both of the parties are obligated to contribute to the development, promotion and marketing of this service, with Intel committing to spend a specific amount on the marketing of the co-branded service and/or mobile WiMAX enabled devices that are enabled to operate on our network as we achieve certain network deployment milestones.

As part of the collaboration, Intel also committed to help ensure the commercial availability of subscriber devices, including Intel mobile computing devices and residential gateway modems, compatible with our planned mobile WiMAX networks from multiple vendors within certain specified time frames. We agreed to pay the distribution channel, including OEMs and retailers, certain marketing incentives to promote activation of our mobile WiMAX service.

We have agreed to pay Intel a portion of the net revenues received from subscribers using Intel mobile computing devices on our domestic mobile WiMAX network. Intel also will receive a one time fixed payment for each new Intel mobile computing device activated on our domestic mobile WiMAX network once we have successfully achieved substantial coverage of our mobile WiMAX network across the United States. The one time activation payments will terminate upon the expiration of a defined time period and upon certain other conditions. We do not believe that these payments will have a significant impact on the profitability of customers acquired in this channel or that this customer acquisition fee will materially increase our cost of customer acquisition through this as opposed to alternative methods. In addition, provided that mobile WiMAX technology meets certain performance criteria, our ability to launch non-WiMAX broadband or data services in the United States and internationally is restricted until we have met certain requirements.

The mobile WiMAX network collaboration agreement will remain in effect until June 28, 2013 unless otherwise terminated by the parties pursuant to the agreement. In the event that net subscriber activations of Intel mobile computing devices do not meet certain levels by 2011, Intel will have the right to terminate the agreement upon three months advance written notice.

Investment Agreements with Motorola

Stock Purchase and Subscription Agreement with Motorola

We and Motorola are party to a stock purchase agreement dated June 30, 2006, pursuant to which Motorola purchased all of the outstanding shares of NextNet from us for a total purchase price of $50 million on August 29, 2006. Under the stock purchase agreement we have agreed to help transition the business and ownership of NextNet after the closing date in a manner that minimizes any disruption to the operation of the business of NextNet following the closing which occurred on August 29, 2006.

Simultaneous with our entry into the stock purchase agreement we entered into a subscription agreement with Motorola, pursuant to which Motorola purchased 16,666,666 shares of our Class A common stock at a per share price of $18.00 per share for an aggregate purchase price of $300 million. As of July 31, 2007, Motorola owned approximately 12% of our outstanding Class A common stock.

Commercial Agreements with Motorola

Wireless Broadband System Infrastructure Agreement

We entered into a wireless broadband system infrastructure agreement with Motorola dated August 29, 2006. Under the infrastructure agreement Motorola has agreed to supply us with various infrastructure products and products for our current Expedience system and future mobile WiMAX networks. The prices we will pay for these products are capped in the agreement, and Motorola has agreed to use commercially reasonable efforts to reduce these prices during the term. The agreement requires us to purchase certain types of network infrastructure products exclusively from Motorola for a period of five years, and then 51% of such equipment for the remainder of the term of the agreement, subject to certain exceptions. Prior to August 29, 2008, we must purchase at least a total of $150.0 million in infrastructure products under this agreement and subscriber products under the wireless broadband CPE supply agreement described below from Motorola. If we decide to resell mobile WiMAX handsets, we will be required to purchase from Motorola at least 25% of any WiMAX subscriber handsets that we resell to our customers, so long as the capabilities and costs of such handsets are equal to comparable products offered by competitors. This agreement will expire on August 29, 2014, but is subject to automatic renewal for subsequent one year terms unless terminated by either of the parties.

The wireless broadband system infrastructure agreement will terminate eight years after the effective date. However, unless 120 days written notice is given by one of the parties that it wishes to terminate the agreement after eight years, the agreement will renew for successive one year terms thereafter.

Wireless Broadband CPE Supply Agreement

We and Motorola are also party to a wireless broadband CPE supply agreement dated August 29, 2006. Under the supply agreement, we have agreed to purchase certain wireless broadband subscriber products, support, accessories and related equipment from Motorola. The prices we will pay for these products are capped in the agreement, and Motorola has agreed to use commercially reasonable efforts to reduce these prices during the term. The agreement requires us to purchase all modems and PC Cards we provide to our subscribers from Motorola for a period of five years, and 51% for the remainder of the term of the agreement, subject to certain exceptions. This agreement will expire on August 29, 2014, but is subject to automatic renewal for subsequent one year terms unless terminated by either of the parties.

Wireless Broadband System Services Agreement with Motorola

We entered into a wireless broadband system services agreement with Motorola on August 29, 2006. Under the services agreement, we may purchase certain services from Motorola. These services include, but are not limited to, planning and design of our network, including capacity and coverage considerations, site selection, installation and commissioning of Motorola network elements, integration of our network elements into the Motorola network, acceptance testing of the Clearwire network, program management and project administration, billing integration and security monitoring and management.

The wireless broadband system services agreement will terminate eight years after the effective date. However, unless 120 days written notice is given by one of the parties that it wishes to terminate the agreement after eight years, the agreement will renew for successive one year terms thereafter.

As of June 30, 2007, we had paid $59.1 million to Motorola under the above commercial agreements.

Advisory Services Agreement

Until January 31, 2007 we were party to an advisory services agreement dated November 13, 2003, with ERI, which is wholly-owned by Mr. McCaw. Under this agreement, ERI provided us with advisory and consulting services for our businesses in the United States and our international markets, including without limitation, advice regarding the development, ownership and operation of communications services, long-range planning and strategy for our development and growth and dealings with federal, state and local regulatory authorities. This agreement also covered services provided by Mr. McCaw and others. In exchange for these services, we paid ERI an annual advisory fee of $800,000 and reimbursed ERI for any out-of-pocket expenses incurred by ERI on our behalf. Expenses under the advisory services agreement incurred during fiscal years ended December 31, 2003, 2004, 2005 and 2006 amounted to $341,000, $125,000, $296,000 and $949,000 respectively. For the year ended December 31, 2006, the expenses reimbursed to ERI primarily related to $798,000 for airplane and related fees as well as other reimbursements for lodging and consulting costs. The annual advisory fee also covered certain overhead expenses incurred by ERI on our behalf, including expenses related to support services, technical services personnel, administrative support and office space for Messrs. McCaw, Wolff and Kauser and their administrative assistants. In 2003, 2004, 2005 and 2006 we paid

ERI fees of $107,000, $800,000, $800,000 and $800,000, respectively, pursuant to the advisory services agreement. During the six months ended June 30, 2007 and 2006, we paid ERI fees of $67,000 and $400,000, respectively, and expense reimbursements of $115,000 and $540,000, respectively, under these agreements. Additionally, in connection with this agreement, we issued ERH warrants to purchase 375,000 shares of our common stock at an exercise price of $3.00 per share in 2003. The warrants are held by ERH and expire on November 13, 2013. As the sole owner of ERI, Mr. McCaw had an interest in all amounts paid by us to ERI. Except for compensation indirectly resulting from fees received by ERI under the advisory services agreement and except certain stock option grants, we had not previously directly compensated Mr. McCaw for his services. As of February 2007, Mr. McCaw receives annual compensation directly from us in his capacity as the Chairman of $300,000 per year, plus expense reimbursement.

Agreement with Bell Canada

We, ERH and Bell Canada are parties to an agreement dated March 16, 2005 that provides Bell Canada with additional rights to those granted under the stockholders agreement and registration rights agreement. Among the rights granted to Bell Canada are:

•	the then current Chief Executive Officer of BCE Inc., the parent company of Bell Canada, is to be nominated for election to our board of directors until the earliest to occur of the date that (i) Bell Canada and its affiliates cease to own in the aggregate at least 5% of our total outstanding voting shares, (ii) Bell Canada and its affiliates cease to own in the aggregate at least 4,166,666 shares of our common stock, or (iii) any of our competitors acquires control of Bell Canada or BCE Inc. The Chief Executive Officer of Bell Canada, Mr. Sabia, currently is a member of our board of directors in accordance with this provision;

•	subject to certain exceptions and adjustments, Bell Canada is entitled to receive additional shares of common stock for no consideration if we sell new shares at a price less than $12.00 per share. These rights terminated on August 29, 2006; and

•	until such time as Bell Canada and its affiliates hold less than 4,166,666 shares of common stock, we cannot sell any securities to certain Canadian competitors of Bell Canada other than in a public offering.

Master Supply Agreement with Bell Canada and BCE Nexxia Corporation

We and Clearwire LLC, our wholly-owned subsidiary now known as Clearwire US LLC, are parties to a master supply agreement dated March 16, 2005 with Bell Canada and BCE Nexxia Corporation, or BCE Nexxia, an affiliate of Bell Canada. Under the master supply agreement, Bell Canada and BCE Nexxia will provide or arrange for the provision of hardware, software, procurement services, management services and other components necessary for us to provide VoIP telephony services to our subscribers in the United States and will provide day-to-day management and operation of certain of the components and services necessary for us to provide these services. We have agreed to use Bell Canada and BCE Nexxia exclusively to provide such service unless such agreement violates the rights of third parties under our existing agreements. We also agreed to designate Bell Canada and BCE Nexxia as our and our affiliates’ preferred providers of VoIP telephony services and applications in markets beyond the United States, to the extent permitted under our existing agreements. In addition to these services, the master supply agreement grants Bell Canada and BCE Nexxia the right to supply certain required services and products in support of future service offerings by us and our affiliates. The master supply agreement can be terminated without cause on twelve months’ notice by either party given at any time on or after October 1, 2007.

Under the master supply agreement, we have agreed to pay BCE Nexxia or Bell Canada a flat fee for each new subscriber of our VoIP telephony services. We will pay this fee either by issuing additional shares of our common stock or, in certain circumstances, by paying cash. For the year ended December 31, 2006 we have not paid BCE Nexxia any fees, pursuant to the master supply agreement. Under the master supply agreement, if we have closed a round of equity financing involving our common stock in the 90 day period prior to the end of the calendar quarter for which payment is due, we are required to pay this fee by issuing additional shares of our common stock at a price equal to the price we received in the last round of equity financing involving our common stock or securities convertible into our common stock. For example, following the closing of this offering we will be required to pay the amounts due to BCE Nexxia for the calendar quarter in which this offering closes in the form of additional shares of common stock. The number of shares of our common stock to be issued to BCE Nexxia for the calendar quarter will be the total amount due to BCE Nexxia for the applicable quarter divided by the price at which we sell our shares of common stock in this offering. If we have not closed a round of equity financing involving our common stock, or securities convertible into our common stock, in the 90-day period prior to the end of the calendar quarter for which payment is due, we have the option of paying this fee either in cash or by issuing additional shares of our common stock at a price equal to the offering price of the last round of equity financing involving our common stock or securities convertible into our common stock. The number of shares of common stock issued will be determined based on the price per share of common stock in our most recent round of equity financing at the time of issuance.

Credit Agreement with BCE Nexxia

On June 7, 2006, we borrowed $10.0 million from Bell Canada under a credit agreement dated as of July 19, 2005. The loan is evidenced by a promissory note dated May 31, 2006. The loan is for the purpose of funding capital expenditures and start-up costs associated with the deployment of VoIP. The interest rate is 7% per annum. Repayment of principal and accrued interest is due July 19, 2008. The loan is secured by certain telecommunications equipment and other tangible personal property located at Bell Canada locations in Canada, and associated software licenses and permits. No other Clearwire entities are co-borrowers, guarantors or pledgors with respect to this loan.

Agreements with HITN and its Affiliates

Master Spectrum Acquisition Agreement

We entered into a master spectrum acquisition agreement on November 13, 2003 with HITN, a non-profit FCC licensee of EBS spectrum. HITN is affiliated with José Luis Rodriguez, who, prior to August 12, 2006 served on our board of directors. The master spectrum acquisition agreement provides the terms upon which HITN leases to one of our subsidiaries, Fixed Wireless Holdings, its excess capacity on certain of its EBS frequencies in certain markets. Under this agreement, we paid $8.5 million in cash and issued 1,232,750 shares of our common stock at an estimated per share value of $3.00 for a total value of $3.7 million to HITN in 2003. In connection with an amendment of the agreement on March 29, 2004, we paid HITN an additional $3.0 million in cash and issued to HITN an additional 433,073 shares of our common stock at an estimated value per share of $3.00 for a total estimated value of $1.3 million.

Upon reaching certain financial milestones for two consecutive fiscal quarters, we will be required to issue HITN additional shares of our common stock. The number of additional shares issuable to HITN is determined by dividing (i) the lesser of (a) $0.03 multiplied by the number of channels leased from HITN multiplied by the estimated population covered by spectrum leased to us under the agreement or (b) 1% of our net operating margin for such quarters, by (ii) our then current share price. In addition, we make ongoing monthly lease payments for each of these leases, which lease payments totaled approximately $34,000, $544,000, $640,000 and $587,000 in the years ended December 31, 2003, 2004, 2005 and 2006, respectively.

Simultaneously, we entered into a warrant agreement pursuant to which we agreed to issue to ITFS Advisors, an affiliate of Mr. Rodriguez, warrants to purchase a total of 636,050 shares of our common stock at an exercise price of $0.003 per share, based upon ITFS Advisors assisting us in procuring agreements to lease or acquire additional spectrum. The warrants issued to ITFS Advisors are exercisable at any time, up to the earlier of the 10th anniversary of the issuance date or a liquidity event (which includes an initial public offering of the common stock of registrant).

José Luis Rodriguez ceased to be a member of our board of directors as of August 12, 2006. As of the date of this prospectus, none of Mr. Rodriguez, HITN, HITN Spectrum or ITFS Consultants, LLC is a “related party” for purposes of Item 404(a) of Regulation S-K.

Spectrum Access and Loan Facility Agreement with HITN and HITN Spectrum

Under a spectrum access and loan facility agreement dated May 24, 2005, we have the option to provide financing to HITN Spectrum LLC, or HITN Spectrum, which is wholly-owned by HITN, or its subsidiaries to facilitate the acquisition by HITN Spectrum, or a wholly-owned subsidiary of HITN Spectrum, of EBS licenses.

All obligations under the promissory notes are secured by a security agreement granting us a first and exclusive lien on HITN Spectrum’s or its wholly-owned subsidiary’s assets. The obligations are further secured by a pledge agreement granting us a first priority, exclusive pledge by HITN of 100% of the securities of HITN Spectrum and all of its wholly-owned subsidiaries. In addition, all obligations are guaranteed by HITN. We may terminate this agreement at any time upon written notice to HITN and HITN Spectrum.

Spectrum Acquisition Consulting Agreement with ITFS Spectrum Consultants, LLC

We entered into a spectrum acquisition consulting agreement with ITFS Spectrum Consultants, LLC, or ISC, an affiliate of Mr. Rodriguez, on February 1, 2005, which was amended in April 2006. Pursuant to this agreement, ISC will provide services to assist us in securing definitive agreements for the acquisition of spectrum capacity of EBS or BRS channels through spectrum license purchase, lease or sublease, or option to purchase.

Under this agreement, during the years ended December 31, 2005 and 2006, respectively, we paid to ISC approximately $147,000 and $65,000 and issued to ISC warrants to purchase 63,963 and 18,973 shares of our common stock with an exercise price of $0.15 per share.

Indemnification Agreements

We and Flux Fixed Wireless, LLC, an entity of which ERH and Mr. McCaw are affiliates, entered into an indemnification agreement dated November 13, 2003, pursuant to which we are required to indemnify, defend and hold harmless Flux Fixed Wireless and any of its directors, officers, partners, employees, agents and spouses and each of its and their affiliates, including Mr. McCaw, to the fullest extent permitted by law for any claims made against an indemnitee by reason of the fact that the indemnitee is or was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of our company, or any of our subsidiaries. We are obligated to pay the expenses of any indemnitee in connection with any claims that are subject to the agreement.

We also have entered into indemnification agreements that require us to indemnify each of Messrs. Emerson, Sloan, Wolff, Salemme, Kauser, Sodhani, Perlmutter, Sabia, Currie and Volpi, to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Clearwire or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

We have agreed to indemnify Mr. Butler and our other officers and directors pursuant to the terms of our certificate of incorporation, which provides for indemnification of our directors and executive officers who have not otherwise entered into an indemnification agreement with us as described above. See the section entitled “Description of the Notes — Limitations on Liability and Indemnification of Officers and Directors.”

Acquisition of NextNet

ERH, previously known as COM Holdings, LLC, previously held a majority of the outstanding shares of NextNet. In connection with the merger between NextNet and a wholly-owned subsidiary of Clearwire on February 23, 2004, ERH consented to the merger. As a result of the payment of consideration to NextNet’s stockholders following the effectiveness of the merger, ERH received 2,322,466 shares of our Class A common stock valued at approximately $7.0 million. We subsequently sold 100% of our interest in NextNet to Motorola for $50.0 million pursuant to the purchase agreement with Motorola as described elsewhere in this prospectus.

Commercial Agreements between Affiliates of ERH and NextNet

Affiliates of ERH, and affiliates of our former subsidiary, NextNet, were parties to a master purchase agreement, support services agreement and escrow agreement dated July 9, 2003, as amended on April 14, 2006. Under these agreements, NextNet had agreed to sell its standard products and provide user support to these affiliates, for which it received $6.9 million, $9.7 million and $15.5 million for the years ended December 31, 2004, 2005 and 2006. We sold NextNet to Motorola on August 29, 2006 and have no further obligations under these agreements.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our Fourth Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the provisions of applicable law. Copies of our Fourth Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws are filed as exhibits to the registration statement, of which this prospectus is a part.

Authorized Capitalization

Our authorized capital stock consists of:

•	300,000,000 shares of Class A common stock, par value $0.0001 per share;

•	50,000,000 shares of Class B common stock, par value $0.0001 per share; and

•	5,000,000 shares of preferred stock, par value $0.0001 per share.

As of July 31, 2007, there were 134,925,592 shares of our Class A common stock, 28,596,685 shares of our Class B common stock and no shares of our preferred stock outstanding. We retain the ability to issue 21,403,315 shares of Class B common stock, whose holders are entitled to ten votes per share on each matter submitted to a vote of stockholders, or approximately 31% of our total voting power if the total amount of such Class B common stock were issued.

Capital Stock

As of July 31, 2007, Mr. McCaw and Intel Capital, along with their respective affiliates, beneficially owned shares of our capital stock representing approximately 79% of the combined voting power of our outstanding capital stock. Further, ERH, which is controlled by Mr. McCaw, and Intel Capital have entered into a voting agreement in which they agreed to vote in any election of our board of directors for four directors designated by Mr. McCaw and two directors designated by Intel Capital as long as Intel Capital holds at least 15% of our outstanding capital stock and one director as long as Intel Capital holds at least 7.5% of our outstanding capital stock. ERH’s right to cause Intel to vote its shares in favor of four individuals designated by ERH is not subject to any minimum share ownership requirement, which means that ERH will retain these rights even if it no longer holds any shares of our capital stock. The voting agreement will remain in effect after this offering. As of July 31, 2007, Mr. McCaw beneficially owned 28,596,685 shares of our Class B common stock, including 18,690,953 shares of our Class B common stock owned directly by ERH, and 9,905,732 shares of our Class B common stock owned by Intel Capital. As of July 31, 2007, Intel Capital beneficially owned 28,596,685 shares of our Class B common stock, including 9,905,732 shares owned directly and 18,690,953 shares owned by ERH. As a result, Mr. McCaw, Intel Capital, and their affiliates will be able to exercise significant control over the composition of our board of directors as well as significant influence over the outcome of many matters submitted to a vote of our stockholders, including amendments to our certificate of incorporation and mergers or other business combinations. If either Mr. McCaw or Intel Capital sells a material portion of his or its shares of our capital stock, the other party will have significant influence over the outcome of matters submitted to a vote of our stockholders. As of July 31, 2007, there were 287 stockholders of record of our Class A common stock and two stockholders of record of our Class B common stock. The rights of the Class A common stock and Class B common stock are identical, except with respect to voting and conversion.

Voting rights.  Each holder of our Class A common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Each holder of our Class B common stock is entitled to ten votes per share on each matter submitted to a vote of stockholders. Holders of our Class A and Class B common stock vote together as a single class on each matter submitted to a vote of the stockholders. Our bylaws provide that the presence of holders of shares representing a majority of the combined voting power of our outstanding capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividends.  Each holder of shares of our capital stock will be entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. We do not, however, intend to pay dividends on our capital stock in the foreseeable future. See the section entitled “Dividend Policy.” These rights are subject to the preferential rights of any other class or series of our preferred stock.

Other rights.  Each holder of Class A common stock is subject to, and may be adversely affected by, the rights of the holders of shares of Class B common stock or any series of preferred stock that we may designate and issue in the future. We have granted to the holders of warrants issued in connection with our issuance and sale of senior secured notes, due 2010, pre-emptive rights to maintain their percentage ownership existing prior to each sale of our equity or other securities or instruments that are convertible into or exchangeable or exercisable for shares of our capital stock that we issue in connection with an offering not registered under the Securities Act after August 5, 2005, subject to certain limitations. These pre-emptive rights expire one year after the completion of our initial public offering, which occurred on March 13, 2007. This offering is not subject to such pre-emptive rights.

Conversion of Class B common stock.  Subject to obtaining any necessary approvals of the FCC, our Class B common stock is convertible as follows:

•	holders of shares of our Class B common stock may elect at any time to convert such shares into an equal number of shares of Class A common stock;

•	in the event any holder of shares of Class B common stock, together with certain of such holder’s affiliates, hold in the aggregate less than 5% of the total issued and outstanding shares of Class B common stock, the holder’s Class B common stock will automatically convert into an equal number of shares of Class A common stock; and

•	upon any transfer of shares of Class B common stock, other than permitted transfers, the transferred shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock. Transfers permitted without triggering automatic conversion include transfers to affiliates of Mr. McCaw or Intel Corporation. Transfers are also permitted, without triggering conversion, by holders of Class B common stock who are partnerships or limited liability companies to their partners or members, respectively, and by holders who are individuals to their immediately family members or trusts for the benefit of the holders or their family members. Additionally, a recipient of shares in a permitted transfer may also subsequently transfer the shares of Class B common stock to their controlled affiliates. Finally, any holder of Class B common stock may transfer their shares to any person or entity that executes a voting proxy over the transferred shares to the holder prior to the transfer.

Rights upon liquidation.  If our company is involved in a consolidation, merger, recapitalization, reorganization, or similar event, each holder of Class A common stock will receive the same amount of consideration per share, and each holder of Class B common stock will receive the same amount of consideration per share as the Class A common stockholders, as if the Class B common stock had been converted into Class A common stock. If the consideration payable to holders of our capital stock in the transaction will consist of securities, such holders will receive the same consideration per share, except that the holders of Class B common stock may receive securities in the transaction entitling them to similar conversion rights and to ten votes per share.

Ownership and transfer restrictions.  We may restrict the ownership of shares of our capital stock by any party if such ownership may be inconsistent with or in violation of any provisions of the laws of the FCC, if it would limit or impair our business activities or proposed business activities, or if it could subject us to any regulation under the laws of the FCC to which we would not otherwise be subject. Further, we may at any time redeem, by payment of cash, any or all shares beneficially owned by any alien, its representatives, a foreign government or representative thereof, or any corporation organized under the laws of a foreign country, at the applicable market price (as defined in our certificate of incorporation) of the security on the third business day before the notice of redemption is delivered, or, if the party purchased the shares to be redeemed within one year before the redemption date, at a price not to exceed the purchase price paid for such shares.

Preferred Stock

We do not have any shares of preferred stock outstanding. Our board of directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions):

•	prior to such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•	on or before such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the

•	affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes:

•	a merger or consolidation involving us and the interested stockholder;

•	a sale of 10% or more of the assets of the corporation;

•	a stock sale, subject to certain exceptions, resulting in the transfer of the corporation’s stock to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholders; or

•	other transactions resulting in a financial benefit to the interested stockholder.

Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. Notwithstanding the definition of “interested stockholder” in Section 203, our certificate of incorporation provides that ERH and Intel Corporation shall not be deemed to be interested stockholders for this purpose. The fact we are subject to Section 203 would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Election and Removal of Directors

Our bylaws require a minimum of five directors and a maximum of thirteen directors, with the number of directors at any time to be fixed by board resolution. We currently have eleven directors. Directors are elected by a plurality of the votes present at each annual meeting of our stockholders. Under our stockholders agreement each of HITN, CHI and Bell Canada have the right to nominate a member or members of our board of directors under certain circumstances although neither HITN or CHI currently meet the requirements. Our stockholder’s agreement will expire upon the closing of this offering; however, Bell Canada will retain its right to nominate a member of our board pursuant to a side agreement between us, ERH, and Bell Canada until such time as Bell Canada and its affiliates cease to own at least 5% of our total outstanding voting shares, or Bell Canada ceases to own at least 4,166,666 shares of our common stock, or any of our competitors acquire control of Bell Canada or its parent, BCE, Inc. ERH, which is controlled by Mr. McCaw, and Intel Capital have entered into a voting agreement in which they agreed to vote in any election of our board of directors for four directors designated by Mr. McCaw and two directors designated by Intel Capital as long as Intel Capital holds at least 15% of our outstanding capital stock and one director as long as Intel Capital holds at least 7.5% of our outstanding capital stock. Mr. McCaw beneficially owns 28,596,685 shares of our Class B common stock, including 18,690,953 shares of our Class B common stock owned directly by ERH, and 9,905,732 shares of our Class B common stock owned by Intel Capital. Intel Capital beneficially owns 28,596,685 shares of our Class B common stock, including 9,905,732 shares owned directly and 18,690,953 shares owned by ERH. As a result, Mr. McCaw, Intel Capital, and their affiliates will be able to exercise significant control over the composition of our board of directors and the outcome of many matters submitted to a vote of our board of directors. See “Certain Relationships and Related Transactions” for a description of our side letter agreement with Bell Canada.

Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Board Meetings

Our bylaws provide that the chairman of the board, the chief executive officer (if a director), the president (if a director), or a majority of the directors, may call special meetings of the board of directors.

Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called by our board of directors or, subject to specified notice requirements, by holders of not less than a majority of our outstanding capital stock.

Requirements for Advance Notification of Stockholder Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our certificate of incorporation also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. Further, we have entered into indemnification agreements with certain of our directors and officers which require us, among other things, to indemnify them against certain liabilities which may arise by reason of the directors’ status or service as a director, other than liabilities arising from bad faith or willful misconduct of a culpable nature. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Corporate Opportunities and Transactions with Intel, ERH, and their Affiliates

In recognition that directors, officers, stockholders, members, managers or employees of Intel, ERH and their affiliates may serve as our directors or officers, and that Mr. McCaw, ERH and their affiliates, or the ERH Entities and Intel Corporation may engage in similar activities or lines of business that we do, our certificate of incorporation provides for the allocation of certain corporate opportunities between us, Intel and the ERH Entities. Specifically, neither Intel nor any of the ERH Entities or any director, officer, stockholder, member, manager or employee of Intel or the ERH Entities has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do or from employing any of our officers or employees. However, the side agreement with Intel does restrict Mr. McCaw’s ability to compete with us. In the event that Intel Corporation or an ERH Entity, for so long as Intel Corporation or such ERH Entity serves as one of our directors or officers of our company, acquires knowledge of a potential transaction or matter which may be a corporate opportunity for them and us, we will not have any expectancy in such corporate opportunity, and Intel Corporation or such ERH Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. In addition, if any of our directors or officers serve as a director, officer, member, manager or employee of Intel or any ERH Entity and acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us or Intel or an ERH Entity, we will not have any expectancy in such corporate opportunity unless such corporate opportunity is expressly offered to such person in his or her capacity as our director or officer. Our certificate of incorporation provides that any amendment of these provisions requires the affirmative vote of at least 75% of the voting power of all shares of our outstanding common stock.

In recognition that we may engage in material business transactions with Intel or the ERH Entities, or with our directors or one or more entities in which our directors have a financial interest, our certificate of incorporation provides that Intel, the ERH Entities, and any of our directors or officers who also serve as a director, officer, stockholder, member, manager or employee of another entity or have a financial interest in another entity will have fully satisfied and fulfilled his, her or its fiduciary duty to us and our stockholders with respect to such transaction, if:

•	the transaction was fair to us as of the time it was authorized, approved or ratified by our board, a board committee, or our stockholders; or

•	the material facts of the transaction were disclosed and the transaction was approved in good faith by either (i) our directors, or a committee of directors, who are disinterested in the transaction, or (ii) the holders of a majority of the then outstanding voting stock, excluding the stockholders having an interest in the transaction, voting as a single class; or

•	the transaction is effected pursuant to, and consistent with, guidelines established in good faith, after disclosure of all material facts, by either (i) our directors, or a committee of directors, who are disinterested in the transaction, or (ii) the holders of a majority of the then outstanding voting stock, excluding the stockholders having an interest in the transaction, voting as a single class.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Supermajority Provisions

The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend our certificate of incorporation, unless the certificate of incorporation or bylaws require a greater percentage. Our organizational documents provide that the following provisions in the certificate of incorporation or bylaws may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

•	the limitation on the liability of our directors to us and our stockholders and the obligation to indemnify and advance reasonable expenses to the directors and officers to the fullest extent authorized by the DGCL;

•	the provisions relating to amendment of our certificate of incorporation by the affirmative vote of the holders of a majority of our capital stock;

•	the provisions relating to corporate opportunities and transactions with Mr. McCaw, Intel Corporation, the ERH Entities, our directors and officers, and other affiliates; and

•	the supermajority voting requirements listed above.

In addition, our certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

Trading and Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the trading symbol “CLWR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF INDEBTEDNESS

New Senior Term Loan Facility

On July 3, 2007, or the closing date, we entered into a $1.0 billion new senior secured term loan facility with Morgan Stanley Senior Funding, Inc., as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as co-documentation agents, J.P. Morgan Chase Bank, N.A. as syndication agent, and Morgan Stanley & Co., Inc., as collateral agent. The key terms of our new senior secured term loan facility are described below.

Our new senior secured term loan facility provides for a five-year, subject to adjustment as described below, $1.0 billion term loan. We drew down $379.3 million of the loan on July 3, 2007, a portion of which was used to repay our outstanding $125.0 million existing term loan facility, and to pay certain fees and expenses incurred in connection with the transaction. On August 15, 2007, we drew down the remaining $620.7 million to redeem our outstanding senior secured notes due 2010. The remaining proceeds will be used for general corporate purposes.

On August 15, 2007, we redeemed the senior secured notes due 2010 for a price of 102.5% of the aggregate principal amount outstanding of approximately $620.7 million plus accrued and unpaid interest to the date of redemption and the then remaining portion of the interest escrow.

Subject to certain restrictions and exceptions, our new senior secured term loan facility also permits us to obtain one or more incremental term loan facilities in an aggregate principal amount of up to $250 million, which we call the incremental facility, from lenders reasonably satisfactory to the administrative agent and us, without the consent of the existing lenders under our new senior secured term loan facility.

Scheduled Amortization Payments and Mandatory Prepayments

Our new senior secured term loan facility provides for quarterly amortization payments aggregating an annual amount equal to 1% of the original principal amount of the term loans prior to the maturity date, with the remaining balance due on the final maturity date.

In addition, our new senior secured term loan facility requires us to prepay the outstanding term loans, with:

•	100% of the net cash proceeds of certain asset sales and dispositions with exceptions in respect of cash proceeds from certain sales of spectrum being reinvested in comparably valued spectrum assets within 365 days from the date of such sale;

•	50% of our annual excess cash flow in excess of $5.0 million beginning with the fiscal year ending December 31, 2008, if any; and

•	100% of the net cash proceeds received from issuances of debt after the closing date, subject to exclusions with respect to debt that we and our subsidiaries may incur under permitted additional debt baskets under the negative covenants including but not limited to (1) certain second-priority lien indebtedness not to exceed $500.0 million and (2) certain unsecured indebtedness not to exceed $1.25 billion.

Voluntary Prepayments and Reduction and Termination of Commitments

We will be able to voluntarily prepay loans and permanently reduce the loan commitments under our new senior secured term loan facility at any time, subject to a prepayment premium equal to 2% of the principal amount prepaid for any such prepayment made prior to the first anniversary of the closing date and a prepayment premium equal to 1% of the principal amount so prepaid for any such prepayment made from (and including) the first anniversary of the closing date to the second anniversary thereof and any such prepayment of Eurodollar loans shall be made together with reimbursement for any LIBOR breakage costs of the lenders resulting therefrom.

Interest and Applicable Margins

The interest rates with respect to loans to us under our new senior secured term loan facility are based on, at our option (a) a base rate loan, which will bear interest at 5.00% per annum above the base rate in effect at the time or (b) Eurodollar loans, which will bear interest at 6.00% per annum above the Eurodollar rate as determined by the administrative agent for the respective interest period. The base rate shall mean the higher of 0.5% in excess of the federal funds rate and (y) the rate that the administrative agent announces from time to time as its prime or base commercial lending rate. Following and during the continuance of an event of default, overdue amounts owing under our new senior secured term loan facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0% per annum.

We will have the option of requesting that, subject to certain limitations, loans be made as base rate or Eurodollar loans, converting any part of outstanding base rate loans to Eurodollar loans and converting any outstanding Eurodollar loans to a base rate loan, subject to the payment of breakage costs. With respect to Eurodollar loans, interest is payable in arrears at the end of each applicable interest period, but in any event at least every 3 months. With respect to base rate loans, interest is payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime or base rate) for the actual days elapsed.

Fees

Our new senior secured credit facilities require the payment of the following fees:

•	certain administrative fees specified in a fee letter entered into with Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Chase Bank, N.A. or as otherwise agreed to from time to time;

•	a fee to any lender that holds a commitment in respect of the Delayed Draw Facility on the date of drawing thereof or any earlier date on which such commitment shall be terminated by the Company in an amount equal to 0.25% of such commitment on the date of drawing or termination.

•	customary administrative and other fees and charges.

Guarantees and Collateral

Our obligations under our new senior secured term loan facility are guaranteed by each of our existing and subsequently acquired or organized direct material domestic subsidiaries, excluding Clearwire International, LLC and its subsidiaries.

Our new senior secured term loan facility is secured by substantially all the assets of us and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge, subject to certain exceptions, of all capital stock held by us or any subsidiary guarantor, (which pledge, with respect to obligations in respect of the U.S. borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages in, substantially all tangible and intangible assets of us and each subsidiary guarantor, each of which are subject to certain exceptions.

We and the subsidiary guarantors implemented cash management procedures reasonably satisfactory to the arrangers, but there are no lockbox arrangements or control agreements relating to our and our subsidiary guarantor’s deposit accounts.

Covenants

Our new senior secured term loan facility contains financial, affirmative and negative covenants that we believe are usual and customary for a senior secured credit agreement. The negative covenants in the new senior secured term loan facility include, among other things, limitations (each of which shall be subject to standard and customary and other exceptions for financings of this type) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our subordinated indebtedness;

•	make loans or investments (including acquisitions);

•	incur additional indebtedness;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt or certain other material agreements;

•	change our fiscal year;

•	restrict dividends from our subsidiaries or restrict liens;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into certain acquisitions;

•	sell our assets; and

•	enter into transactions with our affiliates.

Events of Default

Events of default under our new senior secured term loan facility include customary events of default, including, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement governing our new senior secured term loan facility) and cross-defaults.

Senior Secured Notes Due 2010

In August 2005, we issued an initial amount of $260.3 million aggregate principal amount of senior secured notes due 2010. We issued our senior secured notes in transactions exempt from or not subject to registration under the Securities Act. We also issued warrants to the purchasers of our senior secured notes entitling them to purchase up to 6,942,552 shares of our common stock, which we refer to as the warrants. In February 2006, we sold additional senior secured notes in an aggregate principal amount of $360.4 million and warrants to purchase an additional 9,609,334 shares of our common stock. We have cancelled 520,667 of these warrants.

On August 15, 2007, we redeemed the senior secured notes due 2010 for a price of 102.5% of the aggregate principal amount outstanding of approximately $620.7 million plus accrued and unpaid interest to the date of redemption and the remaining portion of the interest escrow.

Terms of the Warrants

As of August 2, 2007, the number of shares of common stock underlying the warrants was 16,031,219 shares in the aggregate, and will remain fixed upon determination of the exercise price following the offering, as described below. Holders may exercise their warrants at any time, subject to the expiry of the applicable lock-up period, which is expected to occur on September 3, 2007 unless extended pursuant to the registration rights agreement. The warrants expire on the later of August 5, 2010, which is the fifth anniversary of their issuance, or the second anniversary of the expiration of the lock-up period following our initial public offering.

The exercise price of the warrant is the lesser of $15.00 per share or a one-time calculation of the volume weighted average price of the common stock for the first twenty trading days following expiration of the lock-up period applicable to the holder of such warrant, which is expected to occur on September 3, 2007 unless extended pursuant to the registration rights agreement.

We granted the holders of the warrants registration rights covering the Class A common stock issuable upon exercise of the warrants. This registration statement is intended to satisfy our obligations to the warrant holders to register for resale the shares issuable upon exercise of the warrants held by them. These registration rights terminate as to any shares that may be sold under Securities Act Rule 144 without limitation as to sale volume. The selling stockholders and other holder holders of the shares of Class A common stock issuable on exercise of warrants we issued to the selling stockholders are prohibited from selling, offering to sell, contracting or agreeing to sell, hypothecating, hedging, pledging, granting options to purchase or otherwise disposing or agreeing to dispose, directly or indirectly, of such shares or warrants until the expiration of contractual holdback arrangements on September 3, 2007 or as may be extended under the terms of the registration rights agreement. These registration rights are described more fully in the section “Certain Relationships and Related Transactions — Registration Rights Agreements.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of shares of our Class A common stock and Class B common stock as of July 31, 2007 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of our Class A common stock and Class B common stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

Except as indicated in the footnotes to this table (i) each person has sole voting and investment power with respect to all shares attributable to such person and (ii) each person’s address is c/o Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033 unless otherwise indicated.

	Class A(1)%			Class B	%		% Voting

5% Stockholders:
Eagle River Holdings, LLC(2)	36,911,291	23.9		18,690,953	65.4		48.5
Intel Corporation(3)	36,759,999	25.4		9,905,732	34.6		29.9
Motorola, Inc.(4)	16,666,666	12.4		—		*	4.0
Bell Canada(5)	12,989,039	9.6		—		*	3.1
Named Executive Officers and Directors:
Craig O. McCaw(6)	37,856,290	24.4		18,690,953	65.4		48.5
R. Gerard Salemme(7)	606,665		*	—		*		*
Nicolas Kauser(8)	544,165		*	—		*		*
Stuart M. Sloan(9)	276,620		*	—		*		*
Peter L. S. Currie(10)	273,429		*	—		*		*
David Perlmutter(11)	—		*	—		*		*
Arvind Sodhani(12)	36,759,999	25.4		9,905,732	34.6		29.9
Richard Emerson(13)	94,612			—		*
Michael J. Sabia(14)	12,989,039	9.6		—		*	3.1
Benjamin G. Wolff(15)	37,557,955	24.2		18,690,953	65.4		48.5
Perry S. Satterlee(16)	634,165		*	—		*		*
John A. Butler(17)	183,858		*	—		*		*
Michelangelo A. Volpi(18)	—		*	—		*		*
All directors and executive officers as a group (15 persons)	90,865,606	55.6		28,596,685	100.0		81.8

*	Less than one percent.

(1)	Shares of Class A common stock beneficially owned and the respective percentages of beneficial ownership of Class A common stock assumes the exercise or conversion of all shares of Class B common stock beneficially owned by such person or entity and all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of July 31, 2007. Shares issuable pursuant to the conversion of Class B common stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B common stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A common stock beneficially owned is based on 134,925,592 shares of Class A common stock outstanding as of July 31, 2007.

(2)	Includes 17,232,005 shares of common stock, 18,690,953 shares of Class B common stock and 988,333 shares of common stock issuable on exercise of warrants. Eagle River Holdings, LLC may be deemed to beneficially own 23,427,601 shares of common stock and 9,905,732 shares of Class B common stock beneficially owned by Intel Capital, 3,333,333 shares of common stock beneficially owned by Intel Capital (Cayman) Corporation and 93,333 shares of common stock issuable upon exercise of warrants beneficially owned by Middlefield Ventures, Inc., a wholly-owned, subsidiary of Intel Corporation, pursuant to a voting agreement among ERH, Intel Capital and Intel Capital (Cayman) Corporation regarding the election of directors. Eagle River Holdings, LLC is controlled by Mr. McCaw. The manager of Eagle River Holdings, LLC is Eagle River, Inc., an entity controlled by and wholly-owned by Mr. McCaw. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.

(3)	Includes 3,333,333 shares of common stock issued to Intel Capital Corporation and 23,427,601 shares of common stock and 9,905,732 shares of Class B common stock issued to Intel Capital, a subsidiary of Intel Corporation, and 93,333 shares of common stock issuable upon exercise of warrants issued to Middlefield Ventures, Inc., a wholly-owned subsidiary of Intel Corporation. Middlefield Ventures is among the selling stockholders with respect to such shares. Intel Corporation and Intel Capital may be deemed to beneficially own 17,232,005 shares of common stock and 18,690,953 shares of Class B common stock beneficially owned by Eagle River Holdings, LLC, and 988,333 shares of common stock issuable upon exercise of warrants issued to Eagle River Holdings, LLC. Intel Capital (Cayman) Corporation, Intel Capital and Eagle River Holdings, LLC are parties to a voting agreement under which such stockholders and their affiliates share the ability to elect a majority of our directors. The stockholder disclaims beneficial ownership of the shares of capital stock held by ERH. The address of such stockholder is 2200 Mission College Blvd., RN6-46, Santa Clara, CA 95052.

(4)	The address of such stockholder is 1303 E. Algonquin Road, Schaumburg, Illinois 60196.

(5)	The address of such stockholder is 100 de la Gauchetiere West, Suite 3700, Montreal, Quebec, Canada.

(6)	Includes options to purchase 833,333 shares of common stock, 111,666 shares of common stock held by CWCI LLC, an entity wholly-owned by Mr. McCaw, and 17,232,005 shares of common stock and 18,690,953 shares of Class B common stock issued to Eagle River Holdings, LLC, and 988,333 shares of common stock issuable upon exercise of warrants issued to Eagle River Holdings, LLC. Mr. McCaw owns all of the voting membership interests in Eagle River Holdings, LLC and also controls and wholly-owns Eagle River, Inc., the manager of Eagle River Holdings, LLC. Mr. McCaw may be deemed to beneficially own 23,427,601 shares of common stock and 9,905,732 shares of Class B common stock issued to Intel Capital, a subsidiary of Intel Capital (Cayman) Corporation, and 3,333,333 shares of common stock issued to Intel Capital Corporation, pursuant to a voting agreement among ERH, Intel Capital and Intel Capital (Cayman) Corporation regarding the election of directors. Does not include 93,333 shares of common stock issuable upon exercise of warrants issued to Middlefield Ventures, an affiliate of Intel.

(7)	Includes options to purchase 606,665 shares of common stock.

(8)	Includes options to purchase 544,165 shares of common stock.

(9)	Includes options to purchase 8,124 shares of common stock. Includes 266,666 shares of common stock issued in the name of SMS Trust. Mr. Sloan is the Trustee of SMS Trust.

(10)	Includes options to purchase 6,457 shares of common stock.

(11)	The address of such stockholder is 2200 Mission College Blvd., Santa Clara, CA 95052.

(12)	Includes 3,333,333 shares of common stock issued to Intel Capital Corporation, 23,427,601 shares of common stock and 9,905,732 shares of Class B common stock issued to Intel Capital, and 93,333 shares of common stock issuable upon exercise of warrants owned by Middlefield Ventures Inc. Mr. Sodhani is the President of Intel Capital (Cayman) Corporation and Intel Capital. Mr. Sodhani disclaims beneficial ownership of the shares of common stock held by Intel Capital Corporation, the shares of common stock and Class B common stock held by Intel Capital, and the shares of common stock issuable upon exercise of the warrants issued to Middlefield Ventures, Inc., except to the extent of his pecuniary interest therein.

Mr. Sodhani, as the President of Intel Capital (Cayman) Corporation, Intel Capital and Middlefield Ventures, Inc., may be deemed to beneficially own 17,232,005 shares of common stock and 18,690,953 shares of Class B common stock beneficially owned by Eagle River Holdings, LLC, and 988,333 shares of common stock issuable upon exercise of warrants issued to Eagle River Holdings, LLC. Intel Capital (Cayman) Corporation, Intel Capital and Eagle River Holdings, LLC are parties to a voting agreement under which such stockholders and their affiliates share the ability to elect a majority of our directors. The stockholder disclaims beneficial ownership of the shares of capital stock held by ERH. The address of such stockholder is 2200 Mission College Blvd., RN6-46, Santa Clara, CA 95052.

(13)	Includes options to purchase 8,957 shares of common stock.

(14)	Mr. Sabia is the Chief Executive Officer of Bell Canada. Includes 12,989,039 shares of common stock held by Bell Canada. Mr. Sabia disclaims beneficial ownership of the shares of common stock held by Bell Canada, except to the extent of his pecuniary interest therein. The address of such stockholder is c/o Bell Canada, 1000 de la Gauchetiere Street West, Suite 3700, Montreal, Quebec, Canada.

(15)	Includes options to purchase 563,331 shares of common stock and 83,333 shares of common stock granted in the form of restricted stock on April 17, 2006 held directly, and 17,232,005 shares of common stock, 988,333 shares of common stock issuable upon exercise of warrants issued to Eagle River Holdings, LLC and 18,690,953 shares of Class B common stock held by Eagle River Holdings, LLC. Mr. Wolff is the President of Eagle River Holdings, LLC and Eagle River, Inc., the manager of Eagle River Holdings, LLC. Mr. Wolff may be deemed to beneficially own 23,427,601 shares of common stock and 9,905,732 shares of Class B common stock issued to Intel Capital, a subsidiary of Intel Capital (Cayman) Corporation, and 3,333,333 shares of common stock issued to Intel Capital (Cayman) Corporation pursuant to a voting agreement among ERH, Intel Capital and Intel Capital (Cayman) Corporation regarding the election of directors. Does not include 93,333 shares of common stock issuable upon exercise of warrants issued to Middlefield Ventures, Inc., a wholly-owned subsidiary of Intel.

(16)	Includes options to purchase 300,832 shares of common stock. Includes 50,000 shares of common stock issued in the name of PSS-MSS Limited Partnership. Mr. Satterlee is the General Partner of PSS-MSS Limited Partnership.

(17)	Includes options to purchase 183,958 shares of common stock.

(18)	The address of such stockholder is 170 W. Tasman Drive, San Jose, California 95134.

PLAN OF DISTRIBUTION

We are registering the shares of Class A common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the warrant holders from time to time after the date of this prospectus. The selling stockholders and other holders of the shares of Class A common stock issuable on exercise of warrants are prohibited from selling, offering to sell, contracting or agreeing to sell, hypothecating, hedging, pledging, granting options to purchase or otherwise disposing or agreeing to dispose, directly or indirectly, of such shares or warrants until the expiration of contractual holdback arrangements on September 3, 2007 or as may be extended under the terms of the Registration Rights Agreement dated August 5, 2005. Pursuant to the Registration Rights Agreement dated August 5, 2005, we may, in certain circumstances, extend the contractual holdback arrangements applicable to the warrants and the shares of Class A common stock issuable upon exercise of the warrants for an additional period of up to 36 days if certain material events occur or we issue an earnings release or material news release prior to or shortly after September 3, 2007. Shares issuable upon the exercise of such warrants are ineligible for inclusion in this registration statement if they can be sold pursuant to Securities Act Rule 144 without regard to the volume limitations imposed under that rule, or if they can be sold pursuant to Paragraph (k) of Rule 144.

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock as described in the Registration Rights Agreement dated August 5, 2005.

The selling stockholders and any of their respective pledgees, donees, transferees and successors-in-interest may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	any other method permitted pursuant to applicable law; and

•	the selling stockholders may also engage in derivatives transactions relating to the shares of Class A common stock and may sell or deliver shares in connection with those transactions subject to applicable law and contractual lockup restrictions.

If the selling stockholders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). Subject to restrictions arising under the registration rights agreement and applicable law, the selling stockholders may from time to time enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock covered by this prospectus short pursuant to this prospectus and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. Subject to restrictions arising under the registration rights agreement and applicable law, the selling stockholders also may lend or pledge shares of common stock to broker-dealers who in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $      in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our Affiliates, as that term is defined in the Securities Act.

SELLING STOCKHOLDERS

The selling stockholders identified below, or their respective pledges, donees, assignees, transferees or their successors in interest, are selling all of the common shares being offered under this prospectus.

On August 5, 2005, we issued to private investors $260.3 million aggregate principal amount of senior secured notes, or “initial notes”, and 6,942,552 warrants, which following our three for one reverse stock split on March 1, 2007 are exercisable to purchase 6,942,552 shares of Class A common stock. In February 2006, we sold additional senior secured notes in an aggregate principal amount of $360.4 million and warrants to purchase an additional 9,609,334 shares of our Class A common stock.

Pursuant to this registration statement we are registering the shares of common stock issuable upon exercise of the warrants for which we have received notices and questionnaires from the selling stockholders. As of August 2, 2007, the outstanding warrants were exercisable to purchase 16,031,219 shares of Class A common stock in the aggregate, which amount will remain fixed upon determination of the exercise price following this offering. The warrants are exercisable at any time prior to their expiration, subject to the expiry of the applicable lock-up period, which is expected to occur on September 3, 2007. Pursuant to the Registration Rights Agreement dated August 5, 2005, we may, in certain circumstances, extend the contractual holdback arrangements applicable to the warrants and the shares of Class A common stock issuable upon exercise of the warrants for an additional period of up to 36 days if certain material events occur or we issue an earnings release or material news release prior to or shortly after September 3, 2007. Shares issuable upon the exercise of such warrants are ineligible for inclusion in this registration statement if they can be sold pursuant to Securities Act Rule 144 without regard to the volume limitations imposed under that rule, or if they can be sold pursuant to Paragraph (k) of Rule 144.

The warrants expire on the later of August 5, 2010, which is the fifth anniversary of their issuance, or September 3, 2009, the second anniversary of the expiration of the lock-up period following our initial public offering.

The exercise price of the warrants is the lesser of $15.00 per share or a one-time calculation of the volume weighted average price of the common stock for the first twenty trading days following expiration of the lock-up period applicable to the holder of such warrant, which is expected to occur on September 3, 2007 unless adjusted as described above.

We granted the holders of the warrants registration rights covering the shares subject to issuance under the warrants. This registration statement is intended to satisfy our obligations to the holders of the warrants to register for resale the shares issuable upon exercise of the warrants held by them. The selling stockholders and other holder holders of the shares of Class A common stock issuable on exercise of warrants we issued to the selling stockholders are prohibited from selling, offering to sell, contracting or agreeing to sell, hypothecating, hedging, pledging, granting options to purchase or otherwise disposing or agreeing to dispose, directly or indirectly, of such shares or warrants until the expiration of contractual holdback arrangements, which will occur on September 3, 2007 unless adjusted as described above. These registration rights are described more fully in the section “Certain Relationships and Related Transactions — Registration Rights Agreements.”

We are registering, on behalf of the selling stockholders, 14,973,024 shares of Class A common stock, par value $0.0001 per share, issuable upon exercise of warrants. The following table sets forth, as of June 29, 2007, the name of each selling stockholder, the number of shares of Class A common stock (including shares issuable upon exercise of warrants) that each selling stockholder owns, the number of shares of common stock (including shares issuable upon exercise of warrants) owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of common stock (including shares issuable upon exercise of warrants) to be held by each selling stockholder assuming the sale of all the common stock being registered hereby. Because not all of the holders of our warrants returned notices and questionnaires to us, we may register additional shares of common stock issuable upon exercise of outstanding warrants after the date of this prospectus. The percentage ownership data is based on 134,925,592 shares of our Class A common stock outstanding as of July 31, 2007.

Some of the selling stockholders may distribute their shares from time to time to their limited and/or general partners and members, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by it, and upon any such transfer the transferee may have the same right of sale as the selling stockholder. Except as set forth in the next paragraph, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock.

One of the selling stockholders, Merrill Lynch Capital Corporation, is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Both entities are wholly owned subsidiaries of Merrill Lynch & Co. Inc. An affiliate of the Merrill Lynch Capital Corporation acted as an underwriter in connection with our initial public offering. An affiliate of Merrill Lynch Capital Corporation acted as a placement agent of our senior secured notes and warrants. An affiliate of Merrill Lynch Capital Corporation was the syndication agent, and Merrill Lynch Capital Corporation and certain of its affiliates were also lenders under our prior term loan and are lenders under our new senior term loan facility. Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill, also is the co-documentation agent under our new senior term loan facility. An affiliate of Merrill Lynch Capital Corporation acted as financial advisor to us in the investments made in us by Intel and Motorola in August 2006. Merrill, one of the selling stockholders, acted as an underwriter in connection with our initial public offering. In addition, Merrill acted as a placement agent of our senior secured notes and warrants and served as the syndication agent in connection with our term loan. Another of the selling stockholders, Middlefield Ventures, Inc., or Middlefield, is a wholly owned subsidiary of Intel. Mr. Arvind Sodhani, one of our directors, is the President of Middlefield. Intel Capital and its affiliates own Class A common stock and Class B common stock representing approximately 30% of our combined voting power as of July 31, 2007 and are also parties to a voting agreement with ERH. Two members of our board of directors, Messrs. Sodhani and Perlmutter, are affiliated with Intel and serve on our board of directors pursuant to the voting agreement. We are parties to various investment and commercial agreements with Intel and its affiliates described more fully in the section “Certain Relationships and Related Transactions — Investment Agreements with Intel Capital.” Shares saleable by Middlefield Ventures hereunder exclude other shares beneficially owned by Intel Corporation or its affiliates as described elsewhere in this prospectus.

The common stock being registered hereby and the underlying warrants were acquired from us in transactions which were exempt from the registration requirements of the Securities Act provided by Section 4(2) thereof.

		Shares Beneficially				Shares Beneficially
	Number of	Owned				Owned
	Shares Being	Prior to the				After the
Name of Selling Stockholder	Offered	Offering(1)				Offering(1)(2)
		Number		%		Number		%

Abrams Capital International, Ltd.	22,934	22,934			*	0			*
Abrams Capital Partners I, LP	22,400	22,400			*	0			*
Abrams Capital Partners II, LP	233,067	233,067			*	0			*
Arbiter Partners, LP	66,667	66,667			*	0			*
Ardsley Offshore Fund, Ltd.	107,000	107,000			*	0			*
Ardsley Partners Fund II, L.P.	139,834	139,834			*	0			*
Ardsley Partners Institutional Fund, L.P.	86,500	86,500			*	0			*
Canyon Value Realization Fund, LP	146,667	146,667			*	0			*
The Canyon Value Realization Fund (Cayman) Ltd.	493,334	493,334	(3)		*	0			*
Canyon Value Realization MAC 18 Ltd.	20,000	20,000	(4)		*	0			*
Citi Golden Tree Ltd.	11,970	11,970			*	0			*
Cougar Trading, LLC	40,000	90,000	(5)		*	50,000	(6)		*
CRS Fund, LTD.	6,260	29,052	(7)		*	22,792	(8)		*
CRT Capital Group LLC	30,000	30,000	(9)		*	0			*
Cyrus Opportunities Master Fund II, LTD.	98,074	338,732	(10)		*	240,658	(11)		*
Debello Investors LLC	25,000	25,000			*	0			*
Deutsche Bank AG, London Branch	2,133,334	2,408,667	(12)	1.76%		275,333	(13)		*
Eton Park Master Fund LTP	86,667	86,667	(14)		*	0			*
Eton Park Fund LP	46,667	46,667	(15)		*	0			*
Farallon Capital Partners, LP	134,088	134,088			*	0			*
Farallon Capital Institutional Partners, LP	106,466	106,466			*	0			*

		Shares Beneficially			Shares Beneficially
	Number of	Owned			Owned
	Shares Being	Prior to the			After the
Name of Selling Stockholder	Offered	Offering(1)			Offering(1)(2)
		Number		%	Number		%

Farallon Capital Institutional Partners II, LP	14,671	14,671		*	0			*
Farallon Capital Institutional Partners III, LP	10,409	10,409		*	0			*
Farallon Capital Offshore Investors, Inc.	298,686	298,686		*	0			*
Farallon Capital Offshore Investors II, LP	142,382	142,382		*	0			*
GCM Little Arbor Partners, L.P.	8,640	8,640	(16)	*	0			*
GCM Little Arbor Institutional Partners, L.P.	137,040	137,040	(16)	*	0			*
GCM Little Arbor Master Fund, Ltd.	520,987	520,987	(16)	*	0			*
Golden Tree Master Fund Ltd.	165,770	165,770		*	0			*
Golden Tree Master Fund II Ltd.	53,927	53,927		*	0			*
Hayman Capital Master Fund, LP	161,667	161,667		*	0			*
Highbridge International LLC	33,334	34,034	(17)	*	700	(18)		*
Highland Credit Strategies Fund	6,667	6,667		*	0			*
Highland Credit Strategies Master Fund, L.P.	150,000	150,000		*	0			*
Highland Crusader Offshore Partners, L.P.	586,667	586,667		*	0			*
Imperial Capital, LLC	1,500	1,500		*	0			*
Institutional Benchmarks Series (Master Feeder) Limited acting solely in respect of Centaur Series	6,667	6,667	(19)	*	0			*
Jasper CLO, Ltd.	66,667	66,667		*	0			*
JP Morgan Securities, Inc.	8,334	8,334		*	0			*
J.P. Morgan Ventures Corp.	266,667	744,667	(20)	*	478,000	(21)		*
Kayne Anderson Capital Income Fund, Ltd.	50,000	50,000		*	0			*
Kayne Anderson Income Partners, LP	20,000	20,000		*	0			*
Kayne Anderson Capital Income Partners (QP), LP	130,000	130,000		*	0			*
Lawrence Partners Fund	283,334	283,334		*	0			*
Litespeed Master Fund, Ltd.	266,667	433,093	(22)	*	166,426	(23)		*
Loan Funding IV, LLC	66,667	66,667		*	0			*
Loan Funding VII, LLC	66,667	66,667		*	0			*
Long Ball Partners, LLC	8,334	8,334		*	0			*
Merrill Lynch Capital Corporation	333,334	541,367	(24)	*	208,033	(25)		*
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,900,000	3,198,126	(26)	2.34%	1,298,126	(27)		*
Middlefield Ventures, Inc.	93,333	93,333	(28)	*	0			*
Orca Bay Capital Corporation	160,000	4,059,489	(29)	3.01%	3,899,489	(30)	2.89%
Par-Four Master Fund, Ltd.	11,667	11,667		*	0			*
Partners Group Alternative Strategies Blue Delta	4,400	4,400		*	0			*
Pharos Capital Partners II-A, LP	116,000	188,395	(31)	*	72,395	(32)		*
Pharos Capital Partners II, LP	150,667	244,698	(33)	*	94,031	(34)		*
Pioneer Floating Rate Trust	133,334	133,334		*	0			*
QVT Fund LP	266,667	269,183	(35)	*	2,516	(36)		*
Restoration Opportunities Fund	73,334	73,334		*	0			*
Scotia Capital Inc.	50,000	50,000		*	0			*
Scottwood Fund, Ltd.	1,010,587	2,017,155	(37)	1.49%	1,006,568	(38)		*
Scottwood Partners, L.P.	182,880	371,554	(39)	*	188,674	(40)		*
SEE Master LTD	26,267	83,767	(41)	*	57,500	(42)		*
Southfork CLO, Ltd.	66,667	66,667		*	0			*
Sterling Resources, Inc.	19,340	19,340		*	0			*
Stonehill Institutional Partners, LP	45,000	45,000		*	0			*
Stonehill Offshore Partners Limited	105,000	105,000		*	0			*
Sunrise Partners Limited Partnership	5,000	5,000		*	0			*
Taconic Opportunity Fund LP	45,559	45,559		*	0			*

		Shares Beneficially				Shares Beneficially
	Number of	Owned				Owned
	Shares Being	Prior to the				After the
Name of Selling Stockholder	Offered	Offering(1)				Offering(1)(2)
		Number		%		Number		%

Taconic Opportunity Offshore Ltd.	71,109	71,109			*	0			*
TCM Crossways Fund LP	2,667	2,667			*	0			*
TCM Select Opportunities Master Fund Ltd.	3,384	3,384			*	0			*
TCM Spectrum Fund LP	800	800			*	0			*
TCM Spectrum Fund (Offshore) Ltd.	5,417	5,417			*	0			*
Tempo Master Fund LP	933,334	1,083,334	(43)		*	150,000	(44)		*
Third Point Offshore Fund, Ltd.	466,334	466,334	(45)		*	0			*
Third Point Partners LP	53,334	53,334	(45)		*	0			*
Third Point Partners Qualified LP	55,667	55,667	(45)		*	0			*
Third Point Ultra Ltd.	58,000	58,000	(45)		*	0			*
Tinicum Partners, LP	1,174	1,174			*	0			*
Tribeca Convertibles LP	16,667	16,667			*	0			*
TQA Master Fund Ltd.	58,334	63,334	(46)		*	5,000	(47)		*
TQA Special Opportunities Master Fund Ltd.	61,000	65,000	(48)		*	4,000	(49)		*
Robert S. Colman Trust UDT 3/13/85	9,218	105,601	(50)		*	96,383	(51)		*
Whitecrest Partners, LP	41,600	41,600			*	0			*
York Capital Management, L.P.	41,014	746,669	(52)		*	0			*
York Opportunities Fund L.P.	233,174	746,669	(52)		*	0			*
York Investment Limited	172,320	746,669	(52)		*	0			*
York Select, L.P.	158,774	746,669	(52)		*	0			*
York Select Unit Trust	141,387	746,669	(52)		*	0			*
TOTAL	14,973,024	23,289,618				8,316,624

*	Less than one percent.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. All such information is based on information provided to us by the selling stockholders. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated below or in the table entitled “Security Ownership Of Certain Beneficial Owners And Management,” each person has sole voting and investment power with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 134,925,592 shares of common stock outstanding as of July 31, 2007.

(2)	Assumes that each selling stockholder sells all shares registered under this registration statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our Class A common stock, and each selling stockholder may decide not to sell its shares that are registered under this registration statement.
(3)	Canyon Capital Advisors LLC is the Investment Advisor of The Canyon Value Realization Fund (Cayman), Ltd. Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner are the managing partners of Canyon Capital Advisors LLC and exercise voting and investment control over the shares held by The Canyon Value Realization Fund (Cayman) Ltd.
(4)	Canyon Capital Advisors LLC is the Investment Advisor of Canyon Value Realization MAC 18, Ltd. Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner are the managing partners of Canyon Capital Advisors LLC and exercise voting and investment control over the shares held by Canyon Value Realization MAC 18, Ltd.

(5)	Includes 50,000 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.

(6)	Assumes the selling stockholder does not sell the 50,000 shares of our Class A common stock held by it which are not being registered under this registration statement.

(7)	Includes 22,792 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.
(8)	Assumes the selling stockholder does not sell the 22,792 shares of our Class A common stock held by it which are not being registered under this registration statement.

(9)	CRT Capital Group LLC is a broker-dealer. J. Christopher Yang and C. Michael Vaugh Jr. are managing members of CRT Capital Group LLC and exercise voting and investment control over the shares held by such entity.

(10)	Includes 240,658 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.

(11)	Assumes the selling stockholder does not sell the 240,658 shares of our Class A common stock held by it which are not being registered under this registration statement.

(12)	Includes 275,333 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.

(13)	Assumes the selling stockholder does not sell the 275,333 shares of our Class A common stock held by it which are not being registered under this registration statement.

(14)	Eton Park Capital Management LP exercises voting and investment control over the shares of our Class A common stock held by Eton Park Master Fund LTP.

(15)	Eton Park Capital Management LP exercises voting and investment control over the shares of our Class A common stock held by Eton Park Fund LP.

(16)	Larry Robbins is the CEO and Senior Managing Member of Glenview Capital Management, LLC, the investment manager of each of GCM Little Arbor Partners, L.P., GCM Little Arbor Institutional Partners, L.P. and GCM Little Arbor Master Fund, Ltd. As such, he may be deemed to exercise voting and investment control over the shares held by such entities.

(17)	Includes 700 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement, but which are publicly tradeable. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment control over securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(18)	Assumes the selling stockholder does not sell the 700 shares of our Class A common stock held by it which are not being registered under this registration statement.

(19)	Canyon Capital Advisors LLC is the Investment Advisor of Institutional Benchmarks Series (Master Feeder) Limited acting solely in respect of Centaur Series. Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner are the managing partners of Canyon Capital Advisors LLC and exercise voting and investment control over the shares held by Institutional Benchmarks Series (Master Feeder) Limited acting solely in respect of Centaur Series.

(20)	Includes 478,000 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.

(21)	Assumes selling stockholder does not sell the 478,000 shares of our Class A common stock held by it which are not being registered under this registration statement.

(22)	Includes 166,426 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement, and which are restricted shares under Rule 144 of the Securities Act.

(23)	Assumes selling stockholder does not sell the 166,426 shares of our Class A common stock held by it which are not being registered under this registration statement.

(24)	Includes 208,033 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement. The selling stockholder is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Both entities are wholly owned subsidiaries of Merrill Lynch & Co. Inc. An affiliate of the selling stockholder acted as an underwriter in connection with our initial public offering. An affiliate of the selling stockholder acted as a placement agent of our senior secured notes and warrants. An affiliate of the selling stockholder is the syndication agent, and the selling stockholder is a lender under our term loan. An affiliate of the selling stockholder acted as financial advisor to us in the investments in us by Intel and Motorola.

(25)	Assumes selling stockholder does not sell the 208,033 shares of our Class A common stock held by it which are not being registered under this registration statement.

(26)	Includes 1,298,126 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement. The selling stockholder is a wholly owned subsidiary of Merrill Lynch & Co., Inc. The selling stockholders acted as an underwriter in connection with our initial public offering. The selling stockholder acted as a placement agent of our senior secured notes and warrants. The selling stockholder is the syndication agent and its affiliates are lenders under our term loan. The selling stockholder acted as financial advisor to us in the investments in us by Intel and Motorola.

(27)	Assumes selling stockholder does not sell the 1,298,126 shares of our Class A common stock held by it which are not being registered under this registration statement.

(28)	Middlefield Ventures, Inc. (“Middlefield”), is a wholly-owned subsidiary of Intel Corporation. Mr. Arvind Sodhani, as President of Middlefield, may be deemed to exercise voting and investment power with regard to the securities and may be deemed to beneficially own the 93,333 shares of our Class A common stock issuable upon exercise of the warrants owned by Middlefield. Mr. Sodhani disclaims beneficial ownership of all securities held by Middlefield. Shares saleable by Middlefield Ventures hereunder exclude other shares beneficially owned by Intel Corporation or its affiliates as described elsewhere in this prospectus.

(29)	Includes 3,899,489 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement. The selling stockholder is controlled by John E. McCaw, Jr., who is the brother of our Chairman, Craig O. McCaw.

(30)	Assumes selling stockholder does not sell the 3,899,489 shares of our Class A common stock held by it which are not being registered under this registration statement.

(31)	Includes 72,395 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement. Pharos Capital Group II-A, LLC is the general partner of Pharos Capital Partners II-A, LP. D. Robert Crants, III, Michael W. Devlin, Kneeland C. Youngblood and James W. Phillips are the managers/partners of Pharos Capital Group II-A, LLC and have voting control and investment control over securities held by Pharos Capital Partners II-A, LP.

(32)	Assumes selling stockholder does not sell the 72,395 shares of our Class A common stock held by it which are not being registered under this registration statement.

(33)	Includes 94,031 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement. Pharos Capital Group II, LLC is the general partner of Pharos Capital Partners II, LP. D. Robert Crants, III, Michael W. Devlin, Kneeland C. Youngblood and James W. Phillips are the managers/partners of Pharos Capital Group II-A, LLC and have voting control and investment control over securities held by Pharos Capital Partners II, LP.

(34)	Assumes selling stockholder does not sell the 94,031 shares of our Class A common stock held by it which are not being registered under this registration statement.

(35)	Management of QVT Fund LP is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the shares of our Class A common stock held by QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of the shares of Class A common stock held by QVT Fund LP. Includes 2,516 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.

(36)	Assumes selling stockholder does not sell the 2,516 shares of our Class A common stock held by it which are not being registered under this registration statement.

(37)	Includes 1,006,568 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.

(38)	Assumes selling stockholder does not sell the 1,006,568 shares of our Class A common stock held by it which are not being registered under this registration statement.

(39)	Includes 188,674 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.

(40)	Assumes selling stockholder does not sell the 188,674 shares of our Class A common stock held by it which are not being registered under this registration statement.

(41)	Includes 57,500 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.

(42)	Assumes selling stockholder does not sell the 57,500 shares of our Class A common stock held by it which are not being registered under this registration statement.

(43)	Includes 150,000 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement. JD Capital Management LLC has voting control and investment discretion over the securities held by Tempo Master Fund LP. J. David Rogers is the CEO of JD Capital Management LLC and has voting control and investment control over securities held by Tempo Master Fund LP.

(44)	Assumes selling stockholder does not sell the 150,000 shares of our Class A common stock held by it which are not being registered under this registration statement.

(45)	Third Point LLC serves as investment advisor for Third Point Partners Qualified LP, Third Point Partners LP, Third Point Offshore Fund, Ltd, and Third Point Ultra Ltd. Mr. Daniel S. Loeb is the Chief Financial Officer of Third Point LLC and controls its business activities.

(46)	Includes 5,000 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement. TQA Investors, LLC and Andrew Anderson, Paul Bucci, Robert Butman and George Esser, the principals of TQA Investors, LLC, share voting and investment control over the shares of our Class A common stock held by TQA Master Fund Ltd.

(47)	Assumes selling stockholder does not sell the 5,000 shares of our Class A common stock held by it which are not being registered under this registration statement.

(48)	Includes 4,000 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement. TQA Investors, LLC and Andrew Anderson, Paul Bucci, Robert Butman and George Esser, the principals of TQA Investors, LLC, share voting and investment control over the shares of our Class A common stock held by TQA Master Fund Ltd.

(49)	Assumes selling stockholder does not sell the 4,000 shares of our Class A common stock held by it which are not being registered under this registration statement.

(50)	Includes 96,383 shares of our Class A common stock held by the selling stockholder which are not being registered under this registration statement.

(51)	Assumes selling stockholder does not sell the 96,383 shares of our Class A common stock held by it which are not being registered under this registration statement.

(52)	JGD Management Corp. (“JGD”) has been delegated certain management and administrative duties by each of York Capital Management, L.P., York Credit Opportunities Fund, L.P., York Investment Limited, York Select, L.P. and York Select Unit Trust (together, the “York Funds”). Accordingly, JGD may be deemed to have beneficial ownership over the shares of Class A common stock being registered under this registration statement by the York Funds. James G. Dinan has voting control over JGD.

UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder. In general, a non-U.S. holder is a beneficial owner of Class A common stock that is:

•	an individual who is not a citizen or resident of the U.S.;

•	a corporation or other entity treated as a corporation for U.S. tax purposes that is not organized or created under U.S. law;

•	an estate that is not taxable in the U.S. on its worldwide income; or

•	a trust that is either not subject to primary supervision over its administration by a U.S. court or not subject to the control of a U.S. person with respect to substantial trust decisions.

If you are a partner in a partnership, or an entity treated as a partnership for U.S. federal income tax purposes, that holds Class A common stock, your tax treatment generally will depend upon your U.S. tax status and upon the activities of the partnership. If you are a partner of a partnership (or entity treated as a partnership) holding Class A common stock, we suggest that you consult your tax advisor.

If you are an individual, who is not a citizen or resident of the United States, you may be deemed to be a resident alien, rather than a nonresident alien, in any calendar year by virtue of being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in that calendar year (counting for such purposes all of the days present in that year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are generally subject to U.S. federal income tax as if they were U.S. citizens.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, the final and temporary U.S. Treasury Regulations promulgated thereunder and published administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal taxation, and in particular is limited as follows:

•	the discussion assumes that you hold your Class A common stock as a capital asset and that you do not have a special tax status, such as a financial institution, an insurance company, a tax-exempt organization or a broker-dealer or trader in securities;

•	the discussion does not consider tax consequences that depend upon your particular tax situation;

•	the discussion does not consider special tax provisions that may be applicable to you if you have relinquished U.S. citizenship or residence;

•	the discussion does not cover state, local or non-U.S. tax consequences;

•	the discussion does not consider the tax consequences for stockholders, partners, owners or beneficiaries of a non-U.S. holder; and

•	we have not requested a ruling from the Internal Revenue Service, or IRS, on the tax consequences of owning the Class A common stock. As a result, the IRS could disagree with portions of this discussion.

Each prospective purchaser of Class A common stock is advised to consult a tax advisor with respect to current and possible future U.S federal income and estate tax consequences of purchasing, owning and disposing of our Class A common stock as well as any tax consequences that may arise under the laws of any state, municipality or other taxing jurisdiction within or outside the United States.

Distributions

Distributions paid on the shares of Class A common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, the distribution first will be treated as a tax-free return of your basis in the shares of Class A common stock, reducing that adjusted basis, and the balance of the distribution in excess of your adjusted basis will be taxed as capital gain recognized on a sale or exchange of the Class A common stock (as discussed below).

Subject to the discussion below, a U.S. withholding tax of 30% generally will be imposed on any distribution we make to you, to the extent it constitutes a dividend under the rules described in the preceding paragraph, unless a reduced withholding tax rate is specified by an applicable income tax treaty. To obtain the benefit of a reduced withholding tax rate under a treaty, you generally must provide us or our paying agent, as the case may be, with a properly completed IRS Form W-8BEN (or other applicable form) certifying that you qualify for a reduced withholding tax rate. If you hold Class A common stock through a foreign partnership or a foreign intermediary, the partnership or intermediary may also need to satisfy certification requirements.

The withholding tax described in the preceding paragraph does not apply if you are engaged in a trade or business in the United States and if dividends on the Class A common stock are effectively connected with the conduct of such trade or business and, if an applicable U.S. income tax treaty requires, are attributable to a permanent establishment which you maintain in the United States. You will be required, under applicable Treasury Regulations, to provide us or our paying agent, as the case may be, with a properly completed IRS Form W-8ECI (or other applicable form) in order to claim an exemption from U.S. withholding tax under the rule discussed above. Although exempt from U.S. withholding tax, (provided the certification requirements discussed above are met), you generally will be subject to U.S. federal income tax on such dividends in the same manner as if you were a U.S. resident. Non-corporate U.S. residents currently are subject to a maximum U.S. federal income tax rate of 15% on dividends, provided certain holding requirement are met. If you are a foreign corporation, you may be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on your effectively connected earnings and profits, as adjusted for certain items.

If withholding results in an overpayment of tax, you may obtain a refund of the excess by timely filing with the IRS an appropriate claim for refund along with the required information.

Gain On Disposition Of Class A common stock

You generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A common stock unless:

•	the gain is effectively connected with a trade or business you conduct in the United States and, if a tax treaty is applicable, the gain is attributable to a permanent establishment you maintain in the United States, in which case the gain will be subject to U.S. federal income tax as if you were a U.S. resident. If you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless you qualify for a lower rate under an applicable income tax treaty and you properly document such qualification;

•	we are or have been a “U.S. real property holding corporation”, USRPHC, at any time during the shorter of the five-year period preceding the disposition or the period during which you hold the Class A common stock. We believe that we are not currently and do not expect to become in the future a USRPHC for U.S. federal income tax purposes; or

•	if you (i) are an individual, (ii) hold the Class A common stock as a capital asset, (iii) are present in the United States for 183 or more days during the taxable year of the sale and (iv) certain conditions are met, then you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States

If you are not a corporation and you are subject to U.S. federal income tax on gain you recognize on the sale or exchange of Class A common stock under either of the first two of these exceptions, a reduced U.S. federal income tax rate of 15% may apply to such gain, provided that you have held the Class A common stock for more than one year.

Information Reporting Requirements And Backup Withholding

We must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of the holder, and the amount of any tax withheld from the payment, regardless of whether withholding was required. Copies of the information returns reporting the dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, if you fail to certify your status as a non-U.S. holder on a properly completed IRS Form W-8BEN, under penalty of perjury, or payor has actual knowledge or reason to know that you are not a U.S. person as defined in the Code, additional information reporting and backup withholding is required on distributions paid to you with respect to Class A common stock. Backup withholding currently applies at a rate of 28%.

In addition, you may have to comply with specific certification procedures to establish your non-U.S. status in order to avoid information reporting and backup withholding on proceeds from a disposition of Class A common stock.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is timely furnished to the IRS.

Federal Estate Tax

An individual non-U.S. holder who owns Class A common stock at the time of his or her death, or who had made certain lifetime transfers of an interest in Class A common stock while retaining certain powers, rights or interests in the stock, will be required to include the value of that Class A common stock in his or her gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

The foregoing discussion is only a summary of material U.S. federal income and estate tax consequences of the ownership, sale or other disposition of Class A common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of Class A common stock, including the effect of any U.S., state, local, non-U.S. or other tax laws, and any applicable income or estate tax treaty.

LEGAL MATTERS

Certain legal matters in connection with the resale of the securities held by the selling stockholders will be passed upon for us by Davis Wright Tremaine LLP, Seattle, Washington.

Benjamin G. Wolff, our Chief Executive Officer, was a lawyer at Davis Wright Tremaine LLP from August 1994 until April 2004. Mr. Wolff’s spouse is a partner with Davis Wright Tremaine LLP. Davis Wright Tremaine LLP has rendered substantial legal services to us since our formation. Davis Wright Tremaine LLP continues to provide legal services to us, including services in connection with this offering.

EXPERTS

The consolidated financial statements as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) appearing herein and elsewhere in the prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act to register our Class A common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and our common stock in our Securities and Exchange Commission filings and the registration statement with respect to the statement contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. Our Securities and Exchange Commission filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the Securities and Exchange Commission.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Clearwire Corporation
Kirkland, Washington

We have audited the accompanying consolidated balance sheets of Clearwire Corporation and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Clearwire Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ Deloitte & Touche LLP
Seattle, Washington

February 19, 2007
(March 1, 2007, as to the first paragraph of Note 18)

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$438,030	$29,188
Short-term investments	663,644	96,460
Restricted cash	10,727	671
Restricted investments	69,401	28,320
Accounts receivable — net (includes related party balances of $0 and $3,882)	2,774	9,149
Notes receivable	4,409	—
Inventory	1,398	10,245
Prepaids and other assets	19,219	9,744

Total current assets	1,209,602	183,777
Property, plant and equipment — net	302,798	145,584
Restricted cash — long-term	117	8,343
Restricted investments — long-term	16,269	27,026
Prepaid spectrum license fees	241,151	101,728
Spectrum licenses and other intangible assets — net	222,980	115,255
Goodwill	30,908	16,623
Investments in equity investees	14,983	18,923
Other assets	29,565	10,659

TOTAL ASSETS	$2,068,373	$627,918

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses (includes related party balances of $6,799 and $4,982)	$108,216	$75,183
Deferred rent	6,986	335
Deferred revenue (includes related party balances of $0 and $1,328)	5,599	3,002
Due to affiliate	532	348
Current portion of long-term debt	1,250	—

Total current liabilities	122,583	78,868
Long-term debt (net of discount of $110,007 and $50,385)	644,438	209,961
Other long-term liabilities	42,385	19,115

Total liabilities	809,406	307,944
MINORITY INTEREST	1,358	1,282
COMMITMENTS AND CONTINGENCIES (Note 10)	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001, 5,000,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, par value $0.0001, and additional paid-in capital, 350,000,000 shares authorized; Class A, 109,325,236 and 56,185,570 shares issued and outstanding	1,474,759	436,455
Class B, 28,596,685 and 18,690,953 shares issued and outstanding	234,376	56,073
Common stock and warrants payable	166	1,668
Deferred compensation	(116)	(659)
Accumulated other comprehensive income (loss)	6,990	(482)
Accumulated deficit	(458,566)	(174,363)

Total stockholders’ equity	1,257,609	318,692

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,068,373	$627,918

See notes to consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004

REVENUES:
Service	$67,598	$8,451	$243
Equipment and other (includes related party sales of $15,546, $9,728 and $6,933)	32,583	25,003	15,035

Total revenues	100,181	33,454	15,278
OPERATING EXPENSES:
Cost of goods and services (exclusive of items shown separately below):
Cost of service (includes related party costs of $606, $0 and $0)	50,438	13,086	3,031
Cost of equipment (includes related party costs of $8,914, $1,853 and $3,089)	19,674	10,483	9,816
Selling, general and administrative expense	214,669	106,211	24,201
Research and development	8,890	9,639	5,805
Depreciation and amortization	40,902	11,913	2,552
Spectrum lease expense	23,516	9,356	2,987
Gain on sale of NextNet	(19,793)	—	—

Total operating expenses	338,296	160,688	48,392

OPERATING LOSS	(238,115)	(127,234)	(33,114)
OTHER (EXPENSE) INCOME:
Interest income	30,429	6,605	1,160
Interest expense — net	(72,280)	(14,623)	—
Foreign currency transaction (losses) gains — net	235	20	172
Other income (expense) — net	2,150	300	(292)

Total other (expense) income — net	(39,466)	(7,698)	1,040
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(277,581)	(134,932)	(32,074)
Income tax provision	(2,981)	(1,459)	—

LOSS FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(280,562)	(136,391)	(32,074)
Losses from equity investees — net	(5,144)	(3,946)	(988)
Minority interest in net loss of consolidated subsidiaries	1,503	387	20

NET LOSS	$(284,203)	$(139,950)	$(33,042)

Net loss per common share — basic and diluted	$(2.93)	$(1.97)	$(0.90)

Weighted average common shares outstanding — basic and diluted	97,085	71,075	36,791

See notes to consolidated financial statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Class A		Class B
	Common Stock,		Common Stock and				Accumulated			Total
	Warrants and Additional		Additional Paid-In		Common Stock		Other		Total	Comprehensive
	Paid-In Capital		Capital		and Warrants	Deferred	Comprehensive	Accumulated	Stockholders’	Income
	Shares	Amounts	Shares	Amounts	Payable	Compensation	Income (Loss)	Deficit	Equity	(Loss)

BALANCE — January 1, 2004	4,669	$8,127	7,153	$21,460	—	$(375)	—	$(1,371)	$27,841	$(1,371)

Net loss	—	—	—	—	—	—	—	(33,042)	(33,042)	(33,042)
Foreign currency translation adjustment	—	—	—	—	—	—	178	—	178	178
Unrealized gain on short-term investments	—	—	—	—	—	—	87	—	87	87
Common stock issued — net of costs	38,051	212,629	11,538	34,613	—	—	—	—	247,242
Warrants issued	—	1,456	—	—	—	—	—	—	1,456
Common stock and warrants payable	—	—	—	—	3,354	—	—	—	3,354
Deferred share-based compensation	333	(3,801)	—	—	—	(3,813)	—	—	(7,614)
Amortization of share-based compensation	—	—	—	—	—	1,868	—	—	1,868

BALANCE — December 31, 2004	43,053	218,411	18,691	56,073	3,354	(2,320)	265	(34,413)	241,370	(32,777)

Net loss	—	—	—	—	—	—	—	(139,950)	(139,950)	(139,950)
Foreign currency translation adjustment	—	—	—	—	—	—	(636)	—	(636)	(636)
Unrealized loss on short-term investments	—	—	—	—	—	—	(111)	—	(111)	(111)
Common stock issued — net of costs	13,133	157,600	—	—	78	—	—	—	157,678
Warrants issued	—	59,563	—	—	2,541	—	—	—	62,104
Common stock and warrants payable	—	—	—	—	(4,305)	—	—	—	(4,305)
Deferred share-based compensation	—	881	—	—	—	(881)	—	—	—
Amortization of share-based compensation	—	—	—	—	—	2,542	—	—	2,542

BALANCE — December 31, 2005	56,186	436,455	18,691	56,073	1,668	(659)	(482)	(174,363)	318,692	(140,697)

Net loss	—	—	—	—	—	—	—	(284,203)	(284,203)	(284,203)
Foreign currency translation adjustment	—	—	—	—	—	—	7,522	—	7,522	7,522
Unrealized loss on short-term investments	—	—	—	—	—	—	(50)	—	(50)	(50)
Common stock issued — net of costs	53,056	946,766	9,906	178,303	—	—	—	—	1,125,069
Warrants issued	—	77,261	—	—	(1,851)	—	—	—	75,410
Common stock and warrants payable	—	—	—	—	349	—	—	—	349
Amortization of share-based compensation	—	—	—	—	—	543	—	—	543
Share-based compensation	83	14,277	—	—	—	—	—	—	14,277

BALANCE — December 31, 2006	109,325	$1,474,759	28,597	$234,376	$166	$(116)	$6,990	$(458,566)	$1,257,609	$(276,731)

See notes to consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2006	2005	2004

CASH FROM OPERATING ACTIVITIES:
Net loss	$(284,203)	$(139,950)	$(33,042)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	885	368	89
Depreciation	38,478	10,949	1,616
Amortization	2,424	964	936
Amortization of prepaid license fees	6,273	2,914	1,295
Amortization of deferred financing costs and accretion of debt discount	19,754	5,279	—
Deferred income taxes	2,960	1,459	—
Stock-based compensation	14,246	2,542	1,868
Minority interest	(1,503)	(387)	(20)
Losses from equity investees — net	5,144	3,946	988
(Gain)/ loss on fixed asset disposals	(1,915)	841	295
Gain on sale of NextNet, net of cash	(19,793)	—	—
Changes in assets and liabilities — net of effects from acquisitions:
Prepaid spectrum license fees	(64,638)	(25,040)	(22,859)
Inventory	(1,913)	6,005	(13,249)
Accounts receivable	(686)	(4,306)	(4,816)
Prepaids and other assets	(2,675)	(4,312)	(840)
Other long-term assets	(8,012)	(133)	(1,605)
Accounts payable	389	14,027	9,434
Accrued expenses and other liabilities	61,447	35,309	7,328
Due to affiliate	184	(7,130)	(263)

Net cash used in operating activities	(233,154)	(96,655)	(52,845)

CASH FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(191,747)	(132,724)	(12,815)
Payments for acquisitions of spectrum licenses and other	(67,665)	(24,279)	(21,108)
Purchases of short-term investments	(1,143,079)	(368,160)	(180,453)
Sales or maturities of short-term investments	575,845	350,429	101,700
Investments in equity investees	(2,161)	(13,737)	(10,120)
Issuance of notes receivable	(4,105)	—	(11,000)
Restricted cash	(1,830)	(3,704)	(5,310)
Restricted investments	(30,324)	(55,346)	—
Business acquisitions — net of cash acquired	(49,576)	(27,779)	(5,300)
Proceeds from sale of business, net of cash	47,085	—	—

Net cash used in investing activities	(867,557)	(275,300)	(144,406)

CASH FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock — net	1,030,683	139,609	206,950
Proceeds from issuance of debt and warrants	495,350	260,346	—
Deferred financing fees	(21,820)	(10,774)	—

Net cash provided by financing activities	1,504,213	389,181	206,950

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	5,340	(636)	178

NET INCREASE IN CASH AND CASH EQUIVALENTS	408,842	16,590	9,877
CASH AND CASH EQUIVALENTS — Beginning of period	29,188	12,598	2,721

CASH AND CASH EQUIVALENTS — End of period	$438,030	$29,188	$12,598

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Common stock and warrants issued or payable for spectrum licenses	$63,981	$22,137	$21,982

Common stock and warrants issued or payable for business acquisitions	$32,013	$428	$15,506

Notes receivable exchanged for spectrum licenses	$—	$10,000	$—

Non-cash dividends to related party	$2,384	$34	$8,948

Cash paid for interest	$53,541	$—	$4

Cash paid for taxes to a foreign jurisdiction	$21	$—	$—

See notes to consolidated financial statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

The consolidated financial statements include the accounts of Clearwire Corporation, a Delaware corporation, and its wholly-owned and majority-owned or controlled subsidiaries (collectively, the “Company” or “Clearwire”). Clearwire was formed on October 27, 2003 and is an international provider of wireless broadband services. Clearwire, which operates as one business segment, delivers high-speed wireless broadband services to individuals, small businesses as of December 31, 2006, public safety organizations, and others in a growing number of markets through its advanced network. Prior to August 29, 2006, Clearwire, through its wholly-owned subsidiary, NextNet Wireless, Inc. (“NextNet”), developed, manufactured, and sold equipment that enabled the deployment of broadband wireless networks. NextNet is currently the sole supplier of base station and customer premise equipment that Clearwire uses to provide its services. On August 29, 2006, Clearwire sold NextNet to Motorola, Inc. (“Motorola”). As part of the agreement with Motorola, the Company agreed to use Motorola as an exclusive supplier of certain infrastructure and subscriber equipment for a specified period of time, subject to Motorola continuing to satisfy certain requirements and other conditions. See Note 3, Strategic Transactions, for additional information.

As of December 31, 2006, Clearwire is majority-controlled by Craig O. McCaw, the Chairman, through shares of Class A and Class B common stock held by Eagle River Holdings, LLC (“ERH”), an entity controlled by Mr. McCaw.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The consolidated financial statements include all of the assets, liabilities and results of operations of the Company’s wholly-owned and majority-owned or controlled subsidiaries. Investments in entities that the Company does not control, but for which it has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. All intercompany transactions are eliminated in consolidation.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making those estimates, actual results could materially differ.

Significant estimates inherent in the preparation of the accompanying financial statements include the application of purchase accounting including the valuation of acquired assets and liabilities, the valuation of the Company’s common stock, the amortization period of prepaid spectrum license fees, allowance for doubtful accounts, depreciation and equity granted to third parties and employees.

Cash and Cash Equivalents — Cash and cash equivalents consist of time deposits and highly liquid short-term investments with original maturities of three months or less. Cash and cash equivalents exclude cash that is contractually restricted for operational purposes. The Company maintains cash and cash equivalent balances with financial institutions that exceed federally insured limits. The Company has not experienced any losses related to these balances, and management believes its credit risk to be minimal.

Restricted Cash — Restricted cash is classified as a current or noncurrent asset based on its designated purpose. As of December 31, 2006, the Company had restricted cash of $10.8 million. The majority of this restricted cash related to the Company’s outstanding letters of credit.

Short-Term Investments — Marketable debt and equity securities that are available for current operations are classified as short-term available-for-sale investments, and are stated at fair value. Unrealized gains and losses are recorded net of tax as a separate component of accumulated other comprehensive income (loss). Unrealized losses are charged against net earnings when a decline in fair value is determined to be other-than-temporary. Realized gains and losses are determined on the basis of the specific identification method.

Information regarding our short-term investments as of December 31, 2006 and 2005 is summarized as follows (in thousands):

	December 31, 2006				December 31, 2005
	Gross Unrealized				Gross Unrealized
Security	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value

Commercial paper	$90,232	$—	$—	$90,232	$560	$—	$—	$560
Corporate bonds	226,316	15	(85)	226,246	—	—	—	—
Municipal bonds	156,245	21	(26)	156,240	—	—	—	—
Auction rate and other securities	190,926	—	—	190,926	95,924	—	(24)	95,900

	$663,719	$36	$(111)	$663,644	$96,484	$—	$(24)	$96,460

The unrealized losses as of December 31, 2006 and 2005 were due to normal market fluctuations. The Company has the ability to hold the investments for a period of time sufficient to allow for any anticipated recovery in market value; therefore, the unrealized losses are not deemed to be an other-than-temporary impairments. Realized gains and losses for the years ended December 31, 2006 and 2005, were not significant.

Restricted Investments — Restricted investments consist of U.S. government securities. At December 31, 2006 and December 31, 2005 restricted investments represented securities held as collateral for the interest payments through November 15, 2007 related to the Company’s long-term debt. These securities are classified as held-to-maturity and are stated at amortized cost. Gross unrealized losses on these investments were $244,000 and $299,000 at December 31, 2006 and 2005, respectively. There were no gross unrealized gains as of December 31, 2006 and 2005.

Fair Value of Financial Instruments — The Company has determined the estimated fair value of financial instruments using available market information and management judgment. Accordingly, these estimates are not necessarily indicative of the amounts that could be realized in a current market exchange. The carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable, accrued expenses and due to affiliates are reasonable estimates of their fair values based on the liquidity of these financial instruments and their short-term nature. The Company does not hold or issue any financial instruments for trading purposes. See Note 9, Long-Term Debt, for the fair value of long-term debt.

Accounts Receivable — Accounts receivable are stated at amounts due from customers net of an allowance for doubtful accounts. The Company specifically provides allowance for customers with known disputes or collectibility issues. The remaining reserve recorded in the allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in the remaining accounts receivable based upon an evaluation of the age of receivables. The allowance for doubtful accounts represents the Company’s best estimate of the amount of probable credit losses. The allowance for doubtful accounts was approximately $753,000 and $346,000 as of December 31, 2006 and 2005, respectively.

Inventory — Inventory primarily consists of finished goods and is stated at the lower of cost or net realizable value. Cost is determined under the first-in, first-out inventory method. The Company records inventory write-downs for obsolete and slow-moving items based on inventory turnover trends and historical experience. The Company recorded an inventory write-down of $1.2 million, $52,000 and $332,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Property, Plant and Equipment — Property, plant and equipment and improvements that extend the useful life of an asset are stated at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The Company capitalizes costs of additions and improvements, including direct costs of constructing property, plant and equipment and interest costs related to construction. The estimated useful life of property, plant and equipment are determined based on historical usage of that or similar equipment, with consideration given to technological changes and industry trends that could impact the network architecture and asset utilization. Leasehold improvements are recorded at cost and amortized over the lesser of their estimated useful lives or the related lease term. Maintenance and repairs are expensed as incurred.

The estimated useful lives of property, plant and equipment are as follows:

Network and base station equipment	3-7 years
Customer premise equipment (“CPE”)	2 years
Furniture, fixtures and equipment	3-5 years

Internally Developed Software — Clearwire capitalizes costs related to computer software developed or obtained for internal use in accordance with Statement of Position (“SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Software obtained for internal use has generally been enterprise-level business and finance software customized to meet specific operational needs. Costs incurred in the application development phase are capitalized and amortized over their useful lives, generally three years. Costs recognized in the preliminary project phase and the post-implementation phase are expensed as incurred. The Company has not sold, leased or licensed software developed for internal use to customers and has no intention of doing so in the future.

Intangible Assets — Intangible assets consist primarily of Federal Communications Commission (“FCC”) spectrum licenses and other intangible assets related to Clearwire’s acquisition of NextNet in March 2004, which was subsequently disposed in August 2006, and Banda Ancha S.A. (“BASA”) in December 2005 and February 2006. As further described in Note 6, Spectrum Licenses, Goodwill and Other Intangible Assets, the Company accounts for its spectrum licenses and other intangible assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. In accordance with SFAS No. 142, intangible assets with indefinite useful lives are not amortized but must be assessed for impairment annually or more frequently if an event indicates that the asset might be impaired. The Company performed its annual impairment test of indefinite lived intangible assets as of October 1, 2006 and concluded that there was no impairment of these intangible assets.

Goodwill — Goodwill represents the excess of the purchase price over the estimated fair value of net assets acquired from Clearwire’s acquisition of NextNet in March 2004 and BASA in December 2005 and February 2006. In accordance with SFAS No. 142, the Company performed its annual impairment tests of goodwill as of October 1, 2005 and concluded that there was no impairment of its goodwill. Goodwill of $9.4 million related to NextNet was eliminated upon its sale in August 2006. See Note 3, Strategic Transactions for additional information.

Long-Lived Assets — Long-lived assets to be held and used, including property, plant and equipment and intangible assets with definite useful lives, are assessed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss, if any, is recognized for the difference between the fair value and carrying value of the assets. Impairment analyses, when performed, are based on the Company’s business and technology strategy, management’s views of growth rates for its business, anticipated future economic and regulatory conditions and expected technological availability. For purposes of recognition and measurement, the Company groups its long-lived assets at the lowest level for which there are identifiable cash flows which are largely independent of other assets and liabilities. There was no impairment charge recorded in 2005. The Company recorded an impairment charge of $1.4 million and $295,000 in 2006 and 2004, respectively.

Deferred Financing Costs — Deferred financing costs consists primarily of investment banking fees, legal, accounting and printing costs associated with the issuance of the Company’s long-term debt. Deferred financing fees are amortized over the life of the corresponding debt facility. In relation to the issuances of the long-term debt discussed in Note 9, Long-Term Debt, the Company incurred $21.8 million of deferred financing costs in 2006 and $10.8 million in 2005. For the years ended December 31, 2006 and 2005,

$3.9 million and $898,000, respectively of total deferred financing costs were amortized using the effective interest method and included in interest expense, net.

Interest Capitalization — Interest is capitalized on property, plant and equipment and improvements under construction based on rates applicable to borrowings outstanding during the period and the weighted average balance of qualified assets under construction during the period. Interest capitalization ceases when the construction is substantially complete and available for use. Capitalized interest is reported as a cost of the property, plant and equipment.

Comprehensive Loss — Comprehensive loss consists of two components, net income and other comprehensive income. Other comprehensive loss refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of shareholders’ equity but are excluded from net income. The Company’s other comprehensive loss is comprised of foreign currency translation adjustments from our subsidiaries not using the U.S. dollar as their functional currency and unrealized gains and losses on marketable securities categorized as available-for-sale.

Income Taxes — The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes, which requires that deferred income taxes be determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities using the tax rates expected to be in effect when the temporary differences reverse. Valuation allowances, if any, are recorded to reduce deferred tax assets to the amount considered more likely than not to be realized.

Revenue Recognition — The Company primarily earns service revenues by providing access to its high-speed wireless network. Also included in service revenues are equipment rentals and optional services, including personal and business email and static Internet Protocol. Service revenues from customers are billed in advance and recognized ratably over the service period.

Through August 2006, the Company primarily earned equipment revenues from sales of CPE and related infrastructure, system services and software maintenance contracts by the Company’s formerly wholly-owned subsidiary, NextNet See Note 3, Strategic Transactions. Revenues associated with the shipment of CPE and other equipment to the customers were recognized when title and risk of loss transferred to the customer.

The Company recognizes revenues in accordance with Staff Accounting Bulletin (“SAB”) 104, Revenue Recognition, and Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. Revenue arrangements with multiple deliverables are required to be divided into separate units of accounting based on the deliverables relative fair value if the deliverables in the arrangement meet certain criteria. Activation fees charged to the customer are deferred and recognized as service revenues on a straight-line basis over the average expected life of the customer relationship of 3.5 years.

In arrangements that included multiple elements, including software, such as the sale of a NextNet base station with a software maintenance contract, the Company applies the accounting guidance in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition. Revenue is allocated to each element of the transaction based upon its fair value as determined by vendor specific objective evidence (“VSOE”). VSOE of fair value for all elements of an arrangement was based upon the normal pricing and discounting practices for those products and services when sold separately.

Revenue is deferred for any undelivered elements and revenue is recognized when the product is delivered or over the period in which the service is performed. If the Company cannot objectively determine the fair value of any undelivered element included in the bundled product and software maintenance arrangements, revenue is deferred until all elements are delivered and services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

Software maintenance services include technical support and the right to receive unspecified upgrades and enhancements on a when-and-if available basis. Fees for software maintenance services are typically billed annually in advance of performance of the services with provisions for subsequent annual renewals. The related revenues are deferred and recognized ratably over the respective maintenance terms, which typically are one to two years.

Product Warranty — While a wholly-owned subsidiary, NextNet sold base station equipment and CPE to third parties. NextNet generally warranted new technology equipment sold to the purchaser to be free from defects in material and workmanship for two years for system infrastructure and one year for CPE. A warranty provision was made for estimated product repair at the time of the sale based upon the Company’s historical trends. In connection with the sale of NextNet to Motorola (see Note 4), the Company retained responsibility for a portion of the warranty costs on equipment sold during the period that NextNet was a wholly-owned subsidiary of the Company, and therefore, maintains a liability related to this obligation. Information about warranty cost and warranty liability is as follows (in thousands):

	Years Ended
	December 31,
	2006	2005

Beginning balance	$234	$437
Provision	1,636	48
Costs incurred	(522)	(251)
Liability transferred upon sale of NextNet	(338)	—

Ending balance	$1,010	$234

Advertising Costs — Advertising costs are expensed as incurred. Advertising expense was $32.6 million, $13.8 million and $675,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Research and Development — Research and development costs are expensed as incurred.

Net Loss per Share — The Company calculates net loss per share in accordance with SFAS No. 128, Earnings Per Share.  Under the provisions of SFAS No. 128, basic net loss per common share is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing income or loss available to common stockholders by the weighted-average number of common and dilutive common stock equivalents outstanding during the period. Common stock equivalents typically consist of the common stock issuable upon the exercise of outstanding stock options, warrants and restricted stock using the treasury stock method. The effects of potentially dilutive common stock equivalents are excluded from the calculation of diluted loss per share if their effect is antidilutive.

Accounting Change: Share-Based Compensation — On January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”), which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors based on estimated fair values.

As the Company was considered a nonpublic entity at the date of adoption and used the minimum value method for pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), the Company is required to apply the prospective transition method and has estimated the fair value of options granted on or after January 1, 2006 using the Black-Scholes option pricing model. The Company has applied the provisions of SFAS No. 123(R) to employee stock options granted, modified, repurchased, cancelled or settled on or after January 1, 2006. The estimate of compensation expense requires complex and subjective assumptions, including the Company’s stock price volatility, employee exercise patterns (expected life of the options), future forfeitures, and related tax effects.

Prior to the adoption of SFAS No. 123(R), the Company accounted for share-based compensation expense in accordance with Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), and related Interpretations, as permitted by SFAS No. 123.

Total share-based compensation expense recorded during the year ended December 31, 2006 was $14.2 million, of which $12.5 million related to option grants recorded under SFAS No. 123(R) and $1.7 million under APB No. 25 for grants before January 1, 2006 for which the requisite service was not fully satisfied as of January 1, 2006.

Operating Leases — The Company has operating leases for certain facilities, equipment and spectrum licenses for use in its operations. Certain of the Company’s spectrum licenses are leased from third-party holders of Educational Broadband Service (“EBS”) spectrum licenses granted by the Federal Communications Commission (“FCC”). EBS licenses authorize the provision of certain communications services on the EBS channels in certain markets throughout the United States. The Company accounts for these spectrum leases as executory contracts which are similar to operating leases. Leases that are pending FCC approval are not amortized until final approval is received and are included in prepaid spectrum license fees in the accompanying consolidated balance sheets. The Company accounts for its leases in accordance with SFAS No. 13, Accounting for Leases, and Financial Accounting Standards Board (“FASB”) Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (as amended). For leases containing scheduled rent escalation clauses the Company records minimum rental payments on a straight-line basis over the terms of the leases, including the renewal periods as appropriate. For leases containing tenant improvement allowances and rent incentives, the Company records deferred rent, which is a liability, and that deferred rent is amortized over the term of the lease, including the renewal periods as appropriate, as a reduction to rent expense.

Foreign Currency — The Company’s international subsidiaries generally use their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive (loss) income. Income and expense accounts are translated at the average monthly exchange rates. The effects of changes in exchange rates between the designated functional currency and the currency in which a transaction is denominated are recorded as foreign currency transaction gains (losses).

Concentration of Risk — The Company believes that the geographic diversity of its customer base and retail nature of its product minimizes the risk of incurring material losses due to concentrations of credit risk.

NextNet, the Company’s previously wholly-owned subsidiary, purchased by Motorola on August 29, 2006, is currently the sole supplier of the base stations and CPE the Company uses to provide services to its customers. If NextNet is unable to continue to develop or provide the equipment on a timely cost-effective basis, the Company may not be able to adequately service existing customers or add new customers and offer competitive pricing.

Reclassification — Certain reclassifications have been made to the 2005 financial statements to conform to classifications used in 2006. Specifically, Prepaid spectrum license fees of $19.9 million in 2005 were reclassified from current assets to long-term as these deposits will ultimately be placed in service for long term prepaid license fees.

Recent Accounting Pronouncements

SFAS No. 159 — In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (“fair value option”) and to report in earnings unrealized gains and losses on those items for which the fair value option has been elected. SFAS No. 159 also requires entities to display the fair value of those assets and liabilities on the face of the balance sheet. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of Statement 157. The Company is currently evaluating the impact of this pronouncement on its financial statements.

FSP No. EITF 00-19-2 — In December 2006, the FASB approved FASB Staff Position (“FSP”) No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies, FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006. The adoption of FSP EITF 00-19-2 is not expected to have a material effect on the Company’s consolidated financial statements.

SAB No. 108 — In September 2006, the SEC staff issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”). SAB No. 108 provides interpretive guidance on how the effects of prior-year uncorrected misstatements should be considered when quantifying misstatements in the current year financial statements. SAB No. 108 requires registrants to quantify misstatements using both an income statement (“rollover”) and balance sheet (“iron curtain”) approach and evaluate whether either approach results in a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. If prior years are not restated, the cumulative effect adjustment is recorded in opening accumulated deficit as of the beginning of the fiscal year of implementation. SAB No. 108 is effective for fiscal years ending on or after November 15, 2006, with earlier implementation encouraged. The Company does not believe that its implementation of SAB No. 108 will have an effect on its financial position, cash flows, or results of operations.

SFAS No. 157 — In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this pronouncement on its financial statements.

FIN No. 48 — In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes (“FIN No. 48”). FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN No. 48 is effective for the Company’s first fiscal year beginning after December 15, 2006. The Company does not expect the interpretation to have a material impact on its results of operation or financial position.

FSP No. SFAS 123(R)-3 — In November 2005, the FASB issued FSP No. SFAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. This FSP provides an alternative transition method for calculating the tax effects of adopting SFAS No. 123(R), which includes simplified methods to establish the beginning balance of the additional paid-in capital pool (APIC pool) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and the statement of cash flows of the tax effects of employee stock-based compensation awards that are outstanding upon adoption of SFAS No. 123(R). There were no employee stock option exercises prior to January 1, 2006, the adoption date of SFAS No. 123(R), as such, the adoption of this FSP would have no impact on the Company’s financial position or results of operations. Therefore the Company will not adopt the FSP and will continue to follow the guidelines under SFAS No. 123(R).

3.	STRATEGIC TRANSACTIONS

Acquisitions

During the years ended December 31, 2006 and 2005, the Company purchased various companies through both asset and share purchase agreements. For the year ended December 31, 2006, the total aggregate purchase price was approximately $81.6 million comprised of $49.1 million in cash, common stock valued at $32.0 million and $520,000 of transaction related costs. The purchased assets are primarily spectrum licenses and other minor assets and liabilities and include the assumption of spectrum and tower lease agreements.

Purchase transactions are subject to purchase price allocation adjustments due to contingency resolution and final determination of fair values for up to one year after close. Although the total amount ultimately settled and paid could change, the Company does not believe that any change would be material to its consolidated financial statements or results of operations.

These acquisitions are accounted for using the purchase method of accounting. The total aggregate consideration and purchase price allocation for all of the Company’s acquisitions, for the years ended December 31, 2006 and 2005, are as follows (in thousands):

	Year Ended December 31,
Purchase Consideration	2006	2005

Cash paid	$49,056	$31,011
Common stock and warrants issued and payable	32,013	944
Transaction-related costs	520	1,303

	$81,589	$33,258

Purchase Price Allocation
Current and noncurrent assets	$6,078	$8,199
Prepaid spectrum license fees	19,288	26,843
Spectrum and intangible assets	47,395	11,044
Goodwill	20,723	7,274
Current and other long-term liabilities	(11,895)	(20,102)

Net assets acquired	$81,589	$33,258

NextNet — In March 2004, a wholly-owned subsidiary of Clearwire merged with and into NextNet with NextNet being the surviving company in the merger. As a result of the merger transaction, NextNet became a wholly-owned subsidiary of Clearwire and provides the development and manufacturing of equipment that enables the deployment of Clearwire’s broadband wireless network. Total consideration issued to former holders of NextNet securities consisted of 4,623,126 shares of Clearwire’s Class A common stock; warrants to purchase 1,023,431 shares of Clearwire’s Class A common stock at $12.00 per share, of which 17,444 and 147,829 were unissued as of December 31, 2006 and 2005, respectively; and $339,000 in cash. The Class A common stock was valued at $3.00 per share. The warrants were valued at $966,000 using the Black-Scholes option pricing model and recorded in additional paid-in capital. In addition, Clearwire also provided pre-acquisition financing to NextNet in the amount of $2.1 million, which is included in the total purchase consideration.

Prior to the NextNet merger, ERH held shares of NextNet’s Series E preferred stock that were converted into 2,322,466 shares of Clearwire’s Class A common stock in the merger transaction in accordance with the same terms of the merger agreement for former holders of NextNet’s Series E preferred stock.

The acquisition was accounted for using the purchase method of accounting. The consideration and purchase price allocation were as follows, based on estimated fair values of assets acquired and liabilities assumed on the acquisition date (in thousands):

Purchase
Consideration

Cash paid	$2,414
Common stock issued	13,869
Warrants issued and payable	1,637
Transaction-related costs	279

$18,199

Purchase Price
Allocation

Current assets	$3,949
Property and equipment	812
Other long-term assets	120
Intangible assets	7,500
Goodwill	9,209
Current liabilities	(2,682)
Other long-term liabilities	(709)

Net assets acquired	$18,199

The results of operations of NextNet were included in the results of Clearwire from the date of acquisition until the date of sale. See below paragraph for more information on the disposition of NextNet on August 29, 2006.

Dispositions

NextNet — On June 30, 2006 Clearwire and Motorola executed a Stock Purchase Agreement in which Motorola agreed to purchase 100% of the outstanding NextNet stock for a purchase price of $50.0 million in cash. The sale of NextNet resulted in a gain of $19.8 million, comprised of aggregate proceeds from the sale of $47.1 million less the book value of net assets sold of $26.1 million and transaction related costs of $1.2 million, which consists of legal fees and employee related costs. The transaction closed on August 29, 2006. The carrying value of the assets and liabilities sold are as follows (in thousands):

Inventory	$8,895
Property, plant and equipment	4,620
Other current and long-term assets	8,387
Intangible assets	5,211
Goodwill	9,352

Total assets	36,465

Current liabilities	9,888
Other long-term liabilities	490

Total liabilities	10,378

Net assets disposed	$26,087

In connection with the sale of NextNet, Clearwire and Motorola also entered into agreements for the purchase of certain infrastructure and supply inventory from NextNet (“Supply Agreement”). These agreements cover a number of topics, including, but not limited to, certain technology development projects and future Clearwire purchase commitments and a maximum Motorola pricing schedule for network equipment from NextNet. The aggregate price paid by Clearwire in any calendar year will be no less favorable than the aggregate price paid by other customers contemporaneously buying similar or lesser aggregate purchases. Clearwire is committed to purchase no less than $150.0 million of equipment products from Motorola in the first two years after the effective date of the Supply Agreement. Clearwire is also committed to purchase no less than 25.0% of its Worldwide Interoperability for Microwave Access (“WiMAX”) subscriber handsets from Motorola as long as the capabilities and costs of the handsets (and the availability of such handsets) are equal for a given product in similar quantities or service offered by Motorola and another supplier or suppliers. These commitments are effective for an initial term of eight years and will be automatically renewed for consecutive one year terms unless either party notifies the other party in writing of its intent to terminate the agreements at least one hundred and twenty days prior to the expiration of the initial term or any renewal thereof. Clearwire has also committed to use Motorola as its 100.0% exclusive supplier for specified Wireless Broad Band Infrastructure products until the fifth anniversary date of the agreement. After the fifth anniversary date the commitment is reduced to 51.0% until the term ends on August 29, 2014.

Due to Clearwire’s continuing involvement in NextNet through the various agreements described above, the sale of NextNet was not classified as discontinued operations in the financial statements as it did not meet the discontinued operations criteria specified in SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and EITF 03-13 Applying the Conditions in Paragraph 42 of SFAS No. 144 in Determining whether to report Discontinued Operations.

Other Agreements

Subscription Agreement — Clearwire and Motorola signed a Subscription Agreement on June 30, 2006, under which Motorola agreed to purchase 16,666,666 shares of Clearwire’s Class A common stock at $18.00 per share for a purchase price of $300.0 million. The agreement with Motorola includes certain limited anti-dilution features. The transaction closed on August 29, 2006.

Common Stock Purchase Agreement — Clearwire and Intel Capital Corporation (“Intel Capital”), a Delaware corporation and wholly owned subsidiary of Intel Corporation (“Intel”), signed a Common Stock Purchase Agreement on June 28, 2006, under which Intel Capital agreed to purchase a total of 33,333,333 shares of Clearwire’s Class A and Class B common stock, 23,427,601 shares and 9,905,732 shares, respectively, at $18.00 per share for a total purchase price of $600.0 million. The agreement includes certain limited anti-dilution features which would terminate upon the closing of the Company’s initial public offering. The transaction closed on August 29, 2006.

Concurrently with the Common Stock Purchase Agreement, Clearwire and Intel entered into a mobile WiMAX network Collaboration Agreement (“Collaboration Agreement”). Under the Collaboration Agreement, Clearwire agreed to use commercially reasonable efforts to develop and deploy a mobile WiMAX network in the United States, and Intel agreed to use commercially reasonable efforts to cause certain WiMAX capable end user devices to be compatible for use on Clearwire’s network.

Preemptive Rights Exercises — In August 2006, in connection with the exercise of preemptive rights triggered by the sale of common stock to Intel and Motorola described above, Clearwire entered into subscription agreements with the holders of its outstanding stock of the sale of an aggregate of 8,603,116 shares of Clearwire’s Class A Common Stock at $18.00 per share for an aggregate purchase price of $154.9 million. The agreements include certain limited anti-dilution features. The transactions closed in August and October of 2006.

Agreements with Bell Canada — In March 2005, Bell Canada (“Bell”), a Canadian telecommunications company which is a subsidiary of BCE Inc. (“BCE”), purchased 8,333,333 shares of Clearwire’s Class A common stock for $100.0 million. See Note 11, Stockholders’ Equity, for further details of the purchase of common stock. At the time of Bell’s investment in Clearwire, Bell, Clearwire and ERH also entered into a separate agreement and Bell and BCE Nexxia Corporation (“BCE Nexxia”), an affiliate of Bell, entered into a Master Supply Agreement (“Master Supply Agreement”) dated March 16, 2005 with Clearwire.

Under the Master Supply Agreement, Bell and BCE Nexxia provide or arrange for the provision of hardware, software, procurement services, management services and other components necessary for Clearwire to provide Voice over Internet Protocol (“VoIP”) services to their subscribers in the United States and provide day-to-day management and operation of the components and services necessary for Clearwire to provide these VoIP services. Clearwire has agreed to use Bell Canada and BCE Nexxia exclusively to provide such service unless such agreement violates the rights of third parties under its existing agreements. Bell and BCE Nexxia are Clearwire’s and its affiliates’ preferred providers of these services and applications in markets beyond the United States, to the extent permitted under its existing agreements. In addition to these services, the Master Supply Agreement grants Bell and BCE Nexxia certain rights with respect to future service offerings by Clearwire and its affiliates. Under the Master Supply Agreement, BCE Nexxia and Bell will be compensated by Clearwire either in shares of Clearwire’s Class A common stock or cash. The Master Supply Agreement can be terminated for convenience on twelve months notice by either party at any time beginning on or after October 1, 2007. Total purchases from Bell were $7.5 million and $15.4 million for the years ended December 31, 2006 and 2005, respectively.

Investment by Intel Capital (Cayman) Corporation in Class A common stock — In October 2004, Intel Capital (Cayman) Corporation (“Intel Cayman”) completed the purchase of 3,333,333 shares of Clearwire’s Class A common stock for $6.00 per share. The investment was made by Intel in connection with a joint development and collaboration agreement dated October 13, 2004 pursuant to which the Company and Intel established a strategic relationship to develop the market segment for IEEE 802.16e-2005 Standard Broadband Wireless Access Systems/WiMAX. The parties agreed to collaborate on the development, testing and deployment of the technology to be utilized in these systems, which agreement was terminated in connection with Clearwire and Intel entering into that Mobile WiMAX Network Collaboration Agreement.

Transactions with HITN and its Affiliates — In November 2003, the Company entered into a Master Spectrum Agreement (“MSA”) with a third-party EBS license holder, the Hispanic Information and Telecommunications Network, Inc. (“HITN”). The founder and president of HITN was formerly a member of Clearwire’s Board of Directors. The MSA provides for terms under which HITN leases excess capacity on certain of its EBS spectrum licenses to Clearwire. The licenses covered under the MSA include all of the spectrum rights acquired in the Clearwire Spectrum Corporation acquisition, plus access to an additional twelve markets in the United States. For each market leased by HITN to the Company under the MSA, the Company and HITN enter into a separate lease agreement which contains additional lease terms. The initial lease term is 15 years with one renewal for an additional 15 years. The MSA also provides for additional shares of Class A common stock to be issued to HITN upon Clearwire reaching certain financial milestones.

In March 2004, the MSA between Clearwire and HITN was amended to provide, among other things, additional leased EBS spectrum capacity in an additional major metropolitan market. Additionally, Clearwire and HITN entered into a spectrum option agreement (the “Option Agreement”) whereby Clearwire has an option to enter into leases of spectrum for which HITN has pending EBS license applications upon grant of those licenses by the FCC. The lease terms and conditions would be similar to those under the MSA.

Total consideration for the above agreement and for the lease of spectrum pursuant to the Option Agreement was $22.1 million in cash and 2,829,717 shares of Class A common stock valued at $12.3 million.

Subsequent to the MSA, the Company entered into two other related agreements with ITFS Spectrum Advisors, LLC (“ISA”) and ITFS Spectrum Consultants LLS (“ISC”). The agreements provided for payment to ISA and ISC in the form of warrants to purchase additional shares of Class A common stock in exchange for ISA and ISC providing opportunities for Clearwire to purchase or lease additional spectrum. Each of the agreements specifies a maximum consideration available under the agreement and, in 2005, the maximum consideration under the agreement with ISA was reached. For the year ended December 31, 2005, ISA earned warrants to purchase 121,793 shares of Class A common stock valued at $1,219,000.

For the years ended December 31, 2006 and 2005, ISC earned approximately $400,000 and $823,000 respectively, of which $65,000 and $147,000 was paid in cash and warrants to purchase 18,973 and 63,963 shares of Class A common stock valued at $196,000 and $676,000, respectively. As of December 31, 2006, warrants to purchase 8,443 shares of Class A common stock valued at $139,000 were payable to ISC.

4.	INVESTMENTS IN EQUITY INVESTEES

The Company’s ownership interests in equity investees are as follows:

	December 31,
	2006	2005	2004

Danske Telecom A/S (“Danske”)	38.2%	38.2%	—
MVS Net S.A. de C.V. (“MVS Net”)	26.7%	26.7%	26.7%

Investments in Equity Investees

Denmark — Danske is a public limited company in Denmark. Danske is a telecommunications services provider holding spectrum licenses covering most of the major markets in Denmark. Danske offers wireless broadband Internet services to consumers and businesses in multiple markets in Denmark over a network deploying NextNet equipment. Clearwire acquired an equity interest in Danske in May 2005 for approximately $11.3 million. Revenues and related cost of goods and services sold to Danske by NextNet through August 29, 2006 have been eliminated, and Clearwire’s investment in Danske as of December 31, 2006 has been reduced by approximately $4.1 million for its proportionate share of losses.

Mexico — MVS Net, S.A. de C.V. (“MVS Net”) is a Mexican telecommunications company with which Clearwire entered into an agreement and has invested a total of $22.9 million in exchange for a 26.7% interest in MVS Net. Clearwire also has an option to invest an additional $5.0 million at the same valuation as its initial investment in July 2007, until the third anniversary of the initial investment.

The Company accounts for its investment in MVS Net under the equity method. Revenues and related costs of goods and services sold to MVS Net by NextNet through August 29, 2006 have been eliminated, and Clearwire’s investment in MVS Net as of December 31, 2006 has been reduced by approximately $9.0 million representing its proportionate share of losses.

5.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment as of December 31, 2006 and 2005 consisted of the following (in thousands):

	December 31,
	2006	2005

Network and base station equipment	$161,875	$42,110
Customer premise equipment	47,700	17,000
Furniture, fixtures and equipment	20,546	15,962
Leasehold improvements	8,340	3,630
Construction in progress	112,669	79,713

	351,130	158,415
Less accumulated depreciation and amortization	(48,332)	(12,831)

	$302,798	$145,584

Interest capitalized for the years ended December 31, 2006 and 2005 was $16.6 million and $2.3 million, respectively. There was no capitalized interest for the year ended December 31, 2004. Depreciation expense for the years ended December 31, 2006, 2005 and 2004, was $38.5 million, $10.9 million and $1.6 million, respectively.

6.	SPECTRUM LICENSES, GOODWILL, AND OTHER INTANGIBLE ASSETS

Prepaid spectrum license fees, goodwill, and spectrum licenses and other intangible assets as of December 31, 2006 and 2005 consisted of the following (in thousands):

		December 31,
		2006			2005
	Weighted	Gross		Net	Gross		Net
	Average	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Lives	Value	Amortization	Value	Value	Amortization	Value

Goodwill	Indefinite	$30,908	$—	$30,908	$16,623	$—	$16,623

Unamortized intangibles:
Spectrum licenses	Indefinite	157,260	—	157,260	94,604	—	94,604
Trade names and trademarks	Indefinite	34	—	34	1,235	—	1,235

Total unamortized intangibles		157,294	—	157,294	95,839	—	95,839

Amortizing intangible assets:
Existing technology	7 years	—	—	—	4,100	(1,074)	3,026
Customer relationships	8 years	335	(74)	261	1,928	(435)	1,493
Patents and other	14 years	1,427	(193)	1,234	1,021	(47)	974
Spectrum licenses	28 years	317,517	(12,349)	305,168	119,974	(4,323)	115,651
Noncompete agreements	3 years	250	(76)	174	300	(300)	—

Total amortizing intangible assets		319,529	(12,692)	306,837	127,323	(6,179)	121,144

Total spectrum and intangibles		476,823	(12,692)	464,131	223,162	(6,179)	216,983

Total		$507,731	$(12,692)	$495,039	$239,785	$(6,179)	$233,606

The changes in the carrying value of goodwill for the years ended December 31, 2006 and 2005 is as follows (in thousands):

January 1, 2005	$9,209
Goodwill acquired during the period	7,414
Goodwill disposed of during the period	—
December 31, 2005	16,623

Goodwill acquired during the period including effects of foreign currency translation of $2.9 million	23,637
Goodwill disposed of during the period	(9,352)

December 31, 2006	$30,908

Based on the identified intangible assets recorded as of December 31, 2006, future amortization of intangible assets, not including spectrum leases pending FCC approval is expected to be as follows (in thousands):

2007	$10,661
2008	11,321
2009	12,243
2010	12,155
2011	12,129
Thereafter	191,181

Total	$249,690

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, impairments, changes in useful lives and other relevant factors.

Spectrum Licenses — Spectrum licenses authorize wireless carriers to use radio frequency spectrum, which are issued on both a site-specific and a wide-area basis, enabling wireless carriers to provide service to certain geographical areas in the United States. These licenses are generally acquired by the Company either directly from the governmental authority in the applicable country, which in the United States is the FCC, or through a business combination or an asset purchase, and are considered indefinite-lived intangible assets, except for the licenses acquired in Poland and Spain, which are subject to construction and/or operational and technical requirements. The FCC has routinely granted license renewals if the licensees provide substantial services in their licensed area and have complied with applicable rules and policies and the Communications Act of 1934, as amended. The Company believes that it has met and will continue to meet all requirements necessary to retain and secure renewal of its spectrum licenses. The Company’s spectrum licenses are carried at cost or, if acquired in a business combination, at an allocated amount based on the fair value.

The Company also leases spectrum licenses from third parties who hold the licenses. These leased spectrum licenses are accounted for as executory contracts, which are treated like operating leases, and are not included in the schedule of intangible assets above. Consideration paid to third-party holders of these leased licenses at the inception of a lease agreement is accounted for as prepaid spectrum license fees and is expensed over the term of the lease agreement, including renewal terms, as appropriate.

During the years ended December 31, 2006 and 2005, the Company paid total consideration of approximately $237.2 million and $126.3 million, respectively, to acquire spectrum licenses. Of the total consideration paid during 2006, $88.5 million, comprised of $88.2 million in cash and $300,000 in the form of warrants and common stock, related to the purchased spectrum licenses; $117.1 million, comprised of $84.8 million in cash and $32.3 million in the value of warrants and common stock, related to leased spectrum licenses; and $31.6 million, comprised of $210,000 in cash and $31.4 million in the form of warrants and common stock, related to signed spectrum agreements pending FCC approval. As of December 31, 2006, $139,000 was payable either in warrants or Class A common stock related to these items.

These licenses relate to spectrum that the Company is expected to use in connection with the deployment of its wireless broadband network. In accordance with SFAS No. 142, the Company performed its annual impairment test of indefinite-lived spectrum licenses as of October 1, 2006, and concluded that there was no impairment as the fair values of these intangible assets were greater than their carrying values.

For the year ended December 31, 2006, the Company recorded amortization on the prepaid spectrum license, spectrum licenses and other intangibles of $6.3 million, $1.7 million, and $765,000, respectively. For the year ended December 31, 2005, the Company recorded amortization on the prepaid spectrum license fees, spectrum licenses and other intangibles of $2.9 million, $51,000 and $913,000, respectively. For the year ended December 31, 2004, the Company recorded amortization on the prepaid spectrum licenses and other intangibles of $1.3 million and $936,000, respectively.

7.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses as of December 31, 2006 and 2005 consisted of the following (in thousands):

	December 31,
	2006	2005

Accounts payable	$28,631	$29,245
Accrued interest	27,272	11,590
Salaries and benefits	12,095	8,052
Other	40,218	26,296

	$108,216	$75,183

8.	INCOME TAXES

Components of deferred tax assets and liabilities as of December 31, 2006 and 2005, were as follows (in thousands):

	2006	2005

Current deferred tax assets	$4,233	$2,323

Noncurrent deferred tax assets:
Net operating loss carryforward	184,771	77,692
Property, equipment and other long-term assets	—	407
Other	5,012	3,055

Total deferred tax assets	194,016	83,477
Valuation allowance	(170,797)	(67,090)

Net deferred tax assets:	23,219	16,387

Noncurrent deferred tax liabilities:
Spectrum licenses	28,938	13,423
Property, equipment and other long-term assets	7,150	—
Bond issuance cost — warrant valuation	4,225	5,355
Other intangibles	124	2,759

Total deferred tax liabilities	40,437	21,537

Net deferred tax liabilities	$17,218	$5,150

As of December 31, 2006, the Company had federal tax net operating loss carryforwards in the United States of approximately $396.7 million. A portion of the net operating loss carryforward will be subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code of 1986. The net operating loss carryforwards will begin to expire in 2021. The Company had approximately $110.9 million of tax net operating loss carryforwards in the foreign jurisdictions as of December 31, 2006. The expiration dates for net operating losses in foreign jurisdictions vary by country.

The Company has recorded a valuation allowance against a significant portion of its deferred tax assets. Management has reviewed the facts and circumstances, including the limited history and the projected future tax losses, and determined that it is appropriate to record a valuation allowance for deferred tax assets that will not be reduced by schedulable deferred tax liabilities. The net deferred tax liabilities are related to certain intangible assets, including certain spectrum assets, which are not amortized for book purposes. The net change in the valuation allowance for the years ended December 31, 2006, 2005 and 2004, was an increase of $103.7 million, $48.4 million and $15.1 million, respectively. Net noncurrent deferred tax liabilities of $17.2 million are included in other long-term liabilities as of December 31, 2006.

The Company incurs significant deferred tax liabilities related to the spectrum licenses. Since there is no amortization on certain acquired spectrum licenses for book purposes and the Company cannot estimate the amount, if any, of deferred tax liabilities related to those acquired spectrum licenses which will reverse in future periods, the valuation allowance has been increased accordingly. The Company continues to amortize acquired spectrum license for federal income tax purposes. The ongoing difference between book and tax amortization resulted in an additional deferred income tax provision of approximately $3.0 million for the year ended December 31, 2006.

The income tax provision consists of the following for the years ended December 31, 2006 and 2005 (in thousands):

	2006	2005

Current taxes:
International	$21	$—
Federal	—	—
State	—	—

Total current taxes	21	—
Deferred taxes
Federal	2,582	1,389
State	378	70
Total deferred taxes	2,960	1,459

Income tax provision	$2,981	$1,459

There was no income tax provision for the year ended December 31, 2004.

The income tax rate computed using the federal statutory rates is reconciled to the reported effective income tax rate as follows:

	2006	2005	2004

Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	3.0	0.3	6.1
Other, net	(2.6)	(2.6)	(1.3)
Valuation allowance	(36.4)	(33.8)	(39.8)

Effective income tax rate	(1.0)%	(1.1)%	—%

9.	LONG-TERM DEBT

	December 31,
	2006	2005
	(In thousands)

11% Senior Secured Notes due in 2010, principal at maturity: $260.3 million	$215,601	$209,961
11% Additional Senior Secured Notes due in 2010, principal at maturity: $360.4 million	295,087	—
Secured $125.0 million loan from Morgan Stanley Senior Funding, Inc. due in August 2009, 1% of principal due annually; residual at maturity	125,000	—
Secured $10.0 million loan from BCE Nexxia Corporation due in July 2008, principal at maturity: $10.0 million	10,000	—

	645,688	209,961
Less: current portion	(1,250)	—

Total long-term debt	$644,438	$209,961

Term Loan — In August 2006, Clearwire signed a loan agreement with Morgan Stanley Senior Funding, Inc., Merrill Lynch Capital Corporation, and JP Morgan Chase Bank, N.A. for a term loan in the amount of $125.0 million. The loan is secured by certain spectrum assets of Clearwire entities, as specified in the loan agreement. The loan matures in August 2009. The proceeds of the loan are available for general corporate purposes.

The amount outstanding under the loan agreement bears interest at a rate based, at the Company’s option, on either the Eurodollar rate or the greater of a) the Prime Rate or b) the Federal Funds Effective Rate plus one-half of one percent. In each case, the interest rate is subject to an applicable margin. If the Company chooses a Eurodollar loan, the applicable margin is 6.75% per annum, otherwise the applicable margin is 5.75% per annum. If the loan is a Eurodollar loan, the Company may choose the length of the interest period, which may not exceed six months without the lenders’ consent, otherwise the interest period is each fiscal quarter. Accrued interest is generally payable at the end of each interest period, but for any period longer than three months, interest is payable at the end of each three month period. Principal payments in the amount of approximately $313,000 are to be made each quarter starting December 31, 2006. There were borrowings of $125.0 million outstanding as of December 31, 2006, with a weighted average interest rate of 12.1%. The loan balance outstanding as of December 31, 2006, approximates fair market value based upon prevailing interest rates available to the Company.

BCE Nexxia Corporation Financing — As required under the Master Supply Agreement with Bell Canada and BCE Nexxia Corporation (“BCE”) and in order to assist funding capital expenses and start-up costs associated with the deployment of VOIP services, BCE agreed to make available to Clearwire financing in the amount of $10.0 million. BCE funded the entire amount on June 7, 2006. The loan is secured by a security interest in the telecommunications equipment and property related to VoIP and bears interest at 7% per annum and is due and payable in full on July 19, 2008. At December 31, 2006, the Company had $404,000 accrued interest related to the BCE loan. The loan balance outstanding as of December 31, 2006, approximates fair market value based upon prevailing interest rates available to the Company.

11% Senior Secured Notes due 2010 — In August 2005 the Company completed the sale of $260.3 million in principal amount of senior secured notes (the “Notes”) due 2010. In connection with the sale of the Notes, the Company also issued warrants (the “Warrants”) to the purchasers of the Notes entitling them to purchase up to 6,942,552 shares of the Company’s Class A common stock. In addition, the Company granted the purchasers of the Notes a one-time option to acquire up to an equivalent amount of additional Notes and Warrants for a period of 180 days following the issuance of the Notes which was exercised in February 2006 as the 11% Additional Senior Secured Notes due 2010. As of December 31, 2006 and 2005, $260.3 million in aggregate principal amount was outstanding under these Notes. As of December 31, 2006, the aggregate principal amount of the Notes was reduced by $44.7 million, the unamortized portion of the proceeds allocated to the Warrants issued in connection with the Notes based on the relative fair value of the Notes and the Warrants. As of December 31, 2006 and 2005 the fair value of the Notes was approximately $312.8 million and $225.3 million, respectively.

11% Additional Senior Secured Notes due 2010 — In February 2006, the Company completed the sale of $360.4 million senior secured notes (the “Additional Notes”) to new and existing holders, which are due 2010. In connection with the sale of the Additional Notes, the Company also issued 9,609,334 Warrants to the purchasers of the Additional Notes entitling them to purchase shares of the Company’s Class A common stock. The terms of the Additional Notes and Warrants are substantially identical to the original Notes and Warrants. As of December 31, 2006, $360.4 million in aggregate principal amount was outstanding under the Additional Notes. As of December 31, 2006, the aggregate principal amount of the Additional Notes was reduced by $65.3 million, the portion of the proceeds allocated to the Warrants issued in connection with the Additional Notes based on the relative fair value of the Additional Notes and the Warrants. As of December 31, 2006 the fair value of the Additional Notes was approximately $433.1 million.

Interest on each of the Notes and Additional Notes is payable semi-annually on February 15 and August 15 at an annual rate of 11%. If the Company does not complete an initial public offering from which it receives gross proceeds equal to or in excess of $300.0 million or otherwise have its common stock listed on the New York Stock Exchange or NASDAQ Global Market with a market capitalization in excess of $1.0 billion and a public float of at least $300.0 million (a “Qualified IPO”) before August 15, 2007, the interest rate increases to 12% per annum. For each subsequent year during the remaining term of the Notes in which no Qualified IPO occurs, the interest rate will increase by an additional 1% per annum up to a maximum interest rate of 14%.

Certain of the Company’s subsidiaries jointly and severally guarantee on a senior secured basis its obligations under the Notes and Additional Notes. Liens on all of the assets of these entities and their respective domestic subsidiaries secure each of the Notes and Additional Notes. In addition, the Company has purchased non-callable government securities as interest payment collateral for the Notes and Additional Notes. This amount is included in current and long-term restricted investments in the Company’s consolidated balance sheets. Such amount will be sufficient upon receipt of scheduled principal and interest payments thereon, to provide for the payment in full of the first four scheduled interest payments due on the Notes and Additional Notes. If the Company issues additional Notes pursuant to the Indenture (the “Indenture”) governing the Notes it will purchase and pledge additional non-callable government securities to provide for the payment in full of the first three scheduled interest payments due on such additional Notes.

The Company may choose to redeem the Notes and Additional Notes in whole or in part at any time at a price equal to 102.5% of the principal amount of the Notes redeemed. The Company must, however, offer to redeem the Notes upon the occurrence of certain specified events which result in a change in control of the Company as set forth in the Indenture. The redemption price is equal to 102.5% of the principal amount of the Notes redeemed plus any accrued and unpaid interest payable thereon. In addition, upon redemption, the holders of the Notes being redeemed are entitled to receive a pro rata portion of any remaining interest payment collateral. After an asset sale, as defined in the Indenture, the Company, under certain conditions, must choose to apply those proceeds to redeem the Notes at the redemption price, to repurchase replacement assets or to make an offer to purchase the Notes and Additional Notes at a price equal to 100% of the principal amount plus accrual but unpaid interest.

As long as the Notes and Additional Notes are outstanding, the Company must comply with certain restrictive covenants in the Indenture that, among other things, limit its ability and/or the ability of its restricted subsidiaries to pay dividends on, redeem or repurchase its capital stock, incur additional indebtedness, create liens, sell assets and consolidate or merge with or into other companies.

Terms of the Warrants — Holders of Warrants issued in connection with the Notes and Additional Notes may exercise their Warrants at any time after the earliest of a Qualified IPO, any other registration of the Company’s common stock or upon the completion of a change of control as defined in the Indenture. The Warrants expire on the later of August 5, 2010, or the second anniversary of the expiration of any lock-up period following a Qualified IPO.

The exercise price of the Warrants is the lesser of $15.00 per share or, if applicable, the volume weighted average price of the Class A common stock for the first twenty trading days following expiration of any lock-up period following a Qualified IPO. The exercise price of the Warrants is also subject to adjustment upon any issuance by the Company of Class A common stock at a price below the then existing exercise price or upon any stock split, stock dividend, recapitalization or reorganization.

The Company granted the holders of the Warrants registration rights covering the shares subject to issuance under the Warrants and also granted pre-emptive rights to purchase shares of its capital stock, or securities or instruments convertible into or exchangeable or exercisable for shares of its capital stock that it issues after August 5, 2005, subject to certain limitations. These pre-emptive rights expire one year after the completion of a Qualified IPO of the Company’s capital stock satisfying certain thresholds.

Under the registration rights agreement, not later than 120 days after an initial public offering that meets certain qualifications, the Company must file a resale registration statement on Form S-1 registering the resale of shares of Class A common stock issuable upon the exercise of the Warrants. The Company must cause the Form S-1 resale registration statement to be declared effective within 180 days following an initial public offering that meets certain qualifications, and thereafter the Company must maintain that registration statement in effect (subject to certain suspension periods) for at least two years. If the Company fails to meet its obligations to file, make effective and maintain that registration statement the Company will be required to pay to each affected Warrant holder an amount in cash equal to 2% of the purchase price of such holder’s Warrants. In the event that the Company fails to make such payments in a timely manner the payments will bear interest at a rate of 1% per month until paid in full. This registration rights agreement also provides for incidental registration rights in connection with follow-on offerings, other than issuances pursuant to a business combination transaction or employee benefit plan. The Company has determined the fair value of this right to be de minimis and does not consider payment of any such penalty to be probable or estimable as of December 31, 2006, and has therefore not recorded a liability for this contingency.

Interest Expense, net — Interest expense, net, included in the Company’s consolidated statements of operations, consists of the following for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	Year Ended December 31,
	2006	2005	2004

Interest expense	$69,116	$11,605	$—
Amortization of deferred financing costs	3,934	898	—
Amortization of long-term debt discount	15,820	4,381	—
Capitalized interest	(16,590)	(2,261)	—

	$72,280	$14,623	$—

10.	COMMITMENTS AND CONTINGENCIES

The Company’s commitments for non-cancelable operating leases consist mainly of spectrum licenses, office space, equipment and certain of its network equipment situated on leased sites, including land, towers and rooftop locations. Certain of the leases provide for minimum lease payments, additional charges and escalation clauses and generally have initial terms of five years with multiple renewal options for additional five-year terms totaling 20 to 25 years.

Future payments under spectrum license and operating lease obligations (including all optional renewal periods) as of December 31, 2006, are as follows (in thousands):

Years Ending December 31,	Spectrum	Operating Lease	Total

2007	$16,449	$29,349	$45,798
2008	16,317	27,909	44,226
2009	16,502	27,742	44,244
2010	16,509	26,843	43,352
2011	19,549	25,423	44,972
Thereafter, including all renewal periods	635,472	546,955	1,182,427

	$720,798	$684,221	$1,405,019

Rent expense for operating leases for the years ended December 31, 2006, 2005 and 2004 was $35.0 million, $10.5 million and $1.4 million, respectively.

Under the terms of the Supply Agreement that was entered into between Clearwire and Motorola on August 29, 2006, Clearwire is committed to purchase no less than $150.0 million of infrastructure equipment and other products from Motorola in the first two years after the effective date of August 29, 2006, subject to Motorola continuing to satisfy certain performance requirements and other conditions. The Company is also committed to purchase from Motorola, all Expedience modems and Expedience PC cards it provides to its subscribers for a period of five years and 51% of such products until the term of the agreement is completed on August 29, 2014, if certain conditions are met. For the period from the effective date of the agreement of August 29, 2006, through December 31, 2006, total purchases from Motorola under these agreements were $25.4 million. The remaining commitment was $124.6 million at December 31, 2006.

Contingencies — In the normal course of business, Clearwire has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions will not have a material adverse impact on Clearwire’s financial condition or results of operations.

Indemnity Agreements — Flux Fixed Wireless, LLC (“FFW”), wholly owned by Mr. McCaw and ERH, and Clearwire entered into an Indemnification Agreement, dated November 13, 2003, pursuant to which Clearwire agreed to indemnify, defend and hold harmless FFW and any of its directors, officers, partners, employees, agents and spouses and each of its and their affiliates (each, an “Indemnitee”) to the fullest extent permitted by law for any claims made against an Indemnitee by reason of the fact that Indemnitee is, was or may be deemed a stockholder, director, officer, employee, controlling person, agent or fiduciary of Clearwire or any subsidiary of Clearwire. Clearwire is obligated to pay the expenses of any Indemnitee in connection with any claims which are subject to the agreement.

Clearwire is currently a party to, or contemplating entering into, similar indemnification agreements with certain other of its officers and each of the other members of its Board of Directors. No liabilities have been recorded in the consolidated balance sheets for any of these indemnification agreements.

11.	STOCKHOLDERS’ EQUITY

In August 2006, Intel Capital completed its purchase from Clearwire of 23,427,601 shares of Class A common stock and 9,905,732 shares of Class B common stock at $18.00 per share for a total purchase price of $600.0 million, pursuant to a Common Stock Purchase Agreement.

In August 2006, Clearwire entered into subscription agreements with the holders of its outstanding stock for the sale of an aggregate of 8,603,116 shares of Clearwire’s Class A common stock at $18.00 per share for an aggregate purchase price of $154.9 million. The agreements include certain limited anti-dilution features. The transactions closed on August 29, 2006, except for one agreement covering the sale of 1,222,222 shares which closed in October 2006.

In March 2005, Bell completed its purchase from Clearwire of 8,333,333 shares of the Company’s Class A common stock at a price of $12.00 per share, pursuant to a Subscription Agreement, Amended and Restated Stockholders’ Agreement (“Stockholders Agreement”) and Registration Rights Agreement between Bell and Clearwire dated March 16, 2005.

At the time of Bell’s investment in Clearwire, Bell, Clearwire and ERH also entered into a separate agreement, dated March 16, 2005 (“Separate Agreement”), and Bell and one of its affiliates entered into a master supply agreement with Clearwire. The Separate Agreement provides Bell with certain rights that are in addition to Bell’s rights under the Stockholders Agreement and Registration Rights Agreement. Among the rights granted to Bell under the Separate Agreement are the nomination of BCE’s Chief Executive Officer to Clearwire’s Board of Directors, anti-dilution protection, certain purchase rights, certain restrictions on the sale of Clearwire securities to Bell competitors and other limitations.

During the period from March through June 2005, in connection with the Bell investment, the Company completed private placements of 3,291,170 shares of Class A common stock at a price of $12.00 per share in which it received proceeds of $39.5 million. The private placement included existing Clearwire stockholders as well as new investors.

In October 2004, Intel completed the purchase of 3,333,333 shares of Clearwire’s Class A common stock for $6.00 per share. The investment was made by Intel in connection with a joint development agreement and collaboration agreement dated October 13, 2004. See Note 3, Strategic Transactions, for further information.

In August 2004, the Company completed a private placement of 26,666,666 shares of Class A common stock at a price of $6.00 per share. Mr. McCaw, through FFW and ERH, exercised pre-emptive rights and purchased additional shares in the private placement, acquiring 15,104,539 shares of the total 26,666,666 shares of Class A common stock sold.

Under Clearwire’s Certificate of Incorporation, as amended, it has the authority to issue 355,000,000 shares of capital stock as follows:

•	300,000,000 shares of Class A common stock, par value $0.0001 per share;

•	50,000,000 shares of Class B common stock, par value $0.0001 per share; and

•	5,000,000 shares of preferred stock, par value $0.0001 per share.

The following is a summary description of the Company’s common stock:

Class A common stock — The holders of Class A common stock are entitled to one vote per share, on each matter submitted to a vote by the stockholders.

Class B common stock — The holders of Class B common stock are entitled to ten votes per share, on each matter submitted to a vote by the stockholders. Class B common stock is convertible at any time at the option of its holders into shares of Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock.

Preferred stock — May be divided into one or more series. Each series will have the preferences, limitations and relative rights as determined by the Board of Directors. No series of preferred stock have been designated by the Board of Directors.

Ranking — With respect to rights on liquidation, dissolution or similar events, each holder of Class A and Class B common stock will receive the same amount of consideration per share, except that Class B common stock holders may receive securities in the transactions with terms that entitle them to ten votes per share.

Common stock and warrants payable — The Company engaged several parties to obtain spectrum on its behalf in exchange for rights to receive its common stock and warrants. As the rights are earned over the period of an acquisition of spectrum, these obligations can be outstanding for a period of time until FCC approval or other milestones are met. The Company records common stock and warrants payable to recognize the timing difference when consideration has been received by the Company, but it has not yet issued securities to the counterparty.

12.	SHARE-BASED PAYMENTS

The Company has the following share-based arrangements, “The Clearwire Corporation 2003 Stock Option Plan” (the “Stock Option Plan”) and “The Clearwire Corporation Stock Appreciation Rights Plan” (the “SAR Plan”). These arrangements provide for performance incentives for certain officers, employees and individuals or companies who provide the Company services. Compensation cost that has been charged against income for these plans for the years ended December 31, 2006, 2005 and 2004 is presented as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004

Cost of service	$819	$204	$80
Selling, general and administrative	13,427	2,338	1,788

Total(1)	$14,246	$2,542	$1,868

(1)	Included in the year ended December 31, 2006 is $178,000, net of forfeitures, of expense related to Stock Appreciation Rights (“SAR”). See below for further discussion.

Stock Option Plan — The Stock Option Plan provides for the granting of up to 16,666,666 qualified and nonqualified stock options. The options generally vest ratably over four years and expire no later than ten years after the date of grant. At December 31, 2006 there were 5,396,261 shares available for grant under the 2003 Stock Option Plan.

In January 2007, the Company’s Board of Directors adopted the 2007 Stock Compensation Plan (the “2007 Plan”). The 2007 Plan authorizes the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards to the Company’s employees, directors and consultants. There are 15,000,000 shares of common stock available under the 2007 Plan. Shares to be awarded under the 2007 Plan will be made available at the discretion of the compensation committee, from authorized but unissued shares, authorized and issued shares reacquired and held as treasury shares, or a combination thereof. No additional stock options will be granted under the Company’s 2003 Stock Option Plan.

Prior to January 1, 2006, the Company accounted for share-based compensation under the recognition and measurement provisions of Accounting Principles Bulletin Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”). Stock options granted at prices below fair market value at the date of grant were considered compensatory, and compensation expense has been deferred and is being recognized over the option vesting period using the graded vesting method. Compensation expense is based on the excess of the fair market value of the underlying common stock at the date of grant over the exercise price of the option.

The Company also granted stock options to employees of entities under common control who performed services to purchase shares of the Company’s Class A common stock. In accordance with EITF Issue No. 00-23 and SFAS No. 123(R), the fair value of such options was recorded as a dividend and a charged against additional paid-in capital on the line item, deferred share-based compensation. A total of $2.4 million, $34,000 and $1.3 million was recorded, as a dividend, for the years ended December 31, 2006, 2005 and 2004, respectively.

On January 1, 2006, the Company began to apply SFAS No. 123(R) prospectively to new awards and to awards modified, repurchased, or cancelled on or after January 1, 2006. Share-based compensation expense for all share-based payment awards granted on or after January 1, 2006 is based on the estimated grant-date fair value. These compensation costs are recognized net of a forfeiture rate and only on those shares expected to vest on a graded vesting schedule over the requisite service period of the award, which is generally the option vesting term of four years. An estimate of 3% is used for the annual forfeiture rate for the year ended December 31, 2006 based on its historical experience since the Company’s inception.

The Company continues to account for the outstanding awards at January 1, 2006 under APB 25 because it was a non-public entity at the date of adoption that used the minimum value method for pro forma disclosure under SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.

A summary of option activity from January 1, 2004 through December 31, 2006 is presented below:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual
	Number of	Exercise	Term
	Options	Price	(Years)

Options outstanding — January 1, 2004	1,433,330	2.25	9.9

Exercisable outstanding — January 1, 2004	—	—

Granted	5,496,656	5.22
Forfeited	(23,580)	3.84

Options outstanding — December 31, 2004	6,906,406	4.59	9.6

Exercisable outstanding — December 31, 2004	1,079,327	2.76

Granted	1,215,311	10.74
Forfeited	(168,859)	6.18

Options outstanding — December 31, 2005	7,952,858	5.58	8.7

Exercisable outstanding — December 31, 2005	2,652,614	3.99

Granted	3,942,304	16.95
Forfeited	(568,048)	10.84
Exercised	(56,709)	4.59

Options outstanding — December 31, 2006	11,270,405	9.30	8.3

Exercisable outstanding — December 31, 2006	4,520,750	$4.97	7.6

The intrinsic value of options exercised during the year ended 2006, was $760,000. The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2006, was $98.1 million and $58.9 million, respectively. The intrinsic value is calculated as the difference between the estimated fair value as of the Company’s common stock December 31, 2006 and the exercise price of the stock options.

Information regarding stock options outstanding and exercisable as of December 31, 2006 is as follows:

	Options Outstanding
		Weighted
		Average		Options Exercisable
		Contractual	Weighted		Weighted
		Life	Average		Average
	Number of	Remaining	Exercise	Number of	Exercise
Exercise Price	Options	(In Years)	Price	Options	Price

$2.25	1,708,331	7.0	$2.25	1,229,165	$2.25
3.00	912,303	7.2	3.00	833,222	3.00
6.00	4,178,726	7.9	6.00	2,113,432	6.00
12.00	503,329	8.3	12.00	213,332	12.00
15.00	1,434,401	9.1	15.00	131,599	15.00
18.00	2,533,315	9.7	18.00	—	18.00

Total	11,270,405	8.3	$9.30	4,520,750	$4.97

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the assumptions noted in the table below for the years ended December 31, 2006, 2005 and 2004. The volatility used to calculate the fair value of non-employee stock option grants for 2006, 2005 and 2004 and employee stock option grants for 2006 is based on an average historical volatility from common shares of a group of the Company’s peers for an appropriate period of time. There is a 0% expected dividend yield as there are currently no future plans to pay any dividends. The expected life of options granted is based on the simplified calculation of expected life, described in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 (“SAB No. 107”) due to lack of option exercise history. The risk-free interest rate is based on the zero-coupon U.S. Treasury bond, with a term equal to the expected life of the options.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions:

	Employee	Non-Employee
	2006	2006	2005	2004

Expected volatility	66.15% - 78.62%	73.76%	80.31%	88.54%
Expected dividend yield	—	—	—	—
Expected life (in years)	6.25	10.0	10	10
Risk-free interest rate	4.45% - 4.92%	5.15%	4.20% - 4.23%	4.13% - 4.72%
Weighted average fair value per option at grant date	$11.53	$12.51	$15.36	$15.36

The total fair value of options vested during the years ended December 31, 2006, 2005 and 2004 was $4.1 million, $3.0 million and $1.1 million, respectively. As of December 31, 2006, total unrecognized share-based compensation costs related to non-vested stock options outstanding was $29.1 million and is expected to be recognized over a weighted average period of 3.5 years.

In connection with the sale of NextNet in August 2006, the Company modified the terms of the options and SARs previously granted to the employees of NextNet, in an effort to encourage NextNet employee retention. The vesting of 76,174 options and 125 SARs was accelerated and the exercise term of 722,507 options and 125 SARs was extended, resulting in $753,000 expense under SFAS No. 123(R) during the year ended December 31, 2006. The fair value of the modified awards and the fair value of the original awards immediately before the modification were measured by the Black-Scholes option pricing model based on the share price and other pertinent factors at the modification date.

On August 11, 2006, the Company extended the exercise term of 5,000 then-unexpired and 57,782 then-expired options owned by terminated employees to October 26, 2006. The exercise term extension of the unexpired options was accounted for as a modification under SFAS No. 123(R), and the fair value of the modified awards and the fair value of the original awards immediately before the modification were measured by the Black-Scholes option pricing model based on the share price and other pertinent factors immediately prior to the modification. The exercise term extension of the expired options was accounted for as a new grant of equity award under EITF Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. The fair value of the awards was measured by the Black-Scholes option pricing model based on the share price and other pertinent factors immediately prior to the modification. As a result of the above, $807,000 of additional compensation expense was incurred during the year ended December 31, 2006.

Stock Option Plan — Restricted Stock — In April 2006 and June 2004, the Company issued 83,333 shares and 333,333 shares of restricted stock to certain senior officers which vests in equal annual installments over a two-year period. The Company also agreed to reimburse the officers for the personal income tax liability associated with the restricted stock. Compensation expense related to these restricted stock grants was $1.0 million, $1.0 million and $750,000 for the years ended December 31, 2006, 2005 and 2004, respectively. A summary of the restricted stock activity for the year ended December 31, 2006 is presented below:

	Number of	Weighted Average
	Shares	Grant-Date Fair Value

Restricted stock outstanding — January 1, 2004	—	—
Granted	333,333	$6.00
Cancelled	—	—
Restricted stock outstanding — January 1, 2005 and 2006	333,333	6.00
Granted	83,333	15.00
Cancelled	—	—

Restricted stock outstanding — December 31, 2006	416,666	$7.80

As of December 31, 2006, there was $469,000 of total unrecognized compensation cost related to the unvested restricted stock, which is expected to be recognized over a weighted-average period of 1.2 years. The total fair value of shares vested during the years ended December 31, 2006, 2005 and 2004 was $1.0 million, $1.0 million and $0, respectively. Total shares of vested restricted stock as of December 31, 2006 and 2005 were 333,333 and 166,666, respectively. No restricted stock was vested as of December 31, 2004.

SAR Plan — The SAR Plan was adopted in January 2006 and provides for the granting of up to 166,666 stock appreciation rights. The stock appreciation rights generally vest ratably over four years and expire no later than ten years after the date of grant. The SAR Plan allows holders of these rights to share in the appreciation of the fair value of the Company’s Class A common stock. Settlement of these rights will be in cash, but these rights may be replaced at the Company’s discretion with an equivalent number of nonqualified options.

The Company accounts for the SAR Plan grants under SFAS No. 123(R) and records these grants as liability awards as settlement is anticipated to be in cash. The SARs are remeasured at fair value each reporting period until the awards are settled in accordance with SFAS No. 123(R). The fair value is determined in the same manner as a stock option granted under the Stock Option Plan using the same assumptions and option-pricing model to estimate the fair value. Compensation expense for each period until settlement is based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value for each reporting period. For the year ended December 31, 2006, 167,685 SARs were granted between $15.00 and $18.00 and 21,131 were forfeited. There were no exercisable SARs as of December 31, 2006. The Company recorded $178,000, net of forfeitures, of share-based compensation expense for SARs grants for the year ended December 31, 2006. Of the total share-based compensation expense recorded, $24,000 was included in cost of services and $154,000 was included in selling general and administrative expense. The share-based compensation liability at December 31, 2006 for the requisite service that has been rendered was $178,000 and was included in other long-term liabilities.

Warrants — Warrants to purchase the Company’s Class A common stock were issued in connection with business combinations, issuance of senior notes, and the acquisition of spectrum or assets.

A summary of warrant activity from January 1, 2004 through December 31, 2006 is presented below:

			Weighted-
			Average
			Remaining
		Weighted-	Contractual
	Number of	Average	Term
	Warrants	Exercise Price	(Years)

Warrants outstanding — January 1, 2004	375,000	$3.00

Exercisable outstanding — January 1, 2004	375,000	3.00	9.9

Issued(1)	724,508	10.29
Exercised	—	—

Warrants outstanding — December 31, 2004	1,099,508	7.80	8.9

Exercisable outstanding — December 31, 2004	1,082,075	7.74

Issued	7,811,105	13.74
Exercised	—	—

Warrants outstanding — December 31, 2005	8,910,613	13.02	5.0

Exercisable outstanding — December 31, 2005	1,950,630	5.97

Issued	9,892,022	14.94
Exercised	—	—

Warrants outstanding — December 31, 2006	18,802,635	$14.02	4.2

Exercisable outstanding — December 31, 2006	2,081,015	$6.35	5.5

(1)	Includes 17,444 warrants related to the acquisition of NextNet that have not been issued.

The aggregate intrinsic value of warrants outstanding and warrants exercisable as of December 31, 2006, was $74.7 million and $24.3 million, respectively. The intrinsic value is calculated as the difference between the estimated fair value of the Company’s common stock as of December 31, 2006 and the exercise price of the warrants.

The fair value of warrants granted is estimated on the date of grant using the Black-Scholes option pricing model using the following average assumptions for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004

Expected volatility	73.76% to 88.54%	78.62% to 80.31%	88.54%
Expected dividend yield	—	—	—
Expected life (in years)	5-10	6	10
Risk-free interest rate	3.05% to 5.16%	3.89% to 4.61%	3.05% to 4.50%
Weighted average fair value per share at grant date	$9.84	$12.27	$1.89

13.	NET LOSS PER SHARE

Basic and diluted loss per share have been calculated in accordance with SFAS No. 128 for the years ended December 31, 2006, 2005 and 2004. As the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The computations of diluted loss per share for the years ended December 31, 2006, 2005 and 2004, did not include the effects of the following options, shares of nonvested restricted stock and warrants as the inclusion of these securities would have been antidilutive.

	Year ended December 31,
	2006	2005	2004

Stock options	11,270,405	7,952,858	6,906,406
Nonvested restricted stock	83,333	166,666	—
Warrants	18,802,635	8,910,613	1,099,508

	30,156,373	17,030,137	8,005,914

14.	COMPREHENSIVE LOSS

Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of stockholders’ equity but are excluded from net loss. The Company’s other comprehensive income (loss) is comprised of foreign currency translation adjustments from the Company’s subsidiaries not using the U.S. dollar as their functional currency and unrealized gains and losses on marketable securities categorized as available-for-sale.

Total comprehensive loss was $276.7 million, $140.7 million and $32.8 million for the years ended December 31, 2006, 2005 and 2004, respectively. The primary difference between net loss as reported and comprehensive loss are foreign currency translation adjustments.

The components of accumulated other comprehensive income (loss) were as follows (in thousands):

	Year Ended December 31,
	2006	2005

Accumulated net unrealized income (loss) on available-for sale investments	$(74)	$(24)
Accumulated foreign currency translation	7,064	(458)

Total accumulated other comprehensive income (loss)	$6,990	$(482)

15.	GEOGRAPHIC INFORMATION

The Company operates as one reporting segment as of December 31, 2006. Due to the sale of NextNet on August 29, 2006, the Company modified its segment reporting under the requirements of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information from the two segments previously reported. The segment disclosures as of and for the years ended December 31, 2005 and 2004 have been recast to conform to the Company’s organizational structure.

The Company’s geographic results are as follows (in thousands):

	Revenues (a)
	Year Ended
	December 31,			Total Long-Lived-Assets (b)
	2006	2005	2004	2006	2005

United States	$83,401	$32,025	$15,228	$661,444	$327,661
Europe	16,780	1,429	50	103,782	28,222

Total	$100,181	$33,454	$15,278	$765,226	$355,833

(a)	Revenues are attributed to geographic areas based on the location of the customer.
(b)	Consists of property, plant and equipment and prepaid spectrum and spectrum licenses.

16.	EMPLOYEE BENEFIT PLANS

401(k) Plan — In connection with Clearwire’s merger with NextNet in March 2004, the Company acquired NextNet’s 401(k) Plan and amended the Plan to become the Clearwire Corporation 401(k) Plan effective July 1, 2004. This defined contribution plan covers all employees of the Company. Participants may contribute up to 60% of their compensation in any plan year, subject to an annual limitation. Employer contributions may be made at the discretion of the Company’s Board of Directors. To date, there have been no Company contributions made to the Plan.

The Plan continued after the August 29, 2006 sale of NextNet to Motorola and the NextNet employees were given the option of leaving their past contributions with the existing plan or rollover their contributions to another qualified contribution plan. Effective January 1, 2007, the Company will match 50% of employees contributions, up to 3% of total employee compensation. The contributions will vest over a three year period commencing on the employees hire dates.

Until July 1, 2004, the Company offered a 401(k) Plan to eligible employees as part of a 401(k) Plan administered by ERH. Under the Plan, employees were eligible for matching contributions after six months of service for 100% of the employees’ contributions, up to 5% of total employee compensation. There were no matching contributions by the Company in 2004. The employees on this Plan transferred into the Clearwire Corporation 401(k) Plan in 2005.

The Company also acquired Clearwire Technologies Inc. (“CTI”) 401(k) Plan in November 2003. The Company intends to terminate this plan in 2007. Upon termination of the Plan, the funds for prior CTI employees will be transferred to the current Clearwire Corporation 401(k) Plan or disbursed to the participants.

17.	RELATED PARTY TRANSACTIONS

Clearwire has a number of strategic and commercial relationships with third-parties that have had a significant impact on Clearwire’s business, operations and financial results and have the potential to have a similar impact in the future. Of these, the material relationships have been with ERH, HITN, ISA, ISC and Bell Canada, all of which are or had been related parties.

Relationships among Certain Stockholders, Directors, and Officers of Clearwire — At December 31, 2005, ERH is the holder of all of Clearwire’s outstanding Class B common stock and approximately 30% of Clearwire’s outstanding Class A common stock. ERH held approximately 65% of the Company’s outstanding Class B common stock and approximately 16% of its outstanding Class A common stock as of December 31, 2006. Eagle River Inc. (“ERI”) is the manager of ERH. Each entity is controlled by Mr. McCaw. Mr. McCaw and his affiliates have significant investments in other telecommunications businesses, some of which may compete with Clearwire currently or in the future. Subject only to the noncompete provisions of the stockholder’s agreement, Mr. McCaw and his affiliates will likely continue to make additional investments in telecommunications businesses.

ERH also holds 3.1% and 18.4% of the Company’s long-term debt as of December 31, 2006 and 2005, respectively. As of December 31, 2006, the notes held by ERH consisted of $23.0 million face value, or $19.3 million net of discounts for warrants. As of December 31, 2005, the notes held by ERH consisted of $48.0 million face value, or $38.7 million of net discounts for warrants. As of December 31, 2006 and 2005, ERH held warrants entitling it to purchase 613,333 and 1,280,000 shares of the Company’s Class A common stock, respectively. During the year ended December 31, 2006, ERH sold $25.0 million of the notes and warrants it held from the August 2005 note issuance to unrelated parties.

ERH earned interest relating to the notes in the amount of $4.1 million $3.1 million for the years ended December 31, 2006 and 2005, respectively. ERH received a $3.8 million payment for accrued interest during the year ended December 31, 2006. There were no interest payments on the debt during 2005.

In addition to acting as officers and directors of Clearwire, certain individuals provide services to Eagle River, ERI, ERH and their affiliates for which they are compensated. Any compensation provided is in addition to the compensation paid to such individuals by Clearwire, except for Mr. McCaw and certain other individuals who do not directly receive additional compensation from Clearwire (see Advisory Services Agreement below).

Advisory Services Agreement — Clearwire and ERI have entered into an Advisory Services Agreement, dated November 13, 2003 (the “Advisory Services Agreement”). Clearwire engaged ERI to provide advisory and consulting services, including without limitation, advice as to the development, ownership and operation of communications services, advice concerning long-range planning and strategy for the development and growth of Clearwire, advice and support in connection with its dealings with federal, state and local regulatory authorities, advice regarding employment, retention and compensation of employees and assistance in short-term and long-term financial planning. The parties terminated this agreement effective January 31, 2007.

In exchange for the services, Clearwire agreed to pay ERI an annual advisory fee of $800,000 plus any out-of-pocket expenses incurred by ERI. The annual advisory fee covers certain overhead expenses incurred by ERI on behalf of Clearwire, including expenses related to providing administrative support and office space to Messrs. McCaw, the Company’s Chairman, Wolf, the Company’s Chief Executive Officer, and Kauser, the Company’s Chief Technology Officer, and compensation for services provided to Clearwire by certain personnel of ERI. Except for compensation indirectly resulting from fees received by ERI under the Advisory Services Agreement, Mr. McCaw does not receive any compensation directly from Clearwire. During the years ended December 31, 2006, 2005 and 2004, the Company paid ERI fees of $800,000 per year and expense reimbursements of $949,000, $296,000 and $125,000, respectively, under this agreement.

Pursuant to the Advisory Services Agreement, in 2003 Clearwire also issued to ERH warrants to purchase 375,000 shares of the Company’s Class A common stock at an exercise price of $3.00 per share, which may be exercised any time within 10 years of the issuance of the warrants. As of December 31, 2006, the remaining life of the warrant was 6.9 years.

Commercial Agreements with NextNet — ERH and NextNet entered into a master purchase agreement, support services agreement and escrow agreement (the “Commercial Agreements”) in July 2003. Under the Commercial Agreements, NextNet agreed to sell its standard products and to provide support services in connection with the products sold to ERH and its affiliates, with some products being sold at a substantial discount to NextNet’s standard prices. NextNet also agreed to develop enhanced products based on specification submitted by ERH. The Commercial Agreements also granted ERH certain exclusive rights to distribute NextNet equipment in various countries around the world. As of December 31, 2005, ERH had not requested any development of enhanced products, nor had it elected to distribute NextNet equipment to any country other than Canada. For the years ended December 31, 2006, 2005 and 2004, NextNet sold $15.5 million, $9.7 million and $6.9 million of equipment, with a cost of $8.9 million, $1.9 million and $3.1 million, respectively, to ERH under this agreement. This agreement was terminated upon the sale of NextNet to Motorola in August 2006.

NextNet and MVS Net Joint Development Agreement — Under a joint development agreement (“JDA”), dated April 2002, between MVS Net and NextNet, NextNet agreed to provide MVS Net with certain equipment, software and systems engineering services for use in deploying a broadband wireless service in Mexico. The agreement contemplates two phases, a rollout of service in Mexico City, Guadalajara or Monterrey, Mexico and required $5.5 million in purchases under the JDA by MVS Net. The term of the JDA was ten years and included a three-year exclusivity provision for MVS Net to be the only authorized purchaser of NextNet equipment in Mexico, subject to satisfying certain purchase commitments. The Company accounts for its investment in MVS Net under the equity method. Revenue and related costs of goods and services sold to MVS Net under the JDA while NextNet was a wholly-owned subsidiary, have been eliminated, and Clearwire’s investment in MVS Net has been reduced for its proportionate share of losses. This agreement has been transferred to Motorola as a part of the NextNet sale in August 2006.

Nextel Undertaking — Clearwire and Mr. McCaw entered into an agreement and undertaking in November 2003, pursuant to which Clearwire agreed to comply with the terms of a separate agreement between Nextel and Mr. McCaw. The agreement provided Nextel the following rights until October 3, 2006: (1) Nextel had the right to swap certain channels of owned or leased BRS or EBS with entities controlled by Mr. McCaw, including Clearwire; and (2) Nextel had a right of first refusal on a sale by Clearwire of certain owned or leased BRS and EBS spectrum to a third-party. This agreement was binding on the Company so long as the Company is a “controlled affiliate” of Mr. McCaw as defined therein. Under the terms of the agreement,

Nextel notified Clearwire of its request to swap certain channels. This swap is pending. There were no payments made to Nextel under this agreement in 2006, 2005 or 2004.

Intel Collaboration Agreement — On June 28, 2006, Clearwire entered into a collaboration agreement with Intel, to develop, deploy and market a co-branded mobile WiMAX service offering in the United States, that will target users of certain WiMAX enabled notebook computers, ultramobile PCs, and other mobile computing devices containing Intel microprocessors. Both parties have committed to make certain contributions to the development, promotion and marketing of this service, which will be available only over the Company’s mobile WiMAX network.

The Company and Intel have agreed to share the revenues received from subscribers using Intel mobile computing devices on the Company’s domestic mobile WiMAX network. Intel will also receive a one time fixed payment for each new Intel mobile computing device activated on the Company’s domestic mobile WiMAX network once the Company has successfully achieved substantial mobile WiMAX network coverage across the United States. For the year ended December 31, 2006, Clearwire has not paid any amounts under this agreement.

Motorola Agreements — Simultaneously with the sale of NextNet, certain commercial agreements between Clearwire and Motorola were entered into for the purchase of certain infrastructure and supply inventory from NextNet. Under these agreements, Clearwire is committed to purchase no less than $150.0 million of infrastructure equipment and other products from Motorola in the first two years after the effective date of August 29, 2006, subject to Motorola continuing to satisfy certain performance requirements and other conditions. The Company is also committed to purchase all Expedience modems and Expedience PC cards it provides to its subscribers for a period of five years and 51% until the term of the agreement is completed on August 29, 2014, if certain conditions are met. For the period from August 29, 2006 through December 31, 2006, total purchases from Motorola under these agreements were $25.4 million. The remaining commitment was $124.6 million at December 31, 2006.

18.  SUBSEQUENT EVENTS

On March 1, 2007, the Company effected a reverse stock split, whereby each three shares of Class A common stock were combined into one share of Class A common stock and each three shares of Class B common stock were combined into one share of Class B common stock. All share and per share amounts in the accompanying consolidated financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split.

On February 15, 2007, the Company entered into an agreement with BellSouth Corporation and AT&T Inc. Pursuant to this agreement, the Company will purchase the capital stock of South Florida Television, Inc. and BellSouth Wireless Cable, Inc., two wholly-owned subsidiaries of BellSouth Corporation, which collectively hold all of AT&T’s leases and licenses for 2.5 GHz spectrum as well as associated equipment and tower leases, for an aggregate purchase price of $300.0 million. The Company has determined that this transaction is a purchase of the assets under the guidance of EITF 98-3.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share information)
(Unaudited)

	June 30,	December 31,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$380,038	$438,030
Short-term investments	676,265	663,644
Restricted cash	11,657	10,727
Restricted investments	51,941	69,401
Accounts receivable, net of allowance of $2,047 and $753	3,498	2,774
Notes receivable, related party	4,205	4,409
Inventory	1,671	1,398
Prepaids and other assets	30,627	19,219

Total current assets	1,159,902	1,209,602
Property, plant and equipment, net	427,618	302,798
Restricted cash	162	117
Restricted investments	—	16,269
Prepaid spectrum license fees	423,764	241,151
Spectrum licenses and other intangible assets, net	432,208	222,980
Goodwill	31,576	30,908
Investments in equity investees	16,274	14,983
Other assets	27,224	29,565

TOTAL ASSETS	$2,518,728	$2,068,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses (includes related party balances of $7,936 and $6,799)	$126,638	$108,216
Deferred rent	10,317	6,986
Deferred revenue	8,016	5,599
Due to affiliate	128	532
Current portion of long-term debt	1,250	1,250

Total current liabilities	146,349	122,583
Long-term debt, net of discount of $98,855 and $110,007	654,653	644,438
Other long-term liabilities	56,606	42,385

Total liabilities	857,608	809,406
MINORITY INTEREST	14,109	1,358
COMMITMENTS AND CONTINGENCIES (NOTE 7)
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, par value $0.0001, and additional paid-in capital, 350,000,000 shares authorized; Class A, 134,837,250 and 109,325,236 shares issued and outstanding	2,072,163	1,474,759
Class B, 28,596,685 shares issued and outstanding	234,376	234,376
Common stock and warrants payable	12	166
Deferred compensation	(697)	(116)
Accumulated other comprehensive income	10,443	6,990
Accumulated deficit	(669,286)	(458,566)

Total stockholders’ equity	1,647,011	1,257,609

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,518,728	$2,068,373

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

			Six Months Ended
	Three Months Ended June 30,		June 30,
	2007	2006	2007	2006

REVENUES:
Service	$35,484	$15,352	$64,759	$24,893
Equipment and other (includes related party sales of $0, $4,650, $0 and $12,268)	—	11,439	—	24,646

Total revenues	35,484	26,791	64,759	49,539
OPERATING EXPENSES:
Cost of goods and services (exclusive of items shown separately below):
Cost of service (includes related party costs of $662, $0, $1,390 and $0)	23,313	11,890	40,048	20,612
Cost of equipment (includes related party costs of $0, $4,302, $0 and $6,692)	—	9,218	—	14,358
Selling, general and administrative expense	87,375	49,762	156,032	90,366
Research and development	578	3,212	1,023	5,867
Depreciation and amortization	19,714	9,401	35,899	16,834
Spectrum lease expense	14,823	4,644	28,265	7,988

Total operating expenses	145,803	88,127	261,267	156,025

OPERATING LOSS	(110,319)	(61,336)	(196,508)	(106,486)
OTHER INCOME (EXPENSE):
Interest income	18,820	3,824	35,410	6,886
Interest expense	(23,511)	(19,340)	(47,729)	(30,429)
Foreign currency transaction gains (losses), net	(101)	6	(68)	—
Other income (expense), net	(734)	2,296	1,744	2,247

Total other expense, net	(5,526)	(13,214)	(10,643)	(21,296)
LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(115,845)	(74,550)	(207,151)	(127,782)
Income tax provision	(2,126)	(763)	(2,729)	(1,227)

LOSS BEFORE MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(117,971)	(75,313)	(209,880)	(129,009)
Losses from equity investees, net	(1,189)	(1,742)	(2,807)	(3,715)
Minority interest in net loss of consolidated subsidiaries	1,075	246	1,967	636

NET LOSS	$(118,085)	$(76,809)	$(210,720)	$(132,088)

Net loss per common share, basic and diluted	$(0.72)	$(1.01)	$(1.37)	$(1.74)

Weighted average common shares outstanding, basic and diluted	163,276	76,372	153,561	76,061

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(210,720)	$(132,088)
Adjustments to reconcile net loss to net cash used in operating activities:
Allowance for doubtful accounts	2,120	333
Depreciation and amortization	35,899	16,833
Amortization of prepaid license fees	5,347	2,625
Amortization of deferred financing costs and accretion of debt discount	14,409	6,807
Deferred income taxes	2,702	1,227
Share-based compensation	18,202	3,979
Minority interest	(1,967)	(636)
Losses from equity investees, net	2,807	3,715
Gain on other asset disposals	(5)	(1,891)
Gain on sale of equity investment	(2,213)	—
Changes in assets and liabilities, net of effects from acquisitions:
Prepaid spectrum license fees	(172,272)	(12,232)
Inventory	(273)	7,365
Accounts receivable	(2,609)	7,168
Prepaids and other assets	(12,262)	(1,427)
Accounts payable	20,864	(9,009)
Accrued expenses and other liabilities	19,736	35,380
Due to affiliate	(404)	(108)
Net assets held for sale		(7,278)

Net cash used in operating activities	(280,639)	(79,237)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(164,604)	(83,230)
Payments for acquisitions of spectrum licenses and other	(194,830)	(27,671)
Purchases of short-term investments	(1,064,121)	(243,550)
Sales or maturities of short-term investments	1,051,358	173,431
Investments in equity investees	(5,293)	(2,161)
Issuance of notes receivable, related party	—	(2,038)
Restricted cash	(975)	(561)
Restricted investments	33,729	(60,918)
Business acquisitions, net of cash acquired	(7,067)	(44,806)
Proceeds from sale of equity investment	2,250	—

Net cash used in investing activities	(349,553)	(291,504)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for IPO, net	556,005	—
Proceeds from issuance of common stock for option and warrant exercises	2,182	—
Proceeds from issuance of senior debt and warrants	—	370,350
Deferred financing fees	—	(16,100)
Principal payments on long-term debt	(937)	—
Contributions from minority interests	15,000	—

Net cash provided by financing activities	572,250	354,250
Effect of foreign currency exchange rates on cash and cash equivalents	(50)	2,309

Net decrease in cash and cash equivalents	(57,992)	(14,182)
CASH AND CASH EQUIVALENTS:
Beginning of period	438,030	29,188

End of period	$380,038	$15,006

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Common stock and warrants issued for spectrum licenses	$21,379	$1,985
Common stock and warrants issued for business acquisitions	$15	$24,813
Cash paid for taxes	$26	$—
Cash paid for interest	$42,961	$15,115
Cashless option exercise	$503	$—
Fixed asset purchases in accounts payable	$6,930	$17,873
Non-cash dividends to related party	$1,063	$772

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(in thousands)
(unaudited)

	Class A		Class B		Common		Accumulated			Total
	Common Stock, Warrants and		Common Stock and		stock		Other		Total	Comprehensive
	Additional Paid In Capital		Additional Paid In Capital		and warrants	Deferred	Comprehensive	Accumulated	Stockholders’	Income
	Shares	Amount	Shares	Amount	payable	Compensation	Income (Loss)	Deficit	Equity	(Loss)

Balances at December 31, 2006	109,325	$1,474,759	28,597	$234,376	$166	$(116)	$6,990	$(458,566)	$1,257,609	$(276,731)

Net loss	—	—	—	—	—	—	—	(210,720)	(210,720)	(210,720)
Foreign currency translation adjustment	—	—	—	—	—	—	3,594	—	3,594	3,594
Unrealized loss on short-term investments	—	—	—	—	—	—	(141)	—	(141)	(141)
Common stock issued from IPO, net	24,000	556,005	—	—	—	—	—	—	556,005
Common stock issued for spectrum	233	4,200							4,200
Options and warrants exercised	1,207	2,182							2,182
Cashless option exercises and other stock transactions	39	(618)							(618)
Restricted stock issued	33	833				(833)			—
Warrants issued	—	17,194	—	—	(154)	—	—	—	17,040
Share-based compensation	—	17,608	—	—	—	252	—	—	17,860

Balances at June 30, 2007	134,837	$2,072,163	28,597	$234,376	$12	$(697)	$10,443	$(669,286)	$1,647,011	$(207,267)

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	Description of Business and Basis of Presentation

The Business

The condensed consolidated financial statements include the accounts of Clearwire Corporation, a Delaware corporation, and its wholly-owned and majority-owned or controlled subsidiaries (collectively, the “Company” or “Clearwire”). Clearwire was formed on October 27, 2003 and is an international provider of wireless broadband services. Clearwire, which operates as one business segment, delivers high-speed wireless broadband services to individuals, small businesses, and others in a growing number of markets through its advanced network. As of June 30, 2007, the Company offered its services in 40 markets throughout the United States and 3 markets internationally.

On March 13, 2007, the Company completed its initial public offering (“IPO”) of its Class A common stock in which a total of 24,000,000 shares of Class A common shares were sold and issued at a price of $25.00 per share. The Company raised a total of $600.0 million in gross proceeds, or approximately $555.2 million in net proceeds after deducting underwriting discounts, commissions and other IPO fees of $44.8 million. The Company intends to use the proceeds for market and network expansion, spectrum acquisitions and general corporate purposes.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements have been condensed or omitted for interim financial information in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements contained in the Company’s Registration Statement on Form S-1/A (Registration No. 333-139468) dated March 7, 2007 (“Form S-1”). In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal and recurring adjustments and accruals, necessary for a fair presentation of our financial condition, results of operations and cash flows for the periods presented.

Due to the sale of its former subsidiary, NextNet Wireless, Inc. (“NextNet”), to Motorola, Inc. (“Motorola”) on August 29, 2006, the Company modified its segment reporting under the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information, from the two segments previously reported to operating as one reporting segment.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Clearwire and its wholly-owned and majority-owned or controlled subsidiaries. Investments in entities that the Company does not control, but for which it has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The estimates are based on historical experience, current conditions and various other assumptions believed to be reasonable under the circumstances. The estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources, as well as

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

identifying and assessing appropriate accrual and disclosure treatment with respect to commitments and contingencies. Actual results may differ significantly from these estimates. To the extent that there are material differences between these estimates and actual results, the presentation of the financial condition or results of operations may be affected.

Significant estimates inherent in the preparation of the accompanying financial statements include the application of purchase accounting including the valuation of acquired assets and liabilities, spectrum licenses, allowance for doubtful accounts, depreciation and the fair value of shares granted to employees and third parties.

Recent Accounting Pronouncements

SFAS No. 159 — In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure eligible items at fair value (“fair value option”) and to report in earnings unrealized gains and losses on those items for which the fair value option has been elected. SFAS No. 159 also requires entities to display the fair value of those assets and liabilities on the face of the balance sheet. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company is currently evaluating the impact of this pronouncement on its consolidated financial statements.

FSP No. EITF 00-19-2 — In December 2006, the FASB approved FASB Staff Position (“FSP”) No. EITF 00-19-2, Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”), which specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. FSP EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006. The adoption of FSP EITF 00-19-2 did not have a material effect on the Company’s consolidated financial statements.

SFAS No. 157 — In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of this pronouncement on its financial statements.

2.	Summary of Significant Accounting Policies

There have been no significant changes in the Company’s significant accounting policies during the six months ended June 30, 2007 as compared to the significant accounting policies described in the Company’s Registration Statement on Form S-1/A (Registration No. 333-139468) filed on March 7, 2007.

3.	Strategic Transactions

On May 29, 2007, the Company closed an agreement with BellSouth Corporation to acquire for an aggregate price of $300.0 million all interests in SFT Spectrum, LLC and BWC Spectrum, LLC, which collectively held all of AT&T Inc.’s leases and licenses for 2.5 GHz spectrum. These entities were wholly-owned subsidiaries of BellSouth Corporation, which is wholly-owned by AT&T, Inc. as a result of a merger

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

that closed in December 2006. Based on the terms of the agreement, the acquisition was treated as a purchase of assets under Emerging Issues Task Force (“EITF”) 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business (“EITF 98-3”). Of the $300.0 million paid to acquire these spectrum leases and licenses, the Company preliminarily allocated $180.0 million to the owned licenses and $120.0 million to the leased licenses based on the estimated fair values of the assets acquired. The allocation of these amounts is preliminary and subject to change upon final determination of the fair values.

On June 21, 2007, the Company acquired 100% of the interests of RiverCity Software Solutions, LLC and RiverCity IntraISP, LLC from RiverCity Internet Group, for an aggregate purchase price of $7.9 million. RiverCity Software Solutions, LLC and RiverCity IntraISP, LLC specialized in providing billing, online support services (“OSS”) and customer relationship management (“CRM”) software solutions to the communications and services industry. The acquisition was accounted for using the purchase method in accordance with SFAS No. 141, Business Combinations.

4.	Property, Plant and Equipment

Property, plant and equipment as of June 30, 2007 and December 31, 2006 consisted of the following (in thousands):

	June 30,	December 31,
	2007	2006

Network and base station equipment	$210,118	$161,875
Customer premise equipment	66,543	47,700
Furniture, fixtures and equipment	34,616	20,546
Leasehold improvements	10,834	8,340
Construction in progress	184,526	112,669

	506,637	351,130
Less: accumulated depreciation	(79,019)	(48,332)

	$427,618	$302,798

Interest capitalized for the quarters ended June 30, 2007 and 2006 was $5.1 million and $3.7 million, respectively. For the six months ended June 30, 2007 and 2006 interest capitalized was $8.9 million and $6.1 million, respectively. Depreciation expense for the quarters ended June 30, 2007 and 2006 was $19.0 million and $9.0 million, respectively. Depreciation expense for the six months ended June 30, 2007 and 2006 was $33.9 million and $16.1 million, respectively.

5.	Spectrum Licenses, Goodwill, and Other Intangible Assets

Spectrum licenses, which are issued on both a site-specific and a wide-area basis, authorize wireless carriers to use radio frequency spectrum to provide service to certain geographical areas in the United States and internationally. These licenses are generally acquired by the Company either directly from the governmental authority in the applicable country, which in the United States is the Federal Communications Commission (“FCC”), or through a business combination or an asset purchase, and are considered indefinite-lived intangible assets, except for the licenses acquired in Poland, Spain, Germany and Romania which are considered definite-lived intangible assets due to limited license renewal history within these countries.

The Company also leases spectrum from third parties who hold the spectrum licenses. These leases are accounted for as executory contracts, which are treated like operating leases. Consideration paid to third-party holders of these leased licenses at the inception of a lease agreement is accounted for as prepaid spectrum license fees and is expensed over the term of the lease agreement, including renewal terms, as applicable.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

During the quarter ended June 30, 2007, the Company paid cash consideration of $184.3 million relating to purchased spectrum rights. During the same quarter, cash consideration paid relating to leased spectrum was $127.9 million. Of these amounts, $180.0 million of the purchased spectrum rights represents licenses acquired in the agreement with BellSouth Corporation discussed in note 3 above, and $120.0 million of the leased spectrum represents leased spectrum acquired in that transaction. The allocation of these amounts is preliminary and subject to change upon final determination of the fair values.

During the six months ended June 30, 2007, the Company paid consideration of $198.9 million relating to purchased spectrum rights. This consideration was comprised of $194.7 million in cash and $4.2 million in the form of warrants and Class A common stock. During the six month period, consideration paid relating to leased spectrum was $188.2 million and was comprised of $171.1 million in cash and $17.1 million in the form of warrants and Class A common stock.

For the quarters ended June 30, 2007 and 2006, the Company recorded amortization of $2.5 million and $1.7 million, respectively, on prepaid spectrum license fees and $742,000 and $417,000, respectively, on spectrum licenses and other intangibles. For the six months ended June 30, 2007 and 2006, the Company recorded amortization of $5.3 million and $2.6 million, respectively, on prepaid spectrum license fees and $2.0 million and $772,000, respectively, on spectrum licenses and other intangibles.

6.	Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses as of June 30, 2007 and December 31, 2006 consisted of the following (in thousands):

	June 30,	December 31
	2007	2006

Accounts payable	$62,892	$41,710
Accrued interest	26,374	27,272
Salaries and benefits	13,683	12,095
Other	23,689	27,139

	$126,638	$108,216

7.	Commitments and Contingencies

The Company’s commitments for non-cancelable operating leases consist mainly of leases of spectrum licenses, office space, equipment and certain of its network equipment situated on leased sites, including land, towers and rooftop locations. Certain of the leases provide for minimum lease payments, additional charges and escalation clauses and generally have initial terms, including renewal options, of up to 30 years.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Future payments under spectrum license and operating lease obligations (including all optional renewal periods) as of June 30, 2007 for the six months remaining in 2007 and subsequent calendar years are as follows (in thousands):

		Operating
Years Ending December 31,	Spectrum	Lease	Total

2007, remaining as of June 30	$23,483	$24,201	$47,684
2008	46,897	47,781	94,678
2009	46,851	48,021	94,872
2010	46,801	47,158	93,959
2011	46,718	45,834	92,552
Thereafter, including all renewal periods	1,093,207	882,153	1,975,360

	$1,303,957	$1,095,148	$2,399,105

In the normal course of business, Clearwire has various legal claims and other contingent matters outstanding. Management believes that any ultimate liability arising from these actions will not have a material adverse impact on Clearwire’s financial condition or results of operations.

8.	Income Taxes

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), on January 1, 2007. FIN No. 48 clarifies the accounting for income taxes by prescribing a recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN No. 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.

As of January 1, 2007, the Company had no unrecognized tax benefits and there was no effect on its financial condition or results of operations as a result of implementing FIN 48. There have been no changes to the Company’s liability for unrecognized tax benefits during the six months ended June 30, 2007. The Company has recorded a valuation allowance against a significant portion of its deferred tax assets. Management has reviewed the facts and circumstances, including the limited history and the projected future tax losses and determined that it is appropriate to record a valuation allowance for deferred tax assets that will not be reduced by schedulable deferred tax liabilities.

The Company and its subsidiaries file income tax returns in the US federal jurisdiction and various state and foreign jurisdictions. As of the date of adoption of FIN 48, the tax returns for 2003 through 2006 remain open to examination by the Internal Revenue Service and various state tax authorities. In addition, the Company has acquired US and foreign entities which operated prior to 2003. Most of the acquired entities generated losses for income tax purposes and remain open to examination by US and foreign tax authorities as far back as 1998.

The Company’s policy is to recognize any interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company had accrued no interest or penalties related to uncertain tax positions.

9.	Stockholders’ Equity

On January 19, 2007, the Company’s Board of Directors approved a reverse stock split, which was approved by the Company’s stockholders on February 16, 2007. The reverse stock split became effective March 1, 2007. Upon the effectiveness of the reverse stock split, each three shares of Class A common stock were combined into one share of Class A common stock and each three shares of Class B common stock were

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

combined into one share of Class B common stock. All share and per share amounts in the accompanying condensed consolidated financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split.

On March 13, 2007, the Company completed the sale of 24,000,000 shares of its Class A common stock in its IPO. The shares were sold in the offering at a price of $25.00 per share, and the Company received net proceeds of $555.2 million, net of underwriters’ discount, commissions and other IPO fees of $44.8 million. The Company intends to use the proceeds for market and network expansion, spectrum acquisitions and general corporate purposes.

On July 5, 2007, as a result of our IPO, the Company filed a Registration Statement on Form S-1 (Registration No. 333-144357) covering the resale of up to 14,531,138 shares of the Company’s Class A common stock. All 14,531,138 shares of Class A common stock are issuable on exercise of warrants registered and are to be offered by the selling stockholders. The Company will not receive any part of the proceeds from the sale of common stock by the selling stockholders. If all the shares of common stock are issued upon exercise of outstanding warrants without using any applicable cashless exercise provisions, we will receive $217,967,070 in cash from the warrant holders, assuming the exercise price of the warrants is not adjusted. Any proceeds received by us from the exercise of the warrants will be used by us for general corporate purposes as provided. All such warrants include net exercise, or cashless exercise, provisions that may reduce or eliminate the cash proceeds we receive upon exercise of such warrants; however, any such reduction also will have the effect of reducing the number of shares of Class A common stock issued in net exercise transactions.

10.	Share-Based Payments

On January 19, 2007, Clearwire’s Board of Directors adopted the 2007 Stock Compensation Plan (the “2007 Plan”), which authorizes the Company to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards to its employees, directors and consultants. The 2007 Plan was adopted by the Company’s stockholders on February 16, 2007. There are 15,000,000 shares of Class A common stock authorized under the 2007 Plan. Options granted under the 2007 Plan generally vest ratably over four years and expire no later than ten years after the date of grant. Shares to be awarded under the 2007 Plan will be made available at the discretion of the Compensation Committee of the Board of Directors from authorized but unissued shares, authorized and issued shares reacquired and held as treasury shares, or a combination thereof. At June 30, 2007 there were 11,911,775 shares available for grant under the 2007 Stock Option Plan. After January 19, 2007, as a result of the adoption of the 2007 Plan, no additional stock options were granted under the Company’s 2003 Stock Option Plan.

Stock Options

The Company applies SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)”), to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Share-based compensation expense is based on the estimated grant-date fair value and is recognized net of a forfeiture rate on those shares expected to vest.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Compensation cost recognized for these plans for the three months and six months ended June 30, 2007 and 2006 is presented as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Cost of service	$17	$403	$32	$687
Selling, general and administrative	10,316	1,893	18,170	3,292

	$10,333	$2,296	$18,202	$3,979

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model using the following assumptions for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Expected volatility	57.07%	73.76%	57.07% - 64.68%	76.76% -78.62%
Expected dividend yield	—	—	—	—
Expected life (in years)	6.25	6.25	6.25	6.25
Risk-free interest rate	5.00%	4.92%	4.46%-5.00%	4.45%-4.92%
Weighted average fair value per option at grant date	$14.92	$10.44	$15.85	$10.74

An estimate of 6% was used for the annual forfeiture rate based on the Company’s historical experience since the Company’s inception.

During the three and six months ended June 30, 2007, the Company granted 643,799 options and 3,513,712 options, respectively, at a weighted average exercise price of $25.01 and $24.90, respectively. During the three and six months ended June 30, 2006, the Company granted 125,467 options and 1,374,228 options, respectively, at a weighted average exercise price of $15.00 for each period.

As of June 30, 2007 a total of 13,982,136 options were outstanding at a weighted average exercise price of $13.02 of which 5,103,495 options were exercisable at a weighted average exercise price of $5.56. The total unrecognized share-based compensation costs related to non-vested stock options outstanding at June 30, 2007 was $66.0 million and is expected to be recognized over a weighted average period of 3.4 years.

The Company also granted stock options to employees of entities under common control who performed services to purchase shares of the Company’s Class A common stock. In accordance with SFAS No. 123(R), the fair value of such options was recorded as a dividend and charged against additional paid-in capital on the line item, deferred share-based compensation. For the three and six months ended June 30, 2007 the Company recorded dividends of $0 and $1.1 million, respectively. For the three and six months ended June 30, 2006 the Company recorded dividends of $0 and $772,000, respectively.

Restricted Stock

There were no grants of restricted stock during the three months ended June 30, 2007. During the six months ended June 30, 2007, the Company issued 33,333 shares of restricted stock to a certain senior officer at a valuation price of $25.00 per share, which vests over a four-year period. Compensation expense related to restricted stock grants was $155,000 and $359,000 for the quarters ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006, compensation expense related to restricted stock grants was $441,000 and $563,000, respectively. As of June 30, 2007, the number of restricted shares

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

outstanding was 449,999 shares and there was $861,000 of total unrecognized compensation cost related to the unvested restricted stock, which is expected to be recognized over a weighted-average period of 1.5 years.

SAR Plan

The Company accounts for stock appreciation rights (“SARs”) under SFAS No. 123(R) and records these grants as liability awards as settlement is anticipated to be in cash. The SARs are remeasured at fair value each reporting period until the awards are settled using the same assumptions as a stock option granted under the 2003 Stock Option Plan.

There were no grants during the first or second quarter of 2007 and there were 4,969 exercisable SARs as of June 30, 2007. The Company recorded $163,000 and $23,000, net of forfeitures, of share-based compensation expense related to SARs during the quarters ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006 the share-based compensation expense related to SARs was $279,000 and $33,000, respectively. The share-based compensation liability at June 30, 2007 for the requisite service that has been rendered was $458,000 and was included in other long-term liabilities.

Warrants

There were no warrants granted during the three months ended June 30, 2007. During the six months ended June 30, 2007, the Company issued 1,407,139 warrants at a weighted average exercise price of $37.99 to purchase the Company’s Class A common stock in connection with business acquisitions and the acquisition of spectrum or assets. At June 30, 2007 there were 18,446,368 warrants outstanding with a weighted average exercise price of $16.43 and 18,305,282 warrants exercisable with a weighted average exercise price of $16.45.

The fair value of warrants granted is estimated on the date of grant using the Black-Scholes option pricing model using the following average assumptions for the three and six months ended June 30, 2007 and 2006:

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Expected volatility	0.00%	88.54%	64.68% to 88.54%	78.62% to 88.54%
Expected dividend yield	—	—	—	—
Expected life (in years)		5-10	5-10	5-10
Risk-free interest rate	0.00%	3.47%	3.05% - 4.81%	3.47% - 4.59%
Weighted average fair value per warrant at issuance date	$—	$1.59	$12.07	$9.84

11.	Net Loss Per Share

Basic and diluted loss per share has been calculated in accordance with SFAS No. 128, Earnings Per Share, for the three and six months ended June 30, 2007 and 2006. As the Company had a net loss in each of the periods presented, basic and diluted net loss per common share are the same.

The computations of diluted loss per share for the three and six months ended June 30, 2007 and 2006, did not include the effects of the following options, shares of nonvested restricted stock and warrants as the inclusion of these securities would have been antidilutive.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Stock options	13,368,547	8,205,366	12,520,845	8,058,812
Nonvested restricted stock	74,999	83,333	64,134	55,709
Warrants	18,446,368	17,545,558	18,114,073	15,048,107

	31,889,914	25,834,257	30,699,052	23,162,628

12.	Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under generally accepted accounting principles are recorded as an element of stockholders’ equity but are excluded from net loss. The Company’s other comprehensive income (loss) is comprised of foreign currency translation adjustments from the Company’s subsidiaries not using the U.S. dollar as their functional currency and unrealized gains and losses on marketable securities categorized as available-for-sale.

Total comprehensive loss was $115.9 million and $76.6 million for the three months ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006 total comprehensive loss was $207.3 million and $134.4 million, respectively. The primary difference between net loss as reported and comprehensive loss are foreign currency translation adjustments.

13.	Geographic Information

The Company reports geographical information for revenue and long-lived assets as follows (in thousands):

	Revenue (a)		Revenue (a)		Long-lived Assets(b)
	Three Months Ended June 30,		Six Months Ended June 30,		June 30,	December 31,
	2007	2006	2007	2006	2007	2006

United States	$29,070	$22,452	$52,174	$43,030	$1,156,015	$661,444
Europe	6,414	4,339	12,585	6,509	117,590	103,782

	$35,484	$26,791	$64,759	$49,539	$1,273,605	$765,226

(a)	Revenues are attributed to geographic areas based on the location of the customer.

(b)	Consists of property, plant and equipment and prepaid spectrum and spectrum licenses attributable to the geographic area based on location.

14.	Related Party Transactions

Clearwire has a number of strategic and commercial relationships with third-parties that have had a significant impact on Clearwire’s business, operations and financial results and have the potential to have a similar impact in the future. Of these, the material relationships have been with Eagle River Holdings, LLC (“ERH”), Motorola, Intel, Hispanic Information and Telecommunications Network, Inc., (“HITN”), ITFS Spectrum Advisors, LLC (“ISA”), ITFS Spectrum Consultants LLC (“ISC”) and Bell Canada (“Bell”), all of which are or had been related parties.

Relationships among Certain Stockholders, Directors, and Officers of Clearwire — As of June 30, 2007, ERH is the holder of approximately 65% of Clearwire’s outstanding Class B common stock and approximately 13% of Clearwire’s outstanding Class A common stock. Eagle River Inc. (“ERI”) is the

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

manager of ERH. Each entity is controlled by Craig McCaw. Mr. McCaw and his affiliates have significant investments in other telecommunications businesses, some of which may compete with Clearwire currently or in the future. Mr. McCaw and his affiliates will likely continue to make additional investments in telecommunications businesses.

ERH also held 3.1% of the Company’s long-term debt as of June 30, 2007 and December 31, 2006. As of June 30, 2007, the notes held by ERH consisted of $23.0 million face value, or $17.2 million net of discounts for warrants. As of December 31, 2006, the notes held by ERH consisted of $23.0 million face value, or $19.3 million net of discounts for warrants. As of June 30, 2007 and December 31, 2006 ERH held warrants entitling it to purchase 613,333 shares of the Company’s Class A common stock. The exercise price of the warrant is the lesser of $15.00 per share or a one-time calculation of the volume weighted average price of the common stock for the first twenty trading days following expiration of the lock-up period applicable to the holder of such warrant, which is expected to occur on September 3, 2007 unless extended pursuant to the registration rights agreement.

ERH earned interest relating to the notes in the amount of $633,000 and $872,000 for the three months ended June 30, 2007 and 2006, respectively. For the six months ended June 30, 2007 and 2006, ERH earned interest relating to the notes in the amount of $1.3 million and $2.9 million, respectively. ERH received no payments for accrued interest during the quarter ended June 30, 2007 and 2006. During the six months ended June 30, 2007 and 2006, ERH received payments of $1.3 million and $2.5 million, respectively, for accrued interest.

Certain of the officers and directors of Clearwire provide additional services to ERH, ERI and their affiliates for which they are separately compensated by such entities. Any compensation paid to such individuals by ERH, ERI and/or their affiliates for their services is in addition to the compensation paid by Clearwire.

Advisory Services Agreement — Clearwire and ERI were parties to an Advisory Services Agreement, dated November 13, 2003 (the “Advisory Services Agreement”). Under the Advisory Services Agreement, ERI provided Clearwire with certain advisory and consulting services, including without limitation, advice as to the development, ownership and operation of communications services, advice concerning long-range planning and strategy for the development and growth of Clearwire, advice and support in connection with its dealings with federal, state and local regulatory authorities, advice regarding employment, retention and compensation of employees and assistance in short-term and long-term financial planning. The parties terminated this agreement effective January 31, 2007.

In exchange for the services, Clearwire historically paid ERI an annual advisory fee of $800,000 plus any out-of-pocket expenses incurred by ERI. The annual advisory fee covered certain overhead expenses incurred by ERI on behalf of Clearwire, including expenses related to providing administrative support and office space to Messrs. McCaw, the Company’s Chairman, Wolff, the Company’s Chief Executive Officer, and Kauser, the Company’s Chief Technology Officer, and compensation for services provided to Clearwire by certain personnel of ERI. During the three months ended June 30, 2007 and 2006, the Company paid ERI fees of $0 and $200,000, respectively, and expense reimbursements of $91,000 and $54,000, respectively, under this agreement. During the six months ended June 30, 2007 and 2006, the Company paid ERI fees of $67,000 and $400,000, respectively, and expense reimbursements of $115,000 and $540,000, respectively, under this agreement. Beginning in February 2007, Mr. McCaw receives annual compensation directly from Clearwire in his capacity as the Company’s Chairman of $300,000 per year, plus expense reimbursements.

Pursuant to the origination of the Advisory Services Agreement in 2003, Clearwire also issued to ERH warrants to purchase 375,000 shares of the Company’s Class A common stock at an exercise price of $3.00 per share, which may be exercised any time within 10 years of the issuance of the warrants. As of June 30, 2007, the remaining life of the warrant was 6.4 years.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Nextel Undertaking — Clearwire and Mr. McCaw entered into an agreement and undertaking in November 2003, pursuant to which Clearwire agreed to comply with the terms of a separate agreement between Mr. McCaw and Nextel Communications, Inc. (“Nextel”), so long as the Company was a “controlled affiliate” of Mr. McCaw as defined therein, certain terms of which were effective until October 2006. Under the agreement with Mr. McCaw, Nextel had the right to swap certain channels of owned or leased Broadband Radio Service (“BRS”) or Educational Broadband Service (“EBS”) spectrum with entities controlled by Mr. McCaw, including Clearwire. While the agreement was still effective, Nextel notified the Company of its request to swap certain channels, which is currently pending. There were no payments made to Nextel under this agreement in the first six months of 2007.

Intel Collaboration Agreement — On June 28, 2006, Clearwire entered into a collaboration agreement with Intel, to develop, deploy and market a co-branded mobile WiMAX service offering in the United States, that will target users of certain WiMAX enabled notebook computers, ultramobile PCs, and other mobile computing devices containing Intel microprocessors. Both parties have committed to make certain contributions to the development, promotion and marketing of this service, which will be available only over the Company’s mobile WiMAX network.

The Company and Intel have agreed to share the revenues received from subscribers using Intel mobile computing devices on the Company’s domestic mobile WiMAX network. Intel will also receive a one time fixed payment for each new Intel mobile computing device activated on the Company’s domestic mobile WiMAX network once the Company has successfully achieved substantial mobile WiMAX network coverage across the United States. Through June 30, 2007, Clearwire has not been required to make any payments to Intel under this agreement.

Motorola Agreements — Simultaneously with the sale of NextNet to Motorola, Clearwire and Motorola entered into commercial agreements pursuant to which the Company agreed to purchase certain infrastructure and supply inventory from Motorola. Under these agreements, Clearwire is committed to purchase no less than $150.0 million of network infrastructure equipment, modems, PC Cards and other products from Motorola on or before August 29, 2008, subject to Motorola continuing to satisfy certain performance requirements and other conditions. The Company is also committed to purchase certain types of network infrastructure products, modems and PC Cards it provides to its subscribers exclusively from Motorola for a period of five years and, thereafter, 51% until the term of the agreement is completed on August 29, 2014, as long as certain conditions are satisfied. For the three and six months ended June 30, 2007, total purchases from Motorola under these agreements were $21.7 million and $33.7 million, respectively. The remaining commitment was $90.9 million at June 30, 2007.

HITN and its Affiliates — In November 2003, the Company entered into a Master Spectrum Agreement (“MSA”) with a third-party EBS license holder, the Hispanic Information and Telecommunications Network, Inc. The founder and president of HITN was formerly a member of Clearwire’s Board of Directors. The MSA provides for terms under which HITN leases excess capacity on certain of its EBS spectrum licenses to Clearwire. The licenses covered under the MSA include all of the spectrum rights acquired in the Clearwire Spectrum Corporation acquisition, plus access to an additional twelve markets in the United States. For each market leased by HITN to the Company under the MSA, the Company and HITN enter into a separate lease agreement which contains additional lease terms. The initial lease term is 15 years with one renewal for an additional 15 years. The MSA also provides for additional shares of Class A common stock to be issued to HITN upon Clearwire reaching certain financial milestones.

In March 2004, the MSA between Clearwire and HITN was amended to provide, among other things, additional leased EBS spectrum capacity in an additional major metropolitan market. Additionally, Clearwire and HITN entered into a spectrum option agreement (the “Option Agreement”) whereby Clearwire has an option to enter into leases of spectrum for which HITN has pending EBS license applications upon grant of those licenses by the FCC. The lease terms and conditions would be similar to those under the MSA.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) — (Continued)

Subsequent to the MSA, the Company entered into two other related agreements with ISA and ISC. The founder and president of HITN, was formerly a member of Clearwire’s Board of Directors, is an owner of ISA and ISC, which are also affiliates of HITN. The agreements provided for payment to be provided to ISA and ISC in the form of warrants to purchase additional shares of Class A common stock in exchange for ISA and ISC providing opportunities for Clearwire to purchase or lease additional spectrum. Each of the agreements specifies a maximum consideration available under the agreement and, in 2005, the maximum consideration under the agreement with ISA has been reached.

For the three and six months ended June 30, 2007, ISC earned no revenues in each period, respectively, and received cash of $0 and $39,000, respectively. During the three months ended June 30, 2006, ISC earned approximately $115,000, of which $29,000 was payable in cash and the remainder payable in warrants to purchase 5,714 shares of Class A common stock valued at $86,000. For the six months ended June 30, 2006, ISC earned approximately $250,000, of which $63,000 was payable in cash and the remainder payable in warrants to purchase 12,491 shares of Class A common stock valued at $187,000.

Agreements with Bell Canada — In March 2005, Bell, a Canadian telecommunications company which is a subsidiary of BCE Inc. (“BCE”), purchased 8,333,333 shares of Clearwire’s Class A common stock for $100.0 million. Bell and BCE Nexxia Corporation (“BCE Nexxia”), an affiliate of Bell, entered into a Master Supply Agreement (“Master Supply Agreement”) dated March 16, 2005 with Clearwire.

Under the Master Supply Agreement, Bell and BCE Nexxia provide or arrange for the provision of hardware, software, procurement services, management services and other components necessary for Clearwire to provide Voice over Internet Protocol (“VoIP”) services to their subscribers in the United States and provide day-to-day management and operation of the components and services necessary for Clearwire to provide these VoIP services. Clearwire will pay to Bell Canada or BCE Nexxia a flat fee for each new subscriber of its VoIP telephony services. Clearwire has agreed to use Bell Canada and BCE Nexxia exclusively to provide such service unless such agreement violates the rights of third parties under its existing agreements. Bell and BCE Nexxia are Clearwire’s and its affiliates’ preferred providers of these services and applications in markets beyond the United States, to the extent permitted under its existing agreements. In addition to these services, the Master Supply Agreement grants Bell and BCE Nexxia certain rights with respect to future service offerings by Clearwire and its affiliates. Under the Master Supply Agreement, if the Company has closed a round of equity financing involving its common stock in the 90 day period prior to the end of the calendar quarter for which payment is due, Clearwire is required to pay this fee by issuing additional shares of its common stock at a price equal to the price received in the last round of equity financing involving its common stock or securities convertible into Clearwire common stock. Therefore, following the IPO, Clearwire will be required to pay the amounts due to BCE Nexxia starting from the first quarter of 2007 in the form of additional shares of common stock. The number of shares of Clearwire common stock to be issued to BCE Nexxia per calendar quarter will be the total amount due to BCE Nexxia for the applicable quarter dividing by the price at the shares of common stock in the IPO offering sold. The Master Supply Agreement can be terminated for convenience on twelve months notice by either party at any time beginning on or after October 1, 2007. Total payments to Bell were $53,000 and $0 for the six months ended June 30, 2007 and 2006, respectively.

As required under the Master Supply Agreement with Bell and BCE Nexxia and in order to assist funding capital expenses and start-up costs associated with the deployment of VoIP services, BCE agreed to make available to Clearwire financing in the amount of $10.0 million. BCE funded the entire amount on June 7, 2006. The loan is secured by a security interest in the telecommunications equipment and property related to VoIP and bears interest at 7% per annum and is due and payable in full on July 19, 2008.

15.	Subsequent Events

On July 3, 2007, the Company entered into a senior term loan facility providing for loans of up to $1.0 billion and significantly extending the Company’s previous debt maturities. The Company borrowed $379.3 million under the senior term loan facility on the date of closing and repaid obligations under the $125.0 million term loan and fees and costs attributable to the senior term loan facility. The remainder will be used for capital expenditures, working capital and general corporate purposes. The new senior secured term loan facility provides for quarterly amortization payments aggregating an annual amount equal to 1% of the original principal amount of the term loans prior to the maturity date, with the remaining balance due on July 3, 2012. In general, borrowings under the new senior term loan facility bear interest based, at the Company’s option, at either the Eurodollar rate or an alternate base rate, in each case plus a margin. The initial rate of interest for borrowings under the new senior term loan facility is the Eurodollar rate plus 6.00% or the alternate base rate plus 5.00%, with interest payable quarterly with respect to alternate base rate loans, and with respect to Eurodollar loans, interest is payable in arrears at the end of each applicable period, but at least every three months. The Company expects to borrow the remaining amount of approximately $620.7 million under the senior term loan facility on August 15, 2007 to retire our senior secured notes due 2010. On July 3, 2007, the Company issued a redemption notice to redeem the senior secured notes due 2010 on August 15, 2007 for a price of 102.5% of the aggregate principal amount outstanding of approximately $620.7 million plus accrued and unpaid interest to the date of redemption and the remaining portion of the interest escrow. In connection with the repayment of the $125.0 million term loan and the retirement of the senior secured notes due 2010, the Company expects to record charges from debt restructuring that may be material in the third quarter of 2007.

On July 19, 2007 the Company entered into a letter of intent with Sprint Nextel Corporation (“Sprint Nextel”) under which the parties agreed to jointly construct a nationwide broadband network using WiMAX technology and promote development of WiMAX-based services. Sprint Nextel and the Company expect to build their respective portions of the nationwide network and enable roaming between the respective territories. The companies also will work jointly on product and service evolution, shared infrastructure, branding, marketing and distribution. The arrangement involves an exchange of selected 2.5 GHz spectrums in various markets. The arrangement is subject to the execution of definitive agreements, which are expected to be finalized within 60 days after the announcement of the arrangement. It is also subject to review by the Department of Justice, approval of spectrum license assignments and transfers by the Federal Communications Commission, and other closing conditions.

Through and including          , 2007 (the 25th day after this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

14,973,024 Shares

Clearwire Corporation

Class A Common Stock

PROSPECTUS

          , 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee and the NASD fee are estimated. The missing amounts will be filed by amendment.

Amount
(In thousands)

SEC Registration Fee	$
Nasdaq Global Select Market Listing Fee
NASD Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Printing Fees and Expenses
Blue Sky Fees and Expenses
Miscellaneous

Total	$

Item 14.	Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the General Corporation Law of the State of Delaware provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Our certificate of incorporation contains a provision that eliminates the personal liability of directors to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent permitted by Delaware General Corporation Law. It also contains provisions that provide for the indemnification of directors of the company for third party actions and actions by or in the right of the company that mirror Section 145 of the Delaware General Corporation Law.

In addition, the Company’s certificate of incorporation states that it shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under Delaware General Corporate Law. We also have and intend to maintain director and officer liability insurance, if available on reasonable terms.

Service as a director, officer, employee or agent or another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by us, are conclusively presumed to be serving in such capacity upon the Company’s request. Persons who become or remain directors after the date of adoption of the indemnity provisions are presumed to rely on them in entering into or remaining in such service.

Item 15.  Recent Sales of Unregistered Securities.

The following sets for the information regarding unregistered securities sold by the registrant since October 27, 2003 (inception).

Offerings

(1) From June 2004 through August 2004, the registrant issued and sold 26,666,666 shares of common stock at an offering price of $6.00 per share for a total of $160,000,000. 15,335,916 shares were sold to existing stockholders (of which 13,199,582 shares were sold to Flux Fixed Wireless, LLC, and 1,904,954 were sold to Eagle River Holdings, LLC, affiliates of the registrant), for which the registrant received cash consideration of $92,015,500 and the remaining 11,330,750 shares were sold to accredited investors for cash consideration of $67,984,500. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(2) In March 2005 the registrant issued and sold 9,957,835 shares of common stock to accredited investors at offering price of $12.00 per share for cash consideration of $119,494,048. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(3) In June 2005 the registrant issued and sold 1,666,663 shares of common stock to accredited investors at an offering price of $12.00 per share for cash consideration of $20,000,000. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(4) From August 2005 through February 2006 the registrant issued and sold to accredited investors Senior Notes in the amount of $620,695,659 and 16,551,886 warrants to purchase common stock at an exercise price of $15.00 per share. The issuance and sale of such notes was effected without registration under the Securities

Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(5) In August 2006 the registrant issued and sold 47,475,157 shares of common stock to accredited investors at an offering price of $18.00 per share for cash consideration of $854,552,910. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act, Regulation S promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(6) In August 2006 the registrant issued and sold 9,905,732 shares of Class B common stock to an accredited investor at an offering price of $18.00 for cash consideration of $178,303,182. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act, and under Section 4(2) of the Securities Act.

(7) In October 2006 the registrant issued and sold 1,222,222 shares of common stock to accredited investors at an offering price of $18.00 for cash consideration of $21,999,996. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Regulation S promulgated under the Securities Act.

Spectrum Acquisitions

(1) From November 2003 through May 2004 the registrant issued and sold 3,543,905 shares of common stock to HITN, an affiliate of the registrant and an accredited investor at a per share price of $3.00 per share for a total of $10,631,714 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(2) In October 2004 the registrant issued and sold 671,142 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $4,026,852 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(3) In October 2004 the registrant issued and sold 10,885 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $65,310 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(4) In October 2004 the registrant issued and sold 92,198 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $553,190 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(5) In October 2004 the registrant issued and sold 125,625 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $753,750 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(6) In November 2004 the registrant issued and sold 115,562 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $693,370 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(7) In November 2004 the registrant issued and sold 485,359 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $2,912,154 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(8) In November 2004 the registrant issued and sold 69,337 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $416,022 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(9) In November 2004 the registrant issued and sold 485,359 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $2,912,154 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(10) From February 2005 through October 2005 the registrant issued and sold 34,704 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $208,222 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(11) In February 2005 the registrant issued and sold 71,274 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $427,642 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(12) In May 2005 the registrant issued and sold 100,000 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $600,000 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(13) From May 2005 through July 2005 the registrant issued and sold 95,925 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $575,548 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(14) In October 2005 the registrant issued and sold 22,079 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $132,476 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(15) In October 2005 the registrant issued and sold 22,079 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $132,474 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(16) In October 2005 the registrant issued and sold 14,175 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $85,050 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(17) In October 2005 the registrant issued and sold 58,333 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $350,000 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(18) In November 2005 the registrant issued and sold 416,666 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $2,500,000 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(19) In November 2005 the registrant issued and sold 166,666 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $1,000,000 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(20) In November 2005 the registrant issued and sold 166,666 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $1,000,000 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(21) In December 2005 the registrant issued and sold 17,222 shares of common stock to an accredited investor at a per share price of $15.00 per share for a total of $258,330 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(22) In June 2005 the registrant issued and sold 118,205 shares of common stock to HITN, an affiliate of the registrant and an accredited investor at a per share price of $6.00 per share for a total of $709,228 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(23) From September 2005 through November 2005 the registrant issued and sold 34,275 shares of common stock to HITN, an affiliate of the registrant and an accredited investor at a per share price of $15.00 per share for a total of $514,120 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(24) In January 2006 the registrant issued and sold 133,333 warrants to purchase common stock with an exercise price of $15.00 per share in connection with the acquisition of spectrum. The issuance and sale of such warrants was effected without registration Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(25) In May 2006 the registrant issued and sold 20,000 shares of common stock to an accredited investor at per share price of $15.00 per share for a total of $300,000 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(26) In August 2006 registrant issued and sold 2,222,222 shares of common stock to accredited investors at a per share price of $18.00 per share for a total of $40,000,002 in connection with the acquisition of spectrum. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) of the Securities Act.

(27) In October 2006 the registrant issued and sold 400,000 shares of common stock to accredited investors at a per share price of $18.00 per share for total of $7.2 million in connection with the acquisition of spectrum pursuant to a stock purchase agreement signed on August 2, 2006. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Regulation S promulgated.

(28) In January 2007 the registrant issued and sold 233,330 shares of common stock to accredited investors at a per share price of $18.00 per share for a total of $4.2 million in connection with the acquisition of spectrum pursuant to a purchase agreement signed on August 9, 2006. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.

(29) In March 2007 the registrant issued warrants to purchase 566,667 shares of Class A common stock to accredited investors at a per share price of $48.00 per share and warrants to purchase 833,334 shares of Class A common stock at a per share price of $31.50 in connection with the closing of an acquisition of spectrum pursuant to a purchase agreement signed on December 22, 2006. The issuance of such warrants was affected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act.

Stock Acquisitions

(1) In November 2003 the registrant issued and sold 2,569,792 shares of common stock to an accredited investor at a per share price of $3.00 per share in connection with the acquisition of Clearwire Technologies, Inc. and its subsidiaries. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Sections 4(2) and 4(6) of the Securities Act

(2) From November 2003 through December 2004 the registrant issued and sold 18,690,953 shares of Class B common stock to an accredited investor at a per share price of $3.00 per share for a total of $56,072,860 in connection with the acquisition of Fixed Wireless Holdings, LLC. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(3) From March 2004 through May 2004 the registrant issued and sold 4,623,126 shares of common stock and 1,023,446 warrants to purchase common stock with an exercise price of $12.00 per share to accredited investors in connection with the merger transaction with NextNet Wireless, Inc. 17,445 warrants are subject to reversion to the registrant pursuant to the transaction documents. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(4) In May 2005 the registrant issued and sold 86,029 shares of common stock to accredited investors at a per share price of $6.00 per share for a total of $516,182 in connection with the acquisition of Unison Wireless, Inc. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(5) In January 2006 the registrant issued and sold to an accredited investor 47,543 shares of common stock to accredited investors at a per share price of $15.00 per share. 4,935 shares were issued to a spectrum consultant or broker for a total of $74,025, and the remaining 42,608 were issued to stockholders for a total of $639,125 in connection with the acquisition of WinBeam, Incorporated. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(6) In February 2006 the registrant issued and sold 1,583,333 shares of common stock to an accredited investor at a per share price of $15.00 for a total of $23,750,000 in connection with the acquisition of Banda Ancha S.A. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Regulation S promulgated under the Securities Act.

(7) In April 2006 the registrant issued and sold 23,333 shares of common stock at a per share price of $15.00 for a total of $350,000 in connection with the acquisition of Wi-Com Consulting, Inc. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

Consultant, Advisory, and Joint Development Agreements

(1) In November 2003 the registrant issued and sold warrants to purchase 375,000 shares of common stock to COM Holdings, LLC, an affiliate of the registrant and an accredited investor at an exercise price of $3.00 per share in connection with certain advisory services. The issuance and sale of such warrants was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(2) In October 2004 the registrant issued and sold 3,333,333 shares of common stock to an accredited investor at a per share price of $6.00 per share for a total of $20,000,000 in connection with and investment and joint development agreement. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(3) From February 2005 through August 2006 the registrant issued and sold 82,936 warrants to purchase common stock to ITFS Spectrum Consultants LLC, an affiliate of Mr. Rodriguez and an accredited investor at an exercise price of $.15 per share in connection with a consultant agreement. The issuance and sale of such warrants was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(4) From April 2004 through December 2005 the registrant issued and sold 636,050 warrants to purchase common stock to ITFS Spectrum Advisors LLC, an affiliate of Mr. Rodriguez and an accredited investor at an exercise price of $.003 per share in connection with an advisory agreement. The issuance and sale of such warrants was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(5) In February 2006 the registrant issued and sold 4,217 shares of common stock to an accredited investor at a per share price of $6.00 per share in connection with a consultant agreement. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

(6) In August 2006 the registrant issued and sold 838 shares of common stock to an accredited investor at a per share price of $18.00 per share in connection with a consultant agreement. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Sections 4(2) and 4(6) of the Securities Act.

Director, Officer and Employee Compensation

(1) In August 2004 the registrant issued 333,333 share of restricted stock to an executive officer of the registrant at a per share price of $6.00 per share for a total of $2,000,000 pursuant to a restricted stock grant agreement. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(2) In January 2005 the registrant issued 5,708 shares of common stock to directors of the registrant at a per share price of $6.00 per share in connection with director compensation. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(3) In July 2005 the registrant issued 542 shares of common stock to directors of the registrant at a per share price of $12.00 per share in connection with director compensation. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) of the Securities Act.

(4) In December 2005 the registrant issued 4,933 shares of common stock to directors at a per share price of $15.00 per share in connection with director compensation. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

(5) In April 2006, the registrant issued 83,333 shares of common stock at a value of $15.00 per share. The issuance and sale of such restricted shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Sections 4(2) and 4(6) of the Securities Act.

(6) In July 2006, the registrant issued 751 shares of common stock to directors as a directors’ fee in lieu of compensation. The issuance and sale of such restricted shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) of the Securities Act.

(7) From December 2003 to March 2007, the registrant has issued directors, officers and employees options to purchase 14,957,514 shares of common stock with per share exercise prices ranging from $2.25 to $25.00, 109,070 of which have been exercised. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 701 of the Securities Act.

(8) Since January 2006, the registrant has issued to employees 169,550 stock appreciation rights to employees with a base value of $15.00 per stock appreciation right, none of which have been exercised. The issuance and sale of such stock appreciation rights was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 701 of the Securities Act.

(9) In February 2007 the registrant issued 33,333 share of restricted stock to an executive officer of the registrant at a per share price of $25.00 pursuant to a restricted stock grant agreement. The issuance and sale of such shares was effected without registration under the Securities Act in reliance on the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act and under Section 4(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

3.1	Fourth Amended and Restated Certificate of Incorporation of Clearwire Corporation (Incorporated herein by reference to Exhibit 3.1 of Amendment Number 4 to Clearwire Corporation’s Registration Statement on Form S-1 filed February 20, 2007).
3.2	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 of Amendment Number 4 to Clearwire Corporation’s Registration Statement on Form S-1 filed February 20, 2007).
4.1	Form of stock certificate for Class A common stock (Incorporated herein by reference to Exhibit 4.1 of Amendment Number 4 to Clearwire Corporation’s Registration Statement on Form S-1 filed February 20, 2007).
4.2	Amended and Restated Stockholders Agreement dated March 16, 2004 among Clearwire Corporation and the parties thereto (Incorporated herein by reference to Exhibit 4.2 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.3	Registration Rights Agreement dated November 13, 2003 among Flux U.S. Corporation, Clearwire Holdings, Inc. and Hispanic Information and Telecommunications Network, Inc (Incorporated herein by reference to Exhibit 4.3 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.4	Registration Rights Agreement dated March 16, 2004 among Clearwire Corporation and the parties thereto (Incorporated herein by reference to Exhibit 4.4 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.5	Registration Rights Agreement dated August 5, 2005 among Clearwire Corporation and certain buyers of the Senior Secured Notes (Incorporated herein by reference to Exhibit 4.5 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.6	Investor Rights Agreement dated August 29, 2006 among Clearwire Corporation, Intel Pacific, Inc. and Motorola, Inc. (Incorporated herein by reference to Exhibit 4.6 of Amendment Number 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
4.7	Securities Purchase Agreement dated August 5, 2005 among Clearwire Corporation and the buyers of the Senior Secured Notes, as amended February 16, 2006 (Incorporated herein by reference to Exhibit 4.7 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.8	Indenture dated August 5, 2005 among Clearwire Corporation, Clearwire LLC, Fixed Wireless Holdings, LLC, NextNet Wireless, Inc. and The Bank of New York, as Trustee, as supplemented February 16, 2006.*
4.9	Form of Senior Secured Note, due 2010 (Incorporated herein by reference to Exhibit 4.9 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.10	Form of Warrant (Incorporated herein by reference to Exhibit 4.10 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
5.1	Opinion of Davis Wright Tremaine LLP. #
9.1	Voting Agreement dated August 29, 2006 between Clearwire Corporation, Intel Pacific, Inc., Intel Capital Corporation and Eagle River Holdings, LLC (Incorporated herein by reference to Exhibit 9.1 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007)*
10.1	Advisory Services Agreement dated November 13, 2003 between Flux U.S. Corporation and COM Holdings, LLC (Incorporated herein by reference to Exhibit 10.1 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.2	Indemnification Agreement dated November 13, 2003 among Flux Fixed Wireless, LLC and Flux U.S. Corporation (Incorporated herein by reference to Exhibit 10.2 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.3	Form of Indemnification Agreement (Incorporated herein by reference to Exhibit 10.3 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).

10.4	Letter Agreement dated April 1, 2004 between Clearwire Corporation and Ben Wolff (Incorporated herein by reference to Exhibit 10.4 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.5	Letter Agreement dated April 26, 2004 between Clearwire Corporation and Nicolas Kauser (Incorporated herein by reference to Exhibit 10.5 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.6	Letter Agreement dated April 27, 2004 between Clearwire Corporation and R. Gerard Salemme (Incorporated herein by reference to Exhibit 10.6 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.7	Employment Agreement dated June 28, 2004 between Clearwire Corporation and Perry Satterlee (Incorporated herein by reference to Exhibit 10.7 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.8	Letter Agreement dated March 2, 2005 between Clearwire Corporation and John Butler (Incorporated herein by reference to Exhibit 10.8 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.9	Clearwire Corporation 2003 Stock Option Plan, as amended (Incorporated herein by reference to Exhibit 10.9 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).*
10.10	Agreement dated March 5, 2003 among Nextel Communications, Inc., Digital Radio, LLC and Craig O. McCaw (Incorporated herein by reference to Exhibit 10.10 of Amendment Number 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.11	Amendment to Agreement dated March 5, 2003, dated October 3, 2003, among Nextel Communications, Inc., Digital Radio, L.L.C. and Craig O. McCaw (Incorporated herein by reference to Exhibit 10.11 of Amendment Number 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.12	Agreement and Undertaking dated November 13, 2003 between Flux U.S. Corporation and Craig O. McCaw (Incorporated herein by reference to Exhibit 10.12 of Amendment Number 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.13	Master Spectrum Acquisition Agreement dated November 13, 2003 between Flux U.S. Corporation and Hispanic Information and Telecommunications Network, Inc (Incorporated herein by reference to Exhibit 10.13 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.14	First Addendum and Amendment to the Master Spectrum Acquisition Agreement dated March 29, 2004 between Clearwire Corporation and Hispanic Information and Telecommunications Network, Inc. (Incorporated herein by reference to Exhibit 10.14 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.15	ITFS Capacity Use and Royalty Agreement dated November 13, 2003 between Hispanic Information and Telecommunications Network, Inc. and Fixed Wireless Holdings, LLC (Incorporated herein by reference to Exhibit 10.15 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.16	Spectrum Access and Loan Facility Agreement dated May 24, 2005 among Clearwire Corporation, Hispanic Information and Telecommunications Network, Inc. and HITN Spectrum, LLC (Incorporated herein by reference to Exhibit 10.16 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.17	Warrant Agreement dated November 13, 2003 by and between Flux U.S. Corporation and ITFS Spectrum Advisors LLC (Incorporated herein by reference to Exhibit 10.17 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).

10.18	Letter Agreement dated March 29, 2004 from Clearwire Corporation to ITFS Spectrum Advisors LLC (Incorporated herein by reference to Exhibit 10.18 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.19	Spectrum Acquisition Consulting Agreement dated February 1, 2005 by and between Clearwire Corporation and ITFS Spectrum Consultants LLC (Incorporated herein by reference to Exhibit 10.19 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.20	Letter Agreement dated February 1, 2005 from Clearwire Corporation to ITFS Spectrum Consultants LLC (Incorporated herein by reference to Exhibit 10.20 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.21	Amendment and Consent dated February 1, 2005 between Clearwire Corporation to ITFS Spectrum Advisors LLC and ITFS Spectrum Consultants LLC (Incorporated herein by reference to Exhibit 10.21 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.22	Second Amendment and Consent dated April 26, 2006, by and among Clearwire Corporation and ITFS Spectrum Consultants LLC (Incorporated herein by reference to Exhibit 10.22 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.23	Spectrum Option Agreement dated March 29, 2004 between Clearwire Corporation and Hispanic Information and Telecommunications Network, Inc. (Incorporated herein by reference to Exhibit 10.23 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.24	EBS Capacity Use and Royalty Agreement dated September 15, 2005 between Hispanic Information and Telecommunications Network, Inc. and Clearwire Spectrum Holdings LLC. (Incorporated herein by reference to Exhibit 10.24 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.25	Form of Subscription Agreement dated August 18, 2006 (Incorporated herein by reference to Exhibit 10.25 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.26	Market Operation, Spectrum Lease and Sublicense Agreement dated October 22, 2004 by and among the Sprint subsidiaries listed on Schedule R-1 and Fixed Wireless Holdings, LLC (Incorporated herein by reference to Exhibit 10.26 of Amendment No. 6 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.27	Subscription Agreement dated March 8, 2005 between Clearwire Corporation and Bell Canada (Incorporated herein by reference to Exhibit 10.29 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.28	Master Supply Agreement dated March 16, 2005 among Clearwire Corporation, Clearwire LLC, Bell Canada and BCE Nexxia Corporation (Incorporated herein by reference to Exhibit 10.30 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.29	Side Agreement dated March 16, 2005 between Clearwire Corporation, Eagle River Holdings, LLC and Bell Canada (Incorporated herein by reference to Exhibit 10.31 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.30	Credit Agreement dated July 19, 2005 between Clearwire Corporation and Bell Canada, as amended February 2006 (Incorporated herein by reference to Exhibit 10.32 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.31	Security Agreement dated July 19, 2005 between Clearwire Corporation and Bell Canada (Incorporated herein by reference to Exhibit 10.33 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.32	Movable Hypothec Agreement dated July 19, 2005 between Clearwire Corporation and Bell Canada (Incorporated herein by reference to Exhibit 10.34 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).

10.33	Subscription Agreement dated June 30, 2006 between Motorola, Inc. and the Clearwire Corporation (Incorporated herein by reference to Exhibit 10.46 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.34	Side Agreement dated June 30, 2006 between Motorola, Inc. and the Clearwire Corporation (Incorporated herein by reference to Exhibit 10.47 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.35	Amended and Restated Limited Liability Company Agreement dated July 12, 2006, between Clearwire US LLC and Shichinin LLC (Incorporated herein by reference to Exhibit 10.48 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.36	Common Stock Purchase Agreement dated June 28, 2006 between Clearwire Corporation and Intel Pacific, Inc. (Incorporated herein by reference to Exhibit 10.51 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.37	Mobile Wimax Network Collaboration Agreement dated June 28, 2006 between Clearwire Corporation and Intel Corporation (Incorporated herein by reference to Exhibit 10.52 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.38	Stock Purchase Agreement dated June 30, 2006 between Motorola, Inc., Clearwire Corporation and NextNet Wireless, Inc. (Incorporated herein by reference to Exhibit 10.53 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.39	Clearwire Corporation 2007 Annual Performance Bonus Plan (Incorporated herein by reference to Exhibit 10.54 of Amendment No. 2 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 30, 2007).
10.40	Wireless Broadband System Services Agreement dated August 29, 2006 between Motorola and Clearwire US LLC (Incorporated herein by reference to Exhibit 10.55 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.41	Wireless Broadband System Infrastructure Agreement dated August 29, 2006 between Motorola and Clearwire US LLC (Incorporated herein by reference to Exhibit 10.56 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.42	Wireless Broadband CPE Supply Agreement dated August 29, 2006 between Motorola and Clearwire US LLC (Incorporated herein by reference to Exhibit 10.57 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.43	Side Letter Agreement dated June 28, 2006 between Intel Pacific, Inc., Eagle River Holdings, LLC and Clearwire Corporation (Incorporated herein by reference to Exhibit 10.58 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.44	Master Royalty and Use Agreement dated July 31, 2006 between Clearwire Spectrum Holdings II LLC, Chicago Instructional Technology Foundation, Inc., Denver Area Educational Telecommunications Consortium, Inc., Instructional Telecommunications Foundation, Inc., North American Catholic Educational Programming Foundation, Inc., Portland Regional Educational Telecommunications Corporation, Twin Cities Schools Telecommunications Group, Inc., and other licensees who may become parties to the agreement (Incorporated herein by reference to Exhibit 10.59 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.45	Master Royalty and Use Agreement dated October 4, 2006 between Clearwire Spectrum Holdings II LLC and Hispanic Information and Telecommunications Network, Inc. (Incorporated herein by reference to Exhibit 10.60 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.46	Educational Broadband Service Long Term De Facto Transfer Lease Agreement dated December 22, 2006 (Incorporated herein by reference to Exhibit 10.63 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).

10.47	Office Lease Agreement dated October 12, 2006, between Carillon Properties (Landlord) and Clearwire Corporation (Tenant) (Incorporated herein by reference to Exhibit 10.64 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.48	Securities Purchase Agreement dated December 7, 2005 among BASA Holding Iberia S.L.U., Clearwire Corporation and Clearwire Europe S.A.R.L (Incorporated herein by reference to Exhibit 10.65 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.49	Investment Agreement, dated December 7, 2005, by and between Banda Ancha S.A., BASA Holding Iberia S.L.U. and Clearwire Europe S.A.R.L. (Incorporated herein by reference to Exhibit 10.66 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.50	Indemnification Agreement dated December 7, 2005 among BASA Holding Iberia S.L.U., Clearwire Corporation and Clearwire Europe S.A.R.L. (Incorporated herein by reference to Exhibit 10.67 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.51	Clearwire Corporation 2007 Stock Compensation Plan (Incorporated herein by reference to Exhibit 10.70 of Amendment No. 2 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 30, 2007).
10.52	Stock and Asset Purchase Agreement by and among BellSouth Corporation, Clearwire Spectrum Holdings II LLC, Clearwire Corporation and AT&T Inc. dated as of February 15, 2007 Plan (Incorporated herein by reference to Exhibit 10.71 of Amendment No. 4 to Clearwire Corporation’s Registration Statement on Form S-1 filed February 20, 2007).
10.53	Credit Agreement among Clearwire Corporation, the several lenders from time to time parties hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets, Inc., as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Syndication Agent and Morgan Stanley Senior Funding, Inc., as Administrative Agent, dated as of July 3, 2007 (Incorporated by reference to Exhibit 10.1 to Clearwire Corporation’s Form 8-K filed July 5, 2007).
21.1	List of subsidiaries (Incorporated herein by reference to Exhibit 21.1 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (include in signature pages).

**	Flux U.S. Corporation changed its name to Clearwire Corporation effective February 24, 2004, and as a result all references to Flux U.S. Corporation in this index are now to Clearwire Corporation.

#	To be filed by amendment.

*	Previously filed

Item 17.	Undertakings.

1. The undersigned Registrants hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kirkland, Washington, on this 17 day of August, 2007.

Clearwire Corporation

By:	/s/ John A. Butler
Name: John A. Butler

Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on August 17, 2007.

Signature	Title

* Craig O. McCaw	Chairman of the Board

* Benjamin G. Wolff	Director (Principal Executive Officer)

* John A. Butler	Chief Financial Officer (Principal Financial Officer)

* Robert DeLucia	Chief Accounting Officer (Principal Accounting Officer)

* Nicolas Kauser	Director

R. Gerard Salemme	Director

* David Perlmutter	Director

Peter L. S. Currie	Director

* Richard Emerson	Director

Arvind Sodhani	Director

Michael J. Sabia	Director

Signature		Title

* Stuart M. Sloan		Director

* Michelangelo A. Volpi		Director

*By:	/s/ John A. Butler John A. Butler Attorney-in-fact

EXHIBIT INDEX

3.1	Fourth Amended and Restated Certificate of Incorporation of Clearwire Corporation (Incorporated herein by reference to Exhibit 3.1 of Amendment Number 4 to Clearwire Corporation’s Registration Statement on Form S-1 filed February 20, 2007).
3.2	Amended and Restated Bylaws (Incorporated herein by reference to Exhibit 3.2 of Amendment Number 4 to Clearwire Corporation’s Registration Statement on Form S-1 filed February 20, 2007).
4.1	Form of stock certificate for Class A common stock (Incorporated herein by reference to Exhibit 4.1 of Amendment Number 4 to Clearwire Corporation’s Registration Statement on Form S-1 filed February 20, 2007).
4.2	Amended and Restated Stockholders Agreement dated March 16, 2004 among Clearwire Corporation and the parties thereto (Incorporated herein by reference to Exhibit 4.2 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.3	Registration Rights Agreement dated November 13, 2003 among Flux U.S. Corporation, Clearwire Holdings, Inc. and Hispanic Information and Telecommunications Network, Inc (Incorporated herein by reference to Exhibit 4.3 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.4	Registration Rights Agreement dated March 16, 2004 among Clearwire Corporation and the parties thereto (Incorporated herein by reference to Exhibit 4.4 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.5	Registration Rights Agreement dated August 5, 2005 among Clearwire Corporation and certain buyers of the Senior Secured Notes (Incorporated herein by reference to Exhibit 4.5 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.6	Investor Rights Agreement dated August 29, 2006 among Clearwire Corporation, Intel Pacific, Inc. and Motorola, Inc. (Incorporated herein by reference to Exhibit 4.6 of Amendment Number 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
4.7	Securities Purchase Agreement dated August 5, 2005 among Clearwire Corporation and the buyers of the Senior Secured Notes, as amended February 16, 2006 (Incorporated herein by reference to Exhibit 4.7 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.8	Indenture dated August 5, 2005 among Clearwire Corporation, Clearwire LLC, Fixed Wireless Holdings, LLC, NextNet Wireless, Inc. and The Bank of New York, as Trustee, as supplemented February 16, 2006.*
4.9	Form of Senior Secured Note, due 2010 (Incorporated herein by reference to Exhibit 4.9 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
4.10	Form of Warrant (Incorporated herein by reference to Exhibit 4.10 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
5.1	Opinion of Davis Wright Tremaine LLP. #
9.1	Voting Agreement dated August 29, 2006 between Clearwire Corporation, Intel Pacific, Inc., Intel Capital Corporation and Eagle River Holdings, LLC (Incorporated herein by reference to Exhibit 9.1 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007)*
10.1	Advisory Services Agreement dated November 13, 2003 between Flux U.S. Corporation and COM Holdings, LLC (Incorporated herein by reference to Exhibit 10.1 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.2	Indemnification Agreement dated November 13, 2003 among Flux Fixed Wireless, LLC and Flux U.S. Corporation (Incorporated herein by reference to Exhibit 10.2 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.3	Form of Indemnification Agreement (Incorporated herein by reference to Exhibit 10.3 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.4	Letter Agreement dated April 1, 2004 between Clearwire Corporation and Ben Wolff (Incorporated herein by reference to Exhibit 10.4 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.5	Letter Agreement dated April 26, 2004 between Clearwire Corporation and Nicolas Kauser (Incorporated herein by reference to Exhibit 10.5 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).

10.6	Letter Agreement dated April 27, 2004 between Clearwire Corporation and R. Gerard Salemme (Incorporated herein by reference to Exhibit 10.6 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.7	Employment Agreement dated June 28, 2004 between Clearwire Corporation and Perry Satterlee (Incorporated herein by reference to Exhibit 10.7 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.8	Letter Agreement dated March 2, 2005 between Clearwire Corporation and John Butler (Incorporated herein by reference to Exhibit 10.8 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.9	Clearwire Corporation 2003 Stock Option Plan, as amended (Incorporated herein by reference to Exhibit 10.9 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).*
10.10	Agreement dated March 5, 2003 among Nextel Communications, Inc., Digital Radio, LLC and Craig O. McCaw (Incorporated herein by reference to Exhibit 10.10 of Amendment Number 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.11	Amendment to Agreement dated March 5, 2003, dated October 3, 2003, among Nextel Communications, Inc., Digital Radio, L.L.C. and Craig O. McCaw (Incorporated herein by reference to Exhibit 10.11 of Amendment Number 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.12	Agreement and Undertaking dated November 13, 2003 between Flux U.S. Corporation and Craig O. McCaw (Incorporated herein by reference to Exhibit 10.12 of Amendment Number 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.13	Master Spectrum Acquisition Agreement dated November 13, 2003 between Flux U.S. Corporation and Hispanic Information and Telecommunications Network, Inc (Incorporated herein by reference to Exhibit 10.13 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.14	First Addendum and Amendment to the Master Spectrum Acquisition Agreement dated March 29, 2004 between Clearwire Corporation and Hispanic Information and Telecommunications Network, Inc. (Incorporated herein by reference to Exhibit 10.14 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.15	ITFS Capacity Use and Royalty Agreement dated November 13, 2003 between Hispanic Information and Telecommunications Network, Inc. and Fixed Wireless Holdings, LLC (Incorporated herein by reference to Exhibit 10.15 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.16	Spectrum Access and Loan Facility Agreement dated May 24, 2005 among Clearwire Corporation, Hispanic Information and Telecommunications Network, Inc. and HITN Spectrum, LLC (Incorporated herein by reference to Exhibit 10.16 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.17	Warrant Agreement dated November 13, 2003 by and between Flux U.S Corporation and ITFS Spectrum Advisors LLC (Incorporated herein by reference to Exhibit 10.17 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.18	Letter Agreement dated March 29, 2004 from Clearwire Corporation to ITFS Spectrum Advisors LLC (Incorporated herein by reference to Exhibit 10.18 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.19	Spectrum Acquisition Consulting Agreement dated February 1, 2005 by and between Clearwire Corporation and ITFS Spectrum Consultants LLC (Incorporated herein by reference to Exhibit 10.19 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.20	Letter Agreement dated February 1, 2005 from Clearwire Corporation to ITFS Spectrum Consultants LLC (Incorporated herein by reference to Exhibit 10.20 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.21	Amendment and Consent dated February 1, 2005 between Clearwire Corporation to ITFS Spectrum Advisors LLC and ITFS Spectrum Consultants LLC (Incorporated herein by reference to Exhibit 10.21 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).

10.22	Second Amendment and Consent dated April 26, 2006, by and among Clearwire Corporation and ITFS Spectrum Consultants LLC (Incorporated herein by reference to Exhibit 10.22 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.23	Spectrum Option Agreement dated March 29, 2004 between Clearwire Corporation and Hispanic Information and Telecommunications Network, Inc. (Incorporated herein by reference to Exhibit 10.23 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.24	EBS Capacity Use and Royalty Agreement dated September 15, 2005 between Hispanic Information and Telecommunications Network, Inc. and Clearwire Spectrum Holdings LLC. (Incorporated herein by reference to Exhibit 10.24 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.25	Form of Subscription Agreement dated August 18, 2006 (Incorporated herein by reference to Exhibit 10.25 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.26	Market Operation, Spectrum Lease and Sublicense Agreement dated October 22, 2004 by and among the Sprint subsidiaries listed on Schedule R-1 and Fixed Wireless Holdings, LLC (Incorporated herein by reference to Exhibit 10.26 of Amendment No. 6 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.27	Subscription Agreement dated March 8, 2005 between Clearwire Corporation and Bell Canada (Incorporated herein by reference to Exhibit 10.29 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.28	Master Supply Agreement dated March 16, 2005 among Clearwire Corporation, Clearwire LLC, Bell Canada and BCE Nexxia Corporation (Incorporated herein by reference to Exhibit 10.30 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.29	Side Agreement dated March 16, 2005 between Clearwire Corporation, Eagle River Holdings, LLC and Bell Canada (Incorporated herein by reference to Exhibit 10.31 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.30	Credit Agreement dated July 19, 2005 between Clearwire Corporation and Bell Canada, as amended February 2006 (Incorporated herein by reference to Exhibit 10.32 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.31	Security Agreement dated July 19, 2005 between Clearwire Corporation and Bell Canada (Incorporated herein by reference to Exhibit 10.33 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.32	Movable Hypothec Agreement dated July 19, 2005 between Clearwire Corporation and Bell Canada (Incorporated herein by reference to Exhibit 10.34 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.33	Subscription Agreement dated June 30, 2006 between Motorola, Inc. and the Clearwire Corporation (Incorporated herein by reference to Exhibit 10.46 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.34	Side Agreement dated June 30, 2006 between Motorola, Inc. and the Clearwire Corporation (Incorporated herein by reference to Exhibit 10.47 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.35	Amended and Restated Limited Liability Company Agreement dated July 12, 2006, between Clearwire US LLC and Shichinin LLC (Incorporated herein by reference to Exhibit 10.48 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.36	Common Stock Purchase Agreement dated June 28, 2006 between Clearwire Corporation and Intel Pacific, Inc. (Incorporated herein by reference to Exhibit 10.51 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.37	Mobile Wimax Network Collaboration Agreement dated June 28, 2006 between Clearwire Corporation and Intel Corporation (Incorporated herein by reference to Exhibit 10.52 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.38	Stock Purchase Agreement dated June 30, 2006 between Motorola, Inc., Clearwire Corporation and NextNet Wireless, Inc. (Incorporated herein by reference to Exhibit 10.53 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).

10.39	Clearwire Corporation 2007 Annual Performance Bonus Plan (Incorporated herein by reference to Exhibit 10.54 of Amendment No. 2 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 30, 2007).
10.40	Wireless Broadband System Services Agreement dated August 29, 2006 between Motorola and Clearwire US LLC (Incorporated herein by reference to Exhibit 10.55 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.41	Wireless Broadband System Infrastructure Agreement dated August 29, 2006 between Motorola and Clearwire US LLC (Incorporated herein by reference to Exhibit 10.56 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.42	Wireless Broadband CPE Supply Agreement dated August 29, 2006 between Motorola and Clearwire US LLC (Incorporated herein by reference to Exhibit 10.57 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.43	Side Letter Agreement dated June 28, 2006 between Intel Pacific, Inc., Eagle River Holdings, LLC and Clearwire Corporation (Incorporated herein by reference to Exhibit 10.58 of Amendment No. 1 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 8, 2007).
10.44	Master Royalty and Use Agreement dated July 31, 2006 between Clearwire Spectrum Holdings II LLC, Chicago Instructional Technology Foundation, Inc., Denver Area Educational Telecommunications Consortium, Inc., Instructional Telecommunications Foundation, Inc., North American Catholic Educational Programming Foundation, Inc., Portland Regional Educational Telecommunications Corporation, Twin Cities Schools Telecommunications Group, Inc., and other licensees who may become parties to the agreement (Incorporated herein by reference to Exhibit 10.59 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.45	Master Royalty and Use Agreement dated October 4, 2006 between Clearwire Spectrum Holdings II LLC and Hispanic Information and Telecommunications Network, Inc. (Incorporated herein by reference to Exhibit 10.60 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.46	Educational Broadband Service Long Term De Facto Transfer Lease Agreement dated December 22, 2006 (Incorporated herein by reference to Exhibit 10.63 of Amendment No. 5 to Clearwire Corporation’s Registration Statement on Form S-1 filed March 7, 2007).
10.47	Office Lease Agreement dated October 12, 2006, between Carillon Properties (Landlord) and Clearwire Corporation (Tenant) (Incorporated herein by reference to Exhibit 10.64 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.48	Securities Purchase Agreement dated December 7, 2005 among BASA Holding Iberia S.L.U., Clearwire Corporation and Clearwire Europe S.A.R.L (Incorporated herein by reference to Exhibit 10.65 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.49	Investment Agreement, dated December 7, 2005, by and between Banda Ancha S.A., BASA Holding Iberia S.L.U. and Clearwire Europe S.A.R.L. (Incorporated herein by reference to Exhibit 10.66 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.50	Indemnification Agreement dated December 7, 2005 among BASA Holding Iberia S.L.U., Clearwire Corporation and Clearwire Europe S.A.R.L. (Incorporated herein by reference to Exhibit 10.67 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
10.51	Clearwire Corporation 2007 Stock Compensation Plan (Incorporated herein by reference to Exhibit 10.70 of Amendment No. 2 to Clearwire Corporation’s Registration Statement on Form S-1 filed January 30, 2007).
10.52	Stock and Asset Purchase Agreement by and among BellSouth Corporation, Clearwire Spectrum Holdings II LLC, Clearwire Corporation and AT&T Inc. dated as of February 15, 2007 Plan (Incorporated herein by reference to Exhibit 10.71 of Amendment No. 4 to Clearwire Corporation’s Registration Statement on Form S-1 filed February 20, 2007).
10.53	Credit Agreement among Clearwire Corporation, the several lenders from time to time parties hereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets, Inc., as Co-Documentation Agents, JPMorgan Chase Bank, N.A., as Syndication Agent and Morgan Stanley Senior Funding, Inc., as Administrative Agent, dated as of July 3, 2007 (Incorporated by reference to Exhibit 10.1 to Clearwire Corporation’s Form 8-K filed July 5, 2007).

21.1	List of subsidiaries (Incorporated herein by reference to Exhibit 21.1 to Clearwire Corporation’s Registration Statement on Form S-1 filed December 19, 2006).
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Davis Wright Tremaine LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (include in signature pages)

**	Flux U.S. Corporation changed its name to Clearwire Corporation effective February 24, 2004, and as a result all references to Flux U.S. Corporation in this index are now to Clearwire Corporation.

#	To be filed by amendment.

*	Previously filed.